Item 7. Bank of America Corporation and Subsidiaries Management's Discussion and Analysis of Financial Condition and Results of Operations

Throughout the MD&A, we use certain acronyms and
abbreviations which are defined in the Glossary.

Bank of America 2011 1

Management’s Discussion and Analysis of Financial Condition and Results of Operations
This report, the documents that it incorporates by reference and the documents into which it may be incorporated by reference may contain, and from time to time Bank of America Corporation (collectively with its subsidiaries, the Corporation) and its management may make certain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the fact that they do not relate strictly to historical or current facts. Forward-looking statements often use words such as “expects,” “anticipates,” “believes,” “estimates,” “targets,” “intends,” “plans,” “goal” and other similar expressions or future or conditional verbs such as “will,” “may,” “might,” “should,” “would” and “could.” The forward-looking statements made represent the current expectations, plans or forecasts of the Corporation regarding the Corporation’s future results and revenues, and future business and economic conditions more generally, including statements concerning: the potential impacts of the European Union sovereign debt crisis; the impact of the U.K. 2011 Finance Bill and review by the U.K. Financial Services Authority; the charge to income for each one percent reduction in the U.K. corporate income tax rate; the agreements in principle with the state attorneys general and U.S. Department of Justice are expected to result in programs that would extend additional relief to homeowners and make refinancing options available to more homeowners; the programs expected to be developed pursuant to the agreements in principle, including expanded mortgage modification solutions such as broader use of principal reduction, short sales and other additional assistance programs, expanded refinancing opportunities, the amount of our commitments under the agreements in principle, as well as expectations that further details about eligibility and implementation will be provided; that the financial impact of the settlements is not expected to cause any additional reserves over existing accruals as of December 31, 2011 based on our understanding of the terms of the agreements in principle, as well as the expected impact of refinancing assistance and operating costs; that certain amounts may be reduced by credits earned for principal reductions; that our payment obligations under agreements in principle with the Board of Governors of the Federal Reserve System (Federal Reserve) and the Office of the Comptroller of the Currency would be deemed satisfied by payments and provisions of relief under the agreements in principle; the expectation that government entities will provide releases from further liability and the exclusions from the releases; expectations regarding reaching final agreements, obtaining necessary regulatory and court approvals and finalization of the settlements; the planned schedule and details for implementation and completion of, and the expected impact from, Phase 1 and Phase 2 of Project New BAC, including expected personnel reductions and estimated cost savings; the impact of and costs associated with each of the agreements with the Bank of New York Mellon (as trustee for certain legacy Countrywide Financial Corporation (Countrywide) private-label securitization trusts), and each of the government-sponsored enterprises, Fannie Mae (FNMA) and Freddie Mac (collectively, the GSEs), to resolve bulk representations and warranties claims; our expectation that the $1.7 billion in claims from private-label securitization investors in the covered trusts under the private-label securitization settlement with the Bank of New York Mellon (the BNY Mellon Settlement) would be extinguished upon final court approval of the BNY Mellon Settlement; the belief that the provisions recorded in connection with the BNY Mellon Settlement and the additional non-GSE representations and warranties provisions recorded in 2011 have provided for a substantial portion of the Corporation’s non-GSE repurchase claims; the estimated range of possible loss for non-GSE representations and warranties exposure as of December 31, 2011 of up to $5 billion over existing accruals and the effect of adverse developments with respect to one or more of the assumptions underlying the liability for non-GSE representations and warranties and the corresponding estimated range of possible loss; the continually evolving behavior of the GSEs, and the Corporation’s intention to monitor and repurchase loans to the extent required under the contracts and standards that govern our relationships with the GSEs and update its processes related to these changing GSE behaviors; our expressed intention not to pay compensatory fees under the new GSE servicing guides; the adequacy of the liability for the remaining representations and warranties exposure to the GSEs and the future impact to earnings, including the impact on such estimated liability arising from the announcement by FNMA regarding mortgage rescissions, cancellations and claim denials; our beliefs regarding our ability to resolve rescissions before the expiration of the appeal period allowed by FNMA; our expectation that mortgage-related assessments and waivers costs and costs related to resources necessary to perform the foreclosure process assessments will remain elevated as additional loans are delayed in the foreclosure process; the expected repurchase claims on the 2004-2008 loan vintages, including the belief regarding reduced exposure related to loans originated after 2008; the Corporation’s intention to vigorously contest any requests for repurchase for which it concludes that a valid basis does not exist; future impact of complying with the terms of the consent orders with federal bank regulators regarding the foreclosure process; the impact of delays in connection with the Corporation’s temporary halt of foreclosure proceedings in late 2010; continued cooperation with investigations; the potential materiality of liability with respect to potential servicing-related claims; our estimates regarding the percentages of loans expected to prepay, default or reset in 2012 and thereafter; the net recovery projections for credit default swaps with monoline financial guarantors; the impact on economic conditions and on the Corporation arising from any further changes to the credit rating or perceived creditworthiness of instruments issued, insured or guaranteed by the U.S. government, or of institutions, agencies or instrumentalities directly linked to the U.S. government; the realizability of deferred tax assets prior to expiration of any carryforward periods; credit trends and conditions, including credit losses, credit reserves, the allowance for credit losses, the allowance for loan and lease losses, charge-offs, delinquency, collection and bankruptcy trends, and nonperforming asset levels, including continued expected reductions in the allowance for loan and lease losses in 2012; the role of non-core asset sales in our capital strategy; investment banking fees; sales and trading revenue; consumer and commercial service charges, including the impact of changes in the Corporation’s overdraft policy and the Corporation’s ability to mitigate a decline in revenues; the effects of new accounting pronouncements; capital levels determined by or established in accordance with accounting principles generally accepted in the United States of America and with the requirements

2 Bank of America 2011

of various regulatory agencies, including our ability to comply with any Basel capital requirements endorsed by U.S. regulators within any applicable regulatory timelines; the expectation that the Corporation will meet the Basel III liquidity standards within regulatory timelines; the revenue impact and the impact on the value of our assets and liabilities resulting from, and any mitigation actions taken in response to, the Dodd-Frank Wall Street Reform and Consumer Protection Act (Financial Reform Act), including, but not limited to, the Durbin Amendment and the Volcker Rule; our expectations regarding the December 15, 2010 notice of proposed rulemaking on the Risk-based Capital Guidelines for Market Risk; our expectation that our market share of mortgage originations will continue to decline in 2012; CRES’s ceasing to deliver purchase money first mortgage products into FNMA mortgage-backed securities pools and our expectation that this cessation will not have a material impact on CRES’s business; our expectations regarding losses in the event of legitimate mortgage insurance rescissions related to loans held for investment; our expressed intended actions in the response to repurchase requests with which we do not agree; the continued reduction of our debt footprint as appropriate through 2013; the estimated range of possible loss from and the impact of various legal proceedings discussed in “Litigation and Regulatory Matters” in Note 14 – Commitments and Contingencies to the Consolidated Financial Statements; our management processes; credit protection maintained and the effects of certain events on those positions; our estimates of contributions to be made to pension plans; our expectations regarding probable losses related to unfunded lending commitments; our funding strategies including contingency plans; our trading risk management processes; our interest rate and mortgage banking risk management strategies and models; our expressed intention to build capital through retaining earnings, actively reducing legacy asset portfolios and implementing other capital-related initiatives, including focusing on reducing both higher risk-weighted assets and assets currently deducted or expected to be deducted under Basel III, from capital; and other matters relating to the Corporation and the securities that it may offer from time to time. The foregoing is not an exclusive list of all forward-looking statements the Corporation makes. These statements are not guarantees of future results or performance and involve certain risks, uncertainties and assumptions that are difficult to predict and are often beyond Bank of America’s control. Actual outcomes and results may differ materially from those expressed in, or implied by, any of these forward-looking statements.
You should not place undue reliance on any forward-looking statement and should consider the following uncertainties and risks, as well as the risks and uncertainties more fully discussed elsewhere in this report, under Item 1A. Risk Factors of the Corporation's 2011 Annual Report on Form 10-K and in any of the Corporation’s subsequent Securities and Exchange Commission filings: the Corporation’s timing and determinations regarding any revised comprehensive capital plan submission and the Federal Reserve’s response; the accuracy and variability of estimates and assumptions in determining the expected value of the loss-sharing reinsurance arrangement relating to the agreement with Assured Guaranty and the total cost of the agreement to the Corporation; the Corporation’s resolution of certain representations and warranties obligations with the GSEs and our ability to resolve the GSEs’ remaining claims; the Corporation’s ability to resolve its representations and warranties obligations, and any related servicing, securities, fraud, indemnity or other claims with monolines, and private-label investors and other investors, including those monolines and investors from whom the Corporation has not yet received claims or with whom it has not yet reached any resolutions; the Corporation’s mortgage modification policies and related results; the timing and amount of any potential dividend increase, including any necessary approvals; estimates of the fair value of certain of the Corporation’s assets and liabilities; the identification and effectiveness of any initiatives to mitigate the negative impact of the Financial Reform Act; the Corporation’s ability to limit liabilities acquired as a result of the Merrill Lynch & Co., Inc. and Countrywide acquisitions; and decisions to downsize, sell or close units or otherwise change the business mix of the Corporation.
Forward-looking statements speak only as of the date they are made, and the Corporation undertakes no obligation to update any forward-looking statement to reflect the impact of circumstances or events that arise after the date the forward-looking statement was made.
Notes to the Consolidated Financial Statements referred to in the Management’s Discussion and Analysis of Financial Condition and Results of Operations (MD&A) are incorporated by reference into the MD&A. Certain prior period amounts have been reclassified to conform to current period presentation. Throughout the MD&A, the Corporation uses certain acronyms and abbreviations which are defined in the Glossary.
Executive Summary
Business Overview
The Corporation is a Delaware corporation, a bank holding company and a financial holding company. When used in this report, “the Corporation” may refer to the Corporation individually, the Corporation and its subsidiaries, or certain of the Corporation’s subsidiaries or affiliates. Our principal executive offices are located in Charlotte, North Carolina. Through our banking and various nonbanking subsidiaries throughout the U.S. and in international markets, we provide a diversified range of banking and nonbanking financial services and products through five business segments: Consumer & Business Banking (CBB), Consumer Real Estate Services (CRES), Global Banking, Global Markets and Global Wealth & Investment Management (GWIM), with the remaining operations recorded in All Other. Effective January 1, 2012, the Corporation changed its basis of presentation from six to the above five segments. For more information on this realignment, see Business Segment Operations on page 16. At December 31, 2011, the Corporation had $2.1 trillion in assets and approximately 282,000 full-time equivalent employees.
As of December 31, 2011, we operate in all 50 states, the District of Columbia and more than 40 countries. Our retail banking footprint covers approximately 80 percent of the U.S. population and in the U.S., we serve approximately 57 million consumer and small business relationships with 5,700 banking centers, 17,750 ATMs, nationwide call centers, and leading online and mobile banking platforms. We offer industry-leading support to approximately four million small business owners. We are a global leader in corporate and investment banking and trading across a broad range of asset classes serving corporations, governments, institutions and individuals around the world.

Bank of America 2011 3

Table 1 provides selected consolidated financial data for 2011 and 2010.

Table 1	Selected Financial Data

(Dollars in millions, except per share information)		2011	2010
Income statement
Revenue, net of interest expense (FTE basis) (1)		$94,426	$111,390
Net income (loss)		1,446	(2,238)
Net income, excluding goodwill impairment charges (2)		4,630	10,162
Diluted earnings (loss) per common share (3)		0.01	(0.37)
Diluted earnings per common share, excluding goodwill impairment charges (2)		0.32	0.86
Dividends paid per common share		0.04	0.04
Performance ratios
Return on average assets		0.06%	n/m
Return on average assets, excluding goodwill impairment charges (2)		0.20	0.42%
Return on average tangible shareholders’ equity (1)		0.96	n/m
Return on average tangible shareholders’ equity, excluding goodwill impairment charges (1, 2)		3.08	7.11
Efficiency ratio (FTE basis) (1)		85.01	74.61
Efficiency ratio (FTE basis), excluding goodwill impairment charges (1, 2)		81.64	63.48
Asset quality
Allowance for loan and lease losses at December 31		$33,783	$41,885
Allowance for loan and lease losses as a percentage of total loans and leases outstanding at December 31 (4)		3.68%	4.47%
Nonperforming loans, leases and foreclosed properties at December 31 (4)		$27,708	$32,664
Net charge-offs		20,833	34,334
Net charge-offs as a percentage of average loans and leases outstanding (4)		2.24%	3.60%
Net charge-offs as a percentage of average loans and leases outstanding excluding purchased credit-impaired loans (4)		2.32	3.73
Ratio of the allowance for loan and lease losses at December 31 to net charge-offs		1.62	1.22
Ratio of the allowance for loan and lease losses at December 31 to net charge-offs excluding purchased credit-impaired loans		1.22	1.04
Balance sheet at year end
Total loans and leases		$926,200	$940,440
Total assets		2,129,046	2,264,909
Total deposits		1,033,041	1,010,430
Total common shareholders’ equity		211,704	211,686
Total shareholders’ equity		230,101	228,248
Capital ratios at year end
Tier 1 common capital		9.86%	8.60%
Tier 1 capital		12.40	11.24
Total capital		16.75	15.77
Tier 1 leverage		7.53	7.21

(1)
Fully taxable-equivalent (FTE) basis, return on average tangible shareholders’ equity and the efficiency ratio are non-GAAP financial measures. Other companies may define or calculate these measures differently. For additional information on these measures and ratios, see Supplemental Financial Data on page 15, and for a corresponding reconciliation to GAAP financial measures, see Table XV.

(2)
Net income (loss), diluted earnings (loss) per common share, return on average assets, return on average tangible shareholders’ equity and the efficiency ratio have been calculated excluding the impact of goodwill impairment charges of $3.2 billion and $12.4 billion in 2011 and 2010, and accordingly, these are non-GAAP financial measures. For additional information on these measures and ratios, see Supplemental Financial Data on page 15, and for a corresponding reconciliation to GAAP financial measures, see Table XV.

(3)	Due to a net loss applicable to common shareholders in 2010, the impact of antidilutive equity instruments was excluded from diluted earnings (loss) per share and average diluted common shares.

(4)
Balances and ratios do not include loans accounted for under the fair value option. For additional exclusions from nonperforming loans, leases and foreclosed properties, see Nonperforming Consumer Loans and Foreclosed Properties Activity on page 69 and corresponding Table 36, and Nonperforming Commercial Loans, Leases and Foreclosed Properties Activity on page 77 and corresponding Table 45.

n/m = not meaningful

2011 Economic and Business Environment
The banking environment and markets in which we conduct our businesses will continue to be strongly influenced by developments in the U.S. and global economies, including the results of the European Union (EU) sovereign debt crisis, continued large budget imbalances in key developed nations, and the implementation and rulemaking associated with recent financial reform. The global economy expanded at a diminished pace in 2011, with the U.S., U.K., Europe and Japan all losing momentum, while economic growth in emerging nations diminished somewhat but remained robust.
United States
The U.S. economy expanded only modestly in 2011, as a promising beginning with an improving labor market gave way to an appreciable slowdown in domestic demand early in the year. By mid-year, the labor market had slowed once more, followed by a sharp reversal in the stock market and in consumer sentiment. Increasing oil prices and supply chain disruptions stemming from Japan’s earthquake, along with continued financial market anxiety due to the European sovereign debt crisis and difficult and protracted U.S. budget negotiations related to the federal debt ceiling, contributed to the weakness. As some of these factors dissipated, domestic demand picked up in the second half of 2011, easing U.S. recession fears. In the fourth quarter, equities rebounded from their mid-year declines, consumer confidence edged up and labor markets showed clear signs of improvement. The unemployment rate ended the year at 8.5 percent compared to 9.4 percent at December 31, 2010.
Despite subdued U.S. economic growth, year-over-year inflation drifted higher over the first three quarters of 2011, lifted in part by the surge in energy costs, before edging lower in the fourth quarter. Fears of deflation, prevalent in 2010, faded as year-over-year core inflation, which began 2011 below one percent, moved

4 Bank of America 2011

to above two percent by year end. Nevertheless, bond yields, which drifted gradually lower in the first half of 2011, fell during a volatile third quarter amid anxiety over the European sovereign debt crisis, exacerbated by the U.S. debt ceiling debate and fears of recession. Despite the Standard & Poor’s Rating Services (S&P) ratings downgrade of U.S. sovereign debt, mounting concerns about Europe’s financial crisis generated strong demand for U.S. government securities. The Federal Reserve completed its second round of quantitative easing near mid-year. Responding to sharp declines in equity markets, low consumer expectations and heightened worries about recession, the Federal Reserve adopted another financial support program in September 2011 aimed at lowering bond yields. The program involved sales of $400 billion of shorter-term (less than three years) government securities and purchases of an equal volume of longer-term (six years and over) government bonds. Bonds yields held near all-time post-Great Depression lows at year end.
Housing activity remained at historically low levels in 2011 and the supply of unsold homes remained high. Meanwhile, corporate profits continued to grow at a robust pace in 2011, despite slowing from their initial sharp rebound. After bottoming in late 2010, commercial and industrial lending also accelerated in 2011.
Europe
Europe’s financial crisis escalated in 2011 despite a series of initiatives by policymakers, and several European nations were experiencing recessionary conditions in the fourth quarter. Europe’s problems involve unsustainably high public debt in some nations, including Greece and Portugal, slow growth and significant refinancing risk related to maturing sovereign debt in Italy, and excess household debt and sharp declines in wealth stemming from falling home values following unsustainable housing bubbles in other nations, including Spain and Ireland. These national challenges are closely intertwined with the problems facing Europe’s banks, which are some of the largest holders of the bonds of troubled European nations. During 2011, financial markets became increasingly skeptical that government policies would resolve these problems, and risk-averse investors reduced their exposures to bonds of troubled nations, driving up their bond yields and, to varying degrees, restricting access to capital markets. This exacerbated already onerous debt service burdens. In response, European policymakers provided financial support to troubled nations through the European Financial Stability Facility (EFSF) and purchases of sovereign debt by the European Central Bank (ECB). Despite these efforts, sharp increases in the bond yields of Spanish and Italian bonds further complicated Europe’s financial problems beyond the current capabilities of the EFSF. As the magnitude of the financial stresses rose, reflected in higher sovereign bond yields and mounting funding shortfalls at select banks, the ECB instituted new programs to provide low-cost, three-year loans to European banks, and expanded collateral eligibility. This served to alleviate bank funding pressures toward year end and provided greater liquidity in sovereign debt markets.
Asia
Japan’s economic environment in 2011 was marked by the trauma of its massive earthquake in early 2011 that caused a dramatic decline in economic activity followed by a quick rebound. A sharp decline in consumption and domestic demand was accompanied by temporary production shutdowns of various intermediate and durable goods that disrupted supply chains throughout Asia and the world. The ripple effects were pronounced, although temporary, throughout Asia. China continued to grow rapidly throughout 2011, with real GDP growth exceeding nine percent, despite elevated inflation and government efforts to constrain price pressures through the tightening of monetary policy and bank credit, and regulations that limit speculation and price increases in real estate. China’s economic growth slowed modestly in the second half of the year, reflecting in part slower growth of exports to Europe and other destinations. China’s inflation also began to subside toward year end. Other Asian nations continued to experience strong growth rates.
For information on our non-U.S. portfolio, see Non-U.S. Portfolio on page 81 and Note 28 – Performance by Geographical Area to the Consolidated Financial Statements.
Recent Events
Mortgage Related Matters
Department of Justice/Attorney General Matters
On February 9, 2012, we reached agreements in principle (collectively, the Servicing Resolution Agreements) with (1) the U.S. Department of Justice (DOJ), various federal regulatory agencies and 49 state attorneys general to resolve federal and state investigations into certain origination, servicing and foreclosure practices (the Global AIP), (2) the Federal Housing Administration (FHA) to resolve certain claims relating to the origination of FHA-insured mortgage loans, primarily by Countrywide prior to and for a period following our acquisition of that lender (the FHA AIP) and (3) each of the Federal Reserve and the Office of the Comptroller of the Currency (OCC) regarding civil monetary penalties related to conduct that was the subject of consent orders entered into with the banking regulators in April 2011 (the Consent Order AIPs).
The Servicing Resolution Agreements are subject to ongoing discussions among the parties and completion and execution of definitive documentation, as well as required regulatory and court approvals. The FHA AIP provides for an upfront cash payment and an additional cash payment if we fail to meet certain principal reduction thresholds over a three-year period. Under the terms of the Servicing Resolution Agreements, the federal and participating state governments would provide us with releases from liability for certain alleged residential mortgage origination, servicing and foreclosure deficiencies.
The financial impact of the Servicing Resolution Agreements is not expected to require any additional reserves over existing accruals as of December 31, 2011, based on our understanding of the terms of the Servicing Resolution Agreements. The refinancing assistance commitment under the Servicing Resolution Agreements is expected to be recognized as lower interest income in future periods as qualified borrowers pay reduced interest rates on loans refinanced. The Servicing Resolution Agreements do not cover claims arising out of securitization, including representations made to investors respecting mortgage-backed securities (MBS) and certain other claims. For additional information, see Item 1A. Risk Factors of the Corporation's 2011 Annual Report on Form 10-K and Off-Balance Sheet Arrangements and Contractual Obligations – Other Mortgage-related Matters on page 40.

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Private-label Securitization Settlement with the Bank of New York Mellon
On June 28, 2011, the Corporation, BAC Home Loans Servicing, LP (BAC HLS, which was subsequently merged with and into Bank of America, N.A. (BANA) in July 2011), and its legacy Countrywide affiliates entered into a settlement agreement with BNY Mellon, as trustee (Trustee), to resolve all outstanding and potential claims related to alleged representations and warranties breaches (including repurchase claims), substantially all historical loan servicing claims and certain other historical claims with respect to 525 legacy Countrywide first-lien and five second-lien non government-sponsored enterprise (GSE) residential mortgage-backed securitization trusts (the Covered Trusts) containing loans principally originated between 2004 and 2008 for which BNY Mellon acts as trustee or indenture trustee (the BNY Mellon Settlement). The BNY Mellon Settlement agreement is subject to final court approval and certain other conditions.
An investor opposed to the settlement removed the proceeding to the U.S. District Court for the Southern District of New York. On October 19, 2011, the district court denied BNY Mellon’s motion to remand the proceeding to state court. BNY Mellon and the Investor Group petitioned to appeal the denial of this motion and on December 27, 2011, the U.S. Court of Appeals for the Second Circuit accepted the appeal and stated in an amended scheduling order that, pursuant to statute, it would decide the appeal by February 27, 2012. On November 4, 2011, the district court entered a written order setting a discovery schedule, and discovery is ongoing.
It is not currently possible to predict how many of the parties who have appeared in the court proceeding will ultimately object to the BNY Mellon Settlement, whether the objections will prevent receipt of final court approval or the ultimate outcome of the court approval process, which can include appeals and could take a substantial period of time. In particular, the conduct of discovery and the resolution of the objections to the settlement and any appeals could also take a substantial period of time and these factors, along with the removal of the proceedings to federal court and the associated appeal, could materially delay the timing of final court approval. Accordingly, it is not possible to predict when the court approval process will be completed.
For additional information about the BNY Mellon Settlement, see Off-Balance Sheet Arrangements and Contractual Obligations – Representations and Warranties on page 33, Off-Balance Sheet Arrangements and Contractual Obligations – Other Mortgage-related Matters on page 40 and Note 9 – Representations and Warranties Obligations and Corporate Guarantees to the Consolidated Financial Statements. For more information about the risks associated with the BNY Mellon Settlement, see Item 1A. Risk Factors of the Corporation's 2011 Annual Report on Form 10-K.
Capital Related Matters
We continued to sell certain business units and assets as part of our capital management and enterprise-wide initiatives. In November 2011, we sold an aggregate of approximately 10.4 billion common shares of China Construction Bank Corporation (CCB) through private transactions with investors resulting in an aggregate pre-tax gain of $2.9 billion. We currently hold approximately one percent of the outstanding common shares of CCB. The sale also generated approximately $2.9 billion of Tier 1 common capital and reduced our risk-weighted assets by $4.9 billion under Basel I, strengthening our Tier 1 common capital ratio by approximately 24 basis points (bps).
In December 2011, we sold our Canadian consumer card portfolio strengthening our Tier 1 common capital ratio by approximately seven bps.
In November and December 2011, we entered into separate agreements with certain institutional preferred and trust preferred security holders to exchange shares, or depositary shares representing fractional interests in shares, of various series of our outstanding preferred stock, or trust preferred or hybrid income term securities of various unconsolidated trusts, as applicable, with an aggregate liquidation preference of $5.8 billion for 400 million shares of our common stock and $2.3 billion aggregate principal amount of our senior notes. In connection with the exchanges of trust preferred securities, we recorded gains of $1.2 billion. The exchanges in aggregate resulted in an increase of $3.9 billion in Tier 1 common capital and increased our Tier 1 common capital ratio approximately 29 bps under Basel I. For additional information regarding these exchanges, see Note 13 – Long-term Debt and Note 15 – Shareholders’ Equity to the Consolidated Financial Statements.
Overall during 2011, we generated 126 bps of Tier 1 common capital and reduced risk-weighted assets by $172 billion, including as a result of, among other things, the exchanges of preferred stock and trust preferred or hybrid securities, our sales of CCB shares and the $5.0 billion investment in preferred stock and common stock warrant by Berkshire Hathaway, Inc. (Berkshire). For additional information on the Berkshire investment, see Note 15 – Shareholders’ Equity to the Consolidated Financial Statements.
As credit spreads for many financial institutions, including the Corporation, have widened during the past year due to global uncertainty and volatility, the market value of debt previously issued by financial institutions has decreased. This uncertainty in the market, evidenced by, among other things, volatility in credit spreads, makes it economically advantageous to consider purchasing and retiring certain of our outstanding debt instruments. In 2012, we completed a tender offer to purchase and retire certain subordinated notes for approximately $3.4 billion in cash and will consider additional purchases in the future depending upon prevailing market conditions, liquidity and other factors. If the purchase of any debt instruments is at an amount less than the carrying value, such purchases would be accretive to earnings and capital.
We intend to continue to build capital through retaining earnings, actively reducing legacy asset portfolios and implementing other capital related initiatives, including focusing on reducing both higher risk-weighted assets and assets currently deducted, or expected to be deducted under Basel III, from capital. We expect non-core asset sales to play a less prominent role in our capital strategy in future periods. We issued approximately 122 million of immediately tradable shares of common stock, or approximately $1.0 billion (after-tax) to certain employees in February 2012 in lieu of a portion of their 2011 year-end cash incentive. We may engage, from time to time, in privately negotiated transactions involving the issuance of common stock, cash or other consideration in exchange for preferred stock and certain trust preferred securities in amounts that are not expected to be material to us, either individually or in the aggregate.

6 Bank of America 2011

Credit Ratings
On December 15, 2011, Fitch Ratings (Fitch) downgraded the Corporation’s and BANA’s long-term and short-term debt ratings as a result of Fitch’s decision to lower its “support floor” for systemically important U.S. financial institutions. On November 29, 2011, S&P downgraded our long-term and short-term debt ratings as well as BANA’s long-term debt rating as a result of S&P’s implementation of revised methodologies for determining Banking Industry Country Risk Assessments and bank ratings. On September 21, 2011, Moody’s Investors Service, Inc. (Moody’s) downgraded our long-term and short-term debt ratings as well as BANA’s long-term debt rating as a result of Moody’s lowering the amount of uplift for potential U.S. government support it incorporates into ratings. On February 15, 2012, Moody’s placed the Corporation’s long-term debt ratings and BANA’s long-term and short-term debt ratings on review for possible downgrade as part of its review of financial institutions with global capital markets operations. Any adjustment to our ratings will be determined based on Moody’s review; however, the agency offered guidance that downgrades to our ratings, if any, would likely be limited to one notch.
Currently, our long-term/short-term senior debt ratings and outlooks expressed by the rating agencies are as follows: Baa1/P-2 (negative) by Moody’s, A-/A-2 (negative) by S&P and A/F1 (stable) by Fitch. The rating agencies could make further adjustments to our ratings at any time and there can be no assurance that additional downgrades will not occur.
Under the terms of certain over-the-counter (OTC) derivative contracts and other trading agreements, in the event of a downgrade of our credit ratings or certain subsidiaries’ credit ratings, counterparties to those agreements may require us or certain subsidiaries to provide additional collateral or to terminate those contracts or agreements or provide other remedies.
For information regarding the risks associated with adverse changes in our credit ratings, see Liquidity Risk – Credit Ratings on page 56, Note 4 – Derivatives to the Consolidated Financial Statements and Item 1A. Risk Factors of the Corporation's 2011 Annual Report on Form 10-K.
European Union Sovereign Credit Risks
Certain European countries, including Greece, Ireland, Italy, Portugal and Spain, continue to experience varying degrees of financial stress. Uncertainty in the progress of debt restructuring negotiations and the lack of a clear resolution to the crisis has led to continued volatility in European as well as global financial markets, and if the situation worsens, may further adversely affect these markets. In December 2011, the European Central Bank announced initiatives to address European bank liquidity and funding concerns by providing low-cost, three-year loans to banks, and expanding collateral eligibility. While reducing systemic risk, there remains considerable uncertainty as to future developments regarding the European debt crisis. In early 2012, S&P, Fitch and

Moody’s downgraded the credit ratings of several European countries, and S&P downgraded the credit rating of the EFSF, adding to concerns about investor appetite for continued support in stabilizing the affected countries. Our total sovereign and non-sovereign exposure to Greece, Italy, Ireland, Portugal and Spain, was $15.3 billion at December 31, 2011 compared to $16.6 billion at December 31, 2010. Our total net sovereign and non-sovereign exposure to these countries was $10.5 billion at December 31, 2011 compared to $12.4 billion at December 31, 2010, after taking into account net credit default protection. At December 31, 2011 and 2010, the fair value of net credit default protection purchased was $4.9 billion and $4.2 billion. Losses could still result because our credit protection contracts only pay out under certain scenarios. For a further discussion of our direct sovereign and non-sovereign exposures in Europe, see Non-U.S. Portfolio on page 81 and for more information about the risks associated with our non-sovereign exposures in Europe, see Item 1A. Risk Factors of the Corporation's 2011 Annual Report on Form 10-K.
Project New BAC
Project New BAC is a two-phase, enterprise-wide initiative to simplify and streamline workflows and processes, align businesses and expenses more closely with our overall strategic plan and operating principles, and increase revenues. Phase 1 evaluations, which were completed in September 2011, focused on the consumer businesses, including CBB and CRES, and related support, technology and operations functions. Phase 2 evaluations began in October 2011 and are focused on Global Banking, Global Markets and GWIM, and related support, technology and operations functions not subject to evaluation in Phase 1. Phase 2 evaluations are expected to continue through April 2012.
Implementation of Phase 1 recommendations began in 2011. Phase 1 has a stated goal of a reduction of approximately 30,000 positions, with natural attrition and the elimination of unfilled positions expected to represent a significant part of the reduction. A stated goal of the full implementation of Phase 1 is to reduce certain costs by $5 billion per year by 2014 and we anticipate that more than 20 percent of these cost savings could be achieved by the end of 2012. As implementation of the Phase 1 recommendations continues and Phase 2 begins, reductions in staffing levels in the affected areas are expected to result in some incremental costs including severance.
Reductions in the areas subject to evaluation for Phase 2 have not yet been fully identified, and accordingly, potential cost savings cannot be estimated at this time; however, they are expected to be lower than Phase 1 because the businesses have lower headcount. All aspects of New BAC are expected to be implemented by the end of 2014. There were no material expenses related to New BAC recorded in 2011. For information about the risks associated with Project New BAC, see Item 1A. Risk Factors of the Corporation's 2011 Annual Report on Form 10-K.

Bank of America 2011 7

Performance Overview
Net income was $1.4 billion in 2011 compared to a net loss of $2.2 billion in 2010. After preferred stock dividends of $1.4 billion in both 2011 and 2010, net income applicable to common shareholders was $85 million, or $0.01 per diluted common share in 2011 compared to a net loss of $3.6 billion, or $0.37 per diluted common share in 2010. The principal contributors to the pre-tax net income in 2011 were the following: gains of $6.5 billion on the sale of CCB shares (we currently hold approximately one percent of the outstanding common shares), a $7.4 billion reduction in the allowance for credit losses, $3.4 billion of gains on sales of debt securities, positive fair value adjustments of $3.3 billion related to our own credit spreads on structured liabilities, a $1.2 billion gain on the exchange of certain trust preferred securities for common stock and debt and DVA gains on derivatives of $1.0 billion, net of hedges. These contributors were offset by $15.6 billion in representations and warranties provision, litigation expense of $5.6 billion, goodwill impairment charges of $3.2 billion, $1.8 billion of mortgage-related assessments and waivers costs, and $1.1 billion of impairment charges on our merchant services joint venture.

Table 2	Summary Income Statement

(Dollars in millions)		2011	2010
Net interest income (FTE basis) (1)		$45,588	$52,693
Noninterest income		48,838	58,697
Total revenue, net of interest expense (FTE basis) (1)		94,426	111,390
Provision for credit losses		13,410	28,435
Goodwill impairment		3,184	12,400
All other noninterest expense		77,090	70,708
Income (loss) before income taxes		742	(153)
Income tax expense (benefit) (FTE basis) (1)		(704)	2,085
Net income (loss)		1,446	(2,238)
Preferred stock dividends		1,361	1,357
Net income (loss) applicable to common shareholders		$85	$(3,595)

Per common share information
Earnings (loss)		$0.01	$(0.37)
Diluted earnings (loss)		0.01	(0.37)

(1)
Fully taxable-equivalent (FTE) basis is a non-GAAP financial measure. Other companies may define or calculate this measure differently. For more information on this measure, see Supplemental Financial Data on page 15, and for a corresponding reconciliation to a GAAP financial measure, see Table XV.

Net interest income on a FTE basis decreased $7.1 billion in 2011 to $45.6 billion. The decline was primarily due to lower consumer loan balances and yields and decreased investment security yields. Lower trading-related net interest income also negatively impacted 2011 results. These decreases were partially offset by ongoing reductions in our debt footprint and lower rates paid on deposits. The net interest yield on a FTE basis was 2.48 percent for 2011 compared to 2.78 percent for 2010.
Noninterest income decreased $9.9 billion in 2011 to $48.8 billion. The most significant contributors to the decline were lower mortgage banking income, down $11.6 billion largely due to higher representations and warranties provision, and a decrease of $3.4 billion in trading account profits. These declines were partially offset by the gains on the sale of CCB shares and higher positive fair value adjustments related to our own credit on structured liabilities in 2011. In addition, in connection with separate agreements with certain trust preferred security holders to exchange their holdings for common stock and senior notes, we recorded gains of $1.2 billion in 2011. For additional information on these exchange agreements, see Note 13 – Long-term Debt to the Consolidated Financial Statements.
The provision for credit losses decreased $15.0 billion in 2011 to $13.4 billion. The provision for credit losses was $7.4 billion lower than net charge-offs for 2011, resulting in a reduction in the allowance for credit losses, as portfolio trends continued to improve across most of the consumer and commercial businesses, particularly the U.S. credit card, unsecured consumer lending and commercial real estate portfolios partially offset by additions to consumer purchased credit-impaired (PCI) loan portfolio reserves. This compared to a $5.9 billion reduction in the allowance for credit losses in 2010.
Noninterest expense decreased $2.8 billion in 2011 to $80.3 billion. The decline was driven by a $9.2 billion decrease in goodwill impairment charges and a $1.2 billion decline in merger and restructuring charges in 2011. Partially offsetting these decreases was a $4.9 billion increase in other general operating expense which included increases of $3.0 billion in litigation expense and $1.6 billion in mortgage-related assessments and waivers costs, and an increase of $1.8 billion in personnel costs due to the continued build-out of certain businesses, technology costs as well as increases in default-related servicing costs.
The income tax benefit on a FTE basis was $704 million on the pre-tax income of $742 million for 2011 compared to income tax expense on a FTE basis of $2.1 billion on the pre-tax loss of $153 million for 2010. For more information, see Financial Highlights – Income Tax Expense on page 11.

8 Bank of America 2011

Segment Results
The following discussion provides an overview of the results of our business segments and All Other for 2011 compared to 2010. For additional information on these results, see Business Segment Operations on page 16.

Table 3	Business Segment Results

	Total Revenue (1)		Net Income (Loss)
(Dollars in millions)	2011	2010	2011	2010
Consumer & Business Banking (CBB)	$32,873	$38,181	$7,452	$(5,134)
Consumer Real Estate Services (CRES)	(3,154)	10,329	(19,473)	(8,897)
Global Banking	17,318	17,748	6,047	4,891
Global Markets	14,785	19,118	985	4,246
Global Wealth & Investment Management (GWIM)	17,396	16,291	1,672	1,353
All Other	15,208	9,723	4,763	1,303
Total FTE basis	94,426	111,390	1,446	(2,238)
FTE adjustment	(972)	(1,170)	—	—
Total Consolidated	$93,454	$110,220	$1,446	$(2,238)

(1)
Total revenue is net of interest expense and is on a FTE basis which is a non-GAAP financial measure. For more information on this measure, see Supplemental Financial Data on page 15, and for a corresponding reconciliation to a GAAP financial measure, see Table XV.

CBB net income increased compared to the prior year primarily due to a $10.4 billion non-cash, non-tax deductible goodwill impairment charge and a decrease in the provision for credit losses, partially offset by a decline in revenue. The decline in revenue was primarily driven by lower average loan balances and yields, lower service charges reflecting the impact of overdraft policy changes in conjunction with Regulation E that were fully implemented during the third quarter of 2010, the implementation of the Durbin Amendment in the fourth quarter of 2011, the absence of the gain on the sale of our MasterCard position in 2010 and the implementation of the Credit Card Accountability Responsibility and Disclosure Act of 2009 (CARD Act).
CRES net loss increased compared to the prior year primarily due to a decline in revenue and an increase in noninterest expense. Revenue declined due to an increase in representations and warranties provision, lower core production income and a decrease in insurance income due to the sale of Balboa Insurance Company’s lender-placed insurance business (Balboa). Noninterest expense increased due to higher litigation expense, increased mortgage-related assessments and waivers costs, higher default-related and other loss mitigation expenses and a higher non-cash, non-tax deductible goodwill impairment charge, partially offset by lower insurance and production expenses.
Global Banking net income increased compared to the prior year primarily due to a decrease in the provision for credit losses. Revenue decreased primarily driven by lower net interest income related to asset and liability management (ALM) activities and lower accretion on acquired portfolios, partially offset by the impact of higher average loan and deposit balances. The decrease in the provision for credit losses was driven by the positive impact of the economic environment on the credit portfolio and an accelerated rate of loan resolutions in the commercial real estate portfolio.
Global Markets net income decreased compared to the prior year driven by a decline in sales and trading revenue due to a challenging market environment, partially offset by DVA gains, net of hedges. Higher noninterest expense was driven primarily by increased costs related to investments in infrastructure. Income tax expense included a charge related to the U.K. corporate income tax rate changes enacted during the year to reduce the carrying value of the deferred tax assets.

GWIM net income increased compared to the prior year driven by higher net interest income, higher asset management fees and lower credit costs, partially offset by higher noninterest expense. Revenue increased driven by higher asset management fees from higher market levels and long-term assets under management (AUM) flows as well as higher net interest income. The provision for credit losses decreased driven by improving portfolio trends. Noninterest expense increased due to higher volume-driven expenses and personnel costs associated with the continued investment in the business.
All Other net income increased compared to the prior year primarily due to higher noninterest income and lower merger and restructuring charges. Noninterest income increased due to an increase in the positive fair value adjustments related to our own credit spreads on structured liabilities as well as the gain on the sale of CCB shares in 2011. The provision for credit losses decreased primarily due to divestitures, improvements in delinquencies, collections and insolvencies in the non-U.S. credit card portfolio and continued run-off in the legacy Merrill Lynch & Co., Inc. (Merrill Lynch) commercial portfolio.

Financial Highlights

Net Interest Income
Net interest income on a FTE basis decreased $7.1 billion to $45.6 billion for 2011 compared to 2010. The decline was primarily due to lower consumer loan balances and yields and decreased investment security yields, including the acceleration of purchase premium amortization from an increase in modeled prepayment expectations, and increased hedge ineffectiveness. Lower trading-related net interest income also negatively impacted 2011 results. These decreases were partially offset by ongoing reductions in our debt footprint and lower interest rates paid on deposits. The net interest yield on a FTE basis decreased 30 bps to 2.48 percent for 2011 compared to 2010 as the yield continues to be under pressure due to the aforementioned items and the low rate environment. We expect net interest income to continue to be muted based on the current forward yield curve in 2012.

Bank of America 2011 9

Noninterest Income

Table 4	Noninterest Income

(Dollars in millions)		2011	2010
Card income		$7,184	$8,108
Service charges		8,094	9,390
Investment and brokerage services		11,826	11,622
Investment banking income		5,217	5,520
Equity investment income		7,360	5,260
Trading account profits		6,697	10,054
Mortgage banking income (loss)		(8,830)	2,734
Insurance income		1,346	2,066
Gains on sales of debt securities		3,374	2,526
Other income		6,869	2,384
Net impairment losses recognized in earnings on available-for-sale debt securities		(299)	(967)
Total noninterest income		$48,838	$58,697

Noninterest income decreased $9.9 billion to $48.8 billion for 2011 compared to 2010. The following highlights the significant changes.

•
Card income decreased $924 million primarily due to the implementation of new interchange fee rules under the Durbin Amendment, which became effective on October 1, 2011 and the CARD Act provisions that were implemented during 2010.

•	Service charges decreased $1.3 billion largely due to the impact of overdraft policy changes in conjunction with Regulation E, which became effective in the third quarter of 2010.

•
Equity investment income increased $2.1 billion. The results for 2011 included $6.5 billion of gains on the sale of CCB shares, $836 million of CCB dividends and a $377 million gain on the sale of our investment in BlackRock, Inc. (BlackRock), partially offset by $1.1 billion of impairment charges on our merchant services joint venture. The prior year included $2.5 billion of net gains which included the sales of certain strategic investments, $2.3 billion of gains in our Global Principal Investments (GPI) portfolio which included both cash gains and fair value adjustments, and $535 million of CCB dividends.

•
Trading account profits decreased $3.4 billion primarily due to adverse market conditions and extreme volatility in the credit markets compared to the prior year. DVA gains, net of hedges, on derivatives were $1.0 billion in 2011 compared to $262 million in 2010 as a result of a widening of our credit spreads. In conjunction with regulatory reform measures Global Markets exited its stand-alone proprietary trading business as of June 30, 2011. Proprietary trading revenue was $434 million for the six months ended June 30, 2011 compared to $1.4 billion for 2010.

•
Mortgage banking income decreased $11.6 billion primarily due to an $8.8 billion increase in the representations and warranties provision which was largely related to the BNY Mellon Settlement. Also contributing to the decline was lower production income due to a reduction in new loan origination volumes partially offset by an increase in servicing income.

•
Other income increased $4.5 billion primarily due to positive fair value adjustments of $3.3 billion related to widening of our own credit spreads on structured liabilities compared to $18 million in 2010. In addition, 2011 included a $771 million gain on the sale of Balboa as well as a $1.2 billion gain on the exchange of certain trust preferred securities for common stock and debt.

Provision for Credit Losses
The provision for credit losses decreased $15.0 billion to $13.4 billion for 2011 compared to 2010. The provision for credit losses was $7.4 billion lower than net charge-offs for 2011, resulting in a reduction in the allowance for credit losses driven primarily by lower delinquencies, improved collection rates and fewer bankruptcy filings across the U.S. credit card and unsecured consumer lending portfolios, and improvement in overall credit quality in the commercial real estate portfolio partially offset by additions to consumer PCI loan portfolio reserves. This compared to a $5.9 billion reduction in the allowance for credit losses in 2010. We expect reductions in the allowance for credit losses to be lower in 2012.
The provision for credit losses related to our consumer portfolio decreased $11.1 billion to $14.3 billion for 2011 compared to 2010. The provision for credit losses related to our commercial portfolio including the provision for unfunded lending commitments decreased $3.9 billion to a benefit of $915 million for 2011 compared to 2010.
Net charge-offs totaled $20.8 billion, or 2.24 percent of average loans and leases for 2011 compared to $34.3 billion, or 3.60 percent for 2010. The decrease in net charge-offs was primarily driven by improvements in general economic conditions that resulted in lower delinquencies, improved collection rates and fewer bankruptcy filings across the U.S. credit card and unsecured consumer lending portfolios as well as lower losses in the home equity portfolio driven primarily by fewer delinquent loans. For more information on the provision for credit losses, see Provision for Credit Losses on page 85.

10 Bank of America 2011

Noninterest Expense

Table 5	Noninterest Expense

(Dollars in millions)		2011	2010
Personnel		$36,965	$35,149
Occupancy		4,748	4,716
Equipment		2,340	2,452
Marketing		2,203	1,963
Professional fees		3,381	2,695
Amortization of intangibles		1,509	1,731
Data processing		2,652	2,544
Telecommunications		1,553	1,416
Other general operating		21,101	16,222
Goodwill impairment		3,184	12,400
Merger and restructuring charges		638	1,820
Total noninterest expense		$80,274	$83,108

Noninterest expense decreased $2.8 billion to $80.3 billion for 2011 compared to 2010. The prior year included goodwill impairment charges of $12.4 billion compared to $3.2 billion for 2011.
Personnel expense increased $1.8 billion for 2011 attributable to personnel costs related to the continued build-out of certain businesses, technology costs as well as increases in default-related servicing. Additionally, professional fees increased $686 million related to consulting fees for regulatory initiatives as well as higher legal expenses. Other general operating expenses increased $4.9 billion largely as a result of a $3.0 billion increase in litigation expense, primarily mortgage-related, and an increase of $1.6 billion in mortgage-related assessments and waivers costs. Merger and restructuring expenses decreased $1.2 billion in 2011.
Income Tax Expense
The income tax benefit was $1.7 billion on the pre-tax loss of $230 million for 2011 compared to income tax expense of $915 million on the pre-tax loss of $1.3 billion for 2010. These amounts are before FTE adjustments. The effective tax rate for 2011 was not meaningful due to a small pre-tax loss, and for 2010, due to the impact of non-deductible goodwill impairment charges of $12.4 billion.
The income tax benefit for 2011 was driven by recurring tax preference items, such as tax-exempt income and affordable housing credits, a $1.0 billion benefit from the release of the remaining valuation allowance applicable to the Merrill Lynch capital loss carryover deferred tax asset, and a benefit of $823 million for planned realization of previously unrecognized deferred tax assets related to the tax basis in certain subsidiaries. These benefits were partially offset by the $782 million tax charge for the U.K. corporate income tax rate reductions referred to below. The $3.2 billion of goodwill impairment charges recorded in 2011 were non-deductible.
The effective tax rate for 2010 excluding goodwill impairment charges from pre-tax income was 8.3 percent. In addition to our recurring tax preference items, this rate was driven by a $1.7 billion benefit from the release of a portion of the valuation allowance applicable to the Merrill Lynch capital loss carryover deferred tax asset, partially offset by the $392 million charge from a one percent reduction to the U.K. corporate income tax rate enacted during 2010.
On July 19, 2011, the U.K. 2011 Finance Bill was enacted which reduced the corporate income tax rate one percent to 26 percent beginning on April 1, 2011, and then to 25 percent effective April 1, 2012. These rate reductions will favorably affect income tax expense on future U.K. earnings but also required us to remeasure our U.K. net deferred tax assets using the lower tax rates. As noted above, the income tax benefit for 2011 included a $782 million charge for the remeasurement, substantially all of which was recorded in Global Markets. If corporate income tax rates were to be reduced to 23 percent by 2014 as suggested in U.K. Treasury announcements and assuming no change in the deferred tax asset balance, a charge to income tax expense of approximately $400 million for each one percent reduction in the rate would result in each period of enactment (for a total of approximately $800 million).

Bank of America 2011 11

Balance Sheet Overview

Table 6	Selected Balance Sheet Data

		December 31		Average Balance
(Dollars in millions)		2011	2010	2011	2010
Assets
Federal funds sold and securities borrowed or purchased under agreements to resell		$211,183	$209,616	$245,069	$256,943
Trading account assets		169,319	194,671	187,340	213,745
Debt securities		311,416	338,054	337,120	323,946
Loans and leases		926,200	940,440	938,096	958,331
Allowance for loan and lease losses		(33,783)	(41,885)	(37,623)	(45,619)
All other assets		544,711	624,013	626,320	732,260
Total assets		$2,129,046	$2,264,909	$2,296,322	$2,439,606
Liabilities
Deposits		$1,033,041	$1,010,430	$1,035,802	$988,586
Federal funds purchased and securities loaned or sold under agreements to repurchase		214,864	245,359	272,375	353,653
Trading account liabilities		60,508	71,985	84,689	91,669
Commercial paper and other short-term borrowings		35,698	59,962	51,894	76,676
Long-term debt		372,265	448,431	421,229	490,497
All other liabilities		182,569	200,494	201,238	205,290
Total liabilities		1,898,945	2,036,661	2,067,227	2,206,371
Shareholders’ equity		230,101	228,248	229,095	233,235
Total liabilities and shareholders’ equity		$2,129,046	$2,264,909	$2,296,322	$2,439,606

At December 31, 2011, total assets were $2.1 trillion, a decrease of $136 billion, or six percent, from December 31, 2010. Average total assets decreased $143 billion in 2011. At December 31, 2011, total liabilities were $1.9 trillion, a decrease of $138 billion, or seven percent, from December 31, 2010. Average total liabilities decreased $139 billion in 2011.
Period-end balance sheet amounts may vary from average balance sheet amounts due to liquidity and balance sheet management activities, primarily involving our portfolios of highly liquid assets, that are designed to ensure the adequacy of capital while enhancing our ability to manage liquidity requirements for the Corporation and for our customers, and to position the balance sheet in accordance with the Corporation’s risk appetite. The execution of these activities requires the use of balance sheet and capital-related limits including spot, average and risk-weighted asset limits, particularly in our trading businesses. One of our key metrics, Tier 1 leverage ratio, is calculated based on adjusted quarterly average total assets.
Assets
Federal Funds Sold and Securities Borrowed or Purchased Under Agreements to Resell
Federal funds transactions involve lending reserve balances on a short-term basis. Securities borrowed and securities purchased under agreements to resell are utilized to accommodate customer transactions, earn interest rate spreads and obtain securities for settlement. Average federal funds sold and securities borrowed or purchased under agreements to resell decreased $11.9 billion, or five percent, in 2011 attributable to an overall decline in balance sheet usage.
Trading Account Assets
Trading account assets consist primarily of fixed-income securities including government and corporate debt, and equity and convertible instruments. Year-end trading account assets decreased $25.4 billion in 2011 primarily due to actions to reduce risk on the balance sheet. Average trading account assets decreased $26.4 billion in 2011 primarily due to a reclassification of noninterest-earning equity securities from trading account assets to other assets for average balance sheet purposes.
Debt Securities
Debt securities primarily include U.S. Treasury and agency securities, MBS, principally agency MBS, foreign bonds, corporate bonds and municipal debt. We use the debt securities portfolio primarily to manage interest rate and liquidity risk and to take advantage of market conditions that create more economically attractive returns on these investments. Year-end balances of debt securities decreased $26.6 billion due to agency MBS sales in 2011. Average balances of debt securities increased $13.2 billion due to agency MBS purchases in the second half of 2010 and the first three quarters of 2011. For additional information on available-for-sale (AFS) debt securities, see Note 5 – Securities to the Consolidated Financial Statements.
Loans and Leases
Year-end and average loans and leases decreased $14.2 billion to $926.2 billion and $20.2 billion to $938.1 billion in 2011. The decrease was primarily due to consumer portfolio run-off outpacing new originations and loan portfolio sales, partially offset by non-U.S. commercial growth as international demand continues to remain high. For a more detailed discussion of the loan portfolio, see Note 6 – Outstanding Loans and Leases to the Consolidated Financial Statements.
Allowance for Loan and Lease Losses
Year-end and average allowance for loan lease losses decreased $8.1 billion and $8.0 billion in 2011 primarily due to the impact of the improving economy partially offset by reserve additions in the PCI portfolio throughout 2011. For a more detailed discussion of the Allowance for Loan and Lease Losses, see page 86.

12 Bank of America 2011

All Other Assets
Year-end and average other assets decreased $79.3 billion and $105.9 billion in 2011 driven primarily by the sale of strategic investments, a reduction in loans held-for-sale (LHFS) and lower mortgage servicing rights (MSRs). Average other assets was also impacted by lower cash balances held at the Federal Reserve.
Liabilities
Deposits
Year-end and average deposits increased $22.6 billion and $47.2 billion to $1.0 trillion in 2011. The increase was attributable to growth in our noninterest-bearing deposits.
Federal Funds Purchased and Securities Loaned or Sold Under Agreements to Repurchase
Federal funds transactions involve borrowing reserve balances on a short-term basis. Securities loaned and securities sold under agreements to repurchase are collateralized borrowing transactions utilized to accommodate customer transactions, earn interest rate spreads and finance assets on the balance sheet. Year-end and average federal funds purchased and securities loaned or sold under agreements to repurchase decreased $30.5 billion and $81.3 billion in 2011 primarily due to planned funding reductions.
Trading Account Liabilities
Trading account liabilities consist primarily of short positions in fixed-income securities including government and corporate debt, equity and convertible instruments. Year-end and average trading account liabilities decreased $11.5 billion and $7.0 billion in 2011 in line with declines in trading account assets.
Commercial Paper and Other Short-term Borrowings
Commercial paper and other short-term borrowings provide an additional funding source. Year-end and average commercial paper and other short-term borrowings decreased $24.3 billion to $35.7 billion and $24.8 billion to $51.9 billion in 2011 due to planned reductions in wholesale borrowings. During 2011, we reduced to an insignificant amount our use of unsecured short-term borrowings including commercial paper and master notes.
Long-term Debt
Year-end and average long-term debt decreased $76.2 billion to $372.3 billion and $69.3 billion to $421.2 billion in 2011. The decreases were attributable to the Corporation’s strategy to reduce our debt footprint. For additional information on long-term debt, see Note 13 – Long-term Debt to the Consolidated Financial Statements.
All Other Liabilities
Year-end all other liabilities decreased $17.9 billion in 2011 driven primarily by a decline in the liability related to collateral held, a decrease in lower customer margin credits and liquidation of a consolidated variable interest entity (VIE).
Shareholders’ Equity
Year-end shareholders’ equity increased $1.9 billion. The increase was driven primarily by the investment by Berkshire, exchanges of certain preferred securities for common stock and debt and positive earnings. Average shareholders’ equity decreased $4.1 billion in 2011 primarily driven by losses late in 2010.
Cash Flows Overview
The Corporation’s operating assets and liabilities support our global markets and lending activities. We believe that cash flows from operations, available cash balances and our ability to generate cash through short- and long-term debt are sufficient to fund our operating liquidity needs. Our investing activities primarily include the AFS securities portfolio and other short-term investments. Our financing activities reflect cash flows primarily related to increased customer deposits and net long-term debt repayments.
Cash and cash equivalents increased $11.7 billion during 2011 due to sales of non-core assets and net sales of AFS securities partially offset by repayment and maturities of certain long-term debt. Cash and cash equivalents decreased $12.9 billion during 2010 due to repayment and maturities of certain long-term debt and net purchases of AFS securities partially offset by deposit growth.
During 2011, net cash provided by operating activities was $64.5 billion compared to $82.6 billion in 2010. The more significant adjustments to net income (loss) to arrive at cash provided by operating activities included the provision for credit losses, goodwill impairment charges and the net decrease in trading and derivative instruments.
During 2011, net cash provided by investing activities increased to $52.4 billion primarily driven by net sales of debt securities. During 2010, net cash of $30.3 billion was used in investing activities primarily for net purchases of debt securities.
During 2011 and 2010, the net cash used in financing activities of $104.7 billion and $65.4 billion primarily reflected the net decreases in long-term debt as maturities outpaced new issuances.

Bank of America 2011 13

Table 7	Five Year Summary of Selected Financial Data

(In millions, except per share information)		2011	2010	2009	2008	2007
Income statement
Net interest income		$44,616	$51,523	$47,109	$45,360	$34,441
Noninterest income		48,838	58,697	72,534	27,422	32,392
Total revenue, net of interest expense		93,454	110,220	119,643	72,782	66,833
Provision for credit losses		13,410	28,435	48,570	26,825	8,385
Goodwill impairment		3,184	12,400	—	—	—
Merger and restructuring charges		638	1,820	2,721	935	410
All other noninterest expense (1)		76,452	68,888	63,992	40,594	37,114
Income (loss) before income taxes		(230)	(1,323)	4,360	4,428	20,924
Income tax expense (benefit)		(1,676)	915	(1,916)	420	5,942
Net income (loss)		1,446	(2,238)	6,276	4,008	14,982
Net income (loss) applicable to common shareholders		85	(3,595)	(2,204)	2,556	14,800
Average common shares issued and outstanding		10,143	9,790	7,729	4,592	4,424
Average diluted common shares issued and outstanding (2)		10,255	9,790	7,729	4,596	4,463
Performance ratios
Return on average assets		0.06%	n/m	0.26%	0.22%	0.94%
Return on average common shareholders’ equity		0.04	n/m	n/m	1.80	11.08
Return on average tangible common shareholders’ equity (3)		0.06	n/m	n/m	4.72	26.19
Return on average tangible shareholders’ equity (3)		0.96	n/m	4.18	5.19	25.13
Total ending equity to total ending assets		10.81	10.08%	10.38	9.74	8.56
Total average equity to total average assets		9.98	9.56	10.01	8.94	8.53
Dividend payout		n/m	n/m	n/m	n/m	72.26
Per common share data
Earnings (loss)		$0.01	$(0.37)	$(0.29)	$0.54	$3.32
Diluted earnings (loss) (2)		0.01	(0.37)	(0.29)	0.54	3.29
Dividends paid		0.04	0.04	0.04	2.24	2.40
Book value		20.09	20.99	21.48	27.77	32.09
Tangible book value (3)		12.95	12.98	11.94	10.11	12.71
Market price per share of common stock
Closing		$5.56	$13.34	$15.06	$14.08	$41.26
High closing		15.25	19.48	18.59	45.03	54.05
Low closing		4.99	10.95	3.14	11.25	41.10
Market capitalization		$58,580	$134,536	$130,273	$70,645	$183,107
Average balance sheet
Total loans and leases		$938,096	$958,331	$948,805	$910,871	$776,154
Total assets		2,296,322	2,439,606	2,443,068	1,843,985	1,602,073
Total deposits		1,035,802	988,586	980,966	831,157	717,182
Long-term debt		421,229	490,497	446,634	231,235	169,855
Common shareholders’ equity		211,709	212,686	182,288	141,638	133,555
Total shareholders’ equity		229,095	233,235	244,645	164,831	136,662
Asset quality (4)
Allowance for credit losses (5)		$34,497	$43,073	$38,687	$23,492	$12,106
Nonperforming loans, leases and foreclosed properties (6)		27,708	32,664	35,747	18,212	5,948
Allowance for loan and lease losses as a percentage of total loans and leases outstanding (6)		3.68%	4.47%	4.16%	2.49%	1.33%
Allowance for loan and lease losses as a percentage of total nonperforming loans and leases (6)		135	136	111	141	207
Allowance for loan and lease losses as a percentage of total nonperforming loans and leases excluding the PCI loan portfolio (6)		101	116	99	136	n/a
Amounts included in allowance that are excluded from nonperforming loans (7)		$17,490	$22,908	$17,690	$11,679	$6,520
Allowances as a percentage of total nonperforming loans and leases excluding the amounts included in the allowance that are excluded from nonperforming loans (7)		65%	62%	58%	70%	91%
Net charge-offs		$20,833	$34,334	$33,688	$16,231	$6,480
Net charge-offs as a percentage of average loans and leases outstanding (6)		2.24%	3.60%	3.58%	1.79%	0.84%
Nonperforming loans and leases as a percentage of total loans and leases outstanding (6)		2.74	3.27	3.75	1.77	0.64
Nonperforming loans, leases and foreclosed properties as a percentage of total loans, leases and foreclosed properties (6)		3.01	3.48	3.98	1.96	0.68
Ratio of the allowance for loan and lease losses at December 31 to net charge-offs		1.62	1.22	1.10	1.42	1.79
Capital ratios (year end)
Risk-based capital:
Tier 1 common		9.86%	8.60%	7.81%	4.80%	4.93%
Tier 1		12.40	11.24	10.40	9.15	6.87
Total		16.75	15.77	14.66	13.00	11.02
Tier 1 leverage		7.53	7.21	6.88	6.44	5.04
Tangible equity (3)		7.54	6.75	6.40	5.11	3.73
Tangible common equity (3)		6.64	5.99	5.56	2.93	3.46

(1)	Excludes merger and restructuring charges and goodwill impairment charges.

(2)
Due to a net loss applicable to common shareholders for 2010 and 2009, the impact of antidilutive equity instruments was excluded from diluted earnings (loss) per share and average diluted common shares.

(3)
Tangible equity ratios and tangible book value per share of common stock are non-GAAP financial measures. Other companies may define or calculate these measures differently. For additional information on these ratios and corresponding reconciliations to GAAP financial measures, see Supplemental Financial Data on page 15 and Table XV.

(4)	For more information on the impact of the PCI loan portfolio on asset quality, see Consumer Portfolio Credit Risk Management on page 58 and Commercial Portfolio Credit Risk Management on page 71.

(5)	Includes the allowance for loan and lease losses and the reserve for unfunded lending commitments.

(6)
Balances and ratios do not include loans accounted for under the fair value option. For additional exclusions on nonperforming loans, leases and foreclosed properties, see Nonperforming Consumer Loans and Foreclosed Properties Activity on page 69 and corresponding Table 36 and Nonperforming Commercial Loans, Leases and Foreclosed Properties Activity on page 77 and corresponding Table 45.

(7)
Amounts included in allowance that are excluded from nonperforming loans primarily include amounts allocated to U.S. credit card and unsecured consumer lending portfolios in CBB, PCI loans and the non-U.S. credit card portfolio in All Other.

n/m = not meaningful
n/a = not applicable

14 Bank of America 2011

Supplemental Financial Data
We view net interest income and related ratios and analyses on a FTE basis, which are non-GAAP financial measures. We believe managing the business with net interest income on a FTE basis provides a more accurate picture of the interest margin for comparative purposes. To derive the FTE basis, net interest income is adjusted to reflect tax-exempt income on an equivalent before-tax basis with a corresponding increase in income tax expense. For purposes of this calculation, we use the federal statutory tax rate of 35 percent. This measure ensures comparability of net interest income arising from taxable and tax-exempt sources.
As mentioned above, certain performance measures including the efficiency ratio and net interest yield utilize net interest income (and thus total revenue) on a FTE basis. The efficiency ratio measures the costs expended to generate a dollar of revenue, and net interest yield measures the bps we earn over the cost of funds.
We also evaluate our business based on certain ratios that utilize tangible equity, a non-GAAP financial measure. Tangible equity represents an adjusted shareholders’ equity or common shareholders’ equity amount which has been reduced by goodwill and intangible assets (excluding MSRs), net of related deferred tax liabilities. These measures are used to evaluate our use of equity. In addition, profitability, relationship and investment models all use Return on average tangible shareholders’ equity (ROTE) as key measures to support our overall growth goals.

•
Return on average tangible common shareholders’ equity measures our earnings contribution as a percentage of adjusted common shareholders’ equity plus any Common Equivalent Securities (CES). The tangible common equity ratio represents adjusted common shareholders’ equity plus any CES divided by total assets less goodwill and intangible assets (excluding

MSRs), net of related deferred tax liabilities.

•
ROTE measures our earnings contribution as a percentage of adjusted average total shareholders’ equity. The tangible equity ratio represents adjusted total shareholders’ equity divided by total assets less goodwill and intangible assets (excluding MSRs), net of related deferred tax liabilities.

•	Tangible book value per common share represents adjusted ending common shareholders’ equity divided by ending common shares outstanding.
In addition, we evaluate our business segment results based on measures that utilize return on average economic capital, a non-GAAP financial measure, including the following:

•
Return on average economic capital for the segments is calculated as net income, adjusted for cost of funds and earnings credits and certain expenses related to intangibles, divided by average economic capital.

•	Economic capital represents allocated equity less goodwill and a percentage of intangible assets (excluding MSRs).
The aforementioned supplemental data and performance measures are presented in Tables 7 and 8 and Statistical Tables XII and XIV. In addition, in Table 8 and Statistical Table XIV, we have excluded the impact of goodwill impairment charges of $3.2 billion and $12.4 billion recorded in 2011 and 2010 when presenting certain of these metrics. Accordingly, these are non-GAAP financial measures.
Statistical Tables XV, XVI and XVII provide reconciliations of these non-GAAP financial measures with financial measures defined by GAAP. We believe the use of these non-GAAP financial measures provides additional clarity in assessing the results of the Corporation and our segments. Other companies may define or calculate these measures and ratios differently.

Table 8	Five Year Supplemental Financial Data

(Dollars in millions, except per share information)		2011	2010	2009	2008	2007
Fully taxable-equivalent basis data
Net interest income		$45,588	$52,693	$48,410	$46,554	$36,190
Total revenue, net of interest expense		94,426	111,390	120,944	73,976	68,582
Net interest yield		2.48%	2.78%	2.65%	2.98%	2.60%
Efficiency ratio		85.01	74.61	55.16	56.14	54.71
Performance ratios, excluding goodwill impairment charges (1)
Per common share information
Earnings		$0.32	$0.87
Diluted earnings		0.32	0.86
Efficiency ratio		81.64%	63.48%
Return on average assets		0.20	0.42
Return on average common shareholders’ equity		1.54	4.14
Return on average tangible common shareholders’ equity		2.46	7.03
Return on average tangible shareholders’ equity		3.08	7.11

(1)	Performance ratios are calculated excluding the impact of goodwill impairment charges of $3.2 billion and $12.4 billion recorded during 2011 and 2010.
Core Net Interest Income
We manage core net interest income which is reported net interest income on a FTE basis adjusted for the impact of market-based activities. As discussed in the Global Markets business segment section on page 26, we evaluate our market-based results and strategies on a total market-based revenue approach by combining net interest income and noninterest income for Global Markets.

An analysis of core net interest income, core average earning assets and core net interest yield on earning assets, all of which adjust for the impact of market-based activities from reported net interest income on a FTE basis, is shown below. We believe the use of this non-GAAP presentation in Table 9 provides additional clarity in assessing our results.

Bank of America 2011 15

Table 9	Core Net Interest Income

(Dollars in millions)		2011	2010
Net interest income (FTE basis)
As reported (1)		$45,588	$52,693
Impact of market-based net interest income (2)		(3,813)	(4,430)
Core net interest income		41,775	48,263
Average earning assets
As reported		1,834,659	1,897,573
Impact of market-based earning assets (2)		(448,776)	(512,804)
Core average earning assets		$1,385,883	$1,384,769
Net interest yield contribution (FTE basis)
As reported (1)		2.48%	2.78%
Impact of market-based activities (2)		0.53	0.71
Core net interest yield on earning assets		3.01%	3.49%

(1)	Net interest income and net interest yield include fees earned on overnight deposits placed with the Federal Reserve of $186 million and $368 million for 2011 and 2010.

(2)	Represents the impact of market-based amounts included in Global Markets.

Core net interest income decreased $6.5 billion to $41.8 billion for 2011 compared to 2010. The decline was primarily due to lower consumer loan balances and yields and decreased investment security yields, including the acceleration of purchase premium amortization from an increase in modeled prepayment expectations and increased hedge ineffectiveness. These decreases were partially offset by ongoing reductions in our debt footprint and lower interest rates paid on deposits.
Core average earning assets increased $1.1 billion to $1,385.9 billion for 2011 compared to 2010. The increase was primarily due to growth in investment securities partially offset by declines in consumer loans.
Core net interest yield decreased 48 bps to 3.01 percent for 2011 compared to 2010 primarily due to the factors noted above. In addition, the yield curve flattened significantly with long-term rates near historical lows at December 31, 2011. This has resulted in net interest yield compression as assets have repriced down and liability yields have declined less significantly due to the absolute low level of short-end rates.

Business Segment Operations
Segment Description and Basis of Presentation
We report the results of our operations through five business segments: CBB, CRES, Global Banking, Global Markets and GWIM, with the remaining operations recorded in All Other. Effective January 1, 2012, we changed the basis of presentation from six to the above five segments. The former Deposits and Card Services segments, as well as Business Banking, which was included in the former Global Commercial Banking segment, are now reflected in CBB. The former Global Commercial Banking segment was combined with the Global Corporate and Investment Banking business, which was included in the former Global Banking & Markets (GBAM) segment, to form Global Banking. The remaining global markets business of GBAM is now reported as a separate Global Markets segment. In addition, certain management accounting methodologies and related allocations were refined. Prior period results have been reclassified to conform to current period presentation.
We prepare and evaluate segment results using certain non-GAAP financial measures, many of which are discussed in Supplemental Financial Data on page 15. We begin by evaluating the operating results of the segments which by definition exclude merger and restructuring charges.
The management accounting and reporting process derives segment and business results by utilizing allocation methodologies for revenue and expense. The net income derived for the businesses is dependent upon revenue and cost allocations using an activity-based costing model, funds transfer pricing, and other methodologies and assumptions management believes are appropriate to reflect the results of the business.
Total revenue, net of interest expense, includes net interest income on a FTE basis and noninterest income. The adjustment of net interest income to a FTE basis results in a corresponding increase in income tax expense. The segment results also reflect certain revenue and expense methodologies that are utilized to determine net income. The net interest income of the businesses includes the results of a funds transfer pricing process that matches assets and liabilities with similar interest rate sensitivity and maturity characteristics. For presentation purposes, in segments where the total of liabilities and equity exceeds assets, which are generally deposit-taking segments, we allocate assets to match liabilities. Net interest income of the business segments also includes an allocation of net interest income generated by certain of our ALM activities.
Our ALM activities include an overall interest rate risk management strategy that incorporates the use of various derivatives and cash instruments to manage fluctuations in earnings and capital that are caused by interest rate volatility. Our goal is to manage interest rate sensitivity so that movements in interest rates do not significantly adversely affect earnings and capital. The majority of our ALM activities are allocated to the business segments and fluctuate based on performance. ALM activities include external product pricing decisions including deposit pricing strategies, the effects of our internal funds transfer pricing process and the net effects of other ALM activities.
Certain expenses not directly attributable to a specific business segment are allocated to the segments. The most significant of these expenses include data and item processing costs and certain centralized or shared functions. Data processing costs are allocated to the segments based on equipment usage. Item processing costs are allocated to the segments based on the volume of items processed for each segment. The costs of certain centralized or shared functions are allocated based on methodologies that reflect utilization.
Equity is allocated to business segments and related businesses using a risk-adjusted methodology incorporating each segment’s credit, market, interest rate, strategic and operational risk components. The nature of these risks is discussed further on page 45. We benefit from the diversification of risk across these components which is reflected as a reduction to allocated equity for each segment. The total amount of average allocated equity reflects both risk-based capital and the portion of goodwill and intangibles specifically assigned to the business segments. The risk-adjusted methodology is periodically refined and such refinements are reflected as changes to allocated equity in each segment.
For more information on selected financial information for the business segments and reconciliations to consolidated total revenue, net income (loss) and year-end total assets, see Note 26 – Business Segment Information to the Consolidated Financial Statements.

16 Bank of America 2011

Consumer & Business Banking

	Deposits		Card Services		Business Banking		Total Consumer & Business Banking
(Dollars in millions)	2011	2010	2011	2010	2011	2010	2011	2010	% Change
Net interest income (FTE basis)	$8,471	$8,278	$11,502	$14,408	$1,404	$1,612	$21,377	$24,298	(12)%
Noninterest income:
Card income	—	—	6,286	7,054	—	—	6,286	7,054	(11)
Service charges	3,995	5,057	—	—	523	527	4,518	5,584	(19)
All other income	223	227	328	851	141	167	692	1,245	(44)
Total noninterest income	4,218	5,284	6,614	7,905	664	694	11,496	13,883	(17)
Total revenue, net of interest expense (FTE basis)	12,689	13,562	18,116	22,313	2,068	2,306	32,873	38,181	(14)

Provision for credit losses	173	201	3,072	10,962	245	484	3,490	11,647	(70)
Goodwill impairment	—	—	—	10,400	—	—	—	10,400	n/m
All other noninterest expense	10,578	11,150	5,961	5,901	1,165	1,128	17,704	18,179	(3)
Income (loss) before income taxes	1,938	2,211	9,083	(4,950)	658	694	11,679	(2,045)	n/m
Income tax expense (FTE basis)	711	820	3,272	2,012	244	257	4,227	3,089	37
Net income (loss)	$1,227	$1,391	$5,811	$(6,962)	$414	$437	$7,452	$(5,134)	n/m

Net interest yield (FTE basis)	2.02%	2.00%	9.04%	9.85%	3.23%	4.11%	4.45%	5.09%
Return on average allocated equity	5.17	5.74	27.50	n/m	5.15	5.51	14.09	n/m
Return on average economic capital (1)	21.26	22.44	55.30	23.75	6.97	7.49	33.55	19.91
Efficiency ratio (FTE basis)	83.36	82.21	32.90	73.06	56.36	48.89	53.86	74.85
Efficiency ratio, excluding goodwill impairment charge (FTE basis)	83.36	82.21	32.90	26.45	56.36	48.89	53.86	47.61

Balance Sheet

Average
Total loans and leases	n/m	n/m	$126,083	$145,081	$26,889	$29,977	$153,641	$175,746	(13)
Total earning assets (2)	$419,444	$413,595	127,258	146,303	43,542	39,210	480,039	477,269	1
Total assets (2)	445,922	440,030	130,254	150,660	51,553	47,660	517,523	516,511	—
Total deposits	421,106	414,877	n/m	n/m	40,679	36,466	462,087	451,553	2
Allocated equity	23,735	24,222	21,127	32,416	8,046	7,940	52,908	64,578	(18)
Economic capital (1)	5,786	6,247	10,538	14,772	5,949	5,841	22,273	26,860	(17)

Year end
Total loans and leases	n/m	n/m	$120,668	$137,024	$25,006	$28,313	$146,378	$166,007	(12)
Total earning assets (2)	$418,622	$414,215	121,991	138,071	46,515	39,697	480,378	475,716	1
Total assets (2)	445,680	440,953	127,623	138,479	53,949	47,820	520,503	510,986	2
Total deposits	421,871	415,189	n/m	n/m	41,518	37,379	464,263	452,871	3

(1)
Return on average economic capital and economic capital are non-GAAP financial measures. For additional information on these measures, see Supplemental Financial Data on page 15 and for corresponding reconciliations to GAAP financial measures, see Statistical Table XVI.

(2)
For presentation purposes, in segments where the total of liabilities and equity exceeds assets, we allocate assets to match liabilities. As a result, total earning assets and total assets of the businesses may not equal total CBB.

n/m = not meaningful

CBB, which is comprised of our Deposits, Card Services and Business Banking businesses, offers a diversified range of credit, banking and investment products and services to consumers and businesses. Our customers and clients have access to a franchise network that stretches coast to coast through 32 states and the District of Columbia. The franchise network includes approximately 5,700 banking centers, 17,750 ATMs, nationwide call centers, and online and mobile platforms. During 2011, we sold our Canadian consumer card business and we are evaluating our remaining international consumer card operations. In light of these actions, the international consumer card business results were moved to All Other and prior periods have been reclassified.
CBB recorded net income of $7.5 billion in 2011 compared to a net loss of $5.1 billion in 2010. The improvement was due to a $10.4 billion goodwill impairment charge in Card Services in 2010 and a decrease in the provision for credit losses, partially offset by a decline in revenue. Net interest income decreased $2.9 billion to $21.4 billion in 2011 primarily in Card Services. Noninterest income decreased $2.4 billion to $11.5 billion in 2011 due to declines of $1.3 billion and $1.1 billion in noninterest income in Card Services and Deposits. The provision for credit losses decreased $8.2 billion to $3.5 billion in 2011 primarily driven by an improvement in Card Services. Noninterest expense declined $10.9 billion to $17.7 billion in 2011 primarily due to the goodwill impairment charge in 2010 and lower litigation and operating expenses partially offset by an increase in FDIC expense.
The return on average economic capital increased due to higher net income and a decrease in average economic capital primarily within Card Services. Average economic capital decreased 17 percent due to lower levels of credit risk from a decline in loan balances as well as an improvement in credit quality. Average allocated equity decreased primarily due to the $10.4 billion goodwill impairment charge in 2010 as well as the same reasons as the decrease in average economic capital. For more information

Bank of America 2011 17

regarding economic capital and allocated equity, see Supplemental Financial Data on page 15.
Deposits
Deposits includes the results of consumer deposit activities which consist of a comprehensive range of products provided to consumers and small businesses. Our deposit products include traditional savings accounts, money market savings accounts, CDs and IRAs, noninterest- and interest-bearing checking accounts, as well as investment accounts and products. Deposit products provide a relatively stable source of funding and liquidity for the Corporation. We earn net interest spread revenue from investing this liquidity in earning assets through client-facing lending and ALM activities. The revenue is allocated to the deposit products using our funds transfer pricing process which takes into account the interest rates and implied maturity of the deposits.
Deposits also generates fees such as account service fees, non-sufficient funds fees, overdraft charges and ATM fees, as well as investment and brokerage fees from Merrill Edge accounts. Merrill Edge is an integrated investing and banking service targeted at clients with less than $250,000 in total assets. Merrill Edge provides team-based investment advice and guidance, brokerage services, a self-directed online investing platform and key banking capabilities including access to the Corporation’s network of banking centers and ATMs. Deposits includes the net impact of migrating customers and their related deposit balances between Deposits and other client-managed businesses.
Net income for Deposits decreased $164 million to $1.2 billion in 2011 compared to 2010 due to a decrease in revenue partially offset by a decrease in noninterest expense. Revenue of $12.7 billion was down $873 million from a year ago primarily driven by a decline in service charges reflecting the impact of overdraft policy changes in conjunction with Regulation E that were fully implemented during the third quarter of 2010. This was partially offset by an increase in net interest income due to a customer shift to more liquid products and continued pricing discipline. Noninterest expense decreased $572 million, or five percent, to $10.6 billion due to lower litigation and operating expenses partially offset by an increase in FDIC expense.
Average deposits increased $6.2 billion from a year ago driven by a customer shift to more liquid products in a low interest rate environment as checking, traditional savings and money market savings grew $23.6 billion. Growth in liquid products was partially offset by a decline in average time deposits of $17.4 billion. As a result of the shift in the mix of deposits and our continued pricing discipline, rates paid on average deposits declined by 16 bps to 27 bps in 2011 compared to 2010.
Card Services
Card Services is one of the leading issuers of credit and debit cards in the U.S. to consumers and small businesses. In addition to earning net interest spread revenue on its lending activities, Card Services generates interchange revenue from credit and debit card transactions as well as annual credit card fees and other miscellaneous fees. During 2011, we sold our Canadian consumer card business and we are evaluating our remaining international consumer card operations. In light of these actions, the international consumer card business results were moved to All Other and prior period results have been reclassified.
During 2010 and 2011, Card Services was negatively impacted by provisions of the CARD Act. The majority of the provisions of the CARD Act became effective on February 22, 2010, while certain provisions became effective in the third quarter of 2010. The CARD Act has negatively impacted net interest income due to restrictions on our ability to reprice credit cards based on risk and card income due to restrictions imposed on certain fees.
On June 29, 2011, the Federal Reserve adopted a final rule with respect to the Durbin Amendment, effective October 1, 2011, that established the maximum allowable interchange fees a bank can receive for a debit card transaction. The Federal Reserve also adopted a rule to allow a debit card issuer to recover one cent per transaction for fraud prevention purposes if the issuer complies with certain fraud-related requirements, with which we are currently in compliance. In addition, the Federal Reserve approved rules governing routing and exclusivity, requiring issuers to offer two unaffiliated networks for routing transactions on each debit or prepaid product, which became effective on April 1, 2012. For more information on the final interchange rules, see Regulatory Matters on page 43. The new interchange fee rules resulted in a reduction of debit card revenue in the fourth quarter of 2011 of $430 million.
Net income for Card Services increased $12.8 billion to $5.8 billion in 2011 primarily due to the $10.4 billion goodwill impairment charge in 2010, and a $7.9 billion decrease in the provision for credit losses in 2011. This was partially offset by a decrease in revenue of $4.2 billion, or 19 percent, to $18.1 billion in 2011 compared to 2010.
Net interest income decreased $2.9 billion, or 20 percent, to $11.5 billion in 2011 driven by lower average loan balances and yields. The net interest yield decreased 81 bps to 9.04 percent due to charge-offs and paydowns of higher interest rate products. Noninterest income decreased $1.3 billion, or 16 percent, to $6.6 billion in 2011 due to the implementation of the Durbin Amendment on October 1, 2011, the gain on the sale of our MasterCard position in 2010 and the implementation of the CARD Act in 2010.
The provision for credit losses decreased $7.9 billion to $3.1 billion in 2011 reflecting improving delinquencies and collections, and fewer bankruptcies as a result of improving economic conditions, and lower loan balances. For more information on the provision for credit losses, see Provision for Credit Losses on page 85.
Average loans decreased $19.0 billion, or 13 percent, in 2011 driven by higher payments, charge-offs, continued run-off of non-core portfolios and the impact of portfolio divestitures during 2011.
Business Banking
Business Banking provides a wide range of lending-related products and services, integrated working capital management and treasury solutions to clients through our network of offices and client relationship teams along with various product partners. Our clients include U.S. based companies generally with annual sales of $1 million to $50 million. Our lending products and services include commercial loans, lines of credit and real estate lending. Our capital management and treasury solutions include treasury management, foreign exchange and short-term investing options.
Effective in 2011, management responsibility for the merchant processing joint venture, Banc of America Merchant Services, LLC, was moved from Global Banking to Business Banking where it more closely aligns with the business model. Prior periods have been reclassified to reflect this change. In 2011, we recorded $1.1 billion of impairment charges on our investment in the joint venture.

18 Bank of America 2011

Because of the recent transfer of the joint venture to Business Banking, the impairment charges were recorded in All Other. For additional information, see Note 5 - Securities to the Consolidated Financial Statements.
Net income for Business Banking decreased $23 million to $414 million in 2011 compared to 2010. A $238 million decrease in revenue was offset by a $239 million decrease in the provision for credit losses in 2011.
Net interest income decreased $208 million, or 13 percent, to $1.4 billion in 2011 driven by a decrease in average loan balances. Noninterest income of $664 million in 2011 remained in line with results from a year ago.
The provision for credit losses decreased $239 million to $245 million in 2011 as a result of improved asset quality and lower average loan balances. Noninterest expense remained in line with results from a year ago.
Average loans decreased $3.1 billion, or 10 percent, in 2011 driven primarily by higher prepayments. Average deposits increased $4.2 billion, or 12 percent, in 2011 due to the net transfer of certain deposits from other businesses and the current client preference for liquidity.

Bank of America 2011 19

Consumer Real Estate Services

	2011
(Dollars in millions)	Home Loans	Legacy Assets & Servicing	Total Consumer Real Estate Services	2010	% Change
Net interest income (FTE basis)	$1,828	$1,379	$3,207	$4,662	(31)%
Noninterest income:
Mortgage banking income (loss)	2,502	(10,695)	(8,193)	3,164	n/m
Insurance income	750	—	750	2,061	(64)
All other income	972	110	1,082	442	145
Total noninterest income (loss)	4,224	(10,585)	(6,361)	5,667	n/m
Total revenue, net of interest expense (FTE basis)	6,052	(9,206)	(3,154)	10,329	n/m

Provision for credit losses	234	4,290	4,524	8,490	(47)
Goodwill impairment	—	2,603	2,603	2,000	30
All other noninterest expense	4,659	14,542	19,201	12,806	50
Income (loss) before income taxes	1,159	(30,641)	(29,482)	(12,967)	127
Income tax expense (benefit) (FTE basis)	426	(10,435)	(10,009)	(4,070)	146
Net income (loss)	$733	$(20,206)	$(19,473)	$(8,897)	119

Net interest yield (FTE basis)	2.59%	1.64%	2.07%	2.52%
Efficiency ratio (FTE basis)	76.98	n/m	n/m	n/m

Balance Sheet

Average
Total loans and leases	$54,783	$65,037	$119,820	$129,234	(7)
Total earning assets	70,613	84,277	154,890	185,344	(16)
Total assets	71,644	118,723	190,367	224,994	(15)
Allocated equity	n/a	n/a	16,202	26,016	(38)
Economic capital (1)	n/a	n/a	14,852	21,214	(30)

Year end
Total loans and leases	$52,371	$59,988	$112,359	$122,933	(9)
Total earning assets	58,823	73,558	132,381	172,082	(23)
Total assets	59,660	104,052	163,712	212,412	(23)

(1)
Average economic capital is a non-GAAP financial measure. For additional information on these measures, see Supplemental Financial Data on page 15 and for corresponding reconciliations to GAAP financial measures, see Statistical Table XVI.

n/m = not meaningful
n/a = not applicable

CRES operations include Home Loans and Legacy Assets & Servicing. This alignment allows CRES management to lead the ongoing home loan business while also providing greater focus on legacy mortgage issues and servicing activities. Effective January 1, 2012, servicing activities previously recorded in Home Loans were moved to Legacy Assets & Servicing, and results of MSR activities, including net hedge results, and goodwill were moved from what was formerly referred to as Other within CRES to Legacy Assets & Servicing. Amounts for 2011 have been reclassified to conform to the current period presentation.
CRES generates revenue by providing an extensive line of consumer real estate products and services to customers nationwide. CRES products offered by Home Loans include fixed- and adjustable-rate first-lien mortgage loans for home purchase and refinancing needs, home equity lines of credit (HELOC) and home equity loans. First mortgage products are either sold into the secondary mortgage market to investors, while we retain MSRs and the Bank of America customer relationships, or are held on our balance sheet in All Other for ALM purposes. HELOC and home equity loans are retained on the CRES balance sheet in Home Loans and Legacy Assets & Servicing. CRES, through Legacy Assets & Servicing, services mortgage loans, including those loans it owns, loans owned by other business segments and All Other, and loans owned by outside investors.
The financial results of the on-balance sheet loans are reported in the business segment that owns the loans or All Other. CRES is not impacted by the Corporation’s first mortgage production retention decisions as CRES is compensated for loans held for ALM purposes on a management accounting basis, with a corresponding offset recorded in All Other, and is also compensated for servicing loans owned by other business segments and All Other.
CRES includes the impact of transferring customers and their related loan balances between GWIM and CRES based on client segmentation thresholds. For more information on the migration of customer balances, see GWIM on page 29.
Home Loans
Home Loans products are available to our customers through our retail network of approximately 5,700 banking centers, mortgage loan officers in approximately 500 locations and a sales force offering our customers direct telephone and online access to our products. These products were also offered through our correspondent lending channel; however, we exited this channel

20 Bank of America 2011

in late 2011. In 2011, we also exited the reverse mortgage origination business. In October 2010, we exited the first mortgage wholesale acquisition channel. These strategic changes were made to allow greater focus on our direct to consumer channels, deepen relationships with existing customers and use mortgage products to acquire new relationships.
Home Loans includes ongoing loan production activities and the CRES home equity portfolio not originally selected for inclusion in the Legacy Assets & Servicing portfolio. Home Loans also included insurance operations through June 30, 2011, when the ongoing insurance business was transferred to CBB following the sale of Balboa.
The composition of the Home Loans loan portfolio, which excludes the Legacy Assets & Servicing portfolio established as of January 1, 2011, does not currently reflect a normalized level of credit losses which we expect will develop over time.
Legacy Assets & Servicing
Legacy Assets & Servicing is responsible for servicing the residential, home equity and discontinued real estate loan portfolios, including owned loans and loans serviced for others. Legacy Assets & Servicing is also responsible for managing mortgage-related legacy exposures, including exposures related to selected owned residential mortgage, home equity and discontinued real estate loan portfolios (collectively, the Legacy Assets & Servicing portfolio). For additional information, see Legacy Assets & Servicing Portfolio.
Legacy Assets & Servicing results reflect the net cost of legacy exposures that are included in the results of CRES, including representations and warranties provision, litigation costs, financial results of the CRES home equity portfolio selected as part of the Legacy Assets & Servicing portfolio, the financial results of the servicing operations and the results of MSR activities, including net hedge results, together with any related assets or liabilities used as economic hedges. The financial results of the servicing operations reflect certain revenues and expenses on loans serviced for others, including owned loans serviced for Home Loans and All Other. Legacy Assets & Servicing is compensated for servicing such loans on a management accounting basis with a corresponding offset recorded in Home Loans and All Other.
Legacy Assets & Servicing also includes the results of MSR activities, including net hedge results. The change in the value of the MSRs in 2011 reflects the change in discount rates and prepayment speed assumptions, as well as the effect of changes in other assumptions, including the cost to service. For additional information on MSRs, see Note 25 – Mortgage Servicing Rights to the Consolidated Financial Statements.
Servicing activities include collecting cash for principal, interest and escrow payments from borrowers, and disbursing customer draws for lines of credit and accounting for and remitting principal and interest payments to investors and escrow payments to third parties along with responding to customer inquiries. Our home retention efforts are also part of our servicing activities, along with supervising foreclosures and property dispositions. In an effort to help our customers avoid foreclosure, Legacy Assets & Servicing evaluates various workout options prior to foreclosure sales which, combined with our temporary halt of foreclosures announced in October 2010, has resulted in elongated default timelines. Although we have resumed foreclosure proceedings in nearly all states, there continues to be a backlog of foreclosure inventory. For additional information on our servicing activities, including the impact of foreclosure delays, see Off-Balance Sheet

Arrangements and Contractual Obligations – Other Mortgage-related Matters on page 40.
Goodwill that was assigned to CRES totaling $2.6 billion was included in Legacy Assets & Servicing and was written off in its entirety in 2011.
Legacy Assets & Servicing Portfolio
The Legacy Assets & Servicing portfolio includes owned residential mortgage loans, home equity loans and discontinued real estate loans that would not have been originated under our underwriting standards at December 31, 2010. The Countrywide PCI portfolio as well as certain loans that met a pre-defined delinquency status or probability of default threshold as of January 1, 2011 are also included in the Legacy Assets & Servicing portfolio. The residential mortgage and discontinued real estate loans are held primarily on the balance sheet of All Other and the home equity loans are held in Legacy Assets & Servicing. Since determining the pool of owned loans to be included in the Legacy Assets & Servicing portfolio as of January 1, 2011, the criteria have not changed for this portfolio. However, the criteria for inclusion of certain assets and liabilities in the Legacy Assets & Servicing portfolio will continue to be evaluated over time.
The total owned loans in the Legacy Assets & Servicing portfolio decreased $15.7 billion in 2011 to $154.9 billion at December 31, 2011, of which $60.0 billion are reflected on the balance sheet of Legacy Assets & Servicing within CRES and the remainder are held on the balance sheet of All Other.
CRES Results
The CRES net loss increased $10.6 billion to $19.5 billion in 2011 compared to 2010. Revenue declined $13.5 billion to a loss of $3.2 billion due in large part to a decrease of $11.4 billion in mortgage banking income driven by an increase in representations and warranties provision of $8.8 billion and a decrease in core production income of $3.4 billion in 2011.
The representations and warranties provision in 2011 included $8.6 billion related to the BNY Mellon Settlement and $7.0 billion related to other exposures. For additional information on representations and warranties, see Off-Balance Sheet Arrangements and Contractual Obligations – Representations and Warranties on page 33 and Note 9 – Representations and Warranties Obligations and Corporate Guarantees to the Consolidated Financial Statements. The decrease in core production income was due to a decline in loan funding volume caused primarily by a drop in market share, which reflected decisions to price certain loan products in order to align the volume of new loan applications with our underwriting capacity in both the retail and correspondent channels and our exit from the correspondent channel in late 2011. Also contributing to the decline in revenue was a $1.3 billion decrease in insurance income due to the sale of Balboa in 2011 and a decline in net interest income primarily due to lower average LHFS balances. Revenue for 2011 also included a pre-tax gain on the sale of Balboa of $752 million, net of an inter-segment advisory fee.
The provision for credit losses decreased $4.0 billion to $4.5 billion in 2011 compared to 2010 primarily driven by improving portfolio trends, including lower reserve additions in the Countrywide PCI home equity portfolio.
Noninterest expense increased $7.0 billion to $21.8 billion in 2011 compared to 2010 primarily due to a $3.6 billion increase in litigation expense, $1.6 billion higher mortgage-related

Bank of America 2011 21

assessments and waivers costs, higher default-related and other loss mitigation servicing expenses and a non-cash, non-tax deductible goodwill impairment charge of $2.6 billion in 2011 compared to a $2.0 billion goodwill impairment charge in 2010. In 2011, we recorded $1.8 billion of mortgage-related assessments and waivers costs, which included $1.3 billion for compensatory fees as a result of elongated default timelines. These increases were partially offset by a decrease of $1.1 billion in insurance expense due to the sale of Balboa and a decline of $667 million in production expense primarily due to lower origination volumes.
Compensatory fees are fees that we expect to be assessed by the government-sponsored enterprises, Fannie Mae (FNMA) and Freddie Mac (FHLMC) (collectively, the GSEs), as a result of foreclosure delays pursuant to first mortgage seller/servicer guides with the GSEs which provide timelines to complete the liquidation of delinquent loans. In instances where we fail to meet these timelines, our agreements provide the GSEs with the option to assess compensatory fees. The remainder of the mortgage-related assessments and waivers costs are out-of-pocket costs that we do not expect to recover. We expect these costs will remain elevated as additional loans are delayed in the foreclosure process. We also expect that continued elevated costs, including costs related to resources necessary to perform the foreclosure process assessments and to implement other operational changes, will continue.
Average economic capital decreased 30 percent due to a reduction in credit risk driven by lower loan balances, and the sale of Balboa. Average allocated equity decreased for the same reasons as economic capital as well as the goodwill impairment charges in 2011 and 2010. For more information regarding economic capital and allocated equity, see Supplemental Financial Data on page 15.
Mortgage Banking Income
CRES mortgage banking income is categorized into production and servicing income. Core production income is comprised of revenue from the fair value gains and losses recognized on our interest rate lock commitments (IRLCs) and LHFS, the related secondary market execution, and costs related to representations and warranties in the sales transactions along with other obligations incurred in the sales of mortgage loans. Ongoing costs related to representations and warranties and other obligations that were incurred in the sales of mortgage loans in prior periods are also included in production income.
Servicing income includes income earned in connection with servicing activities and MSR valuation adjustments, net of economic hedge activities. The costs associated with our servicing activities are included in noninterest expense.
The table below summarizes the components of mortgage banking income.

Mortgage Banking Income

(Dollars in millions)	2011	2010
Production loss:
Core production revenue	$2,797	$6,182
Representations and warranties provision	(15,591)	(6,785)
Total production loss	(12,794)	(603)
Servicing income:
Servicing fees	5,959	6,475
Impact of customer payments (1)	(2,621)	(3,759)
Fair value changes of MSRs, net of economic hedge results (2)	656	376
Other servicing-related revenue	607	675
Total net servicing income	4,601	3,767
Total CRES mortgage banking income (loss)	(8,193)	3,164
Eliminations (3)	(637)	(430)
Total consolidated mortgage banking income (loss)	$(8,830)	$2,734

(1)	Represents the change in the market value of the MSR asset due to the impact of customer payments received during the year.

(2)	Includes sale of MSRs.

(3)	Includes the effect of transfers of mortgage loans from CRES to the ALM portfolio in All Other.

Core production revenue of $2.8 billion in 2011 decreased $3.4 billion from 2010 due primarily to lower new loan origination volumes. The 52 percent decline in new loan originations was caused primarily by a drop in market share, as previously discussed, combined with the decline in the overall market demand for mortgages from 2010 to 2011. The representations and warranties provision increased $8.8 billion to $15.6 billion in 2011 due to the BNY Mellon Settlement and other exposures.
Net servicing income increased $834 million in 2011 due to a lower impact of customer payments partially offset by lower servicing fees driven by a decline in the servicing portfolio. Improved MSR results, net of hedges also contributed to the increase in net servicing income.

22 Bank of America 2011

Key Statistics

(Dollars in millions, except as noted)	2011		2010
Loan production
CRES:
First mortgage	$139,273		$287,236
Home equity	3,694		7,626
Total Corporation (1):
First mortgage	151,756		298,038
Home equity	4,388		8,437

Year end
Mortgage servicing portfolio (in billions) (2)	$1,763		$2,057
Mortgage loans serviced for investors (in billions)	1,379		1,628
Mortgage servicing rights:
Balance	7,378		14,900
Capitalized mortgage servicing rights (% of loans serviced for investors)	54	bps	92	bps

(1)	In addition to loan production in CRES, the remaining first mortgage and home equity loan production is primarily in GWIM.

(2)	Servicing of residential mortgage loans, home equity lines of credit, home equity loans and discontinued real estate mortgage loans.

First mortgage production was $151.8 billion in 2011 compared to $298.0 billion in 2010 with the decrease primarily due to a reduction in both the correspondent and retail sales channels. Additionally, the overall industry market demand for mortgages dropped by approximately 17 percent in 2011, contributing to the decline in mortgage production. We expect our market share of mortgage originations in 2012 to be lower than our market share in 2011, due to our exit from the correspondent channel.
Home equity production was $4.4 billion in 2011 compared to $8.4 billion in 2010 with the decrease primarily due to a decline in reverse mortgage originations based on our decision to exit this business in 2011.
At December 31, 2011, the consumer MSR balance was $7.4 billion, which represented 54 bps of the related unpaid principal balance compared to $14.9 billion or 92 bps of the related unpaid principal balance at December 31, 2010. The decline in the consumer MSR balance was primarily driven by lower mortgage rates, which resulted in higher forecasted prepayment speeds combined with the impact of elevated expected costs to service delinquent loans, which reduced expected cash flows and the value of the MSRs, and MSR sales. In addition, the MSRs declined as a result of customer payments. These declines were partially offset by adjustments to prepayment models to reflect muted refinancing activity relative to historic norms and by the addition of new MSRs recorded in connection with sales of loans. During 2011, MSRs in the amount of $896 million were sold. Gains recognized on these transactions were not significant. These sales were undertaken to reduce the balance of MSRs, lower our default-related servicing costs and reduce risk in certain portfolios in preparation of the implementation of Basel III. For additional information on Basel III, see Capital Management – Regulatory Capital Changes on page 50 and for information on MSRs and the related hedge instruments, see Mortgage Banking Risk Management on page 96 and Note 25 – Mortgage Servicing Rights to the Consolidated Financial Statements.

Bank of America 2011 23

Global Banking

(Dollars in millions)	2011	2010	% Change
Net interest income (FTE basis)	$9,490	$10,064	(6)%
Noninterest income:
Service charges	3,425	3,656	(6)
Investment banking fees	3,061	2,982	3
All other income	1,342	1,046	28
Total noninterest income	7,828	7,684	2
Total revenue, net of interest expense (FTE basis)	17,318	17,748	(2)

Provision for credit losses	(1,118)	1,298	n/m
Noninterest expense	8,888	8,672	2
Income before income taxes	9,548	7,778	23
Income tax expense (FTE basis)	3,501	2,887	21
Net income	$6,047	$4,891	24

Net interest yield (FTE basis)	3.26%	3.76%
Return on average allocated equity	12.76	9.22
Return on average economic capital (1)	26.59	17.47
Efficiency ratio (FTE basis)	51.32	48.86

Balance Sheet

Average
Total loans and leases	$265,560	$260,970	2
Total earning assets	291,234	267,325	9
Total assets	337,780	312,809	8
Total deposits	237,193	203,459	17
Allocated equity	47,384	53,056	(11)
Economic capital (1)	22,761	28,064	(19)

Year end
Total loans and leases	$278,177	$254,841	9
Total earning assets	302,353	261,902	15
Total assets	349,473	311,113	12
Total deposits	246,466	217,262	13

(1)
Return on average economic capital and economic capital are non-GAAP financial measures. For additional information on these measures, see Supplemental Financial Data on page 15 and for corresponding reconciliations to GAAP financial measures, see Statistical Table XVI.

n/m = not meaningful

Global Banking, which includes Global Corporate and Commercial Banking, and Investment Banking, provides a wide range of lending-related products and services, integrated working capital management and treasury solutions to clients through our network of offices and client relationship teams along with various product partners. Our lending products and services include commercial loans, leases, commitment facilities, trade finance, real estate lending, asset-based lending and indirect consumer loans. Our treasury solutions business includes treasury management, foreign exchange and short-term investing options. We also work with our clients to provide investment banking products such as debt and equity underwriting and distribution, merger-related and other advisory services. Underwriting debt and equity issuances, fixed-income and equity research, and certain market-based activities are executed through our global broker/dealer affiliates which are our primary dealers in several countries. Within Global Banking, Global Commercial Banking clients are generally defined as companies with annual sales up to $2 billion, which include middle-market companies, commercial real estate firms, federal and state governments and municipalities, and Global Corporate Banking clients include large corporations, generally defined as companies with annual sales greater than $2 billion. Effective in 2011, management responsibility for the merchant processing joint venture, Banc of America Merchant Services, LLC, was moved from Global Banking to Business Banking in CBB where it more closely aligns with the business model. Prior periods have been reclassified to reflect this change.
Global Banking net income increased $1.2 billion to $6.0 billion in 2011 from 2010 primarily driven by a decrease in the provision for credit losses, partially offset by lower revenue.
Revenue decreased $430 million primarily driven by lower net interest income related to ALM activities and lower accretion on acquired portfolios due to the impact of prepayments in prior periods, partially offset by the impact of higher average loan and deposit balances.
The provision for credit losses decreased $2.4 billion to a benefit of $1.1 billion for 2011 compared to 2010. The decrease was driven by the positive impact of the economic environment on the credit portfolio and an accelerated rate of loan resolutions in the commercial real estate portfolio.
Noninterest expense increased $216 million as higher FDIC expense was partially offset by lower personnel and occupancy expenses.

24 Bank of America 2011

The return on average economic capital increased due to higher net income and a 19 percent decrease in average economic capital from reductions in credit risk. Average allocated equity decreased for the same reasons as economic capital. For more information regarding economic capital and allocated equity, see Supplemental Financial Data on page 15.

Global Corporate and Commercial Banking
Client relationship teams along with product partners in Global Corporate and Commercial Banking work with our customers to provide a wide range of lending-related products and services, integrated working capital management and treasury solutions through the Corporation's global network of offices. Global

Corporate and Commercial Banking includes Global Treasury Services and Business Lending activities. Global Treasury Services includes the corporate deposit and transaction services portfolio and provides treasury management and solutions including foreign exchange and short-term investing options to our clients. Business Lending provides various loan-related products and services including commercial loans, leases, commitment facilities, trade financing, real estate lending, asset based lending and indirect consumer loans. The table below presents total net revenue, total average and ending deposits, and total average and ending loans and leases for Global Corporate and Commercial Banking.

Global Corporate and Commercial Banking

	Global Corporate Banking		Global Commercial Banking		Total
(Dollars in millions)	2011	2010	2011	2010	2011	2010
Global Treasury Services	$2,507	$2,296	$3,532	$3,414	$6,039	$5,710
Business Lending	3,246	3,459	4,953	5,507	8,199	8,966
Total revenue, net of interest expense	$5,753	$5,755	$8,485	$8,921	$14,238	$14,676

Average
Total loans and leases	$101,955	$85,242	$162,526	$173,847	$264,481	$259,089
Total deposits	108,630	91,108	128,513	112,173	237,143	203,281

Period end
Total loans and leases	$113,979	$87,570	$163,256	$165,725	$277,235	$253,295
Total deposits	111,003	93,316	135,423	123,900	246,426	217,216

Global Corporate and Commercial Banking revenue decreased $438 million to $14.2 billion in 2011 compared to 2010. Global Treasury Services revenue increased $211 million in Global Corporate Banking and $118 million in Global Commercial Banking in 2011 as growth in U.S. and non-U.S. deposit volumes was partially offset by a challenging rate environment and lower treasury service charges from transition to electronic services.
Business Lending revenues in Global Corporate Banking decreased $213 million in 2011 as growth in loans was offset by a declining rate environment and lower accretion on acquired portfolios due to the impact of prepayments in prior periods. Business Lending revenues declined $554 million in Global Commercial Banking primarily from lower net interest income from ALM activities and a decline in loan balances.
Average loan and lease balances in Global Corporate and Commercial Banking increased two percent in 2011 as growth in Global Corporate Banking balances from increases in commercial and non-U.S. trade finance portfolios driven by continued international demand and improved domestic momentum was partially offset by declines in Global Commercial Banking due to a decrease in commercial real estate from pay downs. Global Corporate and Commercial Banking average deposits increased 17 percent in 2011 compared to 2010 as balances continued to grow due to clients' excess liquidity and limited alternative investment options.
Investment Banking
Client teams and product specialists underwrite and distribute debt, equity and other loan products, provide advisory services and tailored risk management solutions. The economics of certain investment banking and underwriting activities are shared primarily between Global Banking and Global Markets based on the activities performed by each segment. To provide a complete discussion of our consolidated investment banking income, the table below presents total Corporation investment banking income as well as the portion attributable to Global Banking.

Investment Banking Fees
	Global Banking		Total Corporation
(Dollars in millions)	2011	2010	2011	2010
Products
Advisory (1)	$1,182	$934	$1,248	$1,019
Debt issuance	1,294	1,433	2,888	3,267
Equity issuance	585	615	1,453	1,498
Gross investment banking fees	3,061	2,982	5,589	5,784
Self-led	(163)	(105)	(372)	(264)
Total investment banking fees	$2,898	$2,877	$5,217	$5,520

(1)	Advisory includes fees on debt and equity advisory services and mergers and acquisitions.

Total Corporation investment banking fees, excluding self-led deals, decreased $303 million, or five percent, in 2011 compared to 2010 primarily driven by lower debt issuance fees due to challenging market conditions partially offset by higher advisory fees. Investment banking fees may continue to be adversely affected in 2012 by lower client activity and challenging market conditions as a result of, among other things, the European sovereign debt crisis and market volatility.

Bank of America 2011 25

Global Markets

(Dollars in millions)	2011	2010	% Change
Net interest income (FTE basis)	$3,682	$4,332	(15)%
Noninterest income:
Investment and brokerage services	2,235	2,312	(3)
Investment banking fees	2,212	2,456	(10)
Trading account profits	6,424	9,630	(33)
All other income	232	388	(40)
Total noninterest income	11,103	14,786	(25)
Total revenue, net of interest expense (FTE basis)	14,785	19,118	(23)

Provision for credit losses	(56)	30	n/m
Noninterest expense	12,236	11,769	4
Income before income taxes	2,605	7,319	(64)
Income tax expense (FTE basis)	1,620	3,073	(47)
Net income	$985	$4,246	(77)

Return on average allocated equity	4.35%	13.01%
Return on average economic capital (1)	5.53	14.72
Efficiency ratio (FTE basis)	82.76	61.56

Balance Sheet

Average
Total trading-related assets (2)	$472,444	$506,508	(7)
Total earning assets (2)	445,531	508,920	(12)
Total assets	590,428	644,674	(8)
Allocated equity	22,670	32,630	(31)
Economic capital (1)	18,045	28,932	(38)

Year end
Total trading-related assets (2)	$397,876	$417,157	(5)
Total earning assets (2)	372,852	416,315	(10)
Total assets	501,825	537,945	(7)

(1)
Return on average economic capital and economic capital are non-GAAP financial measures. For additional information on these measures, see Supplemental Financial Data on page 15 and for corresponding reconciliations to GAAP financial measures, see Statistical Table XVI.

(2)	Trading-related assets include assets which are not considered earning assets (i.e., derivative assets).
n/m = not meaningful

Global Markets offers sales and trading services, including research, to institutional clients across fixed-income, credit, currency, commodity and equity businesses. Global Markets product coverage includes securities and derivative products in both the primary and secondary markets. Global Markets provides market-making, financing, securities clearing, settlement and custody services globally to our institutional investor clients in support of their investing and trading activities. We also work with our commercial and corporate clients to provide risk management products using interest rate, equity, credit, currency and commodity derivatives, foreign exchange, fixed-income and mortgage-related products. As a result of our market-making activities in these products, we may be required to manage risk in government securities, equity and equity-linked securities, high-grade and high-yield corporate debt securities, commercial paper, mortgage-backed securities (MBS), commodities and asset-backed securities (ABS). In addition, the economics of certain investment banking and underwriting activities are shared primarily between Global Markets and Global Banking based on the activities performed by each segment. Global Banking originates certain deal-related transactions with our corporate and commercial clients that are executed and distributed by Global Markets. See page 25 for a discussion of investment banking fees on a consolidated basis.
Net income decreased $3.3 billion to $985 million in 2011

compared to 2010 primarily driven by a decline of $3.8 billion in sales and trading revenue due to a challenging market environment, partially offset by net DVA gains. In 2011, net DVA gains were $1.0 billion compared to $262 million in 2010 due to the widening of our credit spreads. Noninterest expense increased $467 million driven primarily by higher costs related to investments in infrastructure.
Sales and trading revenue may continue to be adversely affected in 2012 by lower client activity and challenging market conditions as a result of, among other things, the European sovereign debt crisis, uncertainty regarding the outcome of the evolving domestic regulatory landscape, our credit ratings and market volatility.
Income tax expense included a $774 million charge to reduce the carrying value of the deferred tax assets as a result of a reduction in the U.K. corporate income tax rate enacted during 2011 compared to a charge of $388 million for a rate reduction enacted in 2010. For additional information related to the U.K. corporate income tax rate reduction, see Financial Highlights – Income Tax Expense on page 11.
The return on average economic capital decreased due to lower net income partially offset by a 38 percent decrease in average economic capital due to lower counterparty credit risk and a decline in market risk-related trading exposures. Average allocated equity decreased for the same reasons as economic capital. For more

26 Bank of America 2011

information regarding economic capital and allocated equity, see Supplemental Financial Data on page 15.
Sales and trading revenue includes unrealized and realized gains and losses on trading and other assets, net interest income, and fees primarily from commissions on equity securities. The following table and related discussion present total sales and trading revenue, substantially all of which is in Global Markets with the remainder in Global Banking. Sales and trading revenue is segregated into fixed income (investment and non-investment grade corporate debt obligations, commercial mortgage-backed securities (CMBS), residential mortgage-backed securities (RMBS) and CDOs), currencies (interest rate and foreign exchange contracts), commodities (primarily futures, forwards, swaps and options) and equity income from equity-linked derivatives and cash equity activity.

Sales and Trading Revenue (1, 2)

(Dollars in millions)	2011	2010
Sales and trading revenue
Fixed income, currencies and commodities	$8,901	$12,585
Equity income	3,943	4,101
Total sales and trading revenue	$12,844	$16,686

Sales and trading revenue, excluding DVA
Fixed income, currencies and commodities	$8,107	$12,383
Equity income	3,737	4,041
Total sales and trading revenue, excluding DVA	$11,844	$16,424

(1)
Includes a FTE adjustment of $203 million and $271 million for 2011 and 2010. For additional information on sales and trading revenue, see Note 4 – Derivatives to the Consolidated Financial Statements.

(2)	Includes Global Banking sales and trading revenue of $273 million and $122 million for 2011 and 2010.

Fixed income, currencies and commodities (FICC) revenue decreased $3.7 billion, or 29 percent, to $8.9 billion in 2011 compared to 2010 primarily due to lower client activity and continued adverse market conditions impacting our mortgage products, credit, and rates and currencies businesses, partially offset by net DVA gains. Excluding net DVA losses, FICC revenue decreased $4.3 billion, or 35 percent, to $8.1 billion primarily due to a deteriorating credit market environment. Equity income decreased $158 million, or four percent, to $3.9 billion primarily due to lower equity derivative trading volumes. Sales and trading revenue included total commissions and brokerage fee revenue of $2.2 billion ($2.1 billion from equities and $105 million from FICC) in 2011 compared to $2.3 billion ($2.2 billion from equities and $134 million from FICC) in 2010.
In conjunction with regulatory reform measures and our initiative to optimize our balance sheet, we exited our stand-alone proprietary trading business as of June 30, 2011, which involved trading activities in a variety of products, including stocks, bonds, currencies and commodities. Proprietary trading revenue was $434 million for the six months ended June 30, 2011 compared to $1.4 billion for 2010. For additional information on restrictions on proprietary trading, see Regulatory Matters – Limitations on Proprietary Trading on page 43.

Collateralized Debt Obligation and Monoline Exposure
CDO vehicles hold diversified pools of fixed-income securities and issue multiple tranches of debt securities including commercial paper, and mezzanine and equity securities. Our CDO-related exposure can be divided into funded and unfunded super senior liquidity commitment exposure and other super senior exposure, including cash positions and derivative contracts. For more information on our CDO positions, see Note 8 – Securitizations and Other Variable Interest Entities to the Consolidated Financial Statements. Super senior exposure represents the most senior class of notes that are issued by the CDO vehicles and benefits from the subordination of all other securities issued by the CDO vehicles. In 2011, we recorded losses of $86 million from our CDO-related exposure compared to losses of $573 million in 2010.
At December 31, 2011, our super senior CDO exposure before consideration of insurance, net of write-downs, was $376 million, comprised solely of trading account assets, compared to $2.0 billion, comprised of $1.3 billion in trading account assets and $675 million in AFS debt securities at December 31, 2010. Of our super senior CDO exposure at December 31, 2011, $224 million was hedged and $152 million was unhedged compared to $772 million hedged and $1.2 billion unhedged at December 31, 2010. At December 31, 2011, there were no unrealized losses recorded in accumulated other comprehensive income (OCI) on super senior cash positions and retained positions from liquidated CDOs compared to $466 million at December 31, 2010. The change was the result of sales of ABS CDOs.
With the Merrill Lynch acquisition, we acquired a loan that is collateralized by U.S. super senior ABS CDOs and recorded in All Other. For additional information, see All Other on page 31.
Excluding amounts related to transactions with a single counterparty, which were transferred to other assets as discussed below, the table below presents our original total notional, mark-to-market receivable and credit valuation adjustment for credit default swaps (CDS) and other positions with monolines.

Credit Default Swaps with Monoline Financial Guarantors

	December 31
(Dollars in millions)	2011	2010
Notional	$21,070	$38,424

Mark-to-market or guarantor receivable	$1,766	$9,201
Credit valuation adjustment	(417)	(5,275)
Total	$1,349	$3,926
Credit valuation adjustment %	24%	57%
Gains (losses)	$116	$(24)

Bank of America 2011 27

Total monoline exposure, net of credit valuation adjustments, decreased $2.6 billion to $1.3 billion at December 31, 2011 driven by terminated monoline contracts and the reclassification of certain exposures. During 2011, we terminated all of our monoline contracts referencing super senior ABS CDOs and reclassified net monoline exposure with a carrying value of $1.3 billion ($4.7 billion gross receivable less impairment) at December 31, 2011 from derivative assets to other assets because of the inherent default risk. Because these contracts no longer provide a hedge benefit, they are no longer considered derivative trading instruments. This exposure relates to a single counterparty and is recorded at fair value based on current net recovery projections. The net recovery projections take into account the present value of projected payments expected to be received from the counterparty.

28 Bank of America 2011

Global Wealth & Investment Management

(Dollars in millions)	2011	2010	% Change
Net interest income (FTE basis)	$6,052	$5,682	7%
Noninterest income:
Investment and brokerage services	9,310	8,660	8
All other income	2,034	1,949	4
Total noninterest income	11,344	10,609	7
Total revenue, net of interest expense (FTE basis)	17,396	16,291	7

Provision for credit losses	398	646	(38)
Noninterest expense	14,357	13,209	9
Income before income taxes	2,641	2,436	8
Income tax expense (FTE basis)	969	1,083	(11)
Net income	$1,672	$1,353	24

Net interest yield (FTE basis)	2.24%	2.31%
Return on average allocated equity	9.40	7.49
Return on average economic capital (1)	24.00	19.74
Efficiency ratio (FTE basis)	82.53	81.08

Balance Sheet

Average
Total loans and leases	$102,144	$99,269	3
Total earning assets	270,658	246,428	10
Total assets	290,565	267,365	9
Total deposits	254,997	232,519	10
Allocated equity	17,790	18,070	(2)
Economic capital (1)	7,094	7,292	(3)

Year end
Total loans and leases	$103,460	$100,725	3
Total earning assets	263,586	275,520	(4)
Total assets	284,062	296,478	(4)
Total deposits	253,264	258,210	(2)

(1)
Return on average economic capital and economic capital are non-GAAP financial measures. For additional information on these measures, see Supplemental Financial Data on page 15 and for corresponding reconciliations to GAAP financial measures, see Statistical Table XVI.

GWIM consists of two primary businesses: Merrill Lynch Global Wealth Management (MLGWM) and U.S. Trust, Bank of America Private Wealth Management (U.S. Trust).
MLGWM’s advisory business provides a high-touch client experience through a network of more than 17,000 financial advisors focused on clients with over $250,000 in total investable assets. MLGWM provides tailored solutions to meet our clients’ needs through a full set of brokerage, banking and retirement products in both domestic and international locations. MLGWM also includes our Retirement Services business, which previously had been classified as a separate business within GWIM.
U.S. Trust, together with MLGWM’s Private Banking & Investments Group, provides comprehensive wealth management solutions targeted to wealthy and ultra-wealthy clients with investable assets of more than $5 million, as well as customized solutions to meet clients’ wealth structuring, investment management, trust and banking needs, including specialty asset management services.
Net income increased $319 million, or 24 percent, to $1.7 billion in 2011 compared to 2010 driven by higher net interest income, higher asset management fees and lower credit costs,

partially offset by higher noninterest expense. Net interest income increased $370 million, or seven percent, to $6.1 billion as the impact of higher average deposit balances more than offset the impact of a lower rate environment. Noninterest income increased $735 million, or seven percent, to $11.3 billion primarily due to higher asset management fees driven by higher average market levels in 2011 compared to 2010 and continued long-term AUM flows. The provision for credit losses decreased $248 million, or 38 percent, to $398 million driven by improving portfolio trends. Noninterest expense increased $1.1 billion, or nine percent, to $14.4 billion due to increased volume-driven expenses and personnel costs associated with continued investment in the business.
In 2011, revenue from MLGWM was $14.6 billion, up eight percent from 2010 driven by an increase in asset management fees due to higher average market levels and long-term AUM flows, as well as higher net interest income. Revenue from U.S. Trust was $2.7 billion, which remained relatively unchanged from 2010 as an increase in asset management fees primarily from higher market levels was partially offset by lower net interest income.

Bank of America 2011 29

GWIM results are impacted by the migration of clients and their related deposit and loan balances to or from CBB, CRES and the ALM portfolio, as presented in the Migration Summary table. Migration in 2011 included the movement of balances to Merrill Edge, which is included in CBB. Subsequent to the date of the migration, the associated net interest income, noninterest income and noninterest expense are recorded in the business to which the clients migrated.

Migration Summary

(Dollars in millions)	2011	2010
Average
Total deposits – GWIM from / (to) CBB	$(2,032)	$2,486
Total loans – GWIM to CRES and the ALM portfolio	(174)	(1,405)
Year end
Total deposits – GWIM from / (to) CBB	$(2,918)	$4,881
Total loans – GWIM to CRES and the ALM portfolio	(299)	(1,625)

Client Balances
The table below presents client balances which consist of AUM, client brokerage assets, assets in custody, client deposits, and loans and leases.

Client Balances by Type

	December 31
(Dollars in millions)	2011	2010
Assets under management	$647,126	$643,343
Brokerage assets	1,024,193	1,064,516
Assets in custody	107,989	114,721
Deposits	253,264	258,210
Loans and leases (1)	106,672	104,213
Total client balances	$2,139,244	$2,185,003

(1)	Includes margin receivables which are classified in other assets on the Consolidated Balance Sheet.

The decrease in client balances was driven by lower broad based market levels at December 31, 2011 compared to December 31, 2010 partially offset by client inflows, particularly into long-term AUM.

30 Bank of America 2011

All Other

(Dollars in millions)	2011	2010	% Change
Net interest income (FTE basis)	$1,780	$3,655	(51)%
Noninterest income:
Card income	465	615	(24)
Equity investment income	7,044	4,574	54
Gains on sales of debt securities	3,098	2,313	34
All other income (loss)	2,821	(1,434)	n/m
Total noninterest income	13,428	6,068	121
Total revenue, net of interest expense (FTE basis)	15,208	9,723	56

Provision for credit losses	6,172	6,324	(2)
Goodwill impairment	581	—	n/m
Merger and restructuring charges	638	1,820	(65)
All other noninterest expense	4,066	4,253	(4)
Income (loss) before income taxes	3,751	(2,674)	n/m
Income tax benefit (FTE basis)	(1,012)	(3,977)	(75)
Net income	$4,763	$1,303	n/m

Balance Sheet

Average
Loans and leases:
Residential mortgage	$227,696	$210,052	8
Credit card	24,049	28,013	(14)
Discontinued real estate	12,106	13,830	(12)
Other	20,039	29,747	(33)
Total loans and leases	283,890	281,642	1
Total assets (1)	369,659	473,253	(22)
Total deposits	49,267	66,882	(26)
Allocated equity (2)	72,141	38,884	86

Year end
Loans and leases:
Residential mortgage	$224,654	$222,299	1
Credit card	14,418	27,465	(48)
Discontinued real estate	11,095	13,108	(15)
Other	17,454	22,214	(21)
Total loans and leases	267,621	285,086	(6)
Total assets (1)	309,471	395,975	(22)
Total deposits	32,729	48,767	(33)

(1)
For presentation purposes, in segments where the total of liabilities and equity exceeds assets, which are generally deposit-taking segments, we allocate assets to those segments to match liabilities (i.e., deposits) and allocated equity. Such allocated assets were $497.8 billion and $433.6 billion for 2011 and 2010, and $495.4 billion and $460.1 billion at December 31, 2011 and 2010. The allocation can result in total assets of less than total loans and leases in All Other.

(2)
Represents the economic capital assigned to All Other as well as the remaining portion of equity not specifically allocated to the business segments. Allocated equity increased due to excess capital not being assigned to the business segments.

n/m = not meaningful

All Other consists of two broad groupings, Equity Investments and Other. Equity Investments includes GPI, Strategic and other investments, and Corporate Investments. Other includes liquidating businesses, merger and restructuring charges, ALM activities such as the residential mortgage portfolio and investment securities, and related activities including economic hedges and gains/losses on structured liabilities, the impact of certain allocation methodologies and accounting hedge ineffectiveness. Other also includes certain residential mortgage and discontinued real estate loans that are managed by Legacy Assets & Servicing within CRES. During 2011, we sold our Canadian consumer card business and we are evaluating our remaining international consumer card operations. As a result of these actions, we reclassified results from these businesses, including prior periods, from CBB to All Other. For additional information on the other activities included in All Other, see Note 26 – Business Segment Information to the Consolidated Financial

Statements.
All Other reported net income of $4.8 billion in 2011 compared to $1.3 billion in 2010 with the increase primarily due to higher noninterest income and lower merger and restructuring charges. Noninterest income increased due to positive fair value adjustments related to our own credit on structured liabilities of $3.3 billion in 2011 compared to $18 million in 2010. Equity investment income increased $2.5 billion as a result of a $6.5 billion gain from the sale of CCB shares (we currently hold approximately one percent of the outstanding common shares) partially offset by $1.1 billion of impairment charges on our merchant services joint venture and a decrease of $1.9 billion in GPI income. A non-cash, non-tax deductible goodwill impairment charge of $581 million was taken during the fourth quarter of 2011 as a result of a change in the estimated value of the European consumer card business. The prior year included $1.2 billion of gains on the sales of certain strategic investments. The provision

Bank of America 2011 31

for credit losses decreased $152 million to $6.2 billion driven by lower balances due primarily to divestitures; improvements in delinquencies, collections and insolvencies in the non-U.S. credit card portfolio; and continued run-off in the legacy Merrill Lynch commercial portfolio. These increases were largely offset by reserve additions to the Countrywide PCI discontinued real estate and residential mortgage portfolios and higher credit costs related to the non-PCI residential mortgage portfolio due primarily to the continuing decline in home prices.
The income tax benefit was $1.0 billion compared to a benefit of $4.0 billion for 2010. The factors affecting taxes in All Other are discussed more fully in Financial Highlights – Income Tax Expense on page 11.
With the Merrill Lynch acquisition, we acquired a loan that is collateralized by U.S. super senior ABS CDOs, with a current carrying value of $3.1 billion at December 31, 2011, down from $4.2 billion at December 31, 2010 primarily due to paydowns. The loan is recorded in All Other and all scheduled payments on the loan have been received to date. The loan matures in September 2023. For more information on our CDO exposure, see Global Markets – Collateralized Debt Obligation and Monoline Exposure on page 27.
The tables below present the components of the equity investments in All Other at December 31, 2011 and 2010, and also a reconciliation to the total consolidated equity investment income for 2011 and 2010.

Equity Investments

	December 31
(Dollars in millions)	2011	2010
Global Principal Investments	$5,659	$11,682
Strategic and other investments	1,343	22,590
Total equity investments included in All Other	$7,002	$34,272

Equity Investment Income

(Dollars in millions)	2011	2010
Global Principal Investments	$399	$2,324
Strategic and other investments	6,645	2,543
Corporate Investments	—	(293)
Total equity investment income included in All Other	7,044	4,574
Total equity investment income included in the business segments	316	686
Total consolidated equity investment income	$7,360	$5,260

Equity investments included in All Other decreased $27.3 billion during 2011 consistent with our continued efforts to reduce non-core assets including reducing both higher risk-weighted assets and assets currently deducted, or expected to be deducted under Basel III, from regulatory capital. For more information, see Capital Management – Regulatory Capital Changes on page 50.
GPI is comprised of a diversified portfolio of investments in private equity, real estate and other alternative investments. These investments are made either directly in a company or held through a fund with related income recorded in equity investment income. GPI had unfunded equity commitments of $710 million and $1.4 billion at December 31, 2011 and 2010 related to certain of these investments. The Corporation has actively reduced these commitments in a series of transactions involving its private equity fund investments.
Strategic and other investments included in All Other decreased $21.2 billion during 2011. The decrease was primarily the result of the sale of CCB shares and all of our investment in BlackRock during 2011. In connection with the sale of our investment in CCB, we recorded gains of $6.5 billion. At December 31, 2011 and 2010, we owned 2.0 billion shares and 25.6 billion shares representing approximately one percent and 10 percent of CCB. Sales restrictions on the remaining 2.0 billion CCB shares continue until August 2013 and accordingly these shares are carried at cost. At December 31, 2011 and 2010, the cost basis of our total investment in CCB was $716 million and $9.2 billion, the carrying value was $716 million and $19.7 billion, and the fair value was $1.4 billion and $20.8 billion. During 2011 and 2010, we recorded dividends of $836 million and $535 million from CCB. During 2011, we sold our remaining ownership interest of approximately 13.6 million preferred shares, or seven percent of BlackRock. In connection with the sale, we recorded a gain of $377 million. For more information, see Note 5 – Securities to the Consolidated Financial Statements.
During 2011, we recorded $1.1 billion of impairment charges on our merchant services joint venture. The joint venture had a carrying value of $3.4 billion and $4.7 billion at December 31, 2011 and 2010 with the reduction in carrying value primarily the result of the impairment charges. The impairment charges were based on the ongoing financial performance of the joint venture and updated forecasts of its long-term financial performance. Because of the recent transfer of the joint venture investment from Global Banking to CBB, the impairment charges were recorded in All Other. For additional information, see Note 5 – Securities to the Consolidated Financial Statements.

32 Bank of America 2011

Off-Balance Sheet Arrangements and Contractual Obligations
We have contractual obligations to make future payments on debt and lease agreements. Additionally, in the normal course of business, we enter into contractual arrangements whereby we commit to future purchases of products or services from unaffiliated parties. Obligations that are legally binding agreements whereby we agree to purchase products or services with a specific minimum quantity defined at a fixed, minimum or variable price over a specified period of time are defined as purchase obligations. Included in purchase obligations are commitments to purchase loans of $2.5 billion and vendor contracts of $15.7 billion. The most significant vendor contracts include communication services, processing services and software contracts. Other long-term liabilities include our contractual funding obligations related to the Qualified Pension Plans, Non-U.S. Pension Plans, Nonqualified and Other Pension Plans, and Postretirement Health and Life Plans (the Plans). Obligations to the Plans are based on the current and projected obligations of the Plans, performance of the Plans’ assets and any participant contributions, if applicable. During 2011 and 2010, we contributed $287 million and $395 million to the Plans, and we expect to make at least $337 million of contributions during 2012.
Debt, lease, equity and other obligations are more fully discussed in Note 13 – Long-term Debt and Note 14 – Commitments and Contingencies to the Consolidated Financial Statements. The Plans are more fully discussed in Note 19 – Employee Benefit Plans to the Consolidated Financial Statements.
We enter into commitments to extend credit such as loan commitments, standby letters of credit (SBLCs) and commercial letters of credit to meet the financing needs of our customers. For a summary of the total unfunded, or off-balance sheet, credit extension commitment amounts by expiration date, see the table in Note 14 – Commitments and Contingencies to the Consolidated Financial Statements.
Table 10 presents total long-term debt and other obligations at December 31, 2011.

Table 10	Long-term Debt and Other Obligations

	December 31, 2011
(Dollars in millions)	Due in One Year or Less	Due After One Year Through Three Years	Due After Three Years Through Five Years	Due After Five Years	Total
Long-term debt and capital leases	$97,415	$93,625	$48,539	$132,686	$372,265
Operating lease obligations	3,008	4,573	2,903	6,117	16,601
Purchase obligations	7,130	4,781	3,742	4,206	19,859
Time deposits	133,907	14,228	6,094	3,197	157,426
Other long-term liabilities	768	991	753	1,128	3,640
Total long-term debt and other obligations	$242,228	$118,198	$62,031	$147,334	$569,791
Representations and Warranties
We securitize first-lien residential mortgage loans generally in the form of MBS guaranteed by the GSEs or by Government National Mortgage Association (GNMA) in the case of the FHA-insured, U.S. Department of Veterans Affairs (VA)-guaranteed and Rural Housing Service-guaranteed mortgage loans. In addition, in prior years, legacy companies and certain subsidiaries sold pools of first-lien residential mortgage loans and home equity loans as private-label securitizations (in certain of these securitizations, monolines or financial guarantee providers insured all or some of the securities), or in the form of whole loans. In connection with these transactions, we or our subsidiaries or legacy companies make or have made various representations and warranties. Breaches of these representations and warranties may result in the requirement to repurchase mortgage loans or to otherwise make whole or provide other remedies to the GSEs, U.S. Department of Housing and Urban Development (HUD) with respect to FHA-insured loans, VA, whole-loan buyers, securitization trusts, monoline insurers or other financial guarantors (collectively, repurchases). In such cases, we would be exposed to any credit loss on the repurchased mortgage loans after accounting for any mortgage insurance (MI) or mortgage guaranty payments that we may receive.
Subject to the requirements and limitations of the applicable sales and securitization agreements, these representations and warranties can be enforced by the GSEs, HUD, VA, the whole-loan buyer, the securitization trustee or others as governed by the applicable agreement or, in certain first-lien and home equity securitizations where monoline insurers or other financial guarantee providers have insured all or some of the securities issued, by the monoline insurer or other financial guarantor. In the case of loans sold to parties other than the GSEs or GNMA, the contractual liability to repurchase typically arises only if there is a breach of the representations and warranties that materially and adversely affects the interest of the investor, or investors, in the loan, or of the monoline insurer or other financial guarantor (as applicable). Contracts with the GSEs do not contain equivalent language, while GNMA generally limits repurchases to loans that are not insured or guaranteed as required.
For additional information about accounting for representations and warranties and our representations and warranties claims and exposures, see Recent Events – Private-label Securitization Settlement with the Bank of New York Mellon, Complex Accounting Estimates – Representations and Warranties, Note 9 – Representations and Warranties Obligations and Corporate Guarantees and Note 14 – Commitments and Contingencies to the Consolidated Financial Statements and Item 1A. Risk Factors of the Corporation's 2011 Annual Report on Form 10-K.
Representations and Warranties Bulk Settlement Actions
Beginning in the fourth quarter of 2010, we have settled, or entered into agreements to settle, certain bulk representations and warranties claims with a trustee for certain legacy Countrywide private-label securitization trusts (the BNY Mellon Settlement), a monoline insurer (the Assured Guaranty Settlement) and with each of the GSEs (the GSE Agreements). We have vigorously contested

Bank of America 2011 33

any request for repurchase when we conclude that a valid basis for repurchase does not exist and will continue to do so in the future. However, in an effort to resolve these legacy mortgage-related issues, we have reached bulk settlements, or agreements for bulk settlements, including settlement amounts which have been material, with the above-referenced counterparties in lieu of a loan-by-loan review process. We may reach other settlements in the future if opportunities arise on terms we believe to be advantageous. For a summary of the larger bulk settlement actions we have taken beginning in 2010 and the related impact on the representations and warranties provision and liability, see Note 9 – Representations and Warranties Obligations and Corporate Guarantees to the Consolidated Financial Statements. As indicated in Note 9 – Representations and Warranties Obligations and Corporate Guarantees and Note 14 – Commitments and Contingencies to the Consolidated Financial Statements, these bulk settlements generally do not cover all transactions with the relevant counterparties or all potential claims that may arise, including in some instances securities law, fraud and servicing claims, and our liability in connection with the transactions and claims not covered by these settlements could be material.
Recent Developments Related to the BNY Mellon Settlement
Under an order entered by the court in connection with the BNY Mellon Settlement, potentially interested persons had the opportunity to give notice of intent to object to the settlement (including on the basis that more information was needed) until August 30, 2011. Approximately 44 groups or entities appeared prior to the deadline; two of those groups or entities have subsequently withdrawn from the proceeding and one motion to intervene was denied. Certain of these groups or entities filed notices of intent to object, made motions to intervene, or both filed notices of intent to object and made motions to intervene. The parties filing motions to intervene include the Attorneys General of the states of New York and Delaware, whose motions to intervene were granted. Parties who filed notices stating that they wished to obtain more information about the settlement include the FDIC and the Federal Housing Finance Agency. We are not a party to the proceeding.
Certain of the motions to intervene and/or notices of intent to object allege various purported bases for opposition to the settlement, including challenges to the nature of the court proceeding and the lack of an opt-out mechanism, alleged conflicts of interest on the part of the institutional investor group and/or the Trustee, the inadequacy of the settlement amount and the method of allocating the settlement amount among the Covered Trusts, while other motions do not make substantive objections but state that they need more information about the settlement. An investor opposed to the settlement removed the proceeding to federal court. On October 19, 2011, the federal court denied BNY Mellon’s motion to remand the proceeding to state court. BNY Mellon, as well as the investors that have intervened in support of the BNY Mellon Settlement, petitioned to appeal the denial of this motion. On November 4, 2011, the district court entered a written order setting a discovery schedule, and discovery is ongoing. On December 27, 2011, the U.S. Court of Appeals for the Second Circuit accepted the appeal, and stated in an amended scheduling order that, pursuant to statute, it would rule on the appeal by February 27, 2012.
It is not currently possible to predict how many of the parties who have appeared in the court proceeding will ultimately object to the BNY Mellon Settlement, whether the objections will prevent receipt of final court approval or the ultimate outcome of the court approval process, which can include appeals and could take a substantial period of time. In particular, conduct of discovery and the resolution of the objections to the settlement and any appeals could take a substantial period of time and these factors could materially delay the timing of final court approval. Accordingly, it is not possible to predict when the court approval process will be completed.
If final court approval is not obtained by December 31, 2015, we and legacy Countrywide may withdraw from the BNY Mellon Settlement, if the Trustee consents. The BNY Mellon Settlement also provides that if Covered Trusts representing unpaid principal balance exceeding a specified amount are excluded from the final BNY Mellon Settlement, based on investor objections or otherwise, we and legacy Countrywide have the option to withdraw from the BNY Mellon Settlement pursuant to the terms of the BNY Mellon Settlement agreement.
There can be no assurance that final court approval of the BNY Mellon Settlement will be obtained, that all conditions to the BNY Mellon Settlement will be satisfied or, if certain conditions to the BNY Mellon Settlement permitting withdrawal are met, that we and legacy Countrywide will not determine to withdraw from the settlement. If final court approval is not obtained or if we and legacy Countrywide determine to withdraw from the BNY Mellon Settlement in accordance with its terms, our future representations and warranties losses could be substantially different than existing accruals and the estimated range of possible loss over existing accruals described under Off-Balance Sheet Arrangements and Contractual Obligations – Experience with Investors Other than Government-sponsored Enterprises on page 38. For more information about the risks associated with the BNY Mellon Settlement, see Item 1A. Risk Factors of the Corporation's 2011 Annual Report on Form 10-K.
Unresolved Claims Status
At December 31, 2011, our total unresolved repurchase claims were approximately $14.3 billion compared to $10.7 billion at December 31, 2010. These repurchase claims include $1.7 billion in demands from investors in the Covered Trusts received in 2010 but otherwise do not include any repurchase claims related to the Covered Trusts. During 2011, we received $17.5 billion in new repurchase claims, including $14.3 billion in new repurchase claims submitted by the GSEs for both legacy Countrywide originations not covered by the GSE Agreements and legacy Bank of America originations, and $3.2 billion in repurchase claims related to non-GSE transactions. During 2011, $14.1 billion in claims were resolved primarily with the GSEs and through the Assured Guaranty Settlement. Of the claims resolved, $7.5 billion were resolved through rescissions and $6.6 billion were resolved through mortgage repurchase and make-whole payments. The GSEs’ repurchase requests, standards for rescission of repurchase requests and resolution processes have become increasingly inconsistent with the GSEs’ own past conduct and our interpretation of contractual liabilities. These developments have resulted in an increase in claims outstanding from the GSEs. Claims outstanding from the monolines declined as a result of the Assured Guaranty Settlement, and new claims from other monolines declined significantly during 2011, which we believe was due in part to the monolines focusing recent efforts towards litigation. Outstanding claims from whole loan, private-label securitization and other investors increased during 2011 primarily

34 Bank of America 2011

as a result of the increase in repurchase claims received from trustees in non-GSE transactions. Generally the volume of unresolved repurchase claims from the FHA and VA for loans in GNMA-guaranteed securities is not significant because the requests are limited in number and are typically resolved quickly. For additional information concerning FHA-insured loans, see Off-Balance Sheet Arrangements and Contractual Obligations – Other Mortgage-related Matters on page 40.
In addition to repurchase claims, we receive notices from mortgage insurance companies of claim denials, cancellations or coverage rescission (collectively, MI rescission notices) and the amount of such notices have remained elevated. When there is disagreement with the mortgage insurer as to the resolution of a MI rescission notice, meaningful dialogue and negotiation are generally necessary between the parties to reach a conclusion on an individual notice. The level of engagement of the mortgage insurance companies varies and on-going litigation involving some of the mortgage insurance companies over individual and bulk rescissions or claims for rescission limits our ability to engage in constructive dialogue leading to resolution.
For loans sold to GSEs or private-label securitization trusts (including those wrapped by the monoline bond insurers), a MI rescission may give rise to a claim for breach of the applicable representations and warranties, depending on the governing sale contracts. In those cases where the governing contracts contain a MI-related representation and warranty which upon rescission requires us to repurchase the affected loan or indemnify the investor for the related loss, we realize the loss without the benefit of MI. If we are required to repurchase a loan or indemnify the investor as a result of a different breach of representations and warranties and there has been a MI rescission, or if we hold the loan for investment, we realize the loss without the benefit of MI. In addition, mortgage insurance companies have in some cases asserted the ability to curtail MI payments, which in these cases would reduce the MI proceeds available to reduce such loss on the loan. While a legitimate MI rescission may constitute a valid basis for repurchase or other remedies under the GSE agreements and a small number of private-label MBS securitizations, and a MI rescission notice may result in a repurchase request, we believe MI rescission notices in and of themselves are not valid repurchase requests.
At December 31, 2011, we had approximately 90,000 open MI rescission notices compared to 72,000 at December 31, 2010. Through December 31, 2011, 26 percent of the MI rescission notices received have been resolved. Of those resolved, 24 percent were resolved through our acceptance of the MI rescission, 46 percent were resolved through reinstatement of coverage or payment of the claim by the mortgage insurance company, and 30 percent were resolved on an aggregate basis through settlement, policy commutation or similar arrangement. As of December 31, 2011, 74 percent of the MI rescission notices we have received have not yet been resolved. Of those not yet resolved, 48 percent are implicated by ongoing litigation where no loan-level review is currently contemplated (nor required to preserve our legal rights). In this litigation, the litigating mortgage insurance companies are also seeking bulk rescission of certain policies, separate and apart from loan-by-loan denials or rescissions. We are in the process of reviewing 11 percent of the remaining open MI rescission notices, and we have reviewed and are contesting the MI rescission with respect to 89 percent of these remaining open MI rescission notices. Of the remaining open MI rescission notices, 29 percent are also the subject of ongoing litigation although, at present, these MI rescissions are being processed in a manner generally consistent with those not affected by litigation.
Representations and Warranties Liability
The liability for representations and warranties and corporate guarantees is included in accrued expenses and other liabilities on the Consolidated Balance Sheet and the related provision is included in mortgage banking income (loss). The methodology used to estimate the liability for representations and warranties is a function of the representations and warranties given and considers a variety of factors, which include depending on the counterparty, actual defaults, estimated future defaults, historical loss experience, estimated home prices, other economic conditions, estimated probability that a repurchase claim will be received, consideration of whether presentation thresholds will be met, number of payments made by the borrower prior to default and estimated probability that a loan will be required to be repurchased as well as other relevant facts and circumstances, such as bulk settlements and identity of the counterparty or type of counterparty, as we believe appropriate. In the case of private-label securitizations, our estimate considers implied repurchase experience based on the BNY Mellon Settlement, adjusted to reflect differences between the Covered Trusts and the remainder of the population of private-label securitizations, and assumes that the conditions to the BNY Mellon Settlement will be met. The estimate of the liability for representations and warranties is based on currently available information, significant judgment and a number of factors, including those set forth above, that are subject to change.
At December 31, 2011 and 2010, the liability was $15.9 billion and $5.4 billion. For 2011, the provision for representations and warranties and corporate guarantees was $15.6 billion compared to $6.8 billion in 2010. Of the $15.6 billion provision recorded in 2011, $8.6 billion was attributable to the BNY Mellon Settlement and $7.0 billion was related to other exposures. The BNY Mellon Settlement led to the determination that we had sufficient experience to record a liability related to our exposure on certain other private-label securitizations. This determination combined with higher estimated GSE repurchase rates were the primary drivers of the balance of the provision in 2011. GSE repurchase rates increased driven by higher than expected claims during 2011, including claims on loans that defaulted more than 18 months prior to the repurchase request and on loans where the borrower has made a significant number of payments (e.g., at least 25 payments), in each case in numbers that were not expected based on historical claims. Changes to any one of these factors could significantly impact the estimate of the liability and could have a material adverse impact on our results of operations for any particular period.
Estimated Range of Possible Loss
Government-sponsored Enterprises
Our estimated liability as of December 31, 2011 for obligations under representations and warranties with respect to GSE exposures is necessarily dependent on, and limited by, our historical claims experience with the GSEs. It includes our understanding of our agreements with the GSEs and projections of future defaults as well as certain other assumptions, and judgmental factors. Accordingly, future provisions associated with obligations under representations and warranties made to the GSEs may be materially impacted if actual experiences are

Bank of America 2011 35

different from our assumptions. The GSEs’ repurchase requests, standards for rescission of repurchase requests, and resolution processes have become increasingly inconsistent with the GSE’s own past conduct and the Corporation’s interpretation of its contractual obligations. These developments have resulted in an increase in claims outstanding from the GSEs. We intend to repurchase loans to the extent required under the contracts and standards that govern our relationships with the GSEs. While we are seeking to resolve our differences with the GSEs concerning each party’s interpretation of the requirements of the governing contracts, whether we will be able to achieve a resolution of these differences on acceptable terms, and timing thereof, is subject to significant uncertainty.
We are not able to predict changes in the behavior of the GSEs based on our past experiences. Therefore, it is not possible to reasonably estimate a possible loss or range of possible loss with respect to any such potential impact in excess of current accrued liabilities. See Complex Accounting Estimates – Representations and Warranties on page 102 for information related to the sensitivity of the assumptions used to estimate our liability for obligations under representations and warranties.
Non-Government-sponsored Enterprises
The population of private-label securitizations included in the BNY Mellon Settlement encompasses almost all legacy Countrywide first-lien private-label securitizations including loans originated principally in the 2004 through 2008 vintages. For the remainder of the population of private-label securitizations, we believe it is probable that other claimants in certain types of securitizations may come forward with claims that meet the requirements of the terms of the securitizations. We have seen an increased trend in requests for loan files from private-label securitization trustees and an increase in repurchase claims from private-label securitization trustees that meet the required standards. We believe that the provisions recorded in connection with the BNY Mellon Settlement and the additional non-GSE representations and warranties provisions recorded in 2011 have provided for a substantial portion of our non-GSE representations and warranties exposure. However, it is reasonably possible that future representations and warranties losses may occur in excess of the amounts recorded for these exposures. In addition, we have not recorded any representations and warranties liability for certain potential monoline exposures and certain potential whole loan and other private-label securitization exposures. We currently estimate that the range of possible loss related to non-GSE representations and warranties exposure as of December 31, 2011 could be up to $5 billion over existing accruals. The estimated range of possible loss for non-GSE representations and warranties does not represent a probable loss, and is based on currently available information, significant judgment, and a number of assumptions, including those set forth below, that are subject to change.
The methodology used to estimate the non-GSE representations and warranties liability and the corresponding range of possible loss considers a variety of factors including our experience related to actual defaults, projected future defaults, historical loss experience, estimated home prices and other economic conditions. Among the factors that impact the non-GSE representations and warranties liability and the corresponding estimated range of possible loss are: (1) contractual loss causation requirements, (2) the representations and warranties provided, and (3) the requirement to meet certain presentation thresholds. The first factor is based on our belief that a non-GSE contractual liability to repurchase a loan generally arises only if the counterparties prove there is a breach of representations and warranties that materially and adversely affects the interest of the investor or all investors, or the monoline insurer (as applicable), in a securitization trust, and accordingly, we believe that the repurchase claimants must prove that the alleged representations and warranties breach was the cause of the loss. The second factor is related to the fact that non-GSE securitizations include different types of representations and warranties than those provided to the GSEs. We believe the non-GSE securitizations’ representations and warranties are less rigorous and actionable than the explicit provisions of the comparable agreements with the GSEs without regard to any variations that may have arisen as a result of dealings with the GSEs. The third factor is related to the fact that certain presentation thresholds need to be met in order for any repurchase claim to be asserted on the initiative of investors under the non-GSE agreements. A securitization trustee may investigate or demand repurchase on its own action, and most agreements contain a threshold, for example 25 percent of the voting rights per trust, that allows investors to declare a servicing event of default under certain circumstances or to request certain action, such as requesting loan files, that the trustee may choose to accept and follow, exempt from liability, provided the trustee is acting in good faith. If there is an uncured servicing event of default, and the trustee fails to bring suit during a 60-day period, then, under most agreements, investors may file suit. In addition to this, most agreements also allow investors to direct the securitization trustee to investigate loan files or demand the repurchase of loans, if security holders hold a specified percentage, for example 25 percent, of the voting rights of each tranche of the outstanding securities. Although we continue to believe that presentation thresholds are a factor in the determination of probable loss, given the BNY Mellon Settlement, the estimated range of possible loss assumes that the presentation threshold can be met for all of the non-GSE securitization transactions.
In addition, in the case of private-label securitizations, our estimate considers implied repurchase experience based on the BNY Mellon Settlement, adjusted to reflect differences between the Covered Trusts and the remainder of the population of private-label securitizations, and assumes that the conditions to the BNY Mellon Settlement will be satisfied. For additional information about the methodology used to estimate the non-GSE representations and warranties liability and the corresponding range of possible loss, see Note 9 – Representations and Warranties Obligations and Corporate Guarantees to the Consolidated Financial Statements.
Future provisions and/or ranges of possible loss for non-GSE representations and warranties may be significantly impacted if actual experiences are different from our assumptions in our predictive models, including, without limitation, those regarding ultimate resolution of the BNY Mellon Settlement, estimated repurchase rates, economic conditions, estimated home prices, consumer and counterparty behavior, and a variety of other judgmental factors. Adverse developments with respect to one or more of the assumptions underlying the liability for representations and warranties and the corresponding estimated range of possible loss could result in significant increases to future provisions and this estimated range of possible loss. For example, if courts were to disagree with our interpretation that the underlying agreements require a claimant to prove that the representations and warranties breach was the cause of the loss, it could significantly impact this estimated range of possible loss. Additionally, if recent court

36 Bank of America 2011

rulings related to monoline litigation, including one related to us, that have allowed sampling of loan files instead of requiring a loan-by-loan review to determine if a representations and warranties breach has occurred are followed generally by the courts, private-label securitization investors may view litigation as a more attractive alternative as compared to a loan-by-loan review. For additional information regarding these issues, see MBIA litigation in Litigation and Regulatory Matters in Note 14 – Commitments and Contingencies to the Consolidated Financial Statements. Finally, although we believe that the representations and warranties typically given in non-GSE transactions are less rigorous and actionable than those given in GSE transactions, we do not have significant loan-level experience in non-GSE transactions to measure the impact of these differences on the probability that a loan will be required to be repurchased.
The liability for obligations under representations and warranties with respect to GSE and non-GSE exposures and the corresponding estimated range of possible loss for non-GSE representations and warranties exposures do not include any losses related to litigation matters disclosed in Note 14 – Commitments and Contingencies to the Consolidated Financial Statements, nor do they include any separate foreclosure costs and related costs, assessments and compensatory fees or any possible losses related to potential claims for breaches of performance of servicing obligations (except as such losses are included as potential costs of the BNY Mellon Settlement), potential securities law or fraud claims or potential indemnity or other claims against us, including claims related to loans insured by the FHA. We are not able to reasonably estimate the amount of any possible loss with respect to any such servicing, securities law (except to the extent reflected in the aggregate range of possible loss for litigation and regulatory matters disclosed in Note 14 – Commitments and Contingencies to the Consolidated Financial Statements), fraud or other claims against us; however, such loss could be material.

Government-sponsored Enterprises Experience
Our current repurchase claims experience with the GSEs is predominantly concentrated in the 2004 through 2008 origination vintages where we believe that our exposure to representations and warranties liability is most significant. Our repurchase claims experience related to loans originated prior to 2004 has not been significant and we believe that the changes made to our operations and underwriting policies have reduced our exposure related to loans originated after 2008.
Bank of America and legacy Countrywide sold approximately $1.1 trillion of loans originated from 2004 through 2008 to the GSEs. As of December 31, 2011, 11 percent of the loans in these vintages have defaulted or are 180 days or more past due (severely delinquent). At least 25 payments have been made on approximately 65 percent of severely delinquent or defaulted loans. Through December 31, 2011, we have received $32.4 billion in repurchase claims associated with these vintages, representing approximately three percent of the loans sold to the GSEs in these vintages. Including the agreement reached with FNMA on December 31, 2010, we have resolved $25.7 billion of these claims with a net loss experience of approximately 31 percent. The claims resolved and the loss rate do not include $839 million in claims extinguished as a result of the agreement with FHLMC due to the global nature of the agreement and, specifically, the absence of a formal apportionment of the agreement amount between current and future claims. Our collateral loss severity rate on approved repurchases has averaged approximately 45 to 55 percent.
Table 11 highlights our experience with the GSEs related to loans originated from 2004 through 2008. Outstanding GSE claims increased to $6.3 billion, primarily attributable to $14.3 billion in new repurchase claims submitted by the GSEs for both legacy Countrywide originations not covered by the GSE Agreements and legacy Bank of America originations. The high level of new claims was partially offset by the resolution of claims with the GSEs.

Table 11	Overview of GSE Balances – 2004-2008 Originations

	Legacy Originator
(Dollars in billions)	Countrywide	Other	Total	Percent of Total
Original funded balance	$846	$272	$1,118
Principal payments	(452)	(153)	(605)
Defaults	(56)	(9)	(65)
Total outstanding balance at December 31, 2011	$338	$110	$448
Outstanding principal balance 180 days or more past due (severely delinquent)	$50	$12	$62
Defaults plus severely delinquent	106	21	127
Payments made by borrower:
Less than 13			$15	12%
13-24			30	23
25-36			34	27
More than 36			48	38
Total payments made by borrower			$127	100%
Outstanding GSE representations and warranties claims (all vintages)
As of December 31, 2010			$2.8
As of December 31, 2011			6.3
Cumulative GSE representations and warranties losses (2004-2008 vintages)			$9.2

Bank of America 2011 37

The GSEs’ repurchase requests, standards for rescission of repurchase requests and resolution processes have become increasingly inconsistent with their past conduct as well as our interpretation of our contractual obligations. Notably, in recent periods we have been experiencing elevated levels of new claims from the GSEs, including claims on loans on which borrowers have made a significant number of payments (e.g., at least 25 payments) or on loans which had defaulted more than 18 months prior to the repurchase request, in each case, in numbers that were not expected based on historical experience. Also, the criteria and the processes by which the GSEs are ultimately willing to resolve claims have changed in ways that are unfavorable to us. These developments have resulted in an increase in claims outstanding from the GSEs. We intend to repurchase loans to the extent required under the contracts and standards that govern our relationships with the GSEs. While we are seeking to resolve our differences with the GSEs concerning each party’s interpretation of the requirements of the governing contracts, whether we will be able to achieve a resolution of these differences on acceptable terms and timing thereof, is subject to significant uncertainty.
Beginning in February 2012, we are no longer delivering purchase money and non-MHA refinance first-lien residential mortgage products into FNMA MBS pools because of the expiration and mutual non-renewal of certain contractual delivery commitments and variances that permit efficient delivery of such loans to FNMA. While we continue to have a valid agreement with FNMA permitting the delivery of purchase money and non-MHA refinance first-lien residential mortgage products without such contractual variances, the delivery of such products without contractual delivery commitments and variances would involve time and expense to implement the necessary operational and systems changes and otherwise present practical operational issues. The non-renewal of these variances was influenced, in part, by our ongoing differences with FNMA in other contexts, including repurchase claims. We do not expect this change to have a material impact on our CRES business, as we expect to rely on other sources of liquidity to actively extend mortgage credit to our customers including continuing to deliver such products into FHLMC MBS pools. Additionally, we continue to deliver MHA refinancing products into FNMA MBS pools and continue to engage in dialogue to attempt to address these differences.
On June 30, 2011, FNMA issued an announcement requiring servicers to report, effective October 1, 2011, all MI rescission notices with respect to loans sold to FNMA. The announcement also confirmed FNMA’s view of its position that a mortgage insurance company’s issuance of a MI rescission notice constitutes a breach of the lender’s representations and warranties and permits FNMA to require the lender to repurchase the mortgage loan or promptly remit a make-whole payment covering FNMA’s loss even if the lender is contesting the MI rescission notice. A related announcement included a ban on bulk settlements with mortgage insurers that provide for loss sharing in lieu of rescission. According to FNMA’s announcement, through June 30, 2012, lenders have 90 days to appeal FNMA’s repurchase request and 30 days (or such other time frame specified by FNMA) to appeal after that date. According to FNMA’s announcement, in order to be successful in its appeal, a lender must provide documentation confirming reinstatement or continuation of coverage. This announcement could result in more repurchase requests from FNMA than the assumptions in our estimated liability contemplate. We also expect that in many cases (particularly in the context of individual or bulk rescissions being contested through litigation), we will not be able to resolve MI rescission notices with the mortgage insurance companies before the expiration of the appeal period prescribed by the FNMA announcement. We have informed FNMA that we do not believe that the new policy is valid under our contracts with FNMA, and that we do not intend to repurchase loans under the terms set forth in the new policy. Our pipeline of outstanding repurchase claims from the GSEs resulting solely on MI rescission notices has increased during 2011 by $935 million to $1.2 billion at December 31, 2011. If we are required to abide by the terms of the new FNMA policy, our representations and warranties liability will likely increase.
Experience with Investors Other than Government-sponsored Enterprises
In prior years, legacy companies and certain subsidiaries have sold pools of first-lien mortgage loans and home equity loans as private-label securitizations or in the form of whole loans. As detailed in Table 12, legacy companies and certain subsidiaries sold loans originated from 2004 through 2008 with an original principal balance of $963 billion to investors other than GSEs (although the GSEs are investors in certain private-label securitizations), of which approximately $506 billion in principal has been paid and $239 billion has defaulted or are severely delinquent at December 31, 2011.
As it relates to private-label securitizations, a contractual liability to repurchase mortgage loans generally arises only if counterparties prove there is a breach of the representations and warranties that materially and adversely affects the interest of the investor or all investors in a securitization trust or of the monoline insurer or other financial guarantor (as applicable). We believe that the longer a loan performs, the less likely it is that an alleged representations and warranties breach had a material impact on the loan’s performance or that a breach even exists. Because the majority of the borrowers in this population would have made a significant number of payments if they are not yet 180 days or more past due, we believe that the principal balance at the greatest risk for repurchase claims in this population of private-label securitization investors is a combination of loans that have already defaulted and those that are currently severely delinquent. Additionally, the obligation to repurchase loans also requires that counterparties have the contractual right to demand repurchase of the loans (presentation thresholds). While we believe the agreements for private-label securitizations generally contain less rigorous representations and warranties and place higher burdens on investors seeking repurchases than the explicit provisions of the comparable agreements with the GSEs without regard to any variations that may have arisen as a result of dealings with the GSEs, the agreements generally include a representation that underwriting practices were prudent and customary.
Any amounts paid related to repurchase claims from a monoline insurer are paid to the securitization trust and are applied in accordance with the terms of the governing securitization documents, which may include use by the securitization trust to repay any outstanding monoline advances or reduce future advances from the monolines. To the extent that a monoline has not advanced funds or does not anticipate that it will be required to advance funds to the securitization trust, the likelihood of receiving a repurchase claim from a monoline may be reduced as the monoline would receive limited or no benefit from the payment of repurchase claims. Moreover, some monolines are not currently

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performing their obligations under the financial guaranty policies they issued which may, in certain circumstances, impact their ability to present repurchase claims, although in those circumstances, investors may be able to bring claims if contractual thresholds are met.
Table 12 details the population of loans originated between 2004 and 2008 and the population of loans sold as whole loans or in non-agency securitizations by entity and product together with the defaulted and severely delinquent loans stratified by the number of payments the borrower made prior to default or becoming severely delinquent at December 31, 2011. As shown in Table 12, at least 25 payments have been made on approximately 63 percent of the defaulted and severely delinquent loans. We believe many of the defaults observed in these securitizations have been, and continue to be, driven by external factors like the substantial depreciation in home prices, persistently high unemployment and other negative economic trends, diminishing the likelihood that any loan defect (assuming one exists at all) was the cause of a loan’s default. As of December 31, 2011, approximately 25 percent of the loans sold to non-GSEs that were originated between 2004 and 2008 have defaulted or are severely delinquent. Of the original principal balance for Countrywide, $409 billion is included in the BNY Mellon Settlement.

Table 12	Overview of Non-Agency Securitization and Whole Loan Balances

	Principal Balance		Defaulted or Severely Delinquent
(Dollars in billions) By Entity	Original Principal Balance	Outstanding Principal Balance December 31, 2011	Outstanding Principal Balance 180 Days or More Past Due	Defaulted Principal Balance	Defaulted or Severely Delinquent	Borrower Made less than 13 Payments	Borrower Made 13 to 24 Payments	Borrower Made 25 to 36 Payments	Borrower Made more than 36 Payments
Bank of America	$100	$28	$5	$4	$9	$1	$2	$2	$4
Countrywide	716	252	84	100	184	24	45	46	69
Merrill Lynch	65	19	6	12	18	3	4	3	8
First Franklin	82	21	7	21	28	4	6	5	13
Total (1, 2)	$963	$320	$102	$137	$239	$32	$57	$56	$94

By Product
Prime	$302	$102	$17	$15	$32	$2	$6	$7	$17
Alt-A	172	71	20	28	48	7	12	12	17
Pay option	150	56	28	28	56	5	14	16	21
Subprime	245	74	34	49	83	16	19	17	31
Home Equity	88	15	1	16	17	2	5	4	6
Other	6	2	2	1	3	—	1	—	2
Total	$963	$320	$102	$137	$239	$32	$57	$56	$94

(1)	Excludes transactions sponsored by Bank of America and Merrill Lynch where no representations or warranties were made.

(2)	Includes exposures on third-party sponsored transactions related to legacy entity originations.
Monoline Insurers
Legacy companies sold $184.5 billion of loans originated between 2004 and 2008 into monoline-insured securitizations, which are included in Table 12, including $103.9 billion of first-lien mortgages and $80.6 billion of home equity mortgages. Of these balances, $45.9 billion of the first-lien mortgages and $50.4 billion of the home equity mortgages have been paid in full and $36.3 billion of the first-lien mortgages and $16.7 billion of the home equity mortgages have defaulted or are severely delinquent at December 31, 2011. At least 25 payments have been made on approximately 60 percent of the defaulted and severely delinquent loans. Of the first-lien mortgages sold, $39.1 billion, or 38 percent, were sold as whole loans to other institutions which subsequently included these loans with those of other originators in private-label securitization transactions in which the monolines typically insured one or more securities. Through December 31, 2011, we have received $6.0 billion of representations and warranties claims related to the monoline-insured transactions. Of these repurchase claims, $2.0 billion were resolved through the Assured Guaranty Settlement, $813 million were resolved through repurchase or indemnification with losses of $703 million and $138 million were rescinded by the investor or paid in full. The majority of these resolved claims related to home equity mortgages. Experience with most of the monoline insurers has varied in terms of process, and experience with these counterparties has not been predictable.

At December 31, 2011, for loans originated between 2004 and 2008, the unpaid principal balance of loans related to unresolved monoline repurchase claims was $3.1 billion, substantially all of which we have reviewed and declined to repurchase based on an assessment of whether a material breach exists. At December 31, 2011, the unpaid principal balance of loans in these vintages for which the monolines had requested loan files for review but for which no repurchase claim had been received was $6.1 billion, excluding loans that had been paid in full and file requests for loans included in the trusts settled with Assured Guaranty. There will likely be additional requests for loan files in the future leading to repurchase claims.
We have had limited experience with the monoline insurers, other than Assured Guaranty, in the repurchase process as each of these monoline insurers has instituted litigation against legacy Countrywide and/or Bank of America, which limits our ability to enter into constructive dialogue with these monolines to resolve the open claims. It is not possible at this time to reasonably estimate probable future repurchase obligations with respect to those monolines with whom we have limited repurchase experience and, therefore, no representations and warranties liability has been recorded in connection with these monolines, other than a liability for repurchase claims where we have determined that there are valid loan defects. Our estimated range

Bank of America 2011 39

of possible loss related to non-GSE representations and warranties exposure as of December 31, 2011 included possible losses related to these monoline insurers.
Whole Loans and Private-label Securitizations
Legacy entities, and to a lesser extent Bank of America, sold loans to investors as whole loans or via private-label securitizations. The majority of the loans sold were included in private-label securitizations, including third-party sponsored transactions. The loans sold with total principal balance of $778.2 billion, included in Table 12, were originated between 2004 and 2008, of which $409.4 billion have been paid in full and $186.1 billion are defaulted or severely delinquent at December 31, 2011. In connection with these transactions, we provided representations and warranties, and the whole-loan investors may retain those rights even when the whole loans were aggregated with other collateral into private-label securitizations sponsored by the whole-loan investors. At least 25 payments have been made on approximately 64 percent of the defaulted and severely delinquent loans. We have received approximately $10.9 billion of representations and warranties claims from whole-loan investors and private-label securitization investors related to these vintages, including $6.1 billion from whole-loan investors, $2.2 billion from private-label securitization trustees, $1.7 billion in claims from private-label securitization investors in the Covered Trusts received in 2010, and $819 million from one private-label securitization counterparty which were submitted prior to 2008. In private-label securitizations, certain representation thresholds need to be met in order for any repurchase claim to be asserted by the investors. The majority of the claims that we have received outside of those from the GSEs and monolines are from third-party whole-loan investors. However, the amount of claims received from private-label securitization trustees that meet the required standards has been increasing. In 2011, we received $2.1 billion of repurchase claims from private-label securitization trustees. In addition, there has been an increase in requests for loan files from private-label securitization trustees, as well as requests for tolling agreements to toll the applicable statutes of limitation relating to representations and warranties claims, and we believe it is likely that these requests will lead to an increase in repurchase claims from private-label securitization trustees that meet the required standards.
We have resolved $6.1 billion of the claims received from whole-loan investors and private-label securitization investors with losses of $1.4 billion. Approximately $2.8 billion of these claims were resolved through repurchase or indemnification and $3.3 billion were rescinded by the investor. Claims outstanding related to these vintages totaled $4.8 billion, including $2.8 billion that have been reviewed where it is believed a valid defect has not been identified which would constitute an actionable breach of representations and warranties and $2.0 billion that are in the process of review.
Certain whole-loan investors have engaged with us in a consistent repurchase process and we have used that experience to record a liability related to existing and future claims from such counterparties. The BNY Mellon Settlement led to the determination in the second quarter of 2011 that we had sufficient experience to record a liability related to our exposure on certain other private-label securitizations. However, the BNY Mellon Settlement did not provide sufficient experience related to certain private-label securitizations sponsored by third-party whole-loan investors. As it relates to certain private-label securitizations sponsored by third-party whole-loan investors and certain other whole loan sales, it is not possible to determine whether a loss has occurred or is probable and, therefore, no representations and warranties liability has been recorded in connection with these transactions. Our estimated range of possible loss related to non-GSE representations and warranties exposure as of December 31, 2011 included possible losses related to these whole loan sales and private-label securitizations sponsored by third-party whole-loan investors.
Private-label securitization investors generally do not have the contractual right to demand repurchase of loans directly or the right to access loan files. The inclusion of the $1.7 billion in outstanding claims does not mean that we believe these claims have satisfied the contractual thresholds required for these investors to direct the securitization trustee to take action or that these claims are otherwise procedurally or substantively valid. One of these claimants has filed litigation against us relating to certain of these claims; the claims in this litigation would be extinguished if there is final court approval of the BNY Mellon Settlement. Additionally, certain private-label securitizations are insured by the monoline insurers, which are not reflected in these amounts regarding whole loan sales and private-label securitizations.
Other Mortgage-related Matters
Servicing Matters and Foreclosure Processes
We service a large portion of the loans we or our subsidiaries have securitized and also service loans on behalf of third-party securitization vehicles and other investors. Servicing agreements with the GSEs generally provide the GSEs with broader rights relative to the servicer than are found in servicing agreements with private investors. For example, each GSE typically claims the right to demand that the servicer repurchase loans that breach the seller’s representations and warranties made in connection with the initial sale of the loans even if the servicer was not the seller. The GSEs also claim that they have the contractual right to demand indemnification or loan repurchase for certain servicing breaches. In addition, the GSEs’ first mortgage seller/servicer guides provide for timelines to resolve delinquent loans through workout efforts or liquidation, if necessary, and purport to require the imposition of compensatory fees if those deadlines are not satisfied except for reasons beyond the control of the servicer, although we believe that the governing contracts, our course of dealing, and collective past practices and understandings should inform resolution of these matters. In addition, many non-agency RMBS and whole-loan servicing agreements require the servicer to indemnify the trustee or other investor for or against failures by the servicer to perform its servicing obligations or acts or omissions that involve willful malfeasance, bad faith or gross negligence in the performance of, or reckless disregard of, the servicer’s duties. It is not possible to reasonably estimate our liability with respect to potential servicing-related claims. While we have recorded certain accruals for servicing-related claims, the amount of potential liability in excess of existing accruals could be material.
In October 2010, we voluntarily stopped taking residential mortgage foreclosure proceedings to judgment in states where foreclosure requires a court order following a legal proceeding (judicial states) and stopped foreclosure sales in all states in order to complete an assessment of related business processes. We have resumed foreclosure sales in nearly all non-judicial states. While we have resumed foreclosure proceedings in nearly all judicial states, our progress on foreclosure sales in judicial states has been much slower than in non-judicial states. The pace of

40 Bank of America 2011

foreclosure sales in judicial states increased significantly by the fourth quarter of 2011. However, there continues to be a backlog of foreclosure inventory in judicial states. The implementation of changes in procedures and controls, including loss mitigation procedures related to our ability to recover on FHA-insurance related claims, and governmental, regulatory and judicial actions, may result in continuing delays in foreclosure proceedings and foreclosure sales, and create obstacles to the collection of certain fees and expenses, in both judicial and non-judicial foreclosures.
We entered into a consent order with the Federal Reserve and BANA entered into a consent order with the OCC on April 13, 2011. These consent orders require servicers to make several enhancements to their servicing operations, including implementation of a single point of contact model for borrowers throughout the loss mitigation and foreclosure processes, adoption of measures designed to ensure that foreclosure activity is halted once a borrower has been approved for a modification unless the borrower fails to make payments under the modified loan and implementation of enhanced controls over third-party vendors that provide default servicing support services. In addition, the OCC consent order required that we retain an independent consultant, approved by the OCC, to conduct a review of all foreclosure actions pending, or foreclosure sales that occurred, between January 1, 2009 and December 31, 2010 and submit a plan to the OCC to remediate all financial injury to borrowers caused by any deficiencies identified through the review. The review is comprised of two parts: a sample file review conducted by the independent consultant, which began in October 2011, and file reviews by the independent consultant based upon requests for review from customers with in-scope foreclosures. We began outreach to those customers in November 2011, and additional outreach efforts are underway. Because the review process is available to a large number of potentially eligible borrowers and involves an examination of many details and documents, each review could take several months to complete. We cannot yet accurately determine how many borrowers will ultimately request a review, how many borrowers will meet the eligibility requirements or how much in compensation might ultimately be paid to eligible borrowers.
We continue to be subject to additional borrower and non-borrower litigation and governmental and regulatory scrutiny related to our past and current servicing and foreclosure activities, including those claims not covered by the Servicing Resolution Agreements, defined below. This scrutiny may extend beyond our pending foreclosure matters to issues arising out of alleged irregularities with respect to previously completed foreclosure activities. The current environment of heightened regulatory scrutiny may subject us to inquiries or investigations that could significantly adversely affect our reputation and result in material costs to us.
Servicing Resolution Agreements
On February 9, 2012, we reached agreements in principle (collectively, the Servicing Resolution Agreements) with (1) the DOJ, various federal regulatory agencies and 49 state attorneys general to resolve federal and state investigations into certain origination, servicing and foreclosure practices (the Global AIP), (2) the Federal Housing Administration (the FHA) to resolve certain claims relating to the origination of FHA-insured mortgage loans, primarily by Countrywide prior to and for a period following our acquisition of that lender (the FHA AIP) and (3) each of the Federal Reserve and the OCC regarding civil monetary penalties related to conduct that was the subject of consent orders entered into with the banking regulators in April 2011 (the Consent Order AIPs). The Servicing Resolution Agreements are subject to ongoing discussions among the parties and completion and execution of definitive documentation, as well as required regulatory and court approvals. There can be no assurance as to when or whether binding settlement agreements will be reached, that they will be on terms consistent with the Servicing Resolution Agreements, or as to when or whether the necessary approvals will be obtained and the settlements will be finalized.
The Global AIP calls for the establishment of certain uniform servicing standards, upfront cash payments of approximately $1.9 billion to the state and federal governments and for borrower restitution, approximately $7.6 billion in borrower assistance in the form of, among other things, principal reduction, short sales, deeds-in-lieu of foreclosure, and approximately $1.0 billion in refinancing assistance. We could be required to make additional payments if we fail to meet our borrower assistance and refinancing assistance commitments over a three-year period. In addition, we could be required to pay an additional $350 million if we fail to meet certain first-lien principal reduction thresholds over a three-year period. We also entered into agreements with several states under which we committed to perform certain minimum levels of principal reduction and related activities within those states as part of the Global AIP, and under which we could be required to make additional payments if we fail to meet such minimum levels.
The FHA AIP provides for an upfront cash payment of $500 million and the FHA would release us from all claims arising from loans originated on or before April 30, 2009 that were submitted for FHA insurance claim payments prior to January 1, 2012, and from multiple damages and penalties for loans that were originated on or before April 30, 2009, but had not been submitted for FHA insurance claim payment. An additional $500 million would be payable if we fail to meet certain principal reduction thresholds over a three-year period.
Pursuant to an agreement in principle, the OCC agreed to hold in abeyance the imposition of a civil monetary penalty of $164 million. Pursuant to a separate agreement in principle, the Federal Reserve will assess a civil monetary penalty in the amount of $176 million against us. Satisfying our payment, borrower assistance and remediation obligations under the Global AIP will satisfy any civil monetary penalty obligations arising under these agreements in principle. If, however, we do not make certain required payments or undertake certain required actions under the Global AIP, the OCC will assess, and the Federal Reserve will require us to pay, the difference between the aggregate value of the payments and actions under these agreements in principle and the penalty amounts.
Under the terms of the Global AIP, the federal and participating state governments would release us from further liability for certain alleged residential mortgage origination, servicing and foreclosure deficiencies. In settling origination issues related to FHA guaranteed loans originated on or before April 30, 2009, the FHA would provide us and our affiliates a release for all claims with respect to such loans if an insurance claim had been submitted to the FHA prior to January 1, 2012 and a release of multiple damages and penalties (but not single damages) if no such claim had been submitted.
The financial impact of the Servicing Resolution Agreements is not expected to require any additional reserves over existing accruals as of December 31, 2011, based on our understanding of the terms of the Servicing Resolution Agreements. The

Bank of America 2011 41

refinancing assistance commitment under the Servicing Resolution Agreements is expected to be recognized as lower interest income in future periods as qualified borrowers pay reduced interest rates on loans refinanced. Although we may incur additional operating costs (e.g., servicing costs) to implement parts of the Servicing Resolution Agreements in future periods, it is expected that those costs will not be material.
The Servicing Resolution Agreements do not cover claims arising out of securitization (including representations made to investors respecting MBS), criminal claims, private claims by borrowers, claims by certain states for injunctive relief or actual economic damages to borrowers related to the Mortgage Electronic Registration Systems, Inc. (MERS), and claims by the GSEs (including repurchase demands), among other items. Failure to finalize the documentation related to the Servicing Resolution Agreements, to obtain the required court and regulatory approvals, to meet our borrower and refinancing commitments or other adverse developments with respect to the foregoing could have a material adverse effect on our financial condition and results of operations.
Mortgage Electronic Registration Systems, Inc.
Mortgage notes, assignments or other documents are often required to be maintained and are often necessary to enforce mortgage loans. There has been significant public commentary regarding the common industry practice of recording mortgages in the name of MERS, as nominee on behalf of the note holder, and whether securitization trusts own the loans purported to be conveyed to them and have valid liens securing those loans. We currently use the MERS system for a substantial portion of the residential mortgage loans that we originate, including loans that have been sold to investors or securitization trusts. A component of the OCC consent order requires significant changes in the manner in which we service loans identifying MERS as the mortgagee. Additionally, certain local and state governments have commenced legal actions against us, MERS, and other MERS members, questioning the validity of the MERS model. Other challenges have also been made to the process for transferring mortgage loans to securitization trusts, asserting that having a mortgagee of record that is different than the holder of the mortgage note could “break the chain of title” and cloud the ownership of the loan. In order to foreclose on a mortgage loan, in certain cases it may be necessary or prudent for an assignment of the mortgage to be made to the holder of the note, which in the case of a mortgage held in the name of MERS as nominee would need to be completed by a MERS signing officer. As such, our practice is to obtain assignments of mortgages from MERS prior to instituting foreclosure. If certain required documents are missing or defective, or if the use of MERS is found not to be valid, we could be obligated to cure certain defects or in some circumstances be subject to additional costs and expenses. Our use of MERS as nominee for the mortgage may also create reputational risks for us.
Impact of Foreclosure Delays
In 2011, we incurred $1.8 billion of mortgage-related assessments and waivers costs which included $1.3 billion for compensatory fees that we expect to be claimed by the GSEs as a result of foreclosure delays with the remainder being out-of-pocket costs that we do not expect to recover because of foreclosure delays. We expect that mortgage-related assessments and waivers costs, compensatory fees assessed by the GSEs and other costs associated with foreclosures will remain elevated as additional loans are delayed in the foreclosure process, although we believe that the governing contracts, our course of dealing, and collective past practices and understandings should inform resolution of these matters. We also expect additional costs related to resources necessary to perform the foreclosure process assessment and to implement other operational changes will continue. This will likely result in continued higher noninterest expense, including higher default servicing costs and legal expenses in CRES, and has impacted and may continue to impact the value of our MSRs related to these serviced loans. It is also possible that the delays in foreclosure sales may result in additional costs and expenses, including costs associated with the maintenance of properties or possible home price declines while foreclosures are delayed. In addition, required process changes, including those required under the consent orders with federal bank regulators, are likely to result in further increases in our default servicing costs over the longer term. Finally, the time to complete foreclosure sales may continue to be protracted, which may result in a greater number of nonperforming loans and increased servicing advances and may impact the collectability of such advances and the value of our MSR asset, MBS and real estate owned properties.
An increase in the time to complete foreclosure sales also may increase the number of severely delinquent loans in our mortgage servicing portfolio, result in increasing levels of consumer nonperforming loans and could have a dampening effect on net interest margin as nonperforming assets increase. Accordingly, delays in foreclosure sales, including any delays beyond those currently anticipated, our continued process enhancements, including those required under the OCC and Federal Reserve consent orders and any issues that may arise out of alleged irregularities in our foreclosure process could significantly increase the costs associated with our mortgage operations.
Mortgage-related Settlements – Servicing Matters
In connection with the BNY Mellon Settlement, BANA has agreed to implement certain servicing changes. The Trustee and BANA have agreed to clarify and conform certain servicing standards related to loss mitigation. In particular, the BNY Mellon Settlement would clarify that it is permissible to apply the same loss-mitigation strategies to the Covered Trusts as are applied to BANA affiliates’ held-for-investment (HFI) portfolios. This portion of the agreement was effective in the second quarter of 2011 and is not conditioned on final court approval.
BANA also agreed to transfer the servicing related to certain high-risk loans to qualified subservicers on a schedule that began with the signing of the BNY Mellon Settlement. This servicing transfer protocol will reduce the servicing fees payable to BANA in the future. Upon final court approval, failure to meet the established benchmarking standards for loans not in subservicing arrangements can trigger the payment of agreed-upon fees. Additionally, we and legacy Countrywide have agreed to work to resolve with the Trustee certain mortgage documentation issues related to the enforceability of mortgages in foreclosure and to reimburse the related Covered Trust for any loss if BANA is unable to foreclose on the mortgage and the Covered Trust is not made whole by a title policy because of these documentation issues. These agreements will terminate if final court approval of the BNY Mellon Settlement is not obtained, although we could still have exposure under the pooling and servicing agreements related to the mortgages in the Covered Trusts for these documentation

42 Bank of America 2011

issues.
We estimate that the costs associated with additional servicing obligations under the BNY Mellon Settlement contributed $400 million to the 2011 valuation charge related to the MSR asset. The additional servicing actions are consistent with the consent orders with the OCC and the Federal Reserve.
In addition, in connection with the Servicing Resolution Agreements, BANA has agreed to implement certain additional servicing changes. The uniform servicing standards established under the Servicing Resolution Agreements are broadly consistent with the residential mortgage servicing practices imposed by the OCC consent order, however they are more prescriptive and cover a broader range of our residential mortgage servicing activities. These standards are intended to strengthen procedural safeguards and documentation requirements associated with foreclosure, bankruptcy, and loss mitigation activities, as well as addressing the imposition of fees and the integrity of documentation, with a goal of ensuring greater transparency for borrowers. These uniform servicing standards also obligate us to implement compliance processes reasonably designed to provide assurance of the achievement of these objectives. Compliance with the uniform servicing standards will be assessed by a monitor based on the measurement of outcomes with respect to these objectives. Implementation of these uniform servicing standards is expected to incrementally increase costs associated with the servicing process, but is not expected to result in material delays or dislocation in the performance of our mortgage servicing obligations, including the completion of foreclosures.

Regulatory Matters
See Item 1A. Risk Factors of the Corporation's 2011 Annual Report on Form 10-K and Note 14 – Commitments and Contingencies to the Consolidated Financial Statements for additional information regarding regulatory matters and risks.
Financial Reform Act
The Dodd-Frank Wall Street Reform and Consumer Protection Act (Financial Reform Act), which was signed into law on July 21, 2010, enacts sweeping financial regulatory reform and has altered and will continue to alter the way in which we conduct certain businesses, increase our costs and reduce our revenues. Many aspects of the Financial Reform Act remain subject to final rulemaking and will take effect over several years, making it difficult to anticipate the precise impact on the Corporation, our customers or the financial services industry.
Debit Interchange Fees
On June 29, 2011, the Federal Reserve adopted a final rule with respect to the Durbin Amendment effective on October 1, 2011 which, among other things, established a regulatory cap for many types of debit interchange transactions to equal no more than 21 cents plus five bps of the value of the transaction. The Federal Reserve also adopted a rule to allow a debit card issuer to recover one cent per transaction for fraud prevention purposes if the issuer complies with certain fraud-related requirements, with which we are currently in compliance. The Federal Reserve also approved rules governing routing and exclusivity, requiring issuers to offer two unaffiliated networks for routing transactions on each debit or prepaid product, which became effective April 1, 2012. For additional information, see CBB on page 17.

Limitations on Proprietary Trading
On October 11, 2011, the Federal Reserve, OCC, FDIC and Securities and Exchange Commission (SEC), representing four of the five regulatory agencies charged with promulgating regulations implementing limitations on proprietary trading as well as the sponsorship of or investment in hedge funds and private equity funds (the Volcker Rule) established by the Financial Reform Act, released for comment proposed implementing regulations. On January 11, 2012, the Commodity Futures Trading Commission (CFTC), the fifth agency, released for comment its proposed regulations under the Volcker Rule. The proposed regulations include clarifications to the definition of proprietary trading and distinctions between permitted and prohibited activities. However, in light of the complexity of the proposed regulations and the large volume of comments received (the proposal requested comments on over 1,300 questions on 400 different topics), it is not possible to predict the content of the final regulations or when they will be issued.
The statutory provisions of the Volcker Rule will become effective on July 21, 2012, whether or not the final regulations are adopted, and it gives certain financial institutions two years from the effective date, with opportunities for additional extensions, to bring activities and investments into compliance. Although Global Markets exited its stand-alone proprietary trading business as of June 30, 2011 in anticipation of the Volcker Rule and further to our initiative to optimize our balance sheet, the ultimate impact of the Volcker Rule on us remains uncertain. However, based upon the content of the proposed regulations, it is possible that the implementation of the Volcker Rule could limit or restrict our remaining trading activities. Implementation of the Volcker Rule could also limit or restrict our ability to sponsor and hold ownership interests in hedge funds, private equity funds and other subsidiary operations, increase our operational and compliance costs, reduce our trading revenues and adversely affect our results of operations. For additional information about our trading business, see Global Markets on page 26.
Derivatives
The Financial Reform Act includes measures to broaden the scope of derivative instruments subject to regulation by requiring clearing and exchange trading of certain derivatives; imposing new capital, margin, reporting, registration and business conduct requirements for certain market participants; and imposing position limits on certain OTC derivatives. The Financial Reform Act required regulators to promulgate the rulemakings necessary to implement these regulations by July 16, 2011. However, the rulemaking process was not completed as of this date, and is not expected to conclude until well into 2012. Further, the regulators granted temporary relief from certain requirements that would have taken effect on July 16, 2011 absent any rulemaking. The SEC temporary relief is effective until final rules relevant to each requirement become effective. The CFTC temporary relief is effective until the earlier of July 16, 2012 or the date on which final rules relevant to each requirement become effective. The ultimate impact of these derivatives regulations and the time it will take to comply continues to remain uncertain. The final regulations will impose additional operational and compliance costs on us and may require us to restructure certain businesses, thereby negatively impacting our revenues and results of operations.

Bank of America 2011 43

FDIC Deposit Insurance Assessments
In April 2011, a new regulation became effective that implements revisions to the assessment system mandated by the Financial Reform Act and increased our FDIC exposure. The regulation was reflected in the June 30, 2011 FDIC fund balance and in payments made beginning on September 30, 2011. Among other things, the regulation changed the assessment base for insured depository institutions from adjusted domestic deposits to average consolidated total assets during an assessment period, less average tangible equity capital during that assessment period. Additionally, the FDIC has broad discretionary authority to increase assessments on large and highly complex institutions on a case by case basis. Any future increases in required deposit insurance premiums or other bank industry fees could have an adverse impact on our financial condition and results of operations.
Recovery and Resolution Planning
On October 17, 2011, the Federal Reserve approved a rule that requires the Corporation and other bank holding companies with assets of $50 billion or more, as well as companies designated as systemically important by the Financial Stability Oversight Council, to periodically report to the FDIC and the Federal Reserve their plans for a rapid and orderly resolution in the event of material financial distress or failure.
On January 17, 2012, the FDIC approved a final rule requiring resolution plans for insured banks with total assets of $50 billion or more. If the FDIC and the Federal Reserve determine that a company’s plan is not credible and the company fails to cure the deficiencies in a timely manner, then the FDIC and the Federal Reserve may jointly impose on the company, or any of its subsidiaries, more stringent capital, leverage or liquidity requirements or restrictions on growth, activities or operations. The Corporation’s initial plan is required to be submitted on or before July 1, 2012, and updated annually. Similarly, in the U.K., the Financial Services Authority (FSA) has issued proposed rules requiring the submission of significant information about certain U.K. incorporated subsidiaries, including information on intra-group dependencies and legal entity separation, to allow the FSA to develop resolution plans. As a result of the FSA review, we could be required to take certain actions over the next several years which could impose operational costs and potentially result in the restructuring of certain business and subsidiaries.
Orderly Liquidation Authority
Under the Financial Reform Act, where a systemically important financial institution such as the Corporation is in default or danger of default, the FDIC may, in certain circumstances, be appointed receiver in order to conduct an orderly liquidation of such systemically important financial institution. In such a case, the FDIC could invoke a new form of resolution authority, called the orderly liquidation authority, instead of the U.S. Bankruptcy Code, if the Secretary of the Treasury makes certain financial distress and systemic risk determinations. The orderly liquidation authority is modeled in part on the Federal Deposit Insurance Act, but also adopts certain concepts from the U.S. Bankruptcy Code.
The orderly liquidation authority contains certain differences from the U.S. Bankruptcy Code. Macroprudential systemic protection is the primary objective of the orderly liquidation authority, subject to minimum threshold protections for creditors. Accordingly, in certain circumstances under the orderly liquidation authority, the FDIC could permit payment of obligations determined to be systemically significant (e.g., short-term creditors or operating creditors) in lieu of the payment of other obligations (e.g., long-term creditors) without the need to obtain creditors’ consent or prior court review. Additionally, under the orderly liquidation authority, amounts owed to the U.S. government generally enjoy a statutory payment priority.
Credit Risk Retention
On March 29, 2011, federal regulators jointly issued a proposed rule regarding credit risk retention that would, among other things, require retention by sponsors of at least five percent of the credit risk of the assets underlying certain ABS and MBS securitizations and would limit the ability to transfer or hedge that credit risk. The proposed rule as currently written would likely have an adverse impact on our ability to engage in many types of the MBS and ABS securitizations conducted in CRES, Global Markets and other business segments, impose additional operational and compliance costs on us, and negatively influence the value, liquidity and transferability of ABS or MBS, loans and other assets. However, it remains unclear what requirements will be included in the final rule and what the ultimate impact of the final rule will be on our CRES, Global Markets and other business segments or on our results of operations.
The Consumer Financial Protection Bureau
The Financial Reform Act established the Consumer Financial Protection Bureau (CFPB) to regulate the offering of consumer financial products or services under federal consumer financial laws. In addition, the CFPB was granted general authority to prevent covered persons or service providers from committing or engaging in unfair, deceptive or abusive acts or practices under federal law in connection with any transaction with a consumer for a consumer financial product or service, or the offering of a consumer financial product or service. Pursuant to the Financial Reform Act, on July 21, 2011, certain federal consumer financial protection statutes and related regulatory authority were transferred to the CFPB. Consequently, certain federal consumer financial laws to which the Corporation is subject, including, but not limited to, the Equal Credit Opportunity Act, Home Mortgage Disclosure Act, Electronic Fund Transfers Act, Fair Credit Reporting Act, Truth in Lending and Truth in Savings Acts will be enforced by the CFPB, subject to certain statutory limitations. On January 4, 2012, the CFPB’s first director was appointed, and accordingly, was vested with full authority to exercise all supervisory, enforcement and rulemaking authorities granted to the CFPB under the Financial Reform Act, including its supervisory powers over non-bank financial institutions such as pay-day lenders and other types of non-bank financial institutions.
Certain Other Provisions
The Financial Reform Act also expands the role of state regulators in enforcing consumer protection requirements over banks and disqualifies trust preferred securities and other hybrid capital securities from Tier 1 capital. Many of the provisions under the Financial Reform Act have begun to be phased in or will be phased in over the next several months or years and will be subject both to further rulemaking and the discretion of applicable regulatory bodies. For additional information regarding regulatory capital and other rules proposed by federal regulators, see Capital Management – Regulatory Capital Changes on page 50.

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The Financial Reform Act will continue to have a significant and negative impact on our earnings through fee reductions, higher costs and new restrictions, as well as reductions to available capital. The Financial Reform Act may also continue to have a material adverse impact on the value of certain assets and liabilities held on our balance sheet. The ultimate impact of the Financial Reform Act on our businesses and results of operations will depend on regulatory interpretation and rulemaking, as well as the success of any of our actions to mitigate the negative earnings impact of certain provisions. For information on the impact of the Financial Reform Act on our credit ratings, see Liquidity Risk on page 53.
Transactions with Affiliates
The terms of certain of our OTC derivative contracts and other trading agreements of the Corporation provide that upon the occurrence of certain specified events, such as a change in our credit ratings, Merrill Lynch and other non-bank affiliates may be required to provide additional collateral or to provide other remedies, or our counterparties may have the right to terminate or otherwise diminish our rights under these contracts or agreements. Following the recent downgrade of the credit ratings of the Corporation and other non-bank affiliates, we have engaged in discussions with certain derivative and other counterparties regarding their rights under these agreements. In response to counterparties’ inquiries and requests, we have discussed and in some cases substituted derivative contracts and other trading agreements, including naming BANA as the new counterparty. Our ability to substitute or make changes to these agreements to meet counterparties’ requests may be subject to certain limitations, including counterparty willingness, regulatory limitations on naming BANA as the new counterparty, and the type or amount of collateral required. It is possible that such limitations on our ability to substitute or make changes to these agreements, including naming BANA as the new counterparty, could adversely affect our results of operations.
Other Matters
The Corporation has established guidelines and policies for managing capital across its subsidiaries. The guidance for the Corporation’s subsidiaries with regulatory capital requirements, including branch operations of banking subsidiaries, requires each entity to maintain satisfactory capital levels. This includes setting internal capital targets for the U.S. bank subsidiaries to exceed “well capitalized” levels. The U.K. has adopted increased capital and liquidity requirements for local financial institutions, including regulated U.K. subsidiaries of non-U.K. bank holding companies and other financial institutions as well as branches of non-U.K. banks located in the U.K. In addition, the U.K. has proposed the creation and production of recovery and resolution plans, commonly referred to as living wills, by such entities. We are currently monitoring the impact of these initiatives.
Managing Risk
Overview
Risk is inherent in every material business activity that we undertake. Our business exposes us to strategic, credit, market, liquidity, compliance, operational and reputational risk. We must manage these risks to maximize our long-term results by ensuring the integrity of our assets and the quality of our earnings.
Strategic risk is the risk that results from adverse business decisions, ineffective or inappropriate business plans, or failure to respond to changes in the competitive environment, business cycles, customer preferences, product obsolescence, regulatory environment, business strategy execution, and/or other inherent risks of the business including reputational risk. Credit risk is the risk of loss arising from a borrower’s or counterparty’s inability to meet its obligations. Market risk is the risk that values of assets and liabilities or revenues will be adversely affected by changes in market conditions such as interest rate movements. Liquidity risk is the inability to meet contractual and contingent financial obligations, on-or off-balance sheet, as they come due. Compliance risk is the risk that arises from the failure to adhere to laws, rules, regulations, or internal policies and procedures. Operational risk is the risk of loss resulting from inadequate or failed internal processes, people and systems, or external events. Reputational risk is the potential that negative publicity regarding an organization’s conduct or business practices will adversely affect its profitability, operations or customer base, or result in costly litigation or require other measures. Reputational risk is evaluated along with all of the risk categories and throughout the risk management process, and as such is not discussed separately herein. The following sections, Strategic Risk Management and Capital Management on page 48, Liquidity Risk on page 53, Credit Risk Management on page 57, Market Risk Management on page 89, Compliance Risk Management and Operational Risk Management both on page 96, address in more detail the specific procedures, measures and analyses of the major categories of risk that we manage.
In choosing when and how to take risks, we evaluate our capacity for risk and seek to protect our brand and reputation, our financial flexibility, the value of our assets and the strategic potential of the Corporation. We intend to maintain a strong and flexible financial position. We also intend to focus on maintaining our relevance and value to customers, employees and shareholders. As part of our efforts to achieve these objectives, we continue to build a comprehensive risk management culture and to implement governance and control measures to strengthen that culture.
We take a comprehensive approach to risk management. We have a defined risk framework and clearly articulated risk appetite which is approved annually by the Corporation’s Board of Directors (the Board). Risk management planning is integrated with strategic, financial and customer/client planning so that goals and responsibilities are aligned across the organization. Risk is managed in a systematic manner by focusing on the Corporation as a whole as well as managing risk across the enterprise and within individual business units, products, services and transactions, and across all geographic locations. We maintain a governance structure that delineates the responsibilities for risk management activities, as well as governance and oversight of those activities.
Executive management assesses, and the Board oversees, the risk-adjusted returns of each business segment. Management reviews and approves strategic and financial operating plans, and recommends to the Board for approval a financial plan annually. By allocating economic capital to and establishing a risk appetite for a business segment, we seek to effectively manage the ability to take on risk. Economic capital is assigned to each business segment using a risk-adjusted methodology incorporating each segment’s stand-alone credit, market, interest rate and operational

Bank of America 2011 45

risk components, and is used to measure risk-adjusted returns.
In addition to reputational considerations, businesses operate within their credit, market, compliance and operational risk standards and limits in order to adhere to the risk appetite. These limits are based on analyses of risk and reward in each business, and executive management is responsible for tracking and reporting performance measurements as well as any exceptions to guidelines or limits. The Board monitors financial performance, execution of the strategic and financial operating plans, compliance with the risk appetite and the adequacy of internal controls through its committees.
The Board has completed its review of the Risk Framework and the Risk Appetite Statement for the Corporation, and both the Risk Framework and Risk Appetite Statement were approved in January 2012. The Risk Framework defines the accountability of the Corporation and its employees and the Risk Appetite Statement defines the parameters under which we will take risk. Both documents are intended to enable us to maximize our long-term results and ensure the integrity of our assets and the quality of our earnings. The Risk Framework is designed to be used by our employees to understand risk management activities, including their individual roles and accountabilities. It also defines how risk management is integrated into our core business processes, and it defines the risk management governance structure, including management’s involvement. The risk management responsibilities of the businesses, governance and control functions, and Corporate Audit are also clearly defined. The risk management process includes four critical elements: identify and measure risk, mitigate and control risk, monitor and test risk, and report and review risk, and is applied across all business activities to enable an integrated and comprehensive review of risk consistent with the Board’s Risk Appetite Statement.
Risk Management Processes and Methods
To support our corporate goals and objectives, risk appetite, and business and risk strategies, we maintain a governance structure that delineates the responsibilities for risk management activities, as well as governance and oversight of those activities, by management and the Board. All employees have accountability for risk management. Each employee’s risk management responsibilities falls into one of three major categories: businesses, governance and control, and Corporate Audit.
Business managers and employees are accountable for identifying, managing and escalating attention to all risks in their business units, including existing and emerging risks. Business managers must ensure that their business activities are conducted within the risk appetite defined by management and approved by the Board. The limits and controls for each business must be consistent with the Risk Appetite Statement. Employees in client and customer facing businesses are responsible for day-to-day business activities, including developing and delivering profitable products and services, fulfilling customer requests and maintaining desirable customer relationships. These employees are accountable for conducting their daily work in accordance with policies and procedures. It is the responsibility of each employee to protect the Corporation and defend the interests of the shareholders.
Governance and control functions are comprised of Global Risk Management, Global Compliance, Legal and the enterprise control functions and are tasked with independently overseeing and managing risk activities. Global Compliance (which included

Regulatory Relations) and Legal report to the Chief Legal, Compliance and Regulatory Relations Executive. Enterprise control functions consist of the Chief Financial Officer Group, Global Technology and Operations, Global Human Resources, Global Marketing and Corporate Affairs.
Global Risk Management is led by the Chief Risk Officer (CRO). The CRO leads senior management in managing risk, is independent from the Corporation’s business and enterprise control functions, and maintains sufficient autonomy to develop and implement meaningful risk management measures. This position serves to protect the Corporation and its shareholders. The CRO reports to the Chief Executive Officer (CEO) and is the management team lead or a participant in Board-level risk governance committees. The CRO has the mandate to ensure that appropriate risk management practices are in place, and are effective and consistent with our overall business strategy and risk appetite. Global Risk Management is comprised of two types of risk teams, Enterprise risk teams and independent business risk teams, which report to the CRO and are independent from the business and enterprise control functions.
Enterprise risk teams are responsible for setting and establishing enterprise policies, programs and standards, assessing program adherence, providing enterprise-level risk oversight, and reporting and monitoring for systemic and emerging risk issues. In addition, the Enterprise Risk Teams are responsible for monitoring and ensuring that risk limits are reasonable and consistent with the risk appetite. These risk teams also carry out risk-based oversight of the enterprise control functions.
Independent business risk teams are responsible for establishing policies, limits, standards, controls, metrics and thresholds within the defined corporate standards for the businesses to which they are aligned. The independent business risk teams are also responsible for ensuring that risk limits and standards are reasonable and consistent with the risk appetite.
Enterprise control functions are independent of the businesses and have risk governance and control responsibilities for enterprise programs. In this role, they are responsible for setting policies, standards and limits; providing risk reporting; monitoring for systemic risk issues including existing and emerging; and implementing procedures and controls at the enterprise and business levels for their respective control functions.
The Corporate Audit function and the Corporate General Auditor maintain independence from the businesses and governance and control functions by reporting directly to the Audit Committee of the Board. Corporate Audit provides independent assessment and validation through testing of key processes and controls across the Corporation. Corporate Audit also provides an independent assessment of the Corporation’s management and internal control systems. Corporate Audit activities are designed to provide reasonable assurance that resources are adequately protected; significant financial, managerial and operating information is materially complete, accurate and reliable; and employees’ actions are in compliance with the Corporation’s policies, standards, procedures, and applicable laws and regulations.
To assist the Corporation in achieving its goals and objectives, risk appetite, and business and risk strategies, we utilize a risk management process that is applied across the execution of all business activities. This risk management process, which is an integral part of our Risk Framework, enables the Corporation to review risk in an integrated and comprehensive manner across all risk categories and make strategic and business decisions based on that comprehensive view. Corporate goals and objectives are

46 Bank of America 2011

established by management, and management reflects these goals and objectives in our risk appetite which is approved by the Board and serves as a key driver for setting business and risk strategy.
One of the key tools of the risk management process is the use of Risk and Control Self-Assessments (RCSAs). RCSAs are the primary method for facilitating the management of Business Environment and Internal Control Factor data. The end-to-end RCSA process incorporates risk identification and assessment of the control environment; monitoring, reporting and escalating risk; quality assurance and data validation; and integration with the risk appetite. The RCSA process also incorporates documentation by either the business or governance and control functions of the business environment, risks, controls, and monitoring and reporting. This results in a comprehensive risk management view that enables understanding of and action on operational risks and controls for all of our processes, products, activities and systems.
The formal processes used to manage risk represent a part of our overall risk management process. Corporate culture and the actions of our employees are also critical to effective risk management. Through our Code of Ethics, we set a high standard for our employees. The Code of Ethics provides a framework for all of our employees to conduct themselves with the highest integrity. We instill a strong and comprehensive risk management culture through communications, training, policies, procedures, and organizational roles and responsibilities. Additionally, we continue to strengthen the link between the employee performance management process and individual compensation to encourage employees to work toward enterprise-wide risk goals.
Board Oversight of Risk
The Board, comprised of a majority of independent directors, including an independent Chairman of the Board, oversees the management of the Corporation through a governance structure that includes Board committees and management committees. The Board’s standing committees that oversee the management of the majority of the risks faced by the Corporation include the Audit and Enterprise Risk Committees, comprised of independent directors, and the Credit Committee, comprised of non-management directors. This governance structure is designed to align the interests of the Board and management with those of our stockholders and to foster integrity throughout the Corporation.
The chart below illustrates the inter-relationship between the Board, Board committees and management committees with the majority of risk oversight responsibilities for the Corporation.

Board of Directors
Board Level Committees
Credit Committee
Enterprise Risk Committee
Audit Committee
Corporate Governance Committee
Compensation and Benefits Committee
Executive Committee
Management Level Committees
Credit Risk Committee
Insider Oversight and Monitoring Committee
Asset Liability and Market Risk Committee
Operational Risk Committee (1)
Compensation Committee
Benefits Committee
Allowance for Credit Losses Committee
Enterprise Credit Risk Policy Committee
Enterprise Portfolio Strategies Steering Co.
Regional Risk Committee
Risk Rating Executive Oversight Committee
CFO Risk Committee
Enterprise Model Risk Control Committee
Enterprise Mortgage Risk Committee
Global Markets Risk Committee
Ethics Oversight Committee
International Governance and Control Committee
Operational & Compliance Risk Committee
Disclosure Committee (2)

(1)	Compliance Risk activities, including Ethics Oversight, are required to be reviewed by the Audit Committee and Operational Risk activities are required to be reviewed by the Enterprise Risk Committee.

(2)
The Disclosure Committee assists the CEO and CFO in fulfilling their responsibility for the accuracy and timeliness of the Corporation’s disclosures and reports the results of the process to the Audit Committee.

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Our Board’s Audit, Credit and Enterprise Risk Committees have the principal responsibility for assisting the Board with enterprise-wide oversight of the Corporation’s management and handling of risk.
Our Audit Committee assists the Board in the oversight of, among other things, the integrity of our consolidated financial statements, our compliance with legal and regulatory requirements, and the overall effectiveness of our system of internal controls. Our Audit Committee also, taking into consideration the Board’s allocation of the review of risk among various committees of the Board, discusses with management guidelines and policies to govern the process by which risk assessment and risk management are undertaken, including the assessment of our major financial risk exposures and the steps management has taken to monitor and control such exposures.
Our Credit Committee oversees, among other things, the identification and management of our credit exposures on an enterprise-wide basis, our responses to trends affecting those exposures, the adequacy of the allowance for credit losses and our credit related policies.
Our Enterprise Risk Committee, among other things, oversees our identification of, management of and planning for, material risks on an enterprise-wide basis, including market risk, interest rate risk, liquidity risk, operational risk and reputational risk. Our Enterprise Risk Committee also oversees our capital management and liquidity planning.
Each of these committees regularly reports to our Board on risk-related matters within the committee’s responsibilities, which collectively provides our Board with integrated, thorough insight about our management of our enterprise-wide risks. At meetings of our Audit, Credit and Enterprise Risk Committees and our Board, directors receive updates from management regarding enterprise risk management, including our performance against our risk appetite.
Executive management develops for Board approval the Corporation’s Risk Framework, Risk Appetite Statement, and financial operating plans. Management monitors, and the Board oversees, through the Credit, Enterprise Risk and Audit Committees, financial performance, execution of the strategic and financial operating plans, compliance with the risk appetite, and the adequacy of internal controls.
Strategic Risk Management
Strategic risk is embedded in every business and is one of the major risk categories along with credit, market, liquidity, compliance, operational and reputational risks. It is the risk that results from adverse business decisions, ineffective or inappropriate business plans, or failure to respond to changes in the competitive environment, business cycles, customer preferences, product obsolescence, regulatory environment, business strategy execution and/or other inherent risks of the business including reputational and operational risk. In the financial services industry, strategic risk is elevated due to changing customer, competitive and regulatory environments. Our appetite for strategic risk is assessed within the context of the strategic plan, with strategic risks selectively and carefully considered in the context of the evolving marketplace. Strategic risk is managed in the context of our overall financial condition and assessed, managed and acted on by the CEO and executive management team. Significant strategic actions, such as material acquisitions or capital actions, require review and approval of the Board.
Executive management approves a strategic plan every two to three years. Annually, executive management develops a financial operating plan that implements the strategic goals for that year, and the Board reviews and approves the plan. With oversight by the Board, executive management ensures that the plans are consistent with the Corporation’s strategic plan, core operating tenets and risk appetite. The following are assessed in their reviews: forecasted earnings and returns on capital, the current risk profile, current capital and liquidity requirements, staffing levels and changes required to support the plan, stress testing results, and other qualitative factors such as market growth rates and peer analysis. At the business level, as we introduce new products, we monitor their performance to evaluate expectations (e.g., for earnings and returns on capital). With oversight by the Board, executive management performs similar analyses throughout the year, and evaluates changes to the financial forecast or the risk, capital or liquidity positions as deemed appropriate to balance and optimize between achieving the targeted risk appetite, shareholder returns and maintaining the targeted financial strength.
We use proprietary models to measure the capital requirements for credit, country, market, operational and strategic risks. The economic capital assigned to each business is based on its unique risk exposures. With oversight by the Board, executive management assesses the risk-adjusted returns of each business in approving strategic and financial operating plans. The businesses use economic capital to define business strategies, price products and transactions, and evaluate client profitability. For additional information on how this measure is calculated, see Supplemental Financial Data on page 15.

Capital Management
Bank of America manages its capital position to ensure capital is sufficient to support our business activities and that capital, risk and risk appetite are commensurate with one another, ensure safety and soundness under adverse scenarios, take advantage of growth and strategic opportunities, maintain ready access to financial markets, remain a source of strength for its subsidiaries and satisfy current and future regulatory capital requirements.
To determine the appropriate level of capital, we assess the results of our Internal Capital Adequacy Assessment Process (ICAAP), the current economic and market environment, and feedback from investors, rating agencies and regulators. Based upon this analysis we set capital guidelines for Tier 1 common capital and Tier 1 capital to ensure we can maintain an adequate capital position in a severe adverse economic scenario. We also target to maintain capital in excess of the capital required per our economic capital measurement process. For additional information, see Economic Capital on page 52. Management and the Board annually approve a comprehensive Capital Plan which documents the ICAAP and related results, analysis and support for the capital guidelines, and planned capital actions and capital adequacy assessment.

48 Bank of America 2011

The ICAAP incorporates capital forecasts, stress test results, economic capital, qualitative risk assessments and assessment of regulatory changes. We generate monthly regulatory capital and economic capital forecasts that are aligned to the most recent earnings, balance sheet and risk forecasts. We utilize quarterly stress tests to assess the potential impacts to our balance sheet, earnings, capital and liquidity for a variety of economic stress scenarios. We perform qualitative risk assessments to identify and assess material risks not fully captured in the forecasts, stress tests or economic capital. Given the significant proposed regulatory capital changes, we also regularly assess the potential capital impacts and monitor associated mitigation actions. Management continuously assesses ICAAP results and provides documented quarterly assessments of the adequacy of the capital guidelines and capital position to the Board or its committees.
Capital management is integrated into the risk and governance processes, as capital is a key consideration in the development of the strategic plan, risk appetite and risk limits. Economic capital is allocated to each business unit and used to perform risk-adjusted return analysis at the business unit, client relationship and transaction levels.
Regulatory Capital
As a financial services holding company, we are subject to the risk-based capital guidelines (Basel I) issued by federal banking regulators. At December 31, 2011, we operated banking activities primarily under two charters: BANA and FIA Card Services, N.A. (FIA). Under these guidelines, the Corporation and its affiliated banking entities measure capital adequacy based on Tier 1 common capital, Tier 1 capital and Total capital (Tier 1 plus Tier 2 capital). Capital ratios are calculated by dividing each capital amount by risk-weighted assets. Additionally, Tier 1 capital is divided by adjusted quarterly average total assets to derive the Tier 1 leverage ratio.
Tier 1 capital is calculated as the sum of “core capital elements.” The predominate components of core capital elements are qualifying common stockholders’ equity and qualifying noncumulative perpetual preferred stock. Also included in Tier 1 capital are qualifying trust preferred securities (Trust Securities), hybrid securities and qualifying non-controlling interest in subsidiaries which are subject to the rules governing “restricted core capital elements.” Goodwill, other disallowed intangible assets, disallowed deferred tax assets and the cumulative changes in fair value of all financial liabilities accounted for under the fair value option that are included in retained earnings and are attributable to changes in the company’s own creditworthiness are deducted from the sum of the core capital elements. Total capital is Tier 1 plus supplementary Tier 2 capital elements such as qualifying subordinated debt, a limited portion of the allowance for loan and lease losses, and a portion of net unrealized gains on AFS marketable equity securities. Tier 1 common capital is not an official regulatory ratio, but was introduced by the Federal Reserve during the Supervisory Capital Assessment Program in 2009. Tier 1 common capital is Tier 1 capital less preferred stock, Trust Securities, hybrid securities and qualifying non-controlling interest in subsidiaries.
Risk-weighted assets are calculated for credit risk for all on- and off-balance sheet credit exposures and for market risk on trading assets and liabilities, including derivative exposures. Credit risk risk-weighted assets are calculated by assigning a prescribed risk-weight to all on-balance sheet assets and to the credit equivalent amount of certain off-balance sheet exposures. The risk-weight is defined in the regulatory rules based upon the obligor or guarantor type and collateral if applicable. Off-balance sheet exposures include financial guarantees, unfunded lending commitments, letters of credit and derivatives. Market risk risk-weighted assets are calculated using risk models for the trading account positions, including all foreign exchange and commodity positions regardless of the applicable accounting guidance. Under Basel I there are no risk-weighted assets calculated for operational risk. Any assets that are a direct deduction from the computation of capital are excluded from risk-weighted assets and adjusted average total assets consistent with regulatory guidance.
The Corporation has issued notes to certain unconsolidated corporate-sponsored trust companies which issued Trust Securities and hybrid securities. In accordance with Federal Reserve guidance, Trust Securities continue to qualify as Tier 1 capital with revised quantitative limits. As a result, the Corporation includes qualifying Trust Securities in Tier 1 capital. The Financial Reform Act includes a provision under which the Corporation’s outstanding Trust Securities in the aggregate amount of $16.1 billion (approximately 125 bps of Tier 1 capital) at December 31, 2011 will be excluded from Tier 1 capital, with the exclusion to be phased in incrementally over a three-year period beginning January 1, 2013. This amount excludes $633 million of hybrid Trust Securities that are expected to be converted to preferred stock prior to the date of implementation. The treatment of Trust Securities during the phase-in period is unknown and is subject to future rulemaking.
For additional information on these and other regulatory requirements, see Note 18 – Regulatory Requirements and Restrictions to the Consolidated Financial Statements.
Capital Composition and Ratios
Tier 1 common capital increased $1.6 billion to $126.7 billion at December 31, 2011 compared to 2010. The increase was driven primarily by the sale of CCB shares, the exchanges of preferred shares, Trust Securities and hybrid securities for common stock and debt, and the warrants issued in connection with the investment made by Berkshire, partially offset by an increase in deferred tax assets disallowed for regulatory capital purposes. The sales related to CCB increased Tier 1 common capital $6.4

Bank of America 2011 49

billion, or approximately 55 bps, while the exchanges increased Tier 1 common capital $3.9 billion, or approximately 29 bps. The warrants related to Berkshire, increased Tier 1 common capital approximately $2.1 billion, or 15 bps. The $8.1 billion increase in the deferred tax asset disallowance at December 31, 2011 compared to 2010 was primarily due to the expiration of the longer look-forward period granted by regulators at the time of the Merrill Lynch acquisition and an increase in net deferred tax assets. Tier 1 capital and Total capital decreased $4.4 billion and $14.5 billion at December 31, 2011 compared to 2010. For additional information regarding the sale of our investment in CCB, see Note 5 – Securities to the Consolidated Financial Statements. For additional information regarding the exchanges and the investment made by Berkshire, see Note 13 – Long-term Debt and Note 15 – Shareholders’ Equity to the Consolidated Financial Statements.
Risk-weighted assets decreased $172 billion to $1,284 billion at December 31, 2011 compared to 2010. The decrease was driven in part by our sale of CCB shares and our Canadian card business and is consistent with our continued efforts to reduce non-core assets and legacy loan portfolios. The Tier 1 common capital ratio, the Tier 1 capital ratio and the Total capital ratio increased due to the decline in risk-weighted assets. The Tier 1 leverage ratio increased compared to 2010 reflecting the decrease in Tier 1 capital and a reduction in adjusted quarterly average total assets.
Table 13 presents Bank of America Corporation’s capital ratios and related information at December 31, 2011 and 2010.

Table 13	Bank of America Corporation Regulatory Capital

	December 31
(Dollars in billions)	2011	2010
Tier 1 common capital ratio	9.86%	8.60%
Tier 1 capital ratio	12.40	11.24
Total capital ratio	16.75	15.77
Tier 1 leverage ratio	7.53	7.21
Risk-weighted assets	$1,284	$1,456
Adjusted quarterly average total assets (1)	2,114	2,270

(1)	Reflects adjusted average total assets for the three months ended December 31, 2011 and
2010.

Table 14 presents the capital composition at December 31, 2011 and 2010.

Table 14	Capital Composition

		December 31
(Dollars in millions)		2011	2010
Total common shareholders’ equity		$211,704	$211,686
Goodwill		(69,967)	(73,861)
Nonqualifying intangible assets (includes core deposit intangibles, affinity relationships, customer relationships and other intangibles)		(5,848)	(6,846)
Net unrealized gains or losses on AFS debt and marketable equity securities and net losses on derivatives recorded in accumulated OCI, net-of-tax		682	(4,137)
Unamortized net periodic benefit costs recorded in accumulated OCI, net-of-tax		4,391	3,947
Exclusion of fair value adjustment related to structured liabilities (1)		944	2,984
Disallowed deferred tax asset		(16,799)	(8,663)
Other		1,583	29
Total Tier 1 common capital		126,690	125,139
Qualifying preferred stock		15,479	16,562
Trust preferred securities		16,737	21,451
Noncontrolling interest		326	474
Total Tier 1 capital		159,232	163,626
Long-term debt qualifying as Tier 2 capital		38,165	41,270
Allowance for loan and lease losses		33,783	41,885
Reserve for unfunded lending commitments		714	1,188
Allowance for loan and lease losses exceeding 1.25 percent of risk-weighted assets		(18,159)	(24,690)
45 percent of the pre-tax net unrealized gains on AFS marketable equity securities		1	4,777
Other		1,365	1,538
Total capital		$215,101	$229,594

(1)	Represents loss on structured liabilities, net-of-tax, that is excluded from Tier 1 common capital, Tier 1 capital and Total capital for regulatory purposes.
Regulatory Capital Changes
We manage regulatory capital to adhere to regulatory standards of capital adequacy based on our current understanding of the rules and the application of such rules to our business as currently conducted. The regulatory capital rules as written by the Basel Committee on Banking Supervision (Basel Committee) continue to evolve.
We currently measure and report our capital ratios and related information in accordance with Basel I. See Capital Management on page 48 for additional information. Basel I has been subject to revisions, which include final Basel II rules (Basel II) published in December 2007 by U.S banking regulators and proposed Basel

III rules (Basel III) published by the Basel Committee in December 2010, and further amended in July 2011. We are currently in the Basel II parallel period.
On December 29, 2011, U.S. regulators issued a notice of proposed rulemaking (NPR) that would amend a December 2010 NPR on the Market Risk Rules. This amended NPR is expected to increase the capital requirements for our trading assets and liabilities. We continue to evaluate the capital impact of the proposed rules and currently anticipate that we will be in compliance with any final rules by the projected implementation date in late 2012.

50 Bank of America 2011

If implemented by U.S. banking regulators as proposed, Basel III could significantly increase our capital requirements. Basel III and the Financial Reform Act propose the disqualification of Trust Securities from Tier 1 capital, with the Financial Reform Act proposing that the disqualification be phased in from 2013 to 2015. Basel III also proposes the deduction of certain assets from capital (deferred tax assets, MSRs, investments in financial firms and pension assets, among others, within prescribed limitations), the inclusion of accumulated OCI in capital, increased capital for counterparty credit risk, and new minimum capital and buffer requirements. For additional information on deferred tax assets and MSRs, see Note 21 – Income Taxes and Note 25 – Mortgage Servicing Rights to the Consolidated Financial Statements. The phase-in period for the capital deductions is proposed to occur in 20 percent increments from 2014 through 2018 with full implementation by December 31, 2018. An increase in capital requirements for counterparty credit risk is proposed to be effective January 2013. The phase-in period for the new minimum capital requirements and related buffers is proposed to occur between 2013 and 2019. U.S. banking regulators have not yet issued proposed regulations that will implement these requirements.
Preparing for the implementation of the new capital rules is a top strategic priority, and we expect to comply with the final rules when issued and effective. We intend to continue to build capital through retaining earnings, actively reducing legacy asset portfolios and implementing other capital related initiatives, including focusing on reducing both higher risk-weighted assets and assets currently deducted, or expected to be deducted under Basel III, from capital. We expect non-core asset sales to play a less prominent role in our capital strategy in future periods.
On June 17, 2011, U.S. banking regulators proposed rules requiring all large bank holding companies (BHCs) to submit a comprehensive capital plan to the Federal Reserve as part of an annual Comprehensive Capital Analysis and Review (CCAR). The proposed regulations require BHCs to demonstrate adequate capital to support planned capital actions, such as dividends, share repurchases or other forms of distributing capital. CCAR submissions are subject to the review and approval of the Federal Reserve. The Federal Reserve may require BHCs to provide prior notice under certain circumstances before making a capital distribution. On January 5, 2012, we submitted a capital plan to the Federal Reserve consistent with the proposed rules. The capital plan includes the ICAAP and related results, analysis and support for the capital guidelines, and planned capital actions. The ICAAP incorporates capital forecasts, stress test results, economic capital, qualitative risk assessments and assessment of regulatory changes, all of which influence the capital adequacy assessment.
On July 19, 2011, the Basel Committee published the consultative document “Globally systemic important banks: Assessment methodology and the additional loss absorbency requirement” which sets out measures for global, systemically important financial institutions including the methodology for measuring systemic importance, the additional capital required (the SIFI buffer), and the arrangements by which they will be phased in. As proposed, the SIFI buffer would be met with additional Tier 1 common equity ranging from one percent to 2.5 percent, and in certain circumstances, 3.5 percent. This will be phased in from 2016 through 2018. U.S. banking regulators have not yet provided similar rules for U.S. implementation of a SIFI buffer.
Given that the U.S. regulatory agencies have issued neither proposed rulemaking nor supervisory guidance on Basel III, significant uncertainty exists regarding the eventual impacts of Basel III on U.S. financial institutions, including us. These regulatory changes also require approval by the U.S. regulatory agencies of analytical models used as part of our capital measurement and assessment, especially in the case of more complex models. If these more complex models are not approved, it could require financial institutions to hold additional capital, which in some cases could be significant.
Based on the assumed approval of these models and our current assessment of Basel III, continued focus on capital management, expectations of future performance and continued efforts to build a fortress balance sheet, we currently anticipate that our Tier 1 common equity ratio will be between 7.25 percent and 7.50 percent by the end of 2012, assuming phase-in per the regulations at that time of all deductions scheduled to occur between 2013 and 2019.
On December 20, 2011, the Federal Reserve issued proposed rules to implement enhanced supervisory and prudential requirements and the early remediation requirements established under the Financial Reform Act. The enhanced standards include risk-based capital and leverage requirements, liquidity standards, requirements for overall risk management, single-counterparty credit limits, stress test requirements and a debt-to-equity limit for certain companies determined to pose a threat to financial stability. Comments on the proposed rules are due by March 31, 2012. The final rules are likely to influence our regulatory capital and liquidity planning process, and may impose additional operational and compliance costs on us.
For additional information regarding Basel II, Basel III, Market Risk Rules and other proposed regulatory capital changes, see Note 18 – Regulatory Requirements and Restrictions to the Consolidated Financial Statements.

Bank of America 2011 51

Bank of America, N.A. and FIA Card Services, N.A. Regulatory Capital
Table 15 presents regulatory capital information for BANA and FIA at December 31, 2011 and 2010.

Table 15		Bank of America, N.A. and FIA Card Services, N.A. Regulatory Capital

	December 31
	2011		2010
(Dollars in millions)	Ratio	Amount	Ratio	Amount
Tier 1
Bank of America, N.A.	11.74%	$119,881	10.78%	$114,345
FIA Card Services, N.A.	17.63	24,660	15.30	25,589
Total
Bank of America, N.A.	15.17	154,885	14.26	151,255
FIA Card Services, N.A.	19.01	26,594	16.94	28,343
Tier 1 leverage
Bank of America, N.A.	8.65	119,881	7.83	114,345
FIA Card Services, N.A.	14.22	24,660	13.21	25,589
BANA’s Tier 1 capital ratio increased 96 bps to 11.74 percent and the Total capital ratio increased 91 bps to 15.17 percent at December 31, 2011 compared to 2010. The increase in the ratios was driven by $9.6 billion in earnings generated during 2011. The Tier 1 leverage ratio increased 82 bps to 8.65 percent, benefiting from the improvement in Tier 1 capital combined with a $73.4 billion decrease in adjusted quarterly average total assets resulting from our continued efforts to reduce non-core assets and legacy loan portfolios.
FIA’s Tier 1 capital ratio increased 233 bps to 17.63 percent and the Total capital ratio increased 207 bps to 19.01 percent at December 31, 2011 compared to 2010. The Tier 1 leverage ratio increased 101 bps to 14.22 percent at December 31, 2011 compared to 2010. The increase in ratios was driven by $5.7 billion in earnings generated during 2011 and a reduction in risk-weighted assets.
During 2011, BANA paid dividends of $9.8 billion to Bank of America Corporation. FIA returned capital of $7.0 billion to Bank of America Corporation during 2011 and is anticipated to return an additional $3.0 billion in 2012.
Broker/Dealer Regulatory Capital
The Corporation’s principal U.S. broker/dealer subsidiaries are Merrill Lynch, Pierce, Fenner & Smith (MLPF&S) and Merrill Lynch Professional Clearing Corp (MLPCC). MLPCC is a fully-guaranteed subsidiary of MLPF&S and provides clearing and settlement services. Both entities are subject to the net capital requirements of SEC Rule 15c3-1. Both entities are also registered as futures commission merchants and are subject to the CFTC Regulation 1.17.
MLPF&S has elected to compute the minimum capital requirement in accordance with the Alternative Net Capital Requirement as permitted by SEC Rule 15c3-1. At December 31, 2011, MLPF&S’s regulatory net capital as defined by Rule 15c3-1 was $10.8 billion and exceeded the minimum requirement of $803 million by $10.0 billion. MLPCC’s net capital of $3.5 billion exceeded the minimum requirement of $168 million by approximately $3.3 billion.

In accordance with the Alternative Net Capital Requirements, MLPF&S is required to maintain tentative net capital in excess of $1 billion, net capital in excess of $500 million and notify the SEC in the event its tentative net capital is less than $5 billion. At December 31, 2011, MLPF&S had tentative net capital and net capital in excess of the minimum and notification requirements.
Economic Capital
Our economic capital measurement process provides a risk-based measurement of the capital required for unexpected credit, market and operational losses over a one-year time horizon at a 99.97 percent confidence level. Economic capital is allocated to each business unit based upon its risk positions and contribution to enterprise risk, and is used for capital adequacy, performance measurement and risk management purposes. The strategic planning process utilizes economic capital with the goal of allocating risk appropriately and measuring returns consistently across all businesses and activities. Economic capital allocation plans are incorporated into the Corporation’s financial plan which is approved by the Board on an annual basis.
Credit Risk Capital
Economic capital for credit risk captures two types of risks: default risk, which represents the loss of principal due to outright default or the borrower’s inability to repay an obligation in full, and migration risk, which represents potential loss in market value due to credit deterioration over the one-year capital time horizon. Credit risk is assessed and modeled for all on- and off-balance sheet credit exposures within sub-categories for commercial, retail, counterparty and investment securities. The economic capital methodology captures dimensions such as concentration and country risk and originated securitizations. The economic capital methodology is based on the probability of default, loss given default (LGD), exposure at default (EAD) and maturity for each credit exposure, and the portfolio correlations across exposures. See page 57 for more information on Credit Risk Management.

52 Bank of America 2011

Market Risk Capital
Market risk reflects the potential loss in the value of financial instruments or portfolios due to movements in interest and currency exchange rates, equity and futures prices, the implied volatility of interest rates, credit spreads and other economic and business factors. Bank of America’s primary market risk exposures are in its trading portfolio, equity investments, MSRs and the interest rate exposure of its core balance sheet. Economic capital is determined by utilizing the same models the Corporation used to manage these risks including, for example, Value-at-Risk (VaR), simulation, stress testing and scenario analysis. See page 89 for additional information on Market Risk Management.
Operational Risk Capital
We calculate operational risk capital at the business unit level using actuarial-based models and historical loss data. We supplement the calculations with scenario analysis and risk control assessments. See Operational Risk Management on page 96 for more information.
Common Stock Dividends
Table 16 is a summary of our declared quarterly cash dividends on common stock during 2011 and through February 23, 2012.

Table 16	Common Stock Cash Dividend Summary

Declaration Date	Record Date	Payment Date	Dividend Per Share
January 11, 2012	March 2, 2012	March 23, 2012	$0.01
November 18, 2011	December 2, 2011	December 23, 2011	0.01
August 22, 2011	September 2, 2011	September 23, 2011	0.01
May 11, 2011	June 3, 2011	June 24, 2011	0.01
January 26, 2011	March 4, 2011	March 25, 2011	0.01
Enterprise-wide Stress Testing
As a part of our core risk management practices, we conduct enterprise-wide stress tests on a periodic basis to better understand balance sheet, earnings, capital and liquidity sensitivities to certain economic and business scenarios, including economic and market conditions that are more severe than anticipated. These enterprise-wide stress tests provide an understanding of the potential impacts from our risk profile on our balance sheet, earnings, capital and liquidity and serve as a key component of our capital and risk management practices. Scenarios are selected by a group comprised of senior business, risk and finance executives. Impacts to each business from each scenario are then determined and analyzed, primarily by leveraging the models and processes utilized in everyday management routines. Impacts are assessed along with potential mitigating actions that may be taken. Analysis from such stress scenarios is compiled for and reviewed through our Chief Financial Officer Risk Committee (CFORC), Asset Liability and Market Risk Committee (ALMRC) and the Board’s Enterprise Risk Committee (ERC) and serves to inform decision making by management and the Board. We have made substantial investments to establish stress testing capabilities as a core business process.

Liquidity Risk
Funding and Liquidity Risk Management
We define liquidity risk as the potential inability to meet our contractual and contingent financial obligations, on- or off-balance sheet, as they come due. Our primary liquidity objective is to ensure adequate funding for our businesses throughout market cycles, including periods of financial stress. To achieve that objective, we analyze and monitor our liquidity risk, maintain excess liquidity and access diverse funding sources including our stable deposit base. We define excess liquidity as readily available assets, limited to cash and high-quality, liquid, unencumbered securities that we can use to meet our funding requirements as those obligations arise.
Global funding and liquidity risk management activities are centralized within Corporate Treasury. We believe that a centralized approach to funding and liquidity risk management enhances our ability to monitor liquidity requirements, maximizes access to funding sources, minimizes borrowing costs and facilitates timely responses to liquidity events.
The Enterprise Risk Committee approves the Corporation’s liquidity policy and contingency funding plan, including establishing liquidity risk tolerance levels. The ALMRC, in conjunction with the Board and its committees, monitors our liquidity position and reviews the impact of strategic decisions on our liquidity. ALMRC is responsible for managing liquidity risks and ensuring exposures remain within the established tolerance levels. ALMRC delegates additional oversight responsibilities to the CFORC, which reports to the ALMRC. The CFORC reviews and monitors our liquidity position, cash flow forecasts, stress testing scenarios and results, and implements our liquidity limits and guidelines. For more information, see Board Oversight of Risk on page 47. Under this governance framework, we have developed certain funding and liquidity risk management practices which include: maintaining excess liquidity at the parent company and selected subsidiaries, including our bank and broker/dealer subsidiaries; determining what amounts of excess liquidity are appropriate for these entities based on analysis of debt maturities and other potential cash outflows, including those that we may experience during stressed market conditions; diversifying funding sources, considering our asset profile and legal entity structure; and performing contingency planning.
Global Excess Liquidity Sources and Other Unencumbered Assets
We maintain excess liquidity available to Bank of America Corporation, or the parent company, and selected subsidiaries in the form of cash and high-quality, liquid, unencumbered securities. These assets, which we call our Global Excess Liquidity Sources, serve as our primary means of liquidity risk mitigation. Our cash is primarily on deposit with central banks, such as the Federal Reserve. We limit the composition of high-quality, liquid, unencumbered securities to U.S. government securities, U.S. agency securities, U.S. agency MBS and a select group of non-U.S. government and supranational securities. We believe we can quickly obtain cash for these securities, even in stressed market conditions, through repurchase agreements or outright sales. We hold our Global Excess Liquidity Sources in entities that allow us to meet the liquidity requirements of our global businesses, and we consider the impact of potential regulatory, tax, legal and other restrictions that could limit the transferability of funds among entities.

Bank of America 2011 53

Our Global Excess Liquidity Sources increased $42 billion to $378 billion compared to December 31, 2010 and were maintained as presented in Table 17. This increase was due primarily to liquidity generated by our bank subsidiaries through deposit growth, reductions in LHFS and other factors. Partially offsetting the increase were the results of our ongoing reductions of our debt footprint announced in 2010.

Table 17	Global Excess Liquidity Sources		Average for Three Months Ended December 31,
	December 31
(Dollars in billions)	2011	2010	2011
Parent company	$125	$121	$118
Bank subsidiaries	222	180	215
Broker/dealers	31	35	29
Total global excess liquidity sources	$378	$336	$362

As shown in Table 17, the Global Excess Liquidity Sources available to the parent company totaled $125 billion and $121 billion at December 31, 2011 and 2010. Typically, parent company cash is deposited overnight with BANA.
Table 18 presents the composition of Global Excess Liquidity Sources at December 31, 2011 and 2010.

Table 18	Global Excess Liquidity Sources Composition

	December 31
(Dollars in billions)	2011	2010
Cash on deposit	$79	$80
U.S. treasuries	48	65
U.S. agency securities and mortgage-backed securities	228	174
Non-U.S. government and supranational securities	23	17
Total global excess liquidity sources	$378	$336

Global Excess Liquidity Sources available to our bank subsidiaries at December 31, 2011 and 2010 totaled $222 billion and $180 billion. These amounts are distinct from the cash deposited by the parent company presented in Table 17. In addition to their Global Excess Liquidity Sources, our bank subsidiaries hold significant amounts of other unencumbered securities that we believe could also be used to generate liquidity, primarily investment-grade MBS. Our bank subsidiaries can also generate incremental liquidity by pledging a range of other unencumbered loans and securities to certain Federal Home Loan Banks (FHLBs) and the Federal Reserve Discount Window. The cash we could have obtained by borrowing against this pool of specifically-identified eligible assets was approximately $189 billion and $170 billion at December 31, 2011 and 2010. We have established operational procedures to enable us to borrow against these assets, including regularly monitoring our total pool of eligible loans and securities collateral. Due to regulatory restrictions, liquidity generated by the bank subsidiaries can only be used to fund obligations within the bank subsidiaries and can only be transferred to the parent company or non-bank subsidiaries with prior regulatory approval.
Global Excess Liquidity Sources available to our broker/dealer subsidiaries at December 31, 2011 and 2010 totaled $31 billion and $35 billion. Our broker/dealers also held significant amounts of other unencumbered securities that we believe could also be used to generate additional liquidity, including investment-grade securities and equities. Liquidity held in a broker/dealer subsidiary is only available to meet the obligations of that entity and can only be transferred to the parent company or to any other subsidiary with prior regulatory approval due to regulatory restrictions and minimum requirements.
Time to Required Funding and Stress Modeling
We use a variety of metrics to determine the appropriate amounts of excess liquidity to maintain at the parent company and our bank and broker/dealer subsidiaries. One metric we use to evaluate the appropriate level of excess liquidity at the parent company is “Time to Required Funding.” This debt coverage measure indicates the number of months that the parent company can continue to meet its unsecured contractual obligations as they come due using only its Global Excess Liquidity Sources without issuing any new debt or accessing any additional liquidity sources. We define unsecured contractual obligations for purposes of this metric as maturities of senior or subordinated debt issued or guaranteed by Bank of America Corporation or Merrill Lynch. These include certain unsecured debt instruments, primarily structured liabilities, which we may be required to settle for cash prior to maturity and issuances under the FDIC’s Temporary Liquidity Guarantee Program (TLGP), all of which will mature by June 30, 2012. The Corporation has established a target for Time to Required Funding of 21 months. Our Time to Required Funding at December 31, 2011 was 29 months. For purposes of calculating Time to Required Funding for December 31, 2011, we have also included in the amount of unsecured contractual obligations the $8.6 billion liability related to the BNY Mellon Settlement. This settlement is subject to final court approval and certain other conditions, and the timing of the payment is not certain.
We utilize liquidity stress models to assist us in determining the appropriate amounts of excess liquidity to maintain at the parent company and our bank and broker/dealer subsidiaries. These models are risk sensitive and have become increasingly important in analyzing our potential contractual and contingent cash outflows beyond those outflows considered in the Time to Required Funding analysis.
We evaluate the liquidity requirements under a range of scenarios with varying levels of severity and time horizons. These scenarios incorporate market-wide and Corporation-specific events, including potential credit ratings downgrades for the parent company and our subsidiaries. We consider and utilize scenarios based on historical experience, regulatory guidance, and both expected and unexpected future events.
The types of contractual and contingent cash outflows we consider in our scenarios may include, but are not limited to, upcoming contractual maturities of unsecured debt and reductions in new debt issuance; diminished access to secured financing markets; potential deposit withdrawals and reduced rollover of maturing term deposits by customers; increased draws on loan commitment and liquidity facilities, including Variable Rate Demand Notes; additional collateral that counterparties could call if our credit ratings were further downgraded; collateral, margin and subsidiary capital requirements arising from losses; and potential liquidity required to maintain businesses and finance customer activities.
We consider all sources of funds that we could access during each stress scenario and focus particularly on matching available sources with corresponding liquidity requirements by legal entity. We also use the stress modeling results to manage our asset-liability profile and establish limits and guidelines on certain funding sources and businesses.

54 Bank of America 2011

Basel III Liquidity Standards
In December 2010, the Basel Committee issued “International framework for liquidity risk measurement, standards and monitoring,” which includes two proposed measures of liquidity risk. These two minimum liquidity measures were initially introduced in guidance in December 2009 and are considered part of Basel III.
The first proposed liquidity measure is the Liquidity Coverage Ratio (LCR), which is calculated as the amount of a financial institution’s unencumbered, high-quality, liquid assets relative to the net cash outflows the institution could encounter under an acute 30-day stress scenario. The second proposed liquidity measure is the Net Stable Funding Ratio (NSFR), which measures the amount of longer-term, stable sources of funding employed by a financial institution relative to the liquidity profiles of the assets funded and the potential for contingent calls on funding liquidity arising from off-balance sheet commitments and obligations over a one-year period. The Basel Committee expects the LCR requirement to be implemented in January 2015 and the NSFR requirement to be implemented in January 2018, following an observation period that began in 2011. We continue to monitor the development and the potential impact of these proposals, and assuming adoption by U.S. banking regulators, we expect to meet the final standards within the regulatory timelines.
Diversified Funding Sources
We fund our assets primarily with a mix of deposits and secured and unsecured liabilities through a globally coordinated funding strategy. We diversify our funding globally across products, programs, markets, currencies and investor groups.
We fund a substantial portion of our lending activities through our deposit base, which was $1,033 billion and $1,010 billion at December 31, 2011 and 2010. Deposits are primarily generated by our CBB, Global Banking and GWIM segments. These deposits are diversified by clients, product type and geography and the majority of our U.S. deposits are insured by the FDIC. We consider a substantial portion of our deposits to be a stable, low-cost and consistent source of funding. We believe this deposit funding is generally less sensitive to interest rate changes, market volatility or changes in our credit ratings than wholesale funding sources. Our lending activities may also be financed through secured borrowings, including securitizations and FHLB loans.
Our trading activities in broker/dealer subsidiaries are primarily funded on a secured basis through securities lending and repurchase agreements and these amounts will vary based on customer activity and market conditions. We believe funding these activities in the secured financing markets is more cost efficient and less sensitive to changes in our credit ratings than unsecured financing. Repurchase agreements are generally short-term and often overnight. Disruptions in secured financing markets for financial institutions have occurred in prior market cycles which resulted in adverse changes in terms or significant reductions in the availability of such financing. We manage the liquidity risks arising from secured funding by sourcing funding globally from a diverse group of counterparties, providing a range of securities collateral and pursuing longer durations, when appropriate.
We reduced our use of unsecured short-term borrowings at the parent company and broker/dealer subsidiaries, including commercial paper and master notes, to relatively insignificant amounts in 2011. These short-term borrowings were used to support customer activities, short-term financing requirements and cash management objectives. For average and period-end balance discussions, see Balance Sheet Overview on page 12. For more information, see Note 12 – Federal Funds Sold, Securities Borrowed or Purchased Under Agreements to Resell and Short-term Borrowings to the Consolidated Financial Statements.
Our mortgage business accesses a liquid market for the sale of newly originated mortgages through contracts with the GSEs and FHA. Contracts with the GSEs are subject to the seller/servicer guides issued by the GSEs.
We issue the majority of our long-term unsecured debt at the parent company. During 2011, the parent company issued $21.0 billion of long-term unsecured debt. We may also issue long-term unsecured debt at BANA, although there were no new issuances during 2011.
We issue long-term unsecured debt in a variety of maturities and currencies to achieve cost-efficient funding and to maintain an appropriate maturity profile. While the cost and availability of unsecured funding may be negatively impacted by general market conditions or by matters specific to the financial services industry or the Corporation, we seek to mitigate refinancing risk by actively managing the amount of our borrowings that we anticipate will mature within any month or quarter.
The primary benefits of our centralized funding strategy include greater control, reduced funding costs, wider name recognition by investors and greater flexibility to meet the variable funding requirements of subsidiaries. Where regulations, time zone differences or other business considerations make parent company funding impractical, certain other subsidiaries may issue their own debt.
At December 31, 2011 and 2010, our long-term debt was in the currencies presented in Table 19.

Table 19	Long-term Debt by Major Currency

	December 31
(Dollars in millions)	2011	2010
U.S. Dollar	$255,262	$302,487
Euro	68,799	87,482
Japanese Yen	19,568	19,901
British Pound	12,554	16,505
Australian Dollar	4,900	6,924
Canadian Dollar	4,621	6,628
Swiss Franc	2,268	3,069
Other	4,293	5,435
Total long-term debt	$372,265	$448,431

Total long-term debt decreased $76.2 billion, or 17 percent in 2011. This decrease reflects our ongoing initiative to reduce our debt footprint over time, and we anticipate that we will continue to reduce our debt footprint as appropriate through 2013. We may, from time to time, purchase outstanding debt securities in various transactions, depending on prevailing market conditions, liquidity and other factors. In addition, we also may make markets in our debt instruments to provide liquidity for investors. For additional information on long-term debt funding, see Note 13 – Long-term Debt to the Consolidated Financial Statements.
We use derivative transactions to manage the duration, interest rate and currency risks of our borrowings, considering the characteristics of the assets they are funding. For further details on our ALM activities, see Interest Rate Risk Management for Nontrading Activities on page 93.
We also diversify our unsecured funding sources by issuing various types of debt instruments including structured liabilities,

Bank of America 2011 55

which are debt obligations that pay investors with returns linked to other debt or equity securities, indices, currencies or commodities. We typically hedge the returns we are obligated to pay on these liabilities with derivative positions and/or investments in the underlying instruments, so that from a funding perspective, the cost is similar to our other unsecured long-term debt. We could be required to settle certain structured liability obligations for cash or other securities immediately under certain circumstances, which we consider for liquidity planning purposes. We believe, however, that a portion of such borrowings will remain outstanding beyond the earliest put or redemption date. We had outstanding structured liabilities with a book value of $50.9 billion and $61.1 billion at December 31, 2011 and 2010.
Substantially all of our senior and subordinated debt obligations contain no provisions that could trigger a requirement for an early repayment, require additional collateral support, result in changes to terms, accelerate maturity or create additional financial obligations upon an adverse change in our credit ratings, financial ratios, earnings, cash flows or stock price.
Prior to 2010, we participated in the TLGP, which allowed us to issue senior unsecured debt that the FDIC guaranteed in return for a fee based on the amount and maturity of the debt. At December 31, 2011, we had $23.9 billion outstanding under the program. We no longer issue debt under this program and all of our debt issued under TLGP will mature by June 30, 2012. TLGP issuances are included in the unsecured contractual obligations for the Time to Required Funding metric. Under this program, our debt received the highest long-term ratings from the major credit rating agencies which resulted in a lower total cost of issuance than if we had issued non-FDIC guaranteed long-term debt.
Contingency Planning
We maintain contingency funding plans that outline our potential responses to liquidity stress events at various levels of severity. These policies and plans are based on stress scenarios and include potential funding strategies and communication and notification procedures that we would implement in the event we experienced stressed liquidity conditions. We periodically review and test the contingency funding plans to validate efficacy and assess readiness.
Our U.S. bank subsidiaries can access contingency funding through the Federal Reserve Discount Window. Certain non-U.S. subsidiaries have access to central bank facilities in the jurisdictions in which they operate. While we do not rely on these sources in our liquidity modeling, we maintain the policies, procedures and governance processes that would enable us to access these sources if necessary.
Credit Ratings
Our borrowing costs and ability to raise funds are directly impacted by our credit ratings. In addition, credit ratings may be important to customers or counterparties when we compete in certain markets and when we seek to engage in certain transactions, including OTC derivatives. Thus, it is our objective to maintain high-quality credit ratings.
Credit ratings and outlooks are opinions on our creditworthiness and that of our obligations or securities, including long-term debt, short-term borrowings, preferred stock and other securities, including asset securitizations. Our credit ratings are subject to ongoing review by the rating agencies which consider a number of factors, including our own financial strength, performance, prospects and operations as well as factors not under our control. The rating agencies could make adjustments to our ratings at any time and provide no assurances that they will maintain our ratings at current levels.
Other factors that influence our credit ratings include changes to the rating agencies’ methodologies for our industry or certain security types, the rating agencies’ assessment of the general operating environment for financial services companies, our mortgage exposures, our relative positions in the markets in which we compete, reputation, liquidity position, diversity of funding sources, funding costs, the level and volatility of earnings, corporate governance and risk management policies, capital position, capital management practices and current or future regulatory and legislative initiatives.
Each of the three primary rating agencies, Moody’s, S&P and Fitch, downgraded the Corporation and its subsidiaries in late 2011. They have each also indicated that, as a systemically important financial institution, our credit ratings currently reflect their expectation that, if necessary, we would receive significant support from the U.S. government. They have indicated that they will continue to assess this view of support as financial services regulations and legislation evolve. On December 15, 2011, Fitch downgraded the Corporation’s and BANA’s long-term and short-term debt ratings as a result of Fitch’s decision to lower its “support floor” for systemically important U.S. financial institutions. This downgrade resolves the Rating Watch Negative Fitch placed on the Corporation’s ratings on October 22, 2010. On November 29, 2011, S&P downgraded the Corporation’s long-term and short-term debt ratings as well as BANA’s long-term debt rating as a result of S&P’s implementation of revised methodologies for determining Banking Industry Country Risk Assessments and bank ratings. On September 21, 2011, Moody’s downgraded the Corporation’s long-term and short-term debt ratings as well as BANA’s long-term debt rating as a result of Moody’s lowering the amount of uplift for potential U.S. government support it incorporates into ratings. On February 15, 2012, Moody’s placed the Corporation’s long-term debt ratings and BANA’s long-term and short-term debt ratings on review for possible downgrade as part of its review of financial institutions with global capital markets operations. Any adjustment to our ratings will be determined based on Moody’s review; however, the agency offered guidance that downgrades to our ratings, if any, would likely be limited to one notch. The rating agencies could make further adjustments to our ratings at any time and provide no assurances that they will maintain our ratings at current levels.
Currently, the Corporation’s long-term/short-term senior debt ratings and outlooks expressed by the rating agencies are as follows: Baa1/P-2 (negative) by Moody’s; A-/A-2 (negative) by S&P; and A/F1 (stable) by Fitch. BANA’s long-term/short-term senior debt ratings and outlooks currently are as follows: A2/P-1 (negative) by Moody’s; A/A-1 (negative) by S&P; and A/F1 (stable) by Fitch. MLPF&S’s long-term/short-term senior debt ratings and outlooks are A/A-1 (negative) by S&P and A/F1 (stable) by Fitch. Merrill Lynch International’s long-term/short-term senior debt ratings are A/A-1 (negative) by S&P. The credit ratings of Merrill Lynch from the three primary credit rating agencies are the same as those of Bank of America Corporation. The primary credit rating agencies have indicated that the major drivers of Merrill Lynch’s credit ratings are Bank of America Corporation’s credit ratings.
A further reduction in certain of our credit ratings or the ratings of certain asset-backed securitizations may have a material adverse effect on our liquidity, potential loss of access to credit

56 Bank of America 2011

markets, the related cost of funds, our businesses and on certain trading revenues, particularly in those businesses where counterparty creditworthiness is critical. In addition, under the terms of certain OTC derivative contracts and other trading agreements, the counterparties to those agreements may require us to provide additional collateral, or to terminate these contracts or agreements, which could cause us to sustain losses and/or adversely impact our liquidity. If the short-term credit ratings of our parent company, bank or broker/dealer subsidiaries were downgraded by one or more levels, the potential loss of access to short-term funding sources such as repo financing, and the effect on our incremental cost of funds could be material.
At December 31, 2011, if the rating agencies had downgraded their long-term senior debt ratings for the Corporation or certain subsidiaries by one incremental notch, the amount of additional collateral contractually required by derivative contracts and other trading agreements would have been approximately $2.5 billion comprised of $2.1 billion for BANA and approximately $403 million for Merrill Lynch and certain of its subsidiaries. If the agencies had downgraded their long-term senior debt ratings for these entities by a second incremental notch, approximately $2.0 billion in additional collateral comprised of $1.5 billion for BANA and $522 million for Merrill Lynch and certain of its subsidiaries, would have been required.
Also, if the rating agencies had downgraded their long-term senior debt ratings for the Corporation or certain subsidiaries by one incremental notch, the derivative liability that would be subject to unilateral termination by counterparties as of December 31, 2011 was $2.9 billion, against which $2.7 billion of collateral had been posted. If the rating agencies had downgraded their long-term senior debt ratings for the Corporation or certain subsidiaries a second incremental notch, the derivative liability that would be subject to unilateral termination by counterparties as of December 31, 2011 was an incremental $5.6 billion, against which $5.4 billion of collateral had been posted.
While certain potential impacts are contractual and quantifiable, the full scope of consequences of a credit ratings downgrade to a financial institution are inherently uncertain, as they depend upon numerous dynamic, complex and inter-related factors and assumptions, including whether any downgrade of a firm’s long-term credit ratings precipitates downgrades to its short-term credit ratings, and assumptions about the potential behaviors of various customers, investors and counterparties.
For information regarding the additional collateral and termination payments that could be required in connection with certain OTC derivative contracts and other trading agreements as a result of such a credit ratings downgrade, see Note 4 – Derivatives to the Consolidated Financial Statements and Item 1A. Risk Factors of the Corporation's 2011 Annual Report on Form 10-K.
During the third quarter of 2011, Moody’s and S&P placed the sovereign rating of the United States on review for possible downgrade due to the possibility of a default on the government’s debt obligations because of a failure to increase the debt limit. On August 2, 2011, Moody’s affirmed its Aaa rating and revised its outlook to negative. On August 5, 2011, S&P downgraded the long-term sovereign credit rating of the United States to AA+, and affirmed the short-term sovereign credit rating; the outlook is negative. On November 28, 2011, Fitch affirmed its AAA long-term rating of the United States, but changed the outlook from stable to negative. On the same day, Fitch affirmed its F1+ short-term rating of the U.S. All three rating agencies have indicated that they will continue to assess fiscal projections and consolidation measures, as well as the medium-term economic outlook for the United States.
Credit Risk Management
Credit quality continued to improve during 2011. Continued economic stability and our proactive credit risk management initiatives positively impacted the credit portfolio as charge-offs and delinquencies continued to improve across most portfolios and risk ratings improved in the commercial portfolios. However, global and national economic uncertainty, home price declines and regulatory reform continued to weigh on the credit portfolios through December 31, 2011. For more information, see Executive Summary – 2011 Economic and Business Environment on page 4.
Credit risk is the risk of loss arising from the inability or failure of a borrower or counterparty to meet its obligations. Credit risk can also arise from operational failures that result in an erroneous advance, commitment or investment of funds. We define the credit exposure to a borrower or counterparty as the loss potential arising from all product classifications including loans and leases, deposit overdrafts, derivatives, assets held-for-sale and unfunded lending commitments which include loan commitments, letters of credit and financial guarantees. Derivative positions are recorded at fair value and assets held-for-sale are recorded at either fair value or the lower of cost or fair value. Certain loans and unfunded commitments are accounted for under the fair value option. Credit risk for these categories of assets is not accounted for as part of the allowance for credit losses but as part of the fair value adjustments recorded in earnings. For derivative positions, our credit risk is measured as the net cost in the event the counterparties with contracts in which we are in a gain position fail to perform under the terms of those contracts. We use the current mark-to-market value to represent credit exposure without giving consideration to future mark-to-market changes. The credit risk amounts take into consideration the effects of legally enforceable master netting agreements and cash collateral. Our consumer and commercial credit extension and review procedures take into account funded and unfunded credit exposures. For additional information on derivative and credit extension commitments, see Note 4 – Derivatives and Note 14 – Commitments and Contingencies to the Consolidated Financial Statements.
We manage credit risk based on the risk profile of the borrower or counterparty, repayment sources, the nature of underlying collateral, and other support given current events, conditions and expectations. We classify our portfolios as either consumer or commercial and monitor credit risk in each as discussed below.

Bank of America 2011 57

We proactively refine our underwriting and credit management practices as well as credit standards to meet the changing economic environment. To actively mitigate losses and enhance customer support in our consumer businesses, we have expanded collections, loan modification and customer assistance infrastructures. We also have implemented a number of actions to mitigate losses in the commercial businesses including increasing the frequency and intensity of portfolio monitoring, hedging activity and our practice of transferring management of deteriorating commercial exposures to independent special asset officers as credits enter criticized categories.
Since January 2008, and through 2011, Bank of America and Countrywide have completed over one million loan modifications with customers. During 2011, we completed over 225,000 customer loan modifications with a total unpaid principal balance of approximately $49.9 billion, including approximately 104,000 permanent modifications under the government’s Making Home Affordable Program. Of the loan modifications completed in 2011, in terms of both the volume of modifications and the unpaid principal balance associated with the underlying loans, most were in the portfolio serviced for investors and were not on our balance sheet. The most common types of modifications include a combination of rate reduction and capitalization of past due amounts which represent 60 percent of the volume of modifications completed in 2011, while principal forbearance represented 19 percent, principal reductions and forgiveness represented six percent and capitalization of past due amounts represented eight percent. These modification types are generally considered troubled debt restructurings (TDRs). For more information on TDRs and portfolio impacts, see Nonperforming Consumer Loans and Foreclosed Properties Activity on page 69 and Note 6 – Outstanding Loans and Leases to the Consolidated Financial Statements.
Certain European countries, including Greece, Ireland, Italy, Portugal and Spain, continue to experience varying degrees of financial stress. In early 2012, S&P, Fitch and Moody’s downgraded the credit ratings of several European countries, and S&P downgraded the credit rating of the EFSF, adding to concerns about investor appetite for continued support in stabilizing the affected countries. Uncertainty in the progress of debt restructuring negotiations and the lack of a clear resolution to the crisis has led to continued volatility in the European financial markets, and if the situation worsens, may spread into the global financial markets. In December 2011, the ECB announced initiatives to address European bank liquidity and funding concerns by providing low-cost three-year loans to banks, and expanding collateral eligibility. While these initiatives may reduce systemic risk, there remains considerable uncertainty as to future developments regarding the European debt crisis. For additional information on our direct sovereign and non-sovereign exposures in non-U.S. countries, see Non-U.S. Portfolio on page 81 and Item 1A. Risk Factors of the Corporation's 2011 Annual Report on Form 10-K.

Consumer Portfolio Credit Risk Management
Credit risk management for the consumer portfolio begins with initial underwriting and continues throughout a borrower’s credit cycle. Statistical techniques in conjunction with experiential judgment are used in all aspects of portfolio management including underwriting, product pricing, risk appetite, setting credit limits, and establishing operating processes and metrics to quantify and balance risks and returns. Statistical models are built using detailed behavioral information from external sources such as credit bureaus and/or internal historical experience. These models are a component of our consumer credit risk management process and are used in part to help make both new and existing credit decisions and portfolio management strategies, including authorizations and line management, collection practices and strategies, determination of the allowance for loan and lease losses, and economic capital allocations for credit risk.
For information on our accounting policies regarding delinquencies, nonperforming status, charge-offs and TDRs for the consumer portfolio, see Note 1 – Summary of Significant Accounting Principles to the Consolidated Financial Statements.
Consumer Credit Portfolio
Improvement in the U.S. economy and labor markets during 2011 resulted in lower credit losses in most consumer portfolios during 2011 compared to 2010. However, continued stress in the housing market, including declines in home prices, continued to adversely impact the home loans portfolio.
Table 20 presents our outstanding consumer loans and the Countrywide PCI loan portfolio. Loans that were acquired from Countrywide and considered credit-impaired were recorded at fair value upon acquisition. In addition to being included in the “Outstandings” columns in Table 20, these loans are also shown separately, net of purchase accounting adjustments, in the “Countrywide Purchased Credit-impaired Loan Portfolio” column. For additional information, see Note 6 – Outstanding Loans and Leases to the Consolidated Financial Statements. The impact of the Countrywide PCI loan portfolio on certain credit statistics is reported where appropriate. See Countrywide Purchased Credit-impaired Loan Portfolio on page 66 for more information. Under certain circumstances, loans that were originally classified as discontinued real estate loans upon acquisition have been subsequently modified from pay option or subprime loans into loans with more conventional terms and are now included in the residential mortgage portfolio, but continue to be classified as PCI loans as shown in Table 20.

58 Bank of America 2011

Table 20	Consumer Loans

		December 31
		Outstandings		Countrywide Purchased Credit-impaired Loan Portfolio
(Dollars in millions)		2011	2010	2011	2010
Residential mortgage (1)		$262,290	$257,973	$9,966	$10,592
Home equity		124,699	137,981	11,978	12,590
Discontinued real estate (2)		11,095	13,108	9,857	11,652
U.S. credit card		102,291	113,785	n/a	n/a
Non-U.S. credit card		14,418	27,465	n/a	n/a
Direct/Indirect consumer (3)		89,713	90,308	n/a	n/a
Other consumer (4)		2,688	2,830	n/a	n/a
Consumer loans excluding loans accounted for under the fair value option		607,194	643,450	31,801	34,834
Loans accounted for under the fair value option (5)		2,190	n/a	n/a	n/a
Total consumer loans		$609,384	$643,450	$31,801	$34,834

(1)	Outstandings includes non-U.S. residential mortgages of $85 million and $90 million at December 31, 2011 and 2010.

(2)	Outstandings includes $9.9 billion and $11.8 billion of pay option loans and $1.2 billion and $1.3 billion of subprime loans at December 31, 2011 and 2010. We no longer originate these products.

(3)
Outstandings includes dealer financial services loans of $43.0 billion and $43.3 billion, consumer lending loans of $8.0 billion and $12.4 billion, U.S. securities-based lending margin loans of $23.6 billion and $16.6 billion, student loans of $6.0 billion and $6.8 billion, non-U.S. consumer loans of $7.6 billion and $8.0 billion, and other consumer loans of $1.5 billion and $3.2 billion at December 31, 2011 and 2010.

(4)
Outstandings includes consumer finance loans of $1.7 billion and $1.9 billion, other non-U.S. consumer loans of $929 million and $803 million, and consumer overdrafts of $103 million and $88 million at December 31, 2011 and 2010.

(5)
Consumer loans accounted for under the fair value option include residential mortgage loans of $906 million and discontinued real estate loans of $1.3 billion at December 31, 2011. There were no consumer loans accounted for under the fair value option at December 31, 2010. See Consumer Credit Risk – Consumer Loans Accounted for Under the Fair Value Option on page 69 and Note 23 – Fair Value Option to the Consolidated Financial Statements for additional information on the fair value option.

n/a = not applicable

Table 21 presents accruing consumer loans past due 90 days or more and consumer nonperforming loans. Nonperforming loans do not include past due consumer credit card loans, consumer non-real estate-secured loans or unsecured consumer loans as these loans are generally charged off no later than the end of the month in which the loan becomes 180 days past due. Real estate-secured past due consumer loans, which include loans insured by the FHA and individually insured long-term stand-by agreements with FNMA and FHLMC (fully-insured loan portfolio), are reported as accruing as opposed to nonperforming since the principal repayment is insured. Fully-insured loans included in accruing past due 90 days or more are primarily related to our purchases of delinquent FHA loans pursuant to our servicing agreements. Additionally, nonperforming loans and accruing balances past due 90 days or more do not include the Countrywide PCI loan portfolio or loans accounted for under the fair value option even though the customer may be contractually past due. For additional information on FHA loans, see Off-Balance Sheet Arrangements and Contractual Obligations – Unresolved Claims Status on page 34.

Table 21	Consumer Credit Quality

		December 31
		Accruing Past Due 90 Days or More		Nonperforming
(Dollars in millions)		2011	2010	2011	2010
Residential mortgage (1)		$21,164	$16,768	$15,970	$17,691
Home equity		—	—	2,453	2,694
Discontinued real estate		—	—	290	331
U.S. credit card		2,070	3,320	n/a	n/a
Non-U.S. credit card		342	599	n/a	n/a
Direct/Indirect consumer		746	1,058	40	90
Other consumer		2	2	15	48
Total (2)		$24,324	$21,747	$18,768	$20,854
Consumer loans as a percentage of outstanding consumer loans (2)		4.01%	3.38%	3.09%	3.24%
Consumer loans as a percentage of outstanding loans excluding Countrywide PCI and fully-insured loan portfolios (2)		0.66	0.92	3.90	3.85

(1)
Balances accruing past due 90 days or more are fully-insured loans. These balances include $17.0 billion and $8.3 billion of loans on which interest has been curtailed by the FHA, and therefore are no longer accruing interest, although principal is still insured and $4.2 billion and $8.5 billion of loans on which interest was still accruing at December 31, 2011 and 2010.

(2)
Balances exclude consumer loans accounted for under the fair value option. At December 31, 2011, approximately $713 million of loans accounted for under the fair value option were past due 90 days or more and not accruing interest. There were no consumer loans accounted for under the fair value option at December 31, 2010.

n/a = not applicable

Bank of America 2011 59

Table 22 presents net charge-offs and related ratios for consumer loans and leases for 2011 and 2010.

Table 22	Consumer Net Charge-offs and Related Ratios

		Net Charge-offs		Net Charge-off Ratios (1)
(Dollars in millions)		2011	2010	2011	2010
Residential mortgage		$3,832	$3,670	1.45%	1.49%
Home equity		4,473	6,781	3.42	4.65
Discontinued real estate		92	68	0.75	0.49
U.S. credit card		7,276	13,027	6.90	11.04
Non-U.S. credit card		1,169	2,207	4.86	7.88
Direct/Indirect consumer		1,476	3,336	1.64	3.45
Other consumer		202	261	7.32	8.89
Total		$18,520	$29,350	2.94	4.51

(1)	Net charge-off ratios are calculated as net charge-offs divided by average outstanding loans excluding loans accounted for under the fair value option.

Net charge-off ratios excluding the Countrywide PCI and fully-insured loan portfolios were 2.27 percent and 1.86 percent for residential mortgage, 3.77 percent and 5.10 percent for home equity, 7.14 percent and 4.20 percent for discontinued real estate and 3.62 percent and 5.08 percent for the total consumer portfolio for 2011 and 2010. These are the only product classifications materially impacted by the Countrywide PCI and fully-insured loan portfolios for 2011 and 2010.
Legacy Assets & Servicing within CRES manages our exposures to certain residential mortgage, home equity and discontinued real estate products. Legacy Assets & Servicing manages both our owned loans, as well as loans serviced for others, that meet certain criteria. The criteria generally represent home lending standards which we do not consider as part of our continuing core business. The Legacy Assets & Servicing portfolio includes the following:

•	Discontinued real estate loans including subprime and pay option

•	Residential mortgage loans and home equity loans for products we no longer originate including reduced document loans and interest-only loans not underwritten to fully amortizing payment

•
Loans that would not have been originated under our underwriting standards at December 31, 2010 including conventional loans with an original loan-to-value (LTV) greater than 95 percent and government-insured loans for which the borrower has a FICO score less than 620

•	Countrywide PCI loan portfolios

•	Certain loans that met a pre-defined delinquency and probability of default threshold as of January 1, 2011
For more information on Legacy Assets & Servicing within CRES, see page 20.
Table 23 presents outstandings, nonperforming balances and net charge-offs by the Core portfolio and the Legacy Assets & Servicing portfolio for the home loans portfolio.

Table 23	Home Loans Portfolio

	December 31
	Outstandings		Nonperforming		Net Charge-offs
(Dollars in millions)	2011	2010	2011	2010	2011
Core portfolio
Residential mortgage	$178,337	$166,927	$2,414	$1,510	$348
Home equity	67,055	71,519	439	107	501
Legacy Assets & Servicing portfolio
Residential mortgage (1)	83,953	91,046	13,556	16,181	3,484
Home equity	57,644	66,462	2,014	2,587	3,972
Discontinued real estate (1)	11,095	13,108	290	331	92
Home loans portfolio
Residential mortgage	262,290	257,973	15,970	17,691	3,832
Home equity	124,699	137,981	2,453	2,694	4,473
Discontinued real estate	11,095	13,108	290	331	92
Total home loans portfolio	$398,084	$409,062	$18,713	$20,716	$8,397

(1)
Balances exclude consumer loans accounted for under the fair value option of $906 million for residential mortgage loans and $1.3 billion for discontinued real estate loans at December 31, 2011. There were no consumer loans accounted for under the fair value option at December 31, 2010. See Note 23 – Fair Value Option to the Consolidated Financial Statements for additional information on the fair value option.

We believe that the presentation of information adjusted to exclude the impact of the Countrywide PCI loan portfolio, the fully-insured loan portfolio and loans accounted for under the fair value option is more representative of the ongoing operations and credit quality of the business. As a result, in the following discussions of the residential mortgage, home equity and discontinued real estate portfolios, we provide information that excludes the impact of the Countrywide PCI loan portfolio, the fully-insured loan portfolio and loans accounted for under the fair value option in certain credit quality statistics. We separately disclose information on the Countrywide PCI loan portfolios on page 66.

60 Bank of America 2011

Residential Mortgage
The residential mortgage portfolio, which for purposes of the consumer credit portfolio discussion and related tables, excludes the discontinued real estate portfolio acquired from Countrywide, makes up the largest percentage of our consumer loan portfolio at 43 percent of consumer loans at December 31, 2011. Approximately 14 percent of the residential mortgage portfolio is in GWIM and represents residential mortgages that are originated for the home purchase and refinancing needs of our wealth management clients. The remaining portion of the portfolio is mostly in All Other and is comprised of both originated loans as well as purchased loans used in our overall ALM activities.
Outstanding balances in the residential mortgage portfolio, excluding $906 million of loans accounted for under the fair value option, increased $4.3 billion at December 31, 2011 compared to December 31, 2010 as new origination volume, the majority of which is fully-insured, was partially offset by paydowns, charge-offs and transfers to foreclosed properties. In addition, repurchases of FHA delinquent loans pursuant to our servicing agreements with GNMA also increased the residential mortgage portfolio during 2011. At December 31, 2011 and 2010, the residential mortgage portfolio included $93.9 billion and $67.2 billion of outstanding fully-insured loans. On this portion of the residential mortgage portfolio, we are protected against principal loss as a result of FHA insurance and long-term stand-by agreements with FNMA and FHLMC. At December 31, 2011 and 2010, $24.0 billion and $20.1 billion were related to repurchases of FHA delinquent loans pursuant to our servicing agreements with GNMA and the remainder of the fully-insured portfolio represents originations that were retained on-balance sheet.
At December 31, 2011 and 2010, principal balances of $23.8 billion and $12.9 billion were protected by long-term stand-by agreements. All of these loans are individually insured and therefore the Corporation does not record an allowance for credit losses.
In addition to the abovementioned long-term stand-by agreements with FNMA and FHLMC, we have mitigated a portion of our credit risk on the residential mortgage portfolio through the use of synthetic securitization vehicles as described in Note 6 – Outstanding Loans and Leases to the Consolidated Financial Statements.
At December 31, 2011 and 2010, the synthetic securitization vehicles referenced principal balances of $23.9 billion and $53.9 billion of residential mortgage loans and provided loss protection up to $783 million and $1.1 billion. At December 31, 2011 and 2010, the Corporation had a receivable of $359 million and $722 million from these vehicles for reimbursement of losses. The Corporation records an allowance for credit losses on loans referenced by the synthetic securitization vehicles. The reported net charge-offs for the residential mortgage portfolio do not include the benefit of amounts reimbursable from these vehicles. Adjusting for the benefit of the credit protection from the synthetic securitizations, the residential mortgage net charge-off ratio, excluding the Countrywide PCI and fully-insured loan portfolios, for 2011 would have been reduced by 13 bps and eight bps for 2010.
Synthetic securitizations and the long-term stand-by agreements with FNMA and FHLMC together reduce our regulatory risk-weighted assets due to the transfer of a portion of our credit risk to unaffiliated parties. At December 31, 2011 and 2010, these programs had the cumulative effect of reducing our risk-weighted assets by $7.9 billion and $8.2 billion, increased our Tier 1 capital ratio by eight bps and six bps, and our Tier 1 common capital ratio by six bps and five bps.
Table 24 presents certain residential mortgage key credit statistics on both a reported basis and excluding the Countrywide PCI loan portfolio, the fully-insured loan portfolio and loans accounted for under the fair value option. We believe the presentation of information adjusted to exclude these loan portfolios is more representative of the credit risk in the residential mortgage loan portfolio. As such, the following discussion presents the residential mortgage portfolio excluding the Countrywide PCI loan portfolio, the fully-insured loan portfolio and loans accounted for under the fair value option. For more information on the Countrywide PCI loan portfolio, see page 66.

Table 24	Residential Mortgage – Key Credit Statistics

	December 31
	Reported Basis (1)		Excluding Countrywide Purchased Credit-impaired and Fully-insured Loans
(Dollars in millions)	2011	2010	2011	2010
Outstandings	$262,290	$257,973	$158,470	$180,136
Accruing past due 30 days or more	28,688	24,267	3,950	5,117
Accruing past due 90 days or more	21,164	16,768	n/a	n/a
Nonperforming loans	15,970	17,691	15,970	17,691
Percent of portfolio
Refreshed LTV greater than 90 but less than 100	15%	15%	11%	11%
Refreshed LTV greater than 100	33	32	26	24
Refreshed FICO below 620	21	20	15	15
2006 and 2007 vintages (2)	27	32	37	40
Net charge-off ratio (3)	1.45	1.49	2.27	1.86

(1)
Outstandings, accruing past due, nonperforming loans and percentages of portfolio exclude loans accounted for under the fair value option. There were no residential mortgage loans accounted for under the fair value option at December 31, 2010. See Note 23 – Fair Value Option to the Consolidated Financial Statements for additional information on the fair value option.

(2)
These vintages of loans account for 63 percent and 67 percent of nonperforming residential mortgage loans at December 31, 2011 and 2010. These vintages of loans accounted for 73 percent and 77 percent of residential mortgage net charge-offs in 2011 and 2010.

(3)	Net charge-off ratios are calculated as net charge-offs divided by average outstanding loans, excluding loans accounted for under the fair value option.
n/a = not applicable

Bank of America 2011 61

Nonperforming residential mortgage loans decreased $1.7 billion compared to December 31, 2010 as outflows outpaced new inflows, which continued to slow in 2011 due to favorable delinquency trends. Accruing loans past due 30 days or more decreased $1.2 billion to $4.0 billion at December 31, 2011. At December 31, 2011, $11.4 billion, or 71 percent, of the nonperforming residential mortgage loans were 180 days or more past due and had been written down to the estimated fair value of the collateral less estimated costs to sell. Net charge-offs increased $162 million to $3.8 billion in 2011, or 2.27 percent of total average residential mortgage loans, compared to 1.86 percent for 2010. This increase in net charge-offs for 2011 was primarily driven by further deterioration in home prices on loans greater than 180 days past due which were written down to the estimated fair value of the collateral less estimated costs to sell, partially offset by favorable delinquency trends. Net charge-off ratios were further impacted by lower loan balances primarily due to paydowns and charge-offs outpacing new originations.
Loans in the residential mortgage portfolio with certain characteristics have greater risk of loss than others. These characteristics include loans with a high refreshed LTV, loans originated at the peak of home prices in 2006 and 2007, interest-only loans and loans to borrowers located in California and Florida where we have concentrations and where significant declines in home prices have been experienced. Although the following disclosures address each of these risk characteristics separately, there is significant overlap in loans with these characteristics, which contributed to a disproportionate share of the losses in the portfolio. The residential mortgage loans with all of these higher risk characteristics comprised six percent of the residential mortgage portfolio at both December 31, 2011 and 2010, but accounted for 23 percent of the residential mortgage net charge-offs in 2011 and 26 percent in 2010.
Residential mortgage loans with a greater than 90 percent but less than 100 percent refreshed LTV represented 11 percent of the residential mortgage portfolio at both December 31, 2011 and 2010. Loans with a refreshed LTV greater than 100 percent represented 26 percent and 24 percent of the residential mortgage loan portfolio at December 31, 2011 and 2010. Of the loans with a refreshed LTV greater than 100 percent, 92 percent and 88 percent were performing at December 31, 2011 and 2010. Loans with a refreshed LTV greater than 100 percent reflect loans where the outstanding carrying value of the loan is greater than the most recent valuation of the property securing the loan. The majority of these loans have a refreshed LTV greater than 100 percent due primarily to home price deterioration over the past several years. Loans to borrowers with refreshed FICO scores below 620 represented 15 percent of the residential mortgage portfolio at both December 31, 2011 and 2010.
Of the $158.5 billion and $180.1 billion in total residential mortgage loans outstanding at December 31, 2011 and 2010, as shown in Table 24, 40 percent and 38 percent were originated as interest-only loans. The outstanding balance of interest-only residential mortgage loans that have entered the amortization period was $13.3 billion, or 21 percent, at December 31, 2011. Residential mortgage loans that have entered the amortization period have experienced a higher rate of early stage delinquencies and nonperforming status compared to the residential mortgage portfolio as a whole. As of December 31, 2011, $484 million, or four percent, of outstanding residential mortgages that had entered the amortization period were accruing past due 30 days or more compared to $4.0 billion, or two percent, of accruing past due 30 days or more for the entire residential mortgage portfolio. In addition, at December 31, 2011, $2.0 billion, or 15 percent, of outstanding residential mortgages that had entered the amortization period were nonperforming compared to $16.0 billion, or 10 percent, of nonperforming loans for the entire residential mortgage portfolio. Loans in our interest-only residential mortgage portfolio have an interest-only period of three to 10 years and more than 80 percent of these loans will not be required to make a fully-amortizing payment until 2015 or later.
Table 25 presents outstandings, nonperforming loans and net charge-offs by certain state concentrations for the residential mortgage portfolio. The Los Angeles-Long Beach-Santa Ana Metropolitan Statistical Area (MSA) within California represented 12 percent and 13 percent of outstandings at December 31, 2011 and 2010, but comprised only seven percent of net charge-offs for both 2011 and 2010.

Table 25	Residential Mortgage State Concentrations

	December 31
	Outstandings (1)		Nonperforming (1)		Net Charge-offs
(Dollars in millions)	2011	2010	2011	2010	2011	2010
California	$54,203	$63,677	$5,606	$6,389	$1,326	$1,392
Florida	12,338	13,298	1,900	2,054	595	604
New York	11,539	12,198	838	772	106	44
Texas	7,525	8,466	425	492	55	52
Virginia	5,709	6,441	399	450	64	72
Other U.S./Non-U.S.	67,156	76,056	6,802	7,534	1,686	1,506
Residential mortgage loans (2)	$158,470	$180,136	$15,970	$17,691	$3,832	$3,670
Fully-insured loan portfolio	93,854	67,245
Countrywide purchased credit-impaired residential mortgage loan portfolio	9,966	10,592
Total residential mortgage loan portfolio	$262,290	$257,973

(1)
Outstandings and nonperforming amounts exclude loans accounted for under the fair value option at December 31, 2011. There were no residential mortgage loans accounted for under the fair value option at December 31, 2010. See Note 23 – Fair Value Option to the Consolidated Financial Statements for additional information on the fair value option.

(2)	Amount excludes the Countrywide PCI residential mortgage and fully-insured loan portfolios.

62 Bank of America 2011

The Community Reinvestment Act (CRA) encourages banks to meet the credit needs of their communities for housing and other purposes, particularly in neighborhoods with low or moderate incomes. At December 31, 2011 and 2010, our CRA portfolio was $12.5 billion and $13.8 billion, or eight percent of the residential mortgage loan balances for both periods. The CRA portfolio included $2.5 billion and $3.0 billion of nonperforming loans at December 31, 2011 and 2010 representing 15 percent and 17 percent of total nonperforming residential mortgage loans. Net charge-offs related to the CRA portfolio were $732 million and $857 million for 2011 and 2010, or 19 percent and 23 percent of total net charge-offs for the residential mortgage portfolio.
For information on representations and warranties related to our residential mortgage portfolio, see Off-Balance Sheet Arrangements and Contractual Obligations – Representations and Warranties on page 33 and Note 9 – Representations and Warranties Obligations and Corporate Guarantees to the Consolidated Financial Statements.
Home Equity
The home equity portfolio makes up 20 percent of the consumer portfolio and is comprised of HELOCs, home equity loans and reverse mortgages. As of December 31, 2011, our HELOC portfolio had an outstanding balance of $103.4 billion or 83 percent of the home equity portfolio. HELOCs generally have an initial draw period of 10 years with approximately 11 percent of the portfolio having a draw period of five years with a five-year renewal option. During the initial draw period, the borrowers are only required to pay the interest due on the loans on a monthly basis. After the initial draw period ends, the loans generally convert to 15-year amortizing loans.
As of December 31, 2011, our home equity loan portfolio had an outstanding balance of $20.2 billion, or 16 percent of the home equity portfolio. Home equity loans are almost all fixed-rate loans with amortizing payment terms of 10 to 30 years and approximately 52 percent of these loans have 25 to 30-year terms.
As of December 31, 2011, our reverse mortgage portfolio had an outstanding balance of $1.1 billion, or one percent of the total home equity portfolio. In 2011, we exited the reverse mortgage origination business.
At December 31, 2011, approximately 88 percent of the home equity portfolio was included in CRES while the remainder of the portfolio was primarily in GWIM. Outstanding balances in the home equity portfolio decreased $13.3 billion in 2011 primarily due to paydowns and charge-offs outpacing new originations and draws on existing lines. Of the total home equity portfolio at December 31, 2011 and 2010, $24.5 billion, or 20 percent, and $24.8 billion, or 18 percent, were in first-lien positions (22 percent and 20 percent excluding the Countrywide PCI home equity portfolio). As of December 31, 2011, outstanding balances in the home equity portfolio that were in a second-lien or more junior-lien position and where we also held the first-lien loan totaled $37.2 billion, or 33 percent, of our home equity portfolio excluding the Countrywide PCI loan portfolio.
Unused HELOCs totaled $67.5 billion at December 31, 2011 compared to $80.1 billion at December 31, 2010. This decrease was due primarily to customers choosing to close accounts as well as line management initiatives on deteriorating accounts, which more than offset new production. The HELOC utilization rate was 61 percent at December 31, 2011 compared to 59 percent at December 31, 2010.
Table 26 presents certain home equity portfolio key credit statistics on both a reported basis as well as excluding the Countrywide PCI loan portfolio. We believe the presentation of information adjusted to exclude the impact of the Countrywide PCI loan portfolio is more representative of the credit risk in this portfolio.

Table 26	Home Equity – Key Credit Statistics

	December 31
	Reported Basis		Excluding Countrywide Purchased Credit-impaired Loans
(Dollars in millions)	2011	2010	2011	2010
Outstandings	$124,699	$137,981	$112,721	$125,391
Accruing past due 30 days or more (1)	1,658	1,929	1,658	1,929
Nonperforming loans (1)	2,453	2,694	2,453	2,694
Percent of portfolio
Refreshed combined LTV greater than 90 but less than 100	10%	11%	11%	11%
Refreshed combined LTV greater than 100	36	34	32	30
Refreshed FICO below 620	13	14	12	12
2006 and 2007 vintages (2)	50	50	46	47
Net charge-off ratio (3)	3.42	4.65	3.77	5.10

(1)
Accruing past due 30 days or more includes $609 million and $662 million and nonperforming loans includes $703 million and $480 million of loans where we serviced the underlying first-lien at December 31, 2011 and 2010.

(2)
These vintages of loans have higher refreshed combined LTV ratios and accounted for 54 percent and 57 percent of nonperforming home equity loans at December 31, 2011 and 2010. These vintages of loans accounted for 65 percent and 66 percent of net charge-offs in 2011 and 2010.

(3)	Net charge-off ratios are calculated as net charge-offs divided by average outstanding loans.

The following discussion presents the home equity portfolio excluding the Countrywide PCI loan portfolio.
Nonperforming outstanding balances in the home equity portfolio decreased $241 million compared to December 31, 2010 driven primarily by charge-offs and nonperforming loans returning to performing status which together outpaced delinquency inflows, which continued to slow during 2011 due to favorable early stage delinquency trends. Accruing outstanding balances past due 30 days or more decreased $271 million in 2011. At December 31, 2011, $1.1 billion, or 43 percent, of the nonperforming home equity portfolio was 180 days or more past due and had been written down to their fair values.

Bank of America 2011 63

In some cases, the junior-lien home equity outstanding balance that we hold is current, but the underlying first-lien is not. For outstanding balances in the home equity portfolio in which we service the first-lien loan, we are able to track whether the first-lien loan is in default. For loans in which the first-lien is serviced by a third party, we utilize credit bureau data to estimate the delinquency status of the first-lien. Given that the credit bureau database we use does not include a property address for the mortgages, we are unable to identify with certainty whether a reported delinquent first mortgage pertains to the same property for which we hold a second- or more junior-lien loan. As of December 31, 2011, we estimate that $4.7 billion of current second- or more junior-lien loans were behind a delinquent first-lien loan. We service the first-lien loans on $1.3 billion of that amount, with the remaining $3.4 billion serviced by third parties. Of the $4.7 billion current second-lien loans, we estimate based on available credit bureau data as discussed above that approximately $2.5 billion had first-lien loans that were 120 days or more past due, of which approximately $2.1 billion had first-lien loans serviced by third parties.
Net charge-offs decreased $2.3 billion to $4.5 billion, or 3.77 percent of the total average home equity portfolio, for 2011 compared to $6.8 billion, or 5.10 percent, for 2010 primarily driven by favorable portfolio trends due in part to improvement in the U.S. economy. In addition, the net charge-off amounts during 2010 were impacted by the implementation of regulatory guidance on collateral-dependent modified loans which resulted in $822 million in net charge-offs. Net charge-off ratios were further impacted by lower outstanding balances primarily as a result of paydowns and charge-offs outpacing new originations and draws on existing lines.
There are certain characteristics of the outstanding loan balances in the home equity portfolio that have contributed to higher losses including those loans with a high refreshed combined loan-to-value (CLTV), loans that were originated at the peak of home prices in 2006 and 2007 and loans in geographic areas that have experienced the most significant declines in home prices. Home price declines coupled with the fact that most home equity outstandings are secured by second-lien positions have significantly reduced and, in some cases, eliminated all collateral value after consideration of the first-lien position. Although the disclosures below address each of these risk characteristics separately, there is significant overlap in outstanding balances with these characteristics, which has contributed to a disproportionate share of losses in the portfolio. Outstanding balances in the home equity portfolio with all of these higher risk characteristics comprised 10 percent of the total home equity portfolio at both December 31, 2011 and 2010, but have accounted for 28 percent of the home equity net charge-offs in 2011 and 29 percent in 2010.

Outstanding balances in the home equity portfolio with greater than 90 percent but less than 100 percent refreshed CLTVs comprised 11 percent of the home equity portfolio at both December 31, 2011 and 2010. Outstanding balances with refreshed CLTVs greater than 100 percent comprised 32 percent and 30 percent of the home equity portfolio at December 31, 2011 and 2010. Outstanding balances in the home equity portfolio with a refreshed CLTV greater than 100 percent reflect loans where the carrying value and available line of credit of the combined loans are equal to or greater than the most recent valuation of the property securing the loan. Depending on the value of the property, there may be collateral in excess of the first-lien that is available to reduce the severity of loss on the second-lien. Home price deterioration over the past several years has contributed to an increase in CLTV ratios. Of those outstanding balances with a refreshed CLTV greater than 100 percent, 95 percent of the customers were current at December 31, 2011. For second-lien loans with a refreshed CLTV greater than 100 percent that are current, 89 percent were also current on the underlying first-lien loans at December 31, 2011. Outstanding balances in the home equity portfolio to borrowers with a refreshed FICO score below 620 represented 12 percent of the home equity portfolio at both December 31, 2011 and 2010.
Of the $112.7 billion in total home equity portfolio outstandings, 78 percent and 75 percent at December 31, 2011 and 2010 were originated as interest-only loans, almost all of which were HELOCs. The outstanding balance of HELOCs that have entered the amortization period was $1.6 billion, or two percent of total HELOCs, at December 31, 2011. The HELOCs that have entered the amortization period have experienced a higher percentage of early stage delinquencies and nonperforming status when compared to the HELOC portfolio as a whole. As of December 31, 2011, $49 million, or three percent, of outstanding HELOCs that had entered the amortization period were accruing past due 30 days or more compared to $1.4 billion, or one percent, of outstanding accruing past due 30 days or more for the entire HELOC portfolio. In addition, at December 31, 2011, $57 million, or four percent, of outstanding HELOCs that had entered the amortization period were nonperforming compared to $2.0 billion, or two percent, of outstandings that were nonperforming for the entire HELOC portfolio. Loans in our HELOC portfolio generally have an initial draw period of 10 years and more than 85 percent of these loans will not be required to make a fully-amortizing payment until 2015 or later.
Although we do not actively track how many of our home equity customers pay only the minimum amount due on their home equity loans and lines, we can infer some of this information through a review of our HELOC portfolio that we service and that is still in its revolving period (i.e., customers may draw on and repay their line of credit, but are generally only required to pay interest on a monthly basis). During 2011, approximately 51 percent of these customers did not pay down any principal on their HELOCs.

64 Bank of America 2011

Table 27 presents outstandings, nonperforming balances and net charge-offs by certain state concentrations for the home equity portfolio. In the New York area, the New York-Northern New Jersey-Long Island MSA made up 11 percent of the outstanding home equity portfolio at both December 31, 2011 and 2010. This MSA comprised seven percent and six percent of net charge-offs for 2011 and 2010. The Los Angeles-Long Beach-Santa Ana MSA within California made up 12 percent and 11 percent of the outstanding home equity portfolio at December 31, 2011 and

2010. This MSA comprised 12 percent and 11 percent of net charge-offs for 2011 and 2010.
For information on representations and warranties related to our home equity portfolio, see Off-Balance Sheet Arrangements and Contractual Obligations – Representations and Warranties on page 33 and Note 9 – Representations and Warranties Obligations and Corporate Guarantees to the Consolidated Financial Statements.

Table 27	Home Equity State Concentrations

	December 31
	Outstandings		Nonperforming		Net Charge-offs
(Dollars in millions)	2011	2010	2011	2010	2011	2010
California	$32,398	$35,426	$627	$708	$1,481	$2,341
Florida	13,450	15,028	411	482	853	1,420
New Jersey	7,483	8,153	175	169	164	219
New York	7,423	8,061	242	246	196	273
Massachusetts	4,919	5,657	67	71	71	102
Other U.S./Non-U.S.	47,048	53,066	931	1,018	1,708	2,426
Home equity loans (1)	$112,721	$125,391	$2,453	$2,694	$4,473	$6,781
Countrywide purchased credit-impaired home equity portfolio	11,978	12,590
Total home equity loan portfolio	$124,699	$137,981

(1)	Amount excludes the Countrywide PCI home equity loan portfolio.
Discontinued Real Estate
The discontinued real estate portfolio, excluding $1.3 billion of loans accounted for under the fair value option, totaled $11.1 billion at December 31, 2011 and consists of pay option and subprime loans acquired in the Countrywide acquisition. Upon acquisition, the majority of the discontinued real estate portfolio was considered credit-impaired and written down to fair value. At December 31, 2011, the Countrywide PCI loan portfolio was $9.9 billion, or 89 percent of the total discontinued real estate portfolio. This portfolio is included in All Other and is managed as part of our overall ALM activities. See Countrywide Purchased Credit-impaired Loan Portfolio on page 66 for more information on the discontinued real estate portfolio.
At December 31, 2011, the purchased discontinued real estate portfolio that was not credit-impaired was $1.2 billion. Loans with greater than 90 percent refreshed LTVs and CLTVs comprised 28 percent of the portfolio and those with refreshed FICO scores below 620 represented 44 percent of the portfolio. The Los Angeles-Long Beach-Santa Ana MSA within California made up 16 percent of outstanding discontinued real estate loans at December 31, 2011.
Pay option adjustable-rate mortgages (ARMs), which are included in the discontinued real estate portfolio, have interest rates that adjust monthly and minimum required payments that adjust annually, subject to resetting of the loan if minimum payments are made and deferred interest limits are reached. Annual payment adjustments are subject to a 7.5 percent maximum change. To ensure that contractual loan payments are adequate to repay a loan, the fully-amortizing loan payment amount is re-established after the initial five- or 10-year period and again every five years thereafter. These payment adjustments are not subject to the 7.5 percent limit and may be substantial due to changes in interest rates and the addition of unpaid interest to the loan balance. Payment advantage ARMs have interest rates that are fixed for an initial period of five years. Payments are subject to reset if the minimum payments are made and deferred interest limits are reached. If interest deferrals cause a loan’s principal balance to reach a certain level within the first 10 years of the life of the loan, the payment is reset to the interest-only payment; then at the 10-year point, the fully-amortizing payment is required.
The difference between the frequency of changes in a loan’s interest rates and payments along with a limitation on changes in the minimum monthly payments of 7.5 percent per year can result in payments that are not sufficient to pay all of the monthly interest charges (i.e., negative amortization). Unpaid interest is added to the loan balance until the loan balance increases to a specified limit, which can be no more than 115 percent of the original loan amount, at which time a new monthly payment amount adequate to repay the loan over its remaining contractual life is established.
At December 31, 2011, the unpaid principal balance of pay option loans was $11.7 billion, with a carrying amount of $9.9 billion, including $9.0 billion of loans that were credit-impaired upon acquisition, and accordingly, are reserved for based on a life-of-loan loss estimate. The total unpaid principal balance of pay option loans with accumulated negative amortization was $9.5 billion including $672 million of negative amortization. For those borrowers who are making payments in accordance with their contractual terms, the percentage electing to make only the minimum payment on option ARMs was 22 percent at December 31, 2011 and 25 percent at December 31, 2010. We continue to evaluate our exposure to payment resets on the acquired negative-amortizing loans including the Countrywide PCI pay option loan portfolio and have taken into consideration several assumptions regarding this evaluation including prepayment and default rates. Of the loans in the pay option portfolio at December 31, 2011 that have not already experienced a payment reset, seven percent are expected to reset in 2012 and approximately 17 percent are expected to reset thereafter. In addition, approximately seven percent are expected to prepay and approximately 69 percent are expected to default prior to being reset, most of which were severely delinquent as of December 31, 2011.

Bank of America 2011 65

Countrywide Purchased Credit-impaired Loan Portfolio
Loans acquired with evidence of credit quality deterioration since origination and for which it is probable at purchase that we will be unable to collect all contractually required payments are accounted for under the accounting guidance for PCI loans, which addresses accounting for differences between contractual and expected cash flows to be collected from the purchaser’s initial investment in loans if those differences are attributable, at least in part, to credit quality. Evidence of credit quality deterioration as of the acquisition date may include statistics such as past due status, refreshed FICO scores and refreshed LTVs. PCI loans are recorded at fair value upon acquisition and the applicable accounting guidance prohibits carrying over or recording a valuation allowance in the initial accounting.
Table 28 presents the unpaid principal balance, carrying value, related valuation allowance and the net carrying value as a percentage of the unpaid principal balance for the Countrywide PCI loan portfolio at December 31, 2011 and 2010.

Table 28	Countrywide Purchased Credit-impaired Loan Portfolio

	December 31, 2011
(Dollars in millions)	Unpaid Principal Balance	Carrying Value	Related Valuation Allowance	Carrying Value Net of Valuation Allowance	% of Unpaid Principal Balance
Residential mortgage	$10,426	$9,966	$1,331	$8,635	82.82%
Home equity	12,516	11,978	5,129	6,849	54.72
Discontinued real estate	11,891	9,857	1,999	7,858	66.08
Total Countrywide purchased credit-impaired loan portfolio	$34,833	$31,801	$8,459	$23,342	67.01

	December 31, 2010
Residential mortgage	$11,481	$10,592	$663	$9,929	86.48%
Home equity	15,072	12,590	4,467	8,123	53.89
Discontinued real estate	14,893	11,652	1,204	10,448	70.15
Total Countrywide purchased credit-impaired loan portfolio	$41,446	$34,834	$6,334	$28,500	68.76
Of the unpaid principal balance at December 31, 2011, $12.7 billion was 180 days or more past due, including $9.0 billion of first-lien and $3.7 billion of home equity. Of the $22.1 billion that is less than 180 days past due, $19.1 billion, or 86 percent of the total unpaid principal balance was current based on the contractual terms while $1.6 billion, or seven percent, was in early stage delinquency. During 2011, we recorded $2.1 billion of provision for credit losses for the Countrywide PCI loan portfolio including $1.1 billion for discontinued real estate, $667 million for home equity loans and $355 million for residential mortgage. This compared to a total provision of $2.3 billion in 2010. Provision expense in 2011 was driven primarily by a more negative home price outlook versus previous expectations. For further information on the Countrywide PCI loan portfolio, see Note 6 – Outstanding Loans and Leases to the Consolidated Financial Statements.
Additional information is provided in the following sections on the Countrywide PCI residential mortgage, home equity and discontinued real estate loan portfolios.
Purchased Credit-impaired Residential Mortgage Loan Portfolio
The Countrywide PCI residential mortgage loan portfolio comprised 31 percent of the total Countrywide PCI loan portfolio. Those loans to borrowers with a refreshed FICO score below 620 represented 38 percent of the Countrywide PCI residential mortgage loan portfolio at December 31, 2011. Loans with a refreshed LTV greater than 90 percent represented 62 percent of the

Countrywide PCI residential mortgage loan portfolio after consideration of purchase accounting adjustments and the related valuation allowance, and 84 percent based on the unpaid principal balance at December 31, 2011. Those loans that were originally classified as Countrywide PCI discontinued real estate loans upon acquisition and have been subsequently modified are now included in the Countrywide PCI residential mortgage outstandings. Table 29 presents outstandings net of purchase accounting adjustments and before the related valuation allowance, by certain state concentrations.

Table 29	Outstanding Countrywide Purchased Credit-impaired Loan Portfolio – Residential Mortgage State Concentrations

	December 31
(Dollars in millions)	2011	2010
California	$5,535	$5,882
Florida	757	779
Virginia	532	579
Maryland	258	271
Texas	130	164
Other U.S./Non-U.S.	2,754	2,917
Total Countrywide purchased credit-impaired residential mortgage loan portfolio	$9,966	$10,592

66 Bank of America 2011

Purchased Credit-impaired Home Equity Loan Portfolio
The Countrywide PCI home equity portfolio comprised 38 percent of the total Countrywide PCI loan portfolio. Those loans with a refreshed FICO score below 620 represented 27 percent of the Countrywide PCI home equity portfolio at December 31, 2011. Loans with a refreshed CLTV greater than 90 percent represented 81 percent of the Countrywide PCI home equity portfolio after consideration of purchase accounting adjustments and the related valuation allowance, and 83 percent based on the unpaid principal balance at December 31, 2011. Table 30 presents outstandings net of purchase accounting adjustments and before the related valuation allowance, by certain state concentrations.

Table 30	Outstanding Countrywide Purchased Credit-impaired Loan Portfolio – Home Equity State Concentrations

	December 31
(Dollars in millions)	2011	2010
California	$3,999	$4,178
Florida	734	750
Arizona	501	520
Virginia	496	532
Colorado	337	375
Other U.S./Non-U.S.	5,911	6,235
Total Countrywide purchased credit-impaired home equity portfolio	$11,978	$12,590
Purchased Credit-impaired Discontinued Real Estate Loan Portfolio
The Countrywide PCI discontinued real estate loan portfolio comprised 31 percent of the total Countrywide PCI loan portfolio. Those loans to borrowers with a refreshed FICO score below 620 represented 61 percent of the Countrywide PCI discontinued real estate loan portfolio at December 31, 2011. Loans with a refreshed LTV, or CLTV in the case of second-liens, greater than 90 percent represented 40 percent of the Countrywide PCI discontinued real estate loan portfolio after consideration of purchase accounting adjustments and the related valuation allowance, and 84 percent based on the unpaid principal balance at December 31, 2011. Those loans that were originally classified as discontinued real estate loans upon acquisition and have been subsequently modified are now excluded from this portfolio and included in the Countrywide PCI residential mortgage loan portfolio, but remain in the PCI loan pool. Table 31 presents outstandings net of purchase accounting adjustments and before the related valuation adjustment, by certain state concentrations.

Table 31	Outstanding Countrywide Purchased Credit-impaired Loan Portfolio – Discontinued Real Estate State Concentrations

	December 31
(Dollars in millions)	2011	2010
California	$5,262	$6,322
Florida	958	1,121
Washington	331	368
Virginia	277	344
Arizona	251	339
Other U.S./Non-U.S.	2,778	3,158
Total Countrywide purchased credit-impaired discontinued real estate loan portfolio	$9,857	$11,652
U.S. Credit Card
The consumer U.S. credit card portfolio is managed in CBB. Outstandings in the U.S. credit card loan portfolio decreased $11.5 billion compared to December 31, 2010 due to higher payment rates, charge-offs and portfolio divestitures. For 2011, net charge-offs decreased $5.8 billion to $7.3 billion compared to 2010 due to improvements in delinquencies, collections and bankruptcies as a result of an improved economic environment and the impact of higher credit quality originations. U.S. credit card loans 30 days or more past due and still accruing interest decreased $2.1 billion while loans 90 days or more past due and still accruing interest decreased $1.3 billion compared to December 31, 2010 due to improvement in the U.S. economy. Table 32 presents certain key credit statistics for the consumer U.S. credit card portfolio.

Table 32	U.S. Credit Card – Key Credit Statistics

	December 31
(Dollars in millions)	2011	2010
Outstandings	$102,291	$113,785
Accruing past due 30 days or more	3,823	5,913
Accruing past due 90 days or more	2,070	3,320

	2011	2010
Net charge-offs	$7,276	$13,027
Net charge-off ratios (1)	6.90%	11.04%

(1)	Net charge-off ratios are calculated as net charge-offs divided by average outstanding loans and leases.

Unused lines of credit for U.S. credit card totaled $368.1 billion and $399.7 billion at December 31, 2011 and 2010. The $31.6 billion decrease was driven by portfolio divestitures, closure of inactive accounts and account management initiatives on higher risk accounts.

Bank of America 2011 67

Table 33 presents certain state concentrations for the U.S. credit card portfolio.

Table 33	U.S. Credit Card State Concentrations

	December 31
	Outstandings		Accruing Past Due 90 Days or More		Net Charge-offs
(Dollars in millions)	2011	2010	2011	2010	2011	2010
California	$15,246	$17,028	$352	$612	$1,402	$2,752
Florida	7,999	9,121	221	376	838	1,611
Texas	6,885	7,581	131	207	429	784
New York	6,156	6,862	126	192	403	694
New Jersey	4,183	4,579	86	132	275	452
Other U.S.	61,822	68,614	1,154	1,801	3,929	6,734
Total U.S. credit card portfolio	$102,291	$113,785	$2,070	$3,320	$7,276	$13,027
Non-U.S. Credit Card
During 2011, we sold our Canadian consumer card business and we are evaluating our remaining international consumer card portfolios. In light of these actions, the international consumer card portfolios were moved from CBB to All Other.
Outstandings in the non-U.S. credit card portfolio decreased $13.0 billion in 2011 primarily due to the sale of the Canadian consumer credit card portfolio, lower origination volume and charge-offs. Net charge-offs decreased $1.0 billion in 2011 to $1.2 billion due to the sale of previously charged-off loans, portfolio sales, and improvements in delinquencies, collections and insolvencies.
Unused lines of credit for non-U.S. credit card totaled $36.8 billion and $60.3 billion at December 31, 2011 and 2010. The $23.5 billion decrease was driven primarily by the sale of the Canadian consumer credit card portfolio.
Table 34 presents certain key credit statistics for the non-U.S. credit card portfolio.

Table 34	Non-U.S. Credit Card – Key Credit Statistics

	December 31
(Dollars in millions)	2011	2010
Outstandings	$14,418	$27,465
Accruing past due 30 days or more	610	1,354
Accruing past due 90 days or more	342	599

	2011	2010
Net charge-offs	$1,169	$2,207
Net charge-off ratios (1)	4.86%	7.88%

(1)	Net charge-off ratios are calculated as net charge-offs divided by average outstanding loans and leases.

Direct/Indirect Consumer
At December 31, 2011, approximately 48 percent of the direct/indirect portfolio was included in Global Banking (dealer financial services - automotive, marine, aircraft and recreational vehicle loans), 36 percent was included in GWIM (principally other non-real estate-secured, unsecured personal loans and securities-based lending margin loans), nine percent was included in CBB (consumer personal loans) and the remainder was in All Other (student loans).
Outstanding loans and leases decreased $595 million to $89.7 billion in 2011 due to lower outstandings in the unsecured consumer lending portfolio partially offset by growth in securities-based lending and product transfers from U.S. commercial. For 2011, net charge-offs decreased $1.9 billion to $1.5 billion, or 1.64 percent of total average direct/indirect loans compared to 3.45 percent for 2010. This decrease was primarily driven by improvements in delinquencies, collections and bankruptcies in the unsecured consumer lending portfolio as a result of an improved economic environment as well as reduced outstandings. An additional driver was lower net charge-offs in the dealer financial services portfolio due to the impact of higher credit quality originations and higher resale values.
Net charge-offs in the unsecured consumer lending portfolio decreased $1.6 billion to $1.1 billion in 2011, or 10.93 percent of total average unsecured consumer lending loans compared to 17.24 percent for 2010. Net charge-offs in the dealer financial services portfolio decreased $199 million to $293 million in 2011, or 0.69 percent of total average dealer financial services loans compared to 1.08 percent for 2010. Direct/indirect loans that were past due 30 days or more and still accruing interest declined $745 million to $1.9 billion at December 31, 2011 compared to $2.6 billion at December 31, 2010 due to improvements in both the unsecured consumer lending and dealer financial services portfolios.

68 Bank of America 2011

Table 35 presents certain state concentrations for the direct/indirect consumer loan portfolio.

Table 35	Direct/Indirect State Concentrations

	December 31
	Outstandings		Accruing Past Due 90 Days or More		Net Charge-offs
(Dollars in millions)	2011	2010	2011	2010	2011	2010
California	$11,152	$10,558	$81	$132	$222	$591
Texas	7,882	7,885	54	78	117	262
Florida	7,456	6,725	55	80	148	343
New York	5,160	4,770	40	56	79	183
Georgia	2,828	2,814	38	44	61	126
Other U.S./Non-U.S.	55,235	57,556	478	668	849	1,831
Total direct/indirect loan portfolio	$89,713	$90,308	$746	$1,058	$1,476	$3,336
Other Consumer
At December 31, 2011, approximately 96 percent of the $2.7 billion other consumer portfolio was associated with certain consumer finance businesses that we previously exited and non-U.S. consumer loan portfolios that are included in All Other. The remainder is primarily deposit overdrafts within CBB.
Consumer Loans Accounted for Under the Fair Value Option
Outstanding consumer loans accounted for under the fair value option were $2.2 billion at December 31, 2011 and include $1.3 billion of discontinued real estate loans and $906 million of residential mortgage loans as a result of the consolidation of VIEs. During 2011, we recorded losses of $837 million resulting from changes in the fair value of the loan portfolio. These losses were offset by gains recorded on the related long-term debt.
Nonperforming Consumer Loans and Foreclosed Properties Activity
Table 36 presents nonperforming consumer loans and foreclosed properties activity during 2011 and 2010. Nonperforming LHFS are excluded from nonperforming loans as they are recorded at either fair value or the lower of cost or fair value. Nonperforming loans do not include past due consumer credit card loans and in general, past due consumer loans not secured by real estate as these loans are generally charged off no later than the end of the month in which the loan becomes 180 days past due. The fully-insured loan portfolio is not reported as nonperforming as principal repayment is insured. Additionally, nonperforming loans do not include the Countrywide PCI loan portfolio or loans that we account for under the fair value option. For further information on nonperforming loans, see Note 1 – Summary of Significant Accounting Principles to the Consolidated Financial Statements. Nonperforming loans declined to $18.8 billion at December 31, 2011 compared to $20.9 billion at December 31, 2010. Delinquency inflows to nonperforming loans slowed compared to the prior year due to favorable portfolio trends and were more than offset by charge-offs, nonperforming loans returning to performing status, and paydowns and payoffs.
The outstanding balance of a real estate-secured loan that is in excess of the estimated property value, after reducing the estimated property value for estimated costs to sell, is charged off no later than the end of the month in which the loan becomes

180 days past due unless repayment of the loan is fully insured. At December 31, 2011, $14.6 billion, or 71 percent, of nonperforming consumer real estate loans and foreclosed properties had been written down to their estimated property value less estimated costs to sell, including $12.6 billion of nonperforming loans 180 days or more past due and $2.0 billion of foreclosed properties.
Foreclosed properties increased $742 million in 2011 as additions outpaced liquidations. PCI loans are excluded from nonperforming loans as these loans were written down to fair value at the acquisition date. However, once the underlying real estate is acquired by the Corporation upon foreclosure of the delinquent PCI loan, it is included in foreclosed properties. Net changes to foreclosed properties related to PCI loans increased $411 million in 2011. Not included in foreclosed properties at December 31, 2011 was $1.4 billion of real estate that was acquired upon foreclosure of delinquent FHA-insured loans. We hold this real estate on our balance sheet until we convey these properties to the FHA. We exclude these amounts from our nonperforming loans and foreclosed properties activity as we will be reimbursed once the property is conveyed to the FHA for principal and, up to certain limits, costs incurred during the foreclosure process and interest incurred during the holding period. For additional information on the review of our foreclosure processes, see Off-Balance Sheet Arrangements and Contractual Obligations – Other Mortgage-related Matters on page 40.
Restructured Loans
Nonperforming loans also include certain loans that have been modified in TDRs where economic concessions have been granted to borrowers experiencing financial difficulties. These concessions typically result from the Corporation’s loss mitigation activities and could include reductions in the interest rate, payment extensions, forgiveness of principal, forbearance or other actions. Certain TDRs are classified as nonperforming at the time of restructuring and may only be returned to performing status after considering the borrower’s sustained repayment performance under revised payment terms for a reasonable period, generally six months. Nonperforming TDRs, excluding those modified loans in the Countrywide PCI loan portfolio, are included in Table 36.
As a result of accounting guidance on PCI loans, beginning January 1, 2010, modifications of loans in the PCI loan portfolio do not result in removal of the loan from the PCI loan pool. TDRs in the consumer real estate portfolio that were removed from the

Bank of America 2011 69

PCI loan portfolio prior to the adoption of this accounting guidance were $1.9 billion and $2.1 billion at December 31, 2011 and 2010, of which $477 million and $426 million were nonper-forming. These nonperforming loans are excluded from Table 36.

Nonperforming consumer real estate TDRs as a percentage of total nonperforming consumer loans and foreclosed properties increased to 26 percent at December 31, 2011 from 16 percent at December 31, 2010.

Table 36	Nonperforming Consumer Loans and Foreclosed Properties Activity (1)

(Dollars in millions)	2011	2010
Nonperforming loans, January 1	$20,854	$20,839
Additions to nonperforming loans:
New nonperforming loans (2)	15,723	21,584
Reductions to nonperforming loans:
Paydowns and payoffs	(3,318)	(2,809)
Returns to performing status (3)	(4,741)	(7,647)
Charge-offs (4)	(8,095)	(9,772)
Transfers to foreclosed properties	(1,655)	(1,341)
Total net additions (reductions) to nonperforming loans	(2,086)	15
Total nonperforming loans, December 31 (5)	18,768	20,854
Foreclosed properties, January 1	1,249	1,428
Additions to foreclosed properties:
New foreclosed properties	2,996	2,337
Reductions to foreclosed properties:
Sales	(1,993)	(2,327)
Write-downs	(261)	(189)
Total net additions (reductions) to foreclosed properties	742	(179)
Total foreclosed properties, December 31	1,991	1,249
Nonperforming consumer loans and foreclosed properties, December 31	$20,759	$22,103
Nonperforming consumer loans as a percentage of outstanding consumer loans (6)	3.09%	3.24%
Nonperforming consumer loans and foreclosed properties as a percentage of outstanding consumer loans and foreclosed properties (6)	3.41	3.43

(1)
Balances do not include nonperforming LHFS of $659 million and $1.0 billion at December 31, 2011 and 2010 as well as loans accruing past due 90 days or more as presented in Table 21 and Note 6 – Outstanding Loans and Leases to the Consolidated Financial Statements.

(2)	2010 includes $448 million of nonperforming loans as a result of the consolidation of variable interest entities.

(3)
Consumer loans may be returned to performing status when all principal and interest is current and full repayment of the remaining contractual principal and interest is expected, or when the loan otherwise becomes well-secured and is in the process of collection. Certain TDRs are classified as nonperforming at the time of restructuring and may only be returned to performing status after considering the borrower’s sustained repayment performance for a reasonable period, generally six months.

(4)
Our policy is to not classify consumer credit card and consumer loans not secured by real estate as nonperforming; therefore, the charge-offs on these loans have no impact on nonperforming activity and accordingly, are excluded from this table.

(5)	At December 31, 2011, 67 percent of nonperforming loans 180 days or more past due were written down through charge-offs to 64 percent of the unpaid principal balance.

(6)	Outstanding consumer loans exclude loans accounted for under the fair value option.

Our policy is to record any losses in the value of foreclosed properties as a reduction in the allowance for loan and lease losses during the first 90 days after transfer of a loan to foreclosed properties. Thereafter, all gains and losses in value are recorded in noninterest expense. New foreclosed properties in Table 36 are net of $352 million and $575 million of charge-offs for 2011 and 2010, recorded during the first 90 days after transfer.
We also work with customers that are experiencing financial difficulty by modifying credit card and other consumer loans, while complying with Federal Financial Institutions Examination Council (FFIEC) guidelines. Substantially all of our credit card and other consumer loan modifications involve a reduction in the cardholder’s interest rate on the account and placing the customer on a fixed payment plan not exceeding 60 months, all of which are considered to be TDRs (the renegotiated TDR portfolio). We make modifications primarily through internal renegotiation programs utilizing direct customer contact, but may also utilize external renegotiation programs. The renegotiated TDR portfolio is excluded from Table 36, as substantially all of these loans remain on accrual status until either charged-off or paid in full. At

December 31, 2011, our renegotiated TDR portfolio was $7.1 billion, of which $5.5 billion was current or less than 30 days past due under the modified terms compared to $11.4 billion at December 31, 2010, of which $8.7 billion was current or less than 30 days past due under the modified terms. The decline in the renegotiated TDR portfolio was primarily driven by attrition throughout 2011 as well as lower new program enrollments. For more information on the renegotiated TDR portfolio, see Note 6 – Outstanding Loans and Leases to the Consolidated Financial Statements.
As a result of new accounting guidance on TDRs, loans that are participating in or that have been offered a binding trial modification are classified as TDRs. At December 31, 2011, we classified an additional $2.6 billion of home loans as TDRs that were participating in or had been offered a trial modification. These home loans had an aggregate allowance for credit losses of $154 million at December 31, 2011. For additional information, see Note 1 – Summary of Significant Accounting Principles to the Consolidated Financial Statements.

70 Bank of America 2011

Table 37 presents TDRs for the home loans portfolio. Performing TDR balances are excluded from nonperforming loans in Table 36.

Table 37	Home Loans Troubled Debt Restructurings

	December 31
	2011			2010
(Dollars in millions)	Total	Nonperforming	Performing	Total	Nonperforming	Performing
Residential mortgage (1, 2)	$19,287	$5,034	$14,253	$11,788	$3,297	$8,491
Home equity (3)	1,776	543	1,233	1,721	541	1,180
Discontinued real estate (4)	399	214	185	395	206	189
Total home loans troubled debt restructurings	$21,462	$5,791	$15,671	$13,904	$4,044	$9,860

(1)
Residential mortgage TDRs deemed collateral dependent totaled $5.3 billion and $3.2 billion, and included $2.2 billion and $921 million of loans classified as nonperforming and $3.1 billion and $2.3 billion of loans classified as performing at December 31, 2011 and 2010.

(2)	Residential mortgage performing TDRs included $7.0 billion and $2.5 billion of loans that were fully-insured at December 31, 2011 and 2010.

(3)
Home equity TDRs deemed collateral dependent totaled $824 million and $796 million, and included $282 million and $245 million of loans classified as nonperforming and $542 million and $551 million of loans classified as performing at December 31, 2011 and 2010.

(4)
Discontinued real estate TDRs deemed collateral dependent totaled $230 million and $213 million, and included $118 million and $97 million of loans classified as nonperforming and $112 million and $116 million as performing at December 31, 2011 and 2010.

Commercial Portfolio Credit Risk Management
Credit risk management for the commercial portfolio begins with an assessment of the credit risk profile of the borrower or counterparty based on an analysis of its financial position. As part of the overall credit risk assessment, our commercial credit exposures are assigned a risk rating and are subject to approval based on defined credit approval standards. Subsequent to loan origination, risk ratings are monitored on an ongoing basis, and if necessary, adjusted to reflect changes in the financial condition, cash flow, risk profile or outlook of a borrower or counterparty. In making credit decisions, we consider risk rating, collateral, country, industry and single name concentration limits while also balancing the total borrower or counterparty relationship. Our business and risk management personnel use a variety of tools to continuously monitor the ability of a borrower or counterparty to perform under its obligations. We use risk rating aggregations to measure and evaluate concentrations within portfolios. In addition, risk ratings are a factor in determining the level of assigned economic capital and the allowance for credit losses.
For information on our accounting policies regarding delinquencies, nonperforming status and net charge-offs for the commercial portfolio, see Note 1 – Summary of Significant Accounting Principles to the Consolidated Financial Statements.
Management of Commercial Credit Risk
Concentrations
Commercial credit risk is evaluated and managed with the goal that concentrations of credit exposure do not result in undesirable levels of risk. We review, measure and manage concentrations of credit exposure by industry, product, geography, customer relationship and loan size. We also review, measure and manage commercial real estate loans by geographic location and property type. In addition, within our international portfolio, we evaluate exposures by region and by country. Tables 42, 47, 53 and 54 summarize our concentrations. We also utilize syndications of exposure to third parties, loan sales, hedging and other risk mitigation techniques to manage the size and risk profile of the commercial credit portfolio.

As part of our ongoing risk mitigation initiatives, we attempt to work with clients experiencing financial difficulty to modify their loans to terms that better align with their current ability to pay. In situations where an economic concession has been granted to a borrower experiencing financial difficulty, we identify these loans as TDRs.
We account for certain large corporate loans and loan commitments, including issued but unfunded letters of credit which are considered utilized for credit risk management purposes, that exceed our single name credit risk concentration guidelines under the fair value option. Lending commitments, both funded and unfunded, are actively managed and monitored, and as appropriate, credit risk for these lending relationships may be mitigated through the use of credit derivatives, with the Corporation’s credit view and market perspectives determining the size and timing of the hedging activity. In addition, we purchase credit protection to cover the funded portion as well as the unfunded portion of certain other credit exposures. To lessen the cost of obtaining our desired credit protection levels, credit exposure may be added within an industry, borrower or counterparty group by selling protection. These credit derivatives do not meet the requirements for treatment as accounting hedges. They are carried at fair value with changes in fair value recorded in other income (loss).
Commercial Credit Portfolio
During 2011, credit quality in the commercial loans portfolio showed improvement relative to 2010. Commercial loans increased in 2011 primarily due to growth in commercial and industrial lending. Non-U.S. commercial loan growth, centered in corporate loans and trade finance, was driven by higher client demand, enterprise-wide initiatives, regional economic conditions and disruption in debt and equity markets leading to higher utilization. Growth in U.S. commercial loans was driven by domestic economic momentum. This was partially offset by declines in commercial real estate loans as net paydowns and sales outpaced new originations and renewals.

Bank of America 2011 71

Reservable criticized balances, net charge-offs and nonperforming loans, leases and foreclosed property balances in the commercial credit portfolio declined in 2011. The reductions in reservable criticized and nonperforming loans, leases and foreclosed property were primarily in the commercial real estate and U.S. commercial portfolios. Commercial real estate continued to show improvement during 2011 compared to 2010 in both the homebuilder and non-homebuilder portfolios. However, levels of stressed commercial real estate loans remain elevated. The reduction in reservable criticized U.S. commercial loans was driven by broad-based improvements in terms of clients, industries and businesses. Most other credit indicators across the remaining commercial portfolios also improved.
Table 38 presents our commercial loans and leases, and related credit quality information at December 31, 2011 and 2010.

Table 38	Commercial Loans and Leases

	December 31
	Outstandings		Nonperforming		Accruing Past Due 90 Days or More
(Dollars in millions)	2011	2010	2011	2010	2011	2010
U.S. commercial	$179,948	$175,586	$2,174	$3,453	$75	$236
Commercial real estate (1)	39,596	49,393	3,880	5,829	7	47
Commercial lease financing	21,989	21,942	26	117	14	18
Non-U.S. commercial	55,418	32,029	143	233	—	6
	296,951	278,950	6,223	9,632	96	307
U.S. small business commercial (2)	13,251	14,719	114	204	216	325
Commercial loans excluding loans accounted for under the fair value option	310,202	293,669	6,337	9,836	312	632
Loans accounted for under the fair value option (3)	6,614	3,321	73	30	—	—
Total commercial loans and leases	$316,816	$296,990	$6,410	$9,866	$312	$632

(1)	Includes U.S. commercial real estate loans of $37.8 billion and $46.9 billion and non-U.S. commercial real estate loans of $1.8 billion and $2.5 billion at December 31, 2011 and 2010.

(2)	Includes card-related products.

(3)
Commercial loans accounted for under the fair value option include U.S. commercial loans of $2.2 billion and $1.6 billion, non-U.S. commercial loans of $4.4 billion and $1.7 billion, and commercial real estate loans of $0 and $79 million at December 31, 2011 and 2010. See Note 23 – Fair Value Option to the Consolidated Financial Statements for additional information on the fair value option.

Nonperforming commercial loans and leases as a percentage of outstanding commercial loans and leases were 2.02 percent and 3.32 percent (2.04 percent and 3.35 percent excluding loans accounted for under the fair value option) at December 31, 2011 and 2010. Accruing commercial loans and leases past due 90 days or more as a percentage of outstanding commercial loans and leases were 0.10 percent and 0.21 percent (0.10 percent and 0.22 percent excluding loans accounted for under the fair value option) at December 31, 2011 and 2010.
Table 39 presents net charge-offs and related ratios for our commercial loans and leases for 2011 and 2010. Improving portfolio trends drove lower charge-offs and higher recoveries across most of the portfolio. Commercial real estate net charge-offs during 2011 declined in both the homebuilder and non-homebuilder portfolios. U.S. small business commercial net charge-offs declined primarily due to improvements in delinquencies, collections and bankruptcies. U.S. commercial charge-offs decreased during 2011 due to broad-based declines from improvements in client profiles, industries and businesses.

Table 39	Commercial Net Charge-offs and Related Ratios

	Net Charge-offs		Net Charge-off Ratios (1)
(Dollars in millions)	2011	2010	2011	2010
U.S. commercial	$195	$881	0.11%	0.50%
Commercial real estate	947	2,017	2.13	3.37
Commercial lease financing	24	57	0.11	0.27
Non-U.S. commercial	152	111	0.36	0.39
	1,318	3,066	0.46	1.07
U.S. small business commercial	995	1,918	7.12	12.00
Total commercial	$2,313	$4,984	0.77	1.64

(1)	Net charge-off ratios are calculated as net charge-offs divided by average outstanding loans and leases excluding loans accounted for under the fair value option.

72 Bank of America 2011

Table 40 presents commercial credit exposure by type for utilized, unfunded and total binding committed credit exposure. Commercial utilized credit exposure includes SBLCs, financial guarantees, bankers’ acceptances and commercial letters of credit for which the Corporation is legally bound to advance funds under prescribed conditions, during a specified period. Although funds have not yet been advanced, these exposure types are considered utilized for credit risk management purposes. Total commercial committed credit exposure increased $10.4 billion at December 31, 2011 compared to December 31, 2010 driven primarily by increases in loans and leases, partially offset by decreases in SBLCs, LHFS and bankers’ acceptances.

Total commercial utilized credit exposure increased $6.1 billion in 2011 driven primarily by increases in loans and leases, partially offset by decreases in SBLCs, LHFS and bankers’ acceptances. Utilized loans and leases increased primarily due to growth and higher revolver utilization in our international franchise, and were partially offset by run-off in the commercial real estate portfolio and the transfer of securities-based lending exposures from our U.S. commercial portfolio to the consumer portfolio during 2011. The utilization rate for loans and leases, SBLCs and financial guarantees, and bankers’ acceptances was 57 percent at both December 31, 2011 and 2010.

Table 40	Commercial Credit Exposure by Type

	December 31
	Commercial Utilized (1)		Commercial Unfunded (2, 3)		Total Commercial Committed
(Dollars in millions)	2011	2010	2011	2010	2011	2010
Loans and leases	$316,816	$296,990	$276,195	$272,172	$593,011	$569,162
Derivative assets (4)	73,023	73,000	—	—	73,023	73,000
Standby letters of credit and financial guarantees	55,384	62,745	1,592	1,511	56,976	64,256
Debt securities and other investments (5)	11,108	10,216	5,147	4,546	16,255	14,762
Loans held-for-sale	5,006	10,380	229	242	5,235	10,622
Commercial letters of credit	2,411	2,654	832	1,179	3,243	3,833
Bankers’ acceptances	797	3,706	28	23	825	3,729
Foreclosed properties and other (6)	1,964	731	—	—	1,964	731
Total	$466,509	$460,422	$284,023	$279,673	$750,532	$740,095

(1)
Total commercial utilized exposure at December 31, 2011 and 2010 includes loans outstanding of $6.6 billion and $3.3 billion and letters of credit with a notional value of $1.3 billion and $1.4 billion accounted for under the fair value option.

(2)	Total commercial unfunded exposure at December 31, 2011 and 2010 includes loan commitments accounted for under the fair value option with a notional value of $24.4 billion and $25.9 billion.

(3)	Excludes unused business card lines which are not legally binding.

(4)
Derivative assets are carried at fair value, reflect the effects of legally enforceable master netting agreements and have been reduced by cash collateral of $58.9 billion and $58.3 billion at December 31, 2011 and 2010. Not reflected in utilized and committed exposure is additional derivative collateral held of $16.1 billion and $17.7 billion which consists primarily of other marketable securities.

(5)	Total commercial committed exposure consists of $16.3 billion and $14.2 billion of debt securities and $0 and $590 million of other investments at December 31, 2011 and 2010.

(6)	Includes $1.3 billion of net monoline exposure at December 31, 2011, as discussed in Monoline and Related Exposure on page 78.

Table 41 presents commercial utilized reservable criticized exposure by product type. Criticized exposure corresponds to the Special Mention, Substandard and Doubtful asset categories as defined by regulatory authorities. Total commercial utilized reservable criticized exposure decreased $15.4 billion, or 36 percent, in 2011 due to broad-based decreases across most portfolios, primarily in commercial real estate and U.S. commercial driven largely by continued paydowns, sales and ratings upgrades outpacing downgrades. Despite the improvements, utilized reservable criticized levels remain elevated, particularly in commercial real estate and U.S. small business commercial. At December 31, 2011, approximately 85 percent of commercial utilized reservable criticized exposure was secured compared to 88 percent at December 31, 2010.

Table 41	Commercial Utilized Reservable Criticized Exposure

	December 31
	2011		2010
(Dollars in millions)	Amount (1)	Percent (2)	Amount (1)	Percent (2)
U.S. commercial	$11,731	5.16%	$17,195	7.44%
Commercial real estate	11,525	27.13	20,518	38.88
Commercial lease financing	1,140	5.18	1,188	5.41
Non-U.S. commercial	1,524	2.44	2,043	5.01
	25,920	7.32	40,944	11.81
U.S. small business commercial	1,327	10.01	1,677	11.37
Total commercial utilized reservable criticized exposure	$27,247	7.41	$42,621	11.80

(1)
Total commercial utilized reservable criticized exposure at December 31, 2011 and 2010 includes loans and leases of $25.3 billion and $39.8 billion and commercial letters of credit of $1.9 billion and $2.8 billion.

(2)	Percentages are calculated as commercial utilized reservable criticized exposure divided by total commercial utilized reservable exposure for each exposure category.
U.S. Commercial
At December 31, 2011, 70 percent of the U.S. commercial loan portfolio, excluding small business, was managed in Global Banking, 11 percent in CBB, 10 percent in GWIM (business-purpose loans for wealthy clients) and the remainder mostly in Global

Markets. U.S. commercial loans, excluding loans accounted for under the fair value option, increased $4.4 billion in 2011 due to continued growth and higher revolver utilization across the portfolio. This increase was net of a product reclassification for certain trade loans to non-U.S. commercial in 2011, as well as

Bank of America 2011 73

the transfer of securities-based lending loans to the consumer portfolio earlier in 2011, which together totaled $5.3 billion. Reservable criticized balances and nonperforming loans and leases declined $5.5 billion and $1.3 billion in 2011. The declines were broad-based in terms of clients and industries and were driven by improved client credit profiles and liquidity. Net charge-offs decreased $686 million in 2011 due to broad-based declines from credit quality improvements mentioned above, driving lower charge-offs and higher recoveries.
Commercial Real Estate
The commercial real estate portfolio is predominantly managed in Global Banking and consists of loans made primarily to public and private developers, homebuilders and commercial real estate firms. Outstanding loans decreased $9.8 billion in 2011 due to paydowns and sales, which outpaced new originations and renewals. Over 90 percent of this decrease occurred within reservable criticized.
The portfolio remains diversified across property types and geographic regions. California represented the largest state concentration of commercial real estate loans and leases at 20 percent and 18 percent at December 31, 2011 and 2010. For more information on geographic and property concentrations, see

Table 42.
Credit quality for commercial real estate continued to show signs of improvement; however, we expect that elevated unemployment and ongoing pressure on vacancy and rental rates will continue to affect primarily the non-homebuilder portfolio. Nonperforming commercial real estate loans and foreclosed properties decreased 31 percent in 2011, split evenly across the homebuilder and non-homebuilder portfolios. The decline in nonperforming loans and foreclosed properties in the non-homebuilder portfolio was driven by decreases in the shopping centers/retail, land and land development, and office property types. Reservable criticized balances decreased $9.0 billion primarily due to declines in the office, shopping centers/retail and multi-family rental property types in the non-homebuilder portfolio and improvement in the homebuilder portfolio. Net charge-offs declined $1.1 billion in 2011 due to improvement in both the homebuilder and non-homebuilder portfolio.
Table 42 presents outstanding commercial real estate loans by geographic region which is based on the geographic location of the collateral and property type. Commercial real estate primarily includes commercial loans and leases secured by non-owner-occupied real estate which is dependent on the sale or lease of the real estate as the primary source of repayment.

Table 42	Outstanding Commercial Real Estate Loans

	December 31
(Dollars in millions)	2011	2010
By Geographic Region
California	$7,957	$9,012
Northeast	6,554	7,639
Southwest	5,243	6,169
Southeast	4,844	5,806
Midwest	4,051	5,301
Florida	2,502	3,649
Illinois	1,871	2,811
Midsouth	1,751	2,627
Northwest	1,574	2,243
Non-U.S.	1,824	2,515
Other (1)	1,425	1,701
Total outstanding commercial real estate loans (2)	$39,596	$49,473
By Property Type
Non-homebuilder
Office	$7,571	$9,688
Multi-family rental	6,105	7,721
Shopping centers/retail	5,985	7,484
Industrial/warehouse	3,988	5,039
Multi-use	3,218	4,266
Hotels/motels	2,653	2,650
Land and land development	1,599	2,376
Other	6,050	5,950
Total non-homebuilder	37,169	45,174
Homebuilder	2,427	4,299
Total outstanding commercial real estate loans (2)	$39,596	$49,473

(1)	Other states primarily represents properties in the states of Colorado, Utah, Hawaii, Wyoming and Montana.

(2)	Includes commercial real estate loans accounted for under the fair value option of $79 million at December 31, 2010, none at December 31, 2011.

During 2011, we continued to see improvement in the homebuilder portfolio. Certain portions of the non-homebuilder portfolio remain at risk as occupancy rates, rental rates and commercial property prices remain under pressure. We use a number of proactive risk mitigation initiatives to reduce utilized and potential exposure in the commercial real estate portfolios including refinement of our credit standards, additional transfers of deteriorating exposures to management by independent special asset officers and the pursuit of alternative resolution methods to achieve the best results for our customers and the Corporation.

74 Bank of America 2011

Tables 43 and 44 present commercial real estate credit quality data by non-homebuilder and homebuilder property types. The homebuilder portfolio presented in Tables 42, 43 and 44 includes condominiums and other residential real estate. Other property types in Tables 42, 43 and 44 primarily include special purpose, nursing/retirement homes, medical facilities and restaurants, as well as unsecured loans to borrowers whose primary business is commercial real estate.

Table 43	Commercial Real Estate Credit Quality Data

	December 31
	Nonperforming Loans and Foreclosed Properties (1)		Utilized Reservable Criticized Exposure (2)
(Dollars in millions)	2011	2010	2011	2010
Non-homebuilder
Office	$807	$1,061	$2,375	$3,956
Multi-family rental	339	500	1,604	2,940
Shopping centers/retail	561	1,000	1,378	2,837
Industrial/warehouse	521	420	1,317	1,878
Multi-use	345	483	971	1,316
Hotels/motels	173	139	716	1,191
Land and land development	530	820	749	1,420
Other	223	168	997	1,604
Total non-homebuilder	3,499	4,591	10,107	17,142
Homebuilder	993	1,963	1,418	3,376
Total commercial real estate	$4,492	$6,554	$11,525	$20,518

(1)	Includes commercial foreclosed properties of $612 million and $725 million at December 31, 2011 and 2010.

(2)	Includes loans, excluding those accounted for under the fair value option, SBLCs and bankers’ acceptances.

Table 44	Commercial Real Estate Net Charge-offs and Related Ratios

	Net Charge-offs		Net Charge-off Ratios (1)
(Dollars in millions)	2011	2010	2011	2010
Non-homebuilder
Office	$126	$273	1.51%	2.49%
Multi-family rental	36	116	0.52	1.21
Shopping centers/retail	184	318	2.69	3.56
Industrial/warehouse	88	59	1.94	1.07
Multi-use	61	143	1.63	2.92
Hotels/motels	23	45	0.86	1.02
Land and land development	152	377	7.58	13.04
Other	19	220	0.33	3.14
Total non-homebuilder	689	1,551	1.67	2.86
Homebuilder	258	466	8.00	8.26
Total commercial real estate	$947	$2,017	2.13	3.37

(1)	Net charge-off ratios are calculated as net charge-offs divided by average outstanding loans excluding loans accounted for under the fair value option.

At December 31, 2011, total committed non-homebuilder exposure was $53.1 billion compared to $64.2 billion at December 31, 2010, with the decrease due to exposure reductions in all non-homebuilder property types. Non-homebuilder nonperforming loans and foreclosed properties were $3.5 billion and $4.6 billion at December 31, 2011 and 2010, which represented 9.29 percent and 10.08 percent of total non-homebuilder loans and foreclosed properties. Non-homebuilder utilized reservable criticized exposure decreased to $10.1 billion, or 25.34 percent of non-homebuilder utilized reservable exposure, at December 31, 2011 compared to $17.1 billion, or 35.55 percent, at December 31, 2010. The decrease in reservable criticized exposure was driven primarily by office, shopping centers/retail and multi-family rental property types. For the non-homebuilder portfolio, net charge-offs decreased $862 million in 2011 due in part to resolution of criticized assets through payoffs and sales.

At December 31, 2011, we had committed homebuilder exposure of $3.9 billion compared to $6.0 billion at December 31, 2010, of which $2.4 billion and $4.3 billion were funded secured loans. The decline in homebuilder committed exposure was due to repayments, net charge-offs, reductions in new home construction and continued risk mitigation initiatives with market conditions providing fewer origination opportunities to offset the reductions. Homebuilder nonperforming loans and foreclosed properties decreased $970 million due to repayments, a decline in the volume of loans being downgraded to nonaccrual status and net charge-offs. Homebuilder utilized reservable criticized exposure decreased $2.0 billion to $1.4 billion due to repayments and net charge-offs. The nonperforming loans, leases and foreclosed properties and the utilized reservable criticized ratios for the homebuilder portfolio were 38.89 percent and 54.65 percent at December 31, 2011 compared to 42.80 percent and 74.27 percent at December 31, 2010. Net charge-offs for the homebuilder portfolio decreased $208 million in 2011.

Bank of America 2011 75

At December 31, 2011 and 2010, the commercial real estate loan portfolio included $10.9 billion and $19.1 billion of construction and land development loans that were originated to fund the construction and/or rehabilitation of commercial properties. The decline in construction and land development loans was driven by repayments, net charge-offs and continued risk mitigation initiatives which outpaced new originations. This portfolio is mostly secured and diversified across property types and geographic regions but faces continuing challenges in the housing and rental markets. Weak rental demand and cash flows along with depressed property valuations of land have contributed to elevated levels of reservable criticized exposure, nonperforming loans and foreclosed properties, and net charge-offs. Reservable criticized construction and land development loans totaled $4.9 billion and $10.5 billion, and nonperforming construction and land development loans and foreclosed properties totaled $2.1 billion and $4.0 billion at December 31, 2011 and 2010. During a property’s construction phase, interest income is typically paid from interest reserves that are established at the inception of the loan. As construction is completed and the property is put into service, these interest reserves are depleted and interest payments from operating cash flows begin. Loans continue to be classified as construction loans until they are refinanced. We do not recognize interest income on nonperforming loans regardless of the existence of an interest reserve.
Non-U.S. Commercial
The non-U.S. commercial loan portfolio is managed primarily in Global Banking. Outstanding loans, excluding loans accounted for under the fair value option, increased $23.4 billion in 2011 from continued growth in corporate loans and trade finance due to client demand, enterprise-wide initiatives, regional economic conditions and disruption in debt and equity markets, along with the product reclassification from U.S. commercial in 2011. For additional information on the non-U.S. commercial portfolio, see Non-U.S. Portfolio on page 81.

U.S. Small Business Commercial
The U.S. small business commercial loan portfolio is comprised of business card and small business loans managed in CBB. U.S. small business commercial net charge-offs declined $923 million in 2011 driven by improvements in delinquencies, collections and bankruptcies resulting from an improved economic environment as well as the reduction of higher risk vintages and the impact of higher credit quality originations. Of the U.S. small business commercial net charge-offs, 74 percent were credit card-related products for 2011 compared to 79 percent for 2010.
Commercial Loans Carried at Fair Value
The portfolio of commercial loans accounted for under the fair value option is managed primarily in Global Banking. Outstanding commercial loans accounted for under the fair value option increased $3.3 billion to an aggregate fair value of $6.6 billion at December 31, 2011 due primarily to increased corporate borrowings under bank credit facilities. We recorded net losses of $174 million resulting from changes in the fair value of the loan portfolio during 2011 compared to net gains of $82 million in 2010. These amounts were primarily attributable to changes in instrument-specific credit risk, were recorded in other income (loss) and do not reflect the results of hedging activities.
In addition, unfunded lending commitments and letters of credit accounted for under the fair value option had an aggregate fair value of $1.2 billion and $866 million at December 31, 2011 and 2010 which was recorded in accrued expenses and other liabilities. The associated aggregate notional amount of unfunded lending commitments and letters of credit accounted for under the fair value option was $25.7 billion and $27.3 billion at December 31, 2011 and 2010. During 2011 we recorded net losses of $429 million from changes in the fair value of commitments and letters of credit compared to net gains of $23 million in 2010. These amounts were primarily attributable to changes in instrument-specific credit risk, were recorded in other income (loss) and do not reflect the results of hedging activities.

76 Bank of America 2011

Nonperforming Commercial Loans, Leases and Foreclosed Properties Activity
Table 45 presents the nonperforming commercial loans, leases and foreclosed properties activity during 2011 and 2010. Nonperforming commercial loans and leases decreased $3.5 billion during 2011 to $6.3 billion at December 31, 2011 driven by paydowns, charge-offs, returns to performing status and sales, partially offset by new nonaccrual loans in the commercial real estate and U.S. commercial portfolios. Approximately 96 percent of commercial nonperforming loans, leases and foreclosed properties are secured and approximately 51 percent are contractually current. In addition, commercial nonperforming loans are carried at approximately 68 percent of their unpaid principal balance before consideration of the allowance for loan and lease losses as the carrying value of these loans has been reduced to the estimated property value less estimated costs to sell.

Table 45	Nonperforming Commercial Loans, Leases and Foreclosed Properties Activity (1, 2)

(Dollars in millions)	2011	2010
Nonperforming loans and leases, January 1	$9,836	$12,703
Additions to nonperforming loans and leases:
New nonperforming loans and leases	4,656	7,809
Advances	157	330
Reductions in nonperforming loans and leases:
Paydowns and payoffs	(3,457)	(3,938)
Sales	(1,153)	(841)
Returns to performing status (3)	(1,183)	(1,607)
Charge-offs (4)	(1,576)	(3,221)
Transfers to foreclosed properties	(774)	(1,045)
Transfers to loans held-for-sale	(169)	(354)
Total net reductions to nonperforming loans and leases	(3,499)	(2,867)
Total nonperforming loans and leases, December 31	6,337	9,836
Foreclosed properties, January 1	725	777
Additions to foreclosed properties:
New foreclosed properties	507	818
Reductions in foreclosed properties:
Sales	(539)	(780)
Write-downs	(81)	(90)
Total net reductions to foreclosed properties	(113)	(52)
Total foreclosed properties, December 31	612	725
Nonperforming commercial loans, leases and foreclosed properties, December 31	$6,949	$10,561
Nonperforming commercial loans and leases as a percentage of outstanding commercial loans and leases (5)	2.04%	3.35%
Nonperforming commercial loans, leases and foreclosed properties as a percentage of outstanding commercial loans, leases and foreclosed properties (5)	2.24	3.59

(1)	Balances do not include nonperforming LHFS of $1.1 billion and $1.5 billion at December 31, 2011 and 2010.

(2)	Includes U.S. small business commercial activity.

(3)
Commercial loans and leases may be returned to performing status when all principal and interest is current and full repayment of the remaining contractual principal and interest is expected or when the loan otherwise becomes well-secured and is in the process of collection. TDRs are generally classified as performing after a sustained period of demonstrated payment performance.

(4)	Business card loans are not classified as nonperforming; therefore, the charge-offs on these loans have no impact on nonperforming activity and accordingly are excluded from this table.

(5)	Excludes loans accounted for under the fair value option.

As a result of the retrospective application of new accounting guidance on TDRs effective September 30, 2011, the Corporation classified $1.1 billion of commercial loan modifications as TDRs that in previous periods had not been classified as TDRs. These loans were newly identified as TDRs typically because the Corporation was not able to demonstrate that the modified rate of interest, although significantly higher than the rate prior to modification, was a market rate of interest. These newly identified TDRs did not have a significant impact on the allowance for credit losses or the provision for credit losses. Included in this amount was $402 million of performing commercial loans at December 31, 2011 that were not previously considered to be impaired loans. For additional information, see Note 1 – Summary of Significant Accounting Principles to the Consolidated Financial Statements.

Bank of America 2011 77

Table 46 presents our commercial TDRs by product type and status. U.S. small business commercial TDRs are comprised of renegotiated business card loans and are not classified as nonperforming as they are charged off no later than the end of the month in which the loan becomes 180 days past due.

Table 46	Commercial Troubled Debt Restructurings

	December 31
	2011			2010
(Dollars in millions)	Total	Nonperforming	Performing	Total	Nonperforming	Performing
U.S. commercial	$1,329	$531	$798	$356	$175	$181
Commercial real estate	1,675	1,076	599	815	770	45
Non-U.S. commercial	54	38	16	19	7	12
U.S. small business commercial	389	—	389	688	—	688
Total commercial troubled debt restructurings	$3,447	$1,645	$1,802	$1,878	$952	$926
Industry Concentrations
Table 47 presents commercial committed and utilized credit exposure by industry and the total net credit default protection purchased to cover the funded and unfunded portions of certain credit exposures. Our commercial credit exposure is diversified across a broad range of industries. The increase in commercial committed exposure of $10.4 billion in 2011 was concentrated in banks, diversified financials and energy, partially offset by lower real estate, insurance (including monolines) and other committed exposure.
Industry limits are used internally to manage industry concentrations and are based on committed exposures and capital usage that are allocated on an industry-by-industry basis. A risk management framework is in place to set and approve industry limits as well as to provide ongoing monitoring. Management’s Credit Risk Committee (CRC) oversees industry limit governance.
Diversified financials, our largest industry concentration, experienced an increase in committed exposure of $8.2 billion, or nine percent, in 2011 driven primarily by increases in consumer finance lending and traded products exposure.
Real estate, our second largest industry concentration, experienced a decrease in committed exposure of $9.4 billion, or 13 percent, in 2011 due primarily to paydowns and sales which outpaced new originations and renewals. Real estate construction and land development exposure represented 20 percent and 27 percent of the total real estate industry committed exposure at December 31, 2011 and 2010. For more information on the commercial real estate and related portfolios, see Commercial Real Estate on page 74.
Committed exposure in the banking industry increased $9.1 billion, or 31 percent, in 2011 primarily due to increases in trade finance as a result of momentum from regional economies and growth initiatives in foreign markets.
Energy committed exposure increased $5.7 billion, or 22 percent, in 2011 due to increases in working capital lines for state-related enterprises and increases in large investment-grade energy companies.
Insurance, including monolines committed exposure, decreased $8.3 billion, or 34 percent, in 2011 due primarily to the settlement/termination of monoline positions. For more information on our monoline exposure, see Monoline and Related Exposure below.
Other committed exposure decreased $6.0 billion, or 44

percent, in 2011 due to reductions primarily in traded products exposure.
The Corporation’s committed state and municipal exposure of $46.1 billion at December 31, 2011 consisted of $34.4 billion of commercial utilized exposure (including $18.6 billion of funded loans, $11.3 billion of SBLCs and $4.1 billion of derivative assets) and unutilized commercial exposure of $11.7 billion (primarily unfunded loan commitments and letters of credit) and is reported in the Government and public education industry in Table 47. Economic conditions continue to impact debt issued by state and local municipalities and certain exposures to these municipalities. While historical default rates have been low, as part of our overall and ongoing risk management processes, we continually monitor these exposures through a rigorous review process. Additionally, internal communications surrounding certain at-risk counterparties and/or sectors are regularly circulated ensuring exposure levels are in compliance with established concentration guidelines.
Monoline and Related Exposure
Monoline exposure is reported in the insurance industry and managed under insurance portfolio industry limits.
We have indirect exposure to monolines primarily in the form of guarantees supporting our loans, investment portfolios, securitizations and credit-enhanced securities as part of our public finance business and other selected products. Such indirect exposure exists when we purchase credit protection from monolines to hedge all or a portion of the credit risk on certain credit exposures including loans and CDOs. We underwrite our public finance exposure by evaluating the underlying securities.
We also have indirect exposure to monolines in the form of guarantees supporting our mortgage and other loan sales. Indirect exposure may exist when credit protection was purchased from monolines to hedge all or a portion of the credit risk on certain mortgage and other loan exposures. A loss may occur when we are required to repurchase a loan and the market value of the loan has declined, or we are required to indemnify or provide recourse for a guarantor’s loss. For additional information regarding our exposure to representations and warranties, see Off-Balance Sheet Arrangements and Contractual Obligations – Representations and Warranties on page 33 and Note 9 – Representations and Warranties Obligations and Corporate Guarantees to the Consolidated Financial Statements.

78 Bank of America 2011

During 2011, we terminated all of our monoline contracts referencing super senior ABS CDOs and reclassified net monoline exposure with a carrying value of $1.3 billion ($4.7 billion gross receivable less impairment) at December 31, 2011 from derivative assets to other assets because of the inherent default risk. Because these contracts no longer provide a hedge benefit, they are no longer considered derivative trading instruments. This exposure relates to a single counterparty and is recorded at fair value based on current net recovery projections. The net recovery projections take into account the present value of projected payments expected to be received from the counterparty.
Monoline derivative credit exposure had a notional value of $21.1 billion and $38.4 billion at December 31, 2011 and 2010. Mark-to-market monoline derivative credit exposure was $1.8 billion and $9.2 billion at December 31, 2011 and 2010 with the decrease driven by positive valuation adjustments on legacy assets, terminated monoline contracts and the reclassification of net monoline exposure to other assets mentioned above. The counterparty credit valuation adjustment related to monoline derivative exposure was $417 million and $5.3 billion at December 31, 2011 and 2010. This adjustment reduced our net mark-to-market exposure to $1.3 billion at December 31, 2011 compared to $3.9 billion at December 31, 2010 and covered 24 percent of the mark-to-market exposure at December 31, 2011, down from 57 percent at December 31, 2010. We do not hold collateral against these derivative exposures. For more information on our monoline exposure, termination of certain monoline contracts and the transfer of monoline exposure to other assets, see Global Markets on page 26.
We also have indirect exposure to monolines as we invest in securities where the issuers have purchased wraps. For example, municipalities and corporations purchase insurance in order to reduce their cost of borrowing. If the rating agencies downgrade the monolines, the credit rating of the bond may fall and may have an adverse impact on the market value of the security. In the case of default, we first look to the underlying securities and then to the purchased insurance for recovery. Investments in securities with purchased wraps issued by municipalities and corporations had a notional amount of $150 million and $2.4 billion at December 31, 2011 and 2010. Mark-to-market investment exposure was $89 million at December 31, 2011 compared to $2.2 billion at December 31, 2010.

Table 47	Commercial Credit Exposure by Industry (1)

	December 31
	Commercial Utilized		Total Commercial Committed
(Dollars in millions)	2011	2010	2011	2010
Diversified financials	$64,957	$58,698	$94,969	$86,750
Real estate (2)	48,138	58,531	62,566	72,004
Government and public education	43,090	44,131	57,021	59,594
Healthcare equipment and services	31,298	30,420	48,141	47,569
Capital goods	24,025	21,940	48,013	46,087
Retailing	25,478	24,660	46,290	43,950
Banks	35,231	26,831	38,735	29,667
Consumer services	24,445	24,759	38,498	39,694
Materials	19,384	15,873	38,070	33,046
Energy	15,151	9,765	32,074	26,328
Commercial services and supplies	20,089	20,056	30,831	30,517
Food, beverage and tobacco	15,904	14,777	30,501	28,126
Utilities	8,102	6,990	24,552	24,207
Media	11,447	11,611	21,158	20,619
Transportation	12,683	12,070	19,036	18,436
Individuals and trusts	14,993	18,316	19,001	22,937
Insurance, including monolines	10,090	17,263	16,157	24,417
Technology hardware and equipment	5,247	4,373	12,173	10,932
Pharmaceuticals and biotechnology	4,141	3,859	11,328	11,009
Religious and social organizations	8,536	8,409	11,160	10,823
Telecommunication services	4,297	3,823	10,424	9,321
Software and services	4,304	3,837	9,579	9,531
Consumer durables and apparel	4,505	4,297	8,965	8,836
Automobiles and components	2,813	2,090	7,178	5,941
Food and staples retailing	3,273	3,222	6,476	6,161
Other	4,888	9,821	7,636	13,593
Total commercial credit exposure by industry	$466,509	$460,422	$750,532	$740,095
Net credit default protection purchased on total commitments (3)			$(19,356)	$(20,118)

(1)	Includes U.S. small business commercial exposure.

(2)
Industries are viewed from a variety of perspectives to best isolate the perceived risks. For purposes of this table, the real estate industry is defined based on the borrowers’ or counterparties’ primary business activity using operating cash flows and primary source of repayment as key factors.

(3)	Represents net notional credit protection purchased. See Risk Mitigation below for additional information.

Bank of America 2011 79

Risk Mitigation
We purchase credit protection to cover the funded portion as well as the unfunded portion of certain credit exposures. To lower the cost of obtaining our desired credit protection levels, credit exposure may be added within an industry, borrower or counterparty group by selling protection.
At December 31, 2011 and 2010, net notional credit default protection purchased in our credit derivatives portfolio to hedge our funded and unfunded exposures for which we elected the fair value option, as well as certain other credit exposures, was $19.4 billion and $20.1 billion. The mark-to-market effects, including the cost of net credit default protection hedging our credit exposure, resulted in net gains of $121 million in 2011 compared to net losses of $546 million in 2010.

The average VaR for these credit derivative hedges was $60 million in 2011 compared to $53 million in 2010. The average VaR for the related credit exposure was $74 million in 2011 compared to $65 million in 2010. There is a diversification effect between the net credit default protection hedging our credit exposure and the related credit exposure such that the combined average VaR was $38 million in 2011 compared to $41 million in 2010. See Trading Risk Management on page 90 for a description of our VaR calculation for the market-based trading portfolio.
Tables 48 and 49 present the maturity profiles and the credit exposure debt ratings of the net credit default protection portfolio at December 31, 2011 and 2010. The distribution of debt ratings for net notional credit default protection purchased is shown as a negative amount.

Table 48	Net Credit Default Protection by Maturity Profile

	December 31
	2011	2010
Less than or equal to one year	16%	14%
Greater than one year and less than or equal to five years	77	80
Greater than five years	7	6
Total net credit default protection	100%	100%

Table 49	Net Credit Default Protection by Credit Exposure Debt Rating

	December 31
	2011		2010
(Dollars in millions)	Net Notional	Percent of Total	Net Notional	Percent of Total
Ratings (1, 2)
AAA	$(32)	0.2%	$—	—%
AA	(779)	4.0	(188)	0.9
A	(7,184)	37.1	(6,485)	32.2
BBB	(7,436)	38.4	(7,731)	38.4
BB	(1,527)	7.9	(2,106)	10.5
B	(1,534)	7.9	(1,260)	6.3
CCC and below	(661)	3.4	(762)	3.8
NR (3)	(203)	1.1	(1,586)	7.9
Total net credit default protection	$(19,356)	100.0%	$(20,118)	100.0%

(1)	Ratings are refreshed on a quarterly basis.

(2)	The Corporation considers ratings of BBB- or higher to meet the definition of investment grade.

(3)
In addition to names which have not been rated, “NR” includes $(15) million and $(1.5) billion in net credit default swap index positions at December 31, 2011 and 2010. While index positions are principally investment grade, credit default swap indices include names in and across each of the ratings categories.

In addition to our net notional credit default protection purchased to cover the funded and unfunded portion of certain credit exposures, credit derivatives are used for market-making activities for clients and establishing positions intended to profit from directional or relative value changes. We execute the majority of our credit derivative trades in the OTC market with large, multinational financial institutions, including broker/dealers and, to a lesser degree, with a variety of other investors. Because these transactions are executed in the OTC market, we are subject to settlement risk. We are also subject to credit risk in the event that these counterparties fail to perform under the terms of these contracts. In most cases, credit derivative transactions are executed on a daily margin basis. Therefore, events such as a credit downgrade, depending on the ultimate rating level, or a breach of credit covenants would typically require an increase in the amount of collateral required of the counterparty, where applicable, and/or allow us to take additional protective measures such as early termination of all trades.
Table 50 presents the total contract/notional amount of credit derivatives outstanding and includes both purchased and written credit derivatives. The credit risk amounts are measured as the net replacement cost in the event the counterparties with contracts in a gain position to us fail to perform under the terms of those contracts. For information on our written credit derivatives, see Note 4 – Derivatives to the Consolidated Financial Statements.

80 Bank of America 2011

The credit risk amounts discussed above and presented in Table 50 take into consideration the effects of legally enforceable master netting agreements, while amounts disclosed in Note 4 – Derivatives to the Consolidated Financial Statements are shown on a gross basis. Credit risk reflects the potential benefit from offsetting exposure to non-credit derivative products with the same counterparties that may be netted upon the occurrence of certain events, thereby reducing our overall exposure.

Table 50	Credit Derivatives

	December 31
	2011		2010
(Dollars in millions)	Contract/ Notional	Credit Risk	Contract/ Notional	Credit Risk
Purchased credit derivatives:
Credit default swaps	$1,944,764	$14,163	$2,184,703	$18,150
Total return swaps/other	17,519	776	26,038	1,013
Total purchased credit derivatives	1,962,283	14,939	2,210,741	19,163
Written credit derivatives:
Credit default swaps	1,885,944	n/a	2,133,488	n/a
Total return swaps/other	17,838	n/a	22,474	n/a
Total written credit derivatives	1,903,782	n/a	2,155,962	n/a
Total credit derivatives	$3,866,065	$14,939	$4,366,703	$19,163
n/a = not applicable
Counterparty Credit Risk Valuation Adjustments
We record a counterparty credit risk valuation adjustment on certain derivative assets, including our credit default protection purchased, in order to properly reflect the credit quality of the counterparty. These adjustments are necessary as the market quotes on derivatives do not fully reflect the credit risk of the counterparties to the derivative assets. We consider collateral and legally enforceable master netting agreements that mitigate our credit exposure to each counterparty in determining the counterparty credit risk valuation adjustment. All or a portion of these counterparty credit risk valuation adjustments are subsequently adjusted due to changes in the value of the derivative contract, collateral and creditworthiness of the counterparty.
During 2011 and 2010, credit valuation gains (losses) of $(1.9) billion and $731 million ($(606) million and $(8) million, net of hedges) for counterparty credit risk were recognized in trading account profits for counterparty credit risk related to derivative assets. For information on our monoline counterparty credit risk, see Global Markets – Collateralized Debt Obligation and Monoline Exposure on page 27 and Monoline and Related Exposure on page 78.
Non-U.S. Portfolio
Our non-U.S. credit and trading portfolios are subject to country risk. We define country risk as the risk of loss from unfavorable economic and political conditions, currency fluctuations, social instability and changes in government policies. A risk management framework is in place to measure, monitor and manage non-U.S. risk and exposures. Management oversight of country risk, including cross-border risk, is provided by the Regional Risk

Committee, a subcommittee of the CRC.
Table 51 sets forth total non-U.S. exposure broken out by region at December 31, 2011 and 2010. Non-U.S. exposure includes credit exposure net of local liabilities, securities and other investments issued by or domiciled in countries other than the U.S. Total non-U.S. exposure can be adjusted for externally guaranteed loans outstanding and certain collateral types. Exposures which are subject to external guarantees are reported under the country of the guarantor. Exposures with tangible collateral are reflected in the country where the collateral is held. For securities received, other than cross-border resale agreements, outstandings are assigned to the domicile of the issuer of the securities. Resale agreements are generally presented based on the domicile of the counterparty consistent with FFIEC reporting requirements.

Table 51	Regional Non-U.S. Exposure (1, 2, 3)

	December 31
(Dollars in millions)	2011	2010
Europe	$115,914	$148,078
Asia Pacific	74,577	73,255
Latin America	17,415	14,848
Middle East and Africa	4,614	3,688
Other	20,101	22,188
Total	$232,621	$262,057

(1)	Local funding or liabilities are subtracted from local exposures consistent with FFIEC reporting requirements.

(2)	Derivative assets included in the exposure amounts have been reduced by the amount of cash collateral applied of $45.6 billion and $44.2 billion at December 31, 2011 and 2010.

(3)	Cross-border resale agreements where the underlying securities are U.S. Treasury securities, in which case the domicile is the U.S., are excluded from this presentation.

Bank of America 2011 81

Our total non-U.S. exposure was $232.6 billion at December 31, 2011, a decrease of $29.4 billion from December 31, 2010. Our non-U.S. exposure remained concentrated in Europe which accounted for $115.9 billion, or 50 percent, of total non-U.S. exposure. The European exposure was mostly in Western Europe and was distributed across a variety of industries. The decrease of $32.2 billion in Europe was primarily driven by our efforts to reduce risk in countries affected by the ongoing debt crisis in the Eurozone. Select European countries are further detailed in Table 54. Asia Pacific was our second largest non-U.S. exposure at $74.6 billion, or 32 percent. The $1.3 billion increase in Asia Pacific was driven by increases in securities and local exposure in Japan and increases in the emerging markets, predominately in local exposure, loans and securities offset by the sale of CCB shares. For more information on our CCB investment, see Note 5 – Securities to the Consolidated Financial Statements. Latin America accounted for $17.4 billion, or seven percent, of total non-U.S. exposure. The $2.6 billion increase in Latin America was primarily driven by an increase in Brazil in securities and local country exposure. Middle East and Africa increased $926 million to $4.6 billion, representing two percent of total non-U.S. exposure. Other non-U.S. exposure was $20.1 billion at December 31, 2011, a decrease of $2.1 billion in 2011 resulting primarily from a decrease in local exposure as a result of the sale of our Canadian consumer card business. For more information on our Asia Pacific and Latin America exposure, see non-U.S. exposure to selected countries defined as emerging markets on page 83.
Table 52 presents countries where total cross-border exposure exceeded one percent of our total assets. At December 31, 2011, the United Kingdom and Japan were the only countries where total cross-border exposure exceeded one percent of our total assets. At December 31, 2011, Canada and France had total cross-border exposure of $16.9 billion and $16.1 billion representing 0.79 percent and 0.75 percent of total assets. Canada and France were the only other countries that had total cross-border exposure that exceeded 0.75 percent of our total assets at December 31, 2011.
Exposure includes cross-border claims by our non-U.S. offices including loans, acceptances, time deposits placed, trading account assets, securities, derivative assets, other interest-earning investments and other monetary assets. Amounts also include unused commitments, SBLCs, commercial letters of credit and formal guarantees. Sector definitions are consistent with FFIEC reporting requirements for preparing the Country Exposure Report.

Table 52		Total Cross-border Exposure Exceeding One Percent of Total Assets (1)

(Dollars in millions)	December 31	Public Sector	Banks	Private Sector	Cross-border Exposure	Exposure as a Percentage of Total Assets
United Kingdom	2011	$6,401	$4,424	$18,056	$28,881	1.36%
	2010	101	5,544	32,354	37,999	1.68
Japan (2)	2011	4,603	10,383	8,060	23,046	1.08

(1)
Total cross-border exposure for the United Kingdom and Japan included derivatives exposure of $5.9 billion and $3.5 billion at December 31, 2011 and $2.3 billion and $2.8 billion at December 31, 2010 which has been reduced by the amount of cash collateral applied of $9.3 billion and $1.2 billion at December 31, 2011 and $13.0 billion and $1.6 billion at December 31, 2010. Derivative assets were collateralized by other marketable securities of $242 million and $1.7 billion at December 31, 2011 and $96 million and $743 million at December 31, 2010.

(2)	At December 31, 2010, total cross-border exposure for Japan was $17.0 billion, representing 0.75 percent of total assets.

82 Bank of America 2011

As presented in Table 53, non-U.S. exposure to borrowers or counterparties in emerging markets decreased $3.4 billion to $61.6 billion at December 31, 2011. The decrease was due to the sale of CCB shares, partially offset by growth in the rest of

Asia Pacific and other regions. Non-U.S. exposure to borrowers or counterparties in emerging markets represented 26 percent and 25 percent of total non-U.S. exposure at December 31, 2011 and 2010.

Table 53	Selected Emerging Markets (1)

(Dollars in millions)	Loans and Leases, and Loan Commitments	Other Financing (2)	Derivative Assets (3)	Securities/ Other Investments (4)	Total Cross- border Exposure (5)	Local Country Exposure Net of Local Liabilities (6)	Total Selected Emerging Market Exposure at December 31, 2011(	Increase (Decrease) From December 31, 2010
Region/Country
Asia Pacific
India	$4,737	$1,686	$1,078	$2,272	$9,773	$712	$10,485	$2,217
South Korea	1,642	1,228	690	2,207	5,767	1,795	7,562	2,283
China	3,907	315	1,276	1,751	7,249	83	7,332	(16,596)
Hong Kong	417	276	179	1,074	1,946	1,259	3,205	1,163
Singapore	514	130	479	1,932	3,055	—	3,055	509
Taiwan	573	35	80	672	1,360	1,191	2,551	696
Thailand	29	8	44	613	694	—	694	25
Other Asia Pacific (7)	663	356	174	682	1,875	35	1,910	1,196
Total Asia Pacific	$12,482	$4,034	$4,000	$11,203	$31,719	$5,075	$36,794	$(8,507)
Latin America
Brazil	$1,965	$374	$436	$3,346	$6,121	$3,010	$9,131	$3,325
Mexico	2,381	305	309	996	3,991	—	3,991	(394)
Chile	1,100	180	314	22	1,616	29	1,645	119
Colombia	360	114	15	29	518	—	518	(159)
Other Latin America (7)	255	218	32	334	839	154	993	(385)
Total Latin America	$6,061	$1,191	$1,106	$4,727	$13,085	$3,193	$16,278	$2,506
Middle East and Africa
United Arab Emirates	$1,134	$87	$461	$12	$1,694	$—	$1,694	$518
Bahrain	79	1	2	907	989	3	992	(168)
South Africa	498	53	48	54	653	—	653	82
Other Middle East and Africa (7)	759	71	116	303	1,249	26	1,275	494
Total Middle East and Africa	$2,470	$212	$627	$1,276	$4,585	$29	$4,614	$926
Central and Eastern Europe
Russian Federation	$1,596	$145	$22	$96	$1,859	$17	$1,876	$1,340
Turkey	553	81	10	344	988	217	1,205	705
Other Central and Eastern Europe (7)	109	143	290	328	870	—	870	(383)
Total Central and Eastern Europe	$2,258	$369	$322	$768	$3,717	$234	$3,951	$1,662
Total emerging market exposure	$23,271	$5,806	$6,055	$17,974	$53,106	$8,531	$61,637	$(3,413)

(1)
There is no generally accepted definition of emerging markets. The definition that we use includes all countries in Asia Pacific excluding Japan, Australia and New Zealand; all countries in Latin America excluding Cayman Islands and Bermuda; all countries in Middle East and Africa; and all countries in Central and Eastern Europe. At December 31, 2011 and 2010, there was $1.7 billion and $460 million in emerging market exposure accounted for under the fair value option.

(2)	Includes acceptances, due froms, SBLCs, commercial letters of credit and formal guarantees.

(3)
Derivative assets are carried at fair value and have been reduced by the amount of cash collateral applied of $1.2 billion at both December 31, 2011 and 2010. At December 31, 2011 and 2010, there were $353 million and $408 million of other marketable securities collateralizing derivative assets.

(4)
Generally, cross-border resale agreements are presented based on the domicile of the counterparty, consistent with FFIEC reporting requirements. Cross-border resale agreements where the underlying securities are U.S. Treasury securities, in which case the domicile is the U.S., are excluded from this presentation.

(5)
Cross-border exposure includes amounts payable to the Corporation by borrowers or counterparties with a country of residence other than the one in which the credit is booked, regardless of the currency in which the claim is denominated, consistent with FFIEC reporting requirements.

(6)
Local country exposure includes amounts payable to the Corporation by borrowers with a country of residence in which the credit is booked regardless of the currency in which the claim is denominated. Local funding or liabilities are subtracted from local exposures consistent with FFIEC reporting requirements. Total amount of available local liabilities funding local country exposure was $18.7 billion and $15.7 billion at December 31, 2011 and 2010. Local liabilities at December 31, 2011 in Asia Pacific, Latin America, and Middle East and Africa were $17.3 billion, $1.0 billion and $278 million, respectively, of which $9.2 billion was in Singapore, $2.3 billion in China, $2.2 billion in Hong Kong, $1.3 billion in India, $973 million in Mexico and $804 million in Korea. There were no other countries with available local liabilities funding local country exposure greater than $500 million.

(7)	No country included in Other Asia Pacific, Other Latin America, Other Middle East and Africa, and Other Central and Eastern Europe had total non-U.S. exposure of more than $500 million.

Bank of America 2011 83

At December 31, 2011 and 2010, 60 percent and 70 percent of our emerging markets exposure was in Asia Pacific. Emerging markets exposure in Asia Pacific decreased by $8.5 billion driven by a $19.0 billion decrease related to the sale of CCB shares, partially offset by increases in loans and securities predominately in India, China (excluding CCB) and South Korea.
At December 31, 2011 and 2010, 26 percent and 21 percent of our emerging markets exposure was in Latin America. Latin America emerging markets exposure increased $2.5 billion driven by increases in securities and local exposure in Brazil.
At December 31, 2011 and 2010, eight percent and six percent of our emerging markets exposure was in Middle East and Africa, with an increase of $926 million primarily driven by increases in loans and derivatives in United Arab Emirates, and by increases in loans in Other Middle East and Africa. At December 31, 2011 and 2010, six percent and three percent of the emerging markets exposure was in Central and Eastern Europe, with the increase driven by an increase in loans in the Russian Federation.
Certain European countries, including Greece, Ireland, Italy, Portugal and Spain, have experienced varying degrees of financial stress. Risks from the continued debt crisis in Europe could continue to disrupt the financial markets which could have a detrimental impact on global economic conditions and sovereign and non-sovereign debt in these countries. Uncertainty in the progress of debt restructuring negotiations and the lack of a clear resolution to the crisis have led to continued volatility in European financial markets, as well as global financial markets. In December 2011, the ECB announced initiatives to address European bank liquidity and funding concerns by providing low-cost, three-year loans to banks, and expanding collateral eligibility. In early 2012, S&P, Fitch and Moody’s downgraded the credit ratings of several European countries, and S&P downgraded the credit rating of the EFSF, adding to concerns about investor appetite for continued support in stabilizing the affected countries.
Table 54 shows our direct sovereign and non-sovereign exposures, excluding consumer credit card exposure, in these countries at December 31, 2011. Our total sovereign and non-sovereign exposure to these countries was $15.3 billion at December 31, 2011 compared to $16.6 billion at December 31, 2010. The total exposure to these countries, net of hedges, was $10.5 billion at December 31, 2011 compared to $12.4 billion at

December 31, 2010, of which $252 million and $91 million was total sovereign exposure. At December 31, 2011 and 2010, the fair value of net credit default protection purchased was $4.9 billion and $4.2 billion.
We hedge certain of our selected European country exposure with credit default protection in the form of CDS. The majority of our CDS contracts are with highly-rated financial institutions primarily outside of the Eurozone and we work to limit or eliminate correlated CDS. Due to our engagement in market-making activities, our CDS portfolio contains contracts with various maturities to a diverse set of counterparties.
In addition to our direct sovereign and non-sovereign exposures, a significant deterioration of the European debt crisis could result in material reductions in the value of sovereign debt and other asset classes, disruptions in capital markets, widening of credit spreads, loss of investor confidence in the financial services industry, a slowdown in global economic activity and other adverse developments. For additional information on the debt crisis in Europe, see Item 1A. Risk Factors of the Corporation's 2011 Annual Report on Form 10-K.
Losses could still result even if there is credit default protection purchased because the purchased credit protection contracts only pay out under certain scenarios and thus not all losses may be covered by the credit protection contracts. The effectiveness of our CDS protection as a hedge of these risks is influenced by a number of factors, including the contractual terms of the CDS. Generally, only the occurrence of a credit event as defined by the CDS terms (which may include, among other events, the failure to pay by, or restructuring of, the reference entity) results in a payment under the purchased credit protection contracts. The determination as to whether a credit event has occurred is made by the relevant International Swaps and Derivatives Association, Inc. (ISDA) Determination Committee (comprised of various ISDA member firms) based on the terms of the CDS and facts and circumstances for the event. Accordingly, uncertainties exist as to whether any particular strategy or policy action for addressing European debt crisis would constitute a credit event under the CDS. A voluntary restructuring may not trigger a credit event under CDS terms and consequently may not trigger a payment under the CDS contract.

84 Bank of America 2011

Table 54	Selected European Countries

(Dollars in millions)	Funded Loans and Loan Equivalents (1)	Unfunded Loan Commitments	Derivative Assets (2)	Securities/Other Investments (3)	Country Exposure at December 31, 2011	Hedges and Credit Default Protection (4)	Net Country Exposure at December 31, 2011 (5)	Increase (Decrease) from December 31, 2010(
Greece
Sovereign	$1	$—	$—	$34	$35	$(6)	$29	$(69)
Financial Institutions	—	—	3	10	13	(19)	(6)	(31)
Corporates	322	97	33	7	459	(25)	434	62
Total Greece	$323	$97	$36	$51	$507	$(50)	$457	$(38)
Ireland
Sovereign	$18	$—	$12	$24	$54	$(1)	$53	$(357)
Financial Institutions	120	20	173	470	783	(33)	750	(36)
Corporates	1,235	154	100	57	1,546	(35)	1,511	(474)
Total Ireland	$1,373	$174	$285	$551	$2,383	$(69)	$2,314	$(867)
Italy
Sovereign	$—	$—	$1,542	$29	$1,571	$(1,399)	$172	$206
Financial Institutions	2,077	76	139	83	2,375	(705)	1,670	(567)
Corporates	1,560	1,813	541	259	4,173	(1,181)	2,992	790
Total Italy	$3,637	$1,889	$2,222	$371	$8,119	$(3,285)	$4,834	$429
Portugal
Sovereign	$—	$—	$41	$—	$41	$(50)	$(9)	$49
Financial Institutions	34	—	2	35	71	(80)	(9)	(354)
Corporates	159	73	21	15	268	(207)	61	19
Total Portugal	$193	$73	$64	$50	$380	$(337)	$43	$(286)
Spain
Sovereign	$74	$6	$71	$2	$153	$(146)	$7	$332
Financial Institutions	459	7	143	487	1,096	(138)	958	(958)
Corporates	1,586	871	112	121	2,690	(835)	1,855	(588)
Total Spain	$2,119	$884	$326	$610	$3,939	$(1,119)	$2,820	$(1,214)
Total
Sovereign	$93	$6	$1,666	$89	$1,854	$(1,602)	$252	$161
Financial Institutions	2,690	103	460	1,085	4,338	(975)	3,363	(1,946)
Corporates	4,862	3,008	807	459	9,136	(2,283)	6,853	(191)
Total selected European exposure	$7,645	$3,117	$2,933	$1,633	$15,328	$(4,860)	$10,468	$(1,976)

(1)
Includes loans, leases, overdrafts, acceptances, due froms, SBLCs, commercial letters of credit and formal guarantees, which have not been reduced by collateral, hedges or credit default protection. Previously classified local exposures are no longer offset by local liabilities, which totaled $939 million at December 31, 2011. Of the $939 million previously applied for exposure reduction, $562 million was in Ireland, $217 million in Italy, $126 million in Spain and $34 million in Greece.

(2)
Derivative assets are carried at fair value and have been reduced by the amount of cash collateral applied of $3.5 billion at December 31, 2011. At December 31, 2011, there was $83 million of other marketable securities collateralizing derivative assets. Derivative assets have not been reduced by hedges or credit default protection.

(3)
Includes $369 million in notional value of reverse repurchase agreements, which are presented based on the domicile of the counterparty consistent with FFIEC reporting requirements. Cross-border resale agreements where the underlying collateral is U.S. Treasury securities are excluded from this presentation. Securities exposures are reduced by hedges and short positions on a single-name basis to, but not less than zero.

(4)
Represents the fair value of credit default protection purchased, including $(3.4) billion in net credit default protection purchased to hedge loans and securities, $(1.4) billion in additional credit default protection to hedge derivative assets and $(74) million in other short positions.

(5)	Represents country exposure less the fair value of hedges and credit default protection.

Provision for Credit Losses
The provision for credit losses decreased $15.0 billion to $13.4 billion for 2011 compared to 2010. The provision for credit losses was $7.4 billion lower than net charge-offs for 2011, resulting in a reduction in the allowance for credit losses driven primarily by lower delinquencies, improved collection rates and fewer bankruptcy filings across the U.S. credit card and unsecured consumer lending portfolios in CBB, and improvement in overall credit quality in the commercial real estate portfolio partially offset by additions to consumer PCI loan portfolio reserves. This compared to a $5.9 billion reduction in the allowance for credit losses in 2010.
The provision for credit losses for the consumer portfolio decreased $11.1 billion to $14.3 billion for 2011 compared to 2010 reflecting improving economic conditions and improvement in the current and projected levels of delinquencies, collections and bankruptcies in the U.S. consumer credit card and unsecured consumer lending portfolios. Also contributing to the decrease were lower credit costs in the non-PCI home equity loan portfolio due to improving portfolio trends, partially offset by higher credit costs in the residential mortgage portfolio primarily reflecting further deterioration in home prices. For the consumer PCI loan portfolios, updates to our expected cash flows resulted in an increase in reserves of $2.2 billion in 2011 due primarily to our updated home price outlook. Reserve increases related to the consumer PCI loan portfolios in 2010 were also $2.2 billion.
The provision for credit losses for the commercial portfolio, including the provision for unfunded lending commitments, decreased $3.9 billion to a benefit of $915 million in 2011 compared to 2010 due to continued economic improvement and the resulting impact on property values in the commercial real estate portfolio, lower current and projected levels of delinquencies and bankruptcies in the U.S. small business commercial portfolio and improvement in borrower credit profiles across the remainder of the commercial portfolio.

Bank of America 2011 85

Allowance for Credit Losses
Allowance for Loan and Lease Losses
The allowance for loan and lease losses is comprised of two components, as described below. We evaluate the adequacy of the allowance for loan and lease losses based on the total of these two components. The allowance for loan and lease losses excludes LHFS and loans accounted for under the fair value option as the fair value reflects a credit risk component.
The first component of the allowance for loan and lease losses covers nonperforming commercial loans and performing commercial loans that have been modified in a TDR, consumer real estate loans that have been modified in a TDR, renegotiated credit card, and renegotiated unsecured consumer and small business loans. These loans are subject to impairment measurement based on the present value of expected future cash flows discounted at the loan’s original effective interest rate, or in certain circumstances, impairment may also be based upon the collateral value or the loan’s observable market price if available. Impairment measurement for the renegotiated credit card, unsecured consumer and small business TDR portfolios is based on the present value of projected cash flows discounted using the average portfolio contractual interest rate, excluding promotionally priced loans, in effect prior to restructuring and prior to any risk-based or penalty-based increase in rate on the restructured loans. For purposes of computing this specific loss component of the allowance, larger impaired loans are evaluated individually and smaller impaired loans are evaluated as a pool using historical loss experience for the respective product types and risk ratings of the loans.
The second component of the allowance for loan and lease losses covers the remaining consumer and commercial loans and leases that have incurred losses but are not yet individually identifiable. The allowance for consumer and certain homogeneous commercial loan and lease products is based on aggregated portfolio evaluations, generally by product type. Loss forecast models are utilized that consider a variety of factors including, but not limited to, historical loss experience, estimated defaults or foreclosures based on portfolio trends, delinquencies, economic trends and credit scores. Our consumer real estate loss forecast model estimates the portion of loans that will default based on individual loan attributes, the most significant of which are refreshed LTV or CLTV, and borrower credit score as well as vintage and geography, all of which are further broken down into current delinquency status. Incorporating refreshed LTV and CLTV into our probability of default allows us to factor the impact of changes in home prices into our allowance for loan and lease losses. These loss forecast models are updated on a quarterly basis to incorporate information reflecting the current economic environment. As of December 31, 2011, the loss forecast process resulted in reductions in the allowance for most consumer portfolios, particularly the credit card and direct/indirect portfolios.
The allowance for commercial loan and lease losses is established by product type after analyzing historical loss experience by internal risk rating, current economic conditions, industry performance trends, geographic and obligor concentrations within each portfolio and any other pertinent information. The statistical models for commercial loans are generally updated annually and utilize our historical database of actual defaults and other data. The loan risk ratings and composition of the commercial portfolios are updated at least quarterly to incorporate the most recent data reflecting the current economic environment. For risk-rated commercial loans, we estimate the probability of default and the LGD based on our historical experience of defaults and credit losses. Factors considered when assessing the internal risk rating include the value of the underlying collateral, if applicable, the industry in which the obligor operates, the obligor’s liquidity and other financial indicators, and other quantitative and qualitative factors relevant to the obligor’s credit risk. When estimating the allowance for loan and lease losses, management relies not only on models derived from historical experience but also on its judgment in considering the effect on probable losses inherent in the portfolios due to the current macroeconomic environment and trends, inherent uncertainty in models and other qualitative factors. As of December 31, 2011, updates to the loan risk ratings and portfolio composition resulted in reductions in the allowance for all commercial portfolios.
Also included within this second component of the allowance for loan and lease losses and determined separately from the procedures outlined above are reserves that are maintained to cover uncertainties that affect our estimate of probable losses including domestic and global economic uncertainty, large single name defaults, significant events which could disrupt financial markets and model imprecision.
We monitor differences between estimated and actual incurred loan and lease losses. This monitoring process includes periodic assessments by senior management of loan and lease portfolios and the models used to estimate incurred losses in those portfolios.
Additions to, or reductions of, the allowance for loan and lease losses generally are recorded through charges or credits to the provision for credit losses. Credit exposures deemed to be uncollectible are charged against the allowance for loan and lease losses. Recoveries of previously charged off amounts are credited to the allowance for loan and lease losses.
The allowance for loan and lease losses for the consumer portfolio as presented in Table 56 was $29.6 billion at December 31, 2011, a decrease of $5.1 billion from December 31, 2010. This decrease was primarily due to improving economic conditions and improvement in the current and projected levels of delinquencies, collections and bankruptcies in the U.S. consumer credit card and unsecured consumer lending portfolios. With respect to the consumer PCI loan portfolios, updates to our expected cash flows resulted in an increase in reserves through provision of $2.2 billion in 2011, within the discontinued real estate, home equity and residential mortgage portfolios, primarily due to our updated home price outlook. Reserve increases related to the consumer PCI loan portfolios in 2010 were also $2.2 billion.
The allowance for loan and lease losses for the commercial portfolio was $4.1 billion at December 31, 2011, a $3.0 billion decrease from December 31, 2010. The decrease was driven by improvement in the economy and the resulting impact on property values in the commercial real estate portfolio, improvement in projected delinquencies in the U.S. small business commercial portfolio, mostly within CBB, and stronger borrower credit profiles in the U.S. commercial portfolios, primarily in Global Banking.
The allowance for loan and lease losses as a percentage of total loans and leases outstanding was 3.68 percent at December 31, 2011 compared to 4.47 percent at December 31, 2010. The decrease in the ratio was largely due to improved credit quality and economic conditions which led to the reduction in the allowance for credit losses discussed above. The December 31,

86 Bank of America 2011

2011 and 2010 ratios above include the PCI loan portfolio. Excluding the PCI loan portfolio, the allowance for loan and lease losses as a percentage of total loans and leases outstanding was 2.86 percent at December 31, 2011 compared to 3.94 percent at December 31, 2010.
Absent unexpected deterioration in the economy, we expect

reductions in the allowance for loan and lease losses to continue in 2012. However, in both consumer and commercial portfolios, we expect these reductions to be less than those in 2011 and 2010.
Table 55 presents a rollforward of the allowance for credit losses for 2011 and 2010.

Table 55	Allowance for Credit Losses

(Dollars in millions)		2011	2010
Allowance for loan and lease losses, January 1 (1)		$41,885	$47,988
Loans and leases charged off
Residential mortgage		(4,195)	(3,779)
Home equity		(4,990)	(7,059)
Discontinued real estate		(106)	(77)
U.S. credit card		(8,114)	(13,818)
Non-U.S. credit card		(1,691)	(2,424)
Direct/Indirect consumer		(2,190)	(4,303)
Other consumer		(252)	(320)
Total consumer charge-offs		(21,538)	(31,780)
U.S. commercial (2)		(1,690)	(3,190)
Commercial real estate		(1,298)	(2,185)
Commercial lease financing		(61)	(96)
Non-U.S. commercial		(155)	(139)
Total commercial charge-offs		(3,204)	(5,610)
Total loans and leases charged off		(24,742)	(37,390)
Recoveries of loans and leases previously charged off
Residential mortgage		363	109
Home equity		517	278
Discontinued real estate		14	9
U.S. credit card		838	791
Non-U.S. credit card		522	217
Direct/Indirect consumer		714	967
Other consumer		50	59
Total consumer recoveries		3,018	2,430
U.S. commercial (3)		500	391
Commercial real estate		351	168
Commercial lease financing		37	39
Non-U.S. commercial		3	28
Total commercial recoveries		891	626
Total recoveries of loans and leases previously charged off		3,909	3,056
Net charge-offs		(20,833)	(34,334)
Provision for loan and lease losses		13,629	28,195
Other (4)		(898)	36
Allowance for loan and lease losses, December 31		33,783	41,885
Reserve for unfunded lending commitments, January 1		1,188	1,487
Provision for unfunded lending commitments		(219)	240
Other (5)		(255)	(539)
Reserve for unfunded lending commitments, December 31		714	1,188
Allowance for credit losses, December 31		$34,497	$43,073

(1)	The 2010 balance includes $10.8 billion of allowance for loan and lease losses related to the adoption of new consolidation guidance.

(2)	Includes U.S. small business commercial charge-offs of $1.1 billion and $2.0 billion in 2011 and 2010.

(3)	Includes U.S. small business commercial recoveries of $106 million and $107 million in 2011 and 2010.

(4)	The 2011 amount includes a $449 million reduction in the allowance for loan and lease losses related to Canadian consumer card loans that were transferred to LHFS.

(5)	The 2011 and 2010 amounts primarily represent accretion of the Merrill Lynch purchase accounting adjustment and the impact of funding previously unfunded positions.

Bank of America 2011 87

Table 55	Allowance for Credit Losses (continued)

(Dollars in millions)		2011	2010
Loan and allowance ratios:
Loans and leases outstanding at December 31 (5)		$917,396	$937,119
Allowance for loan and lease losses as a percentage of total loans and leases and outstanding at December 31 (5)		3.68%	4.47%
Consumer allowance for loan and lease losses as a percentage of total consumer loans outstanding at December 31 (6)		4.88	5.40
Commercial allowance for loan and lease losses as a percentage of total commercial loans and leases outstanding at December 31 (7)		1.33	2.44
Average loans and leases outstanding (5)		$929,661	$954,278
Net charge-offs as a percentage of average loans and leases outstanding (5)		2.24%	3.60%
Allowance for loan and lease losses as a percentage of total nonperforming loans and leases at December 31 (5, 8)		135	136
Ratio of the allowance for loan and lease losses at December 31 to net charge-offs		1.62	1.22
Amounts included in allowance for loan and lease losses that are excluded from nonperforming loans and leases at December 31 (9)		$17,490	$22,908
Allowance for loan and lease losses as a percentage of total nonperforming loans and leases excluding amounts included in the allowance for loan and lease losses that are excluded from nonperforming loans and leases at December 31 (9)		65%	62%
Loan and allowance ratios excluding purchased credit-impaired loans:
Allowance for loan and lease losses as a percentage of total loans and leases outstanding at December 31 (5)		2.86%	3.94%
Consumer allowance for loan and lease losses as a percentage of total consumer loans outstanding at December 31 (6)		3.68	4.66
Commercial allowance for loan and lease losses as a percentage of total commercial loans and leases outstanding at December 31 (7)		1.33	2.44
Net charge-offs as a percentage of average loans and leases outstanding (5)		2.32	3.73
Allowance for loan and lease losses as a percentage of total nonperforming loans and leases at December 31 (5, 8)		101	116
Ratio of the allowance for loan and lease losses at December 31 to net charge-offs		1.22	1.04

(5)
Outstanding loan and lease balances and ratios do not include loans accounted for under the fair value option. Loans accounted for under the fair value option were $8.8 billion and $3.3 billion at December 31, 2011 and 2010. Average loans accounted for under the fair value option were $8.4 billion and $4.1 billion in 2011 and 2010.

(6)	Excludes consumer loans accounted for under the fair value option of $2.2 billion at December 31, 2011. There were no consumer loans accounted for under the fair value option at December 31, 2010.

(7)	Excludes commercial loans accounted for under the fair value option of $6.6 billion and $3.3 billion at December 31, 2011 and 2010.

(8)	For more information on our definition of nonperforming loans, see pages 69 and 77.

(9)	Primarily includes amounts allocated to the U.S. credit card and unsecured consumer lending portfolios in CBB, PCI loans and the non-U.S. credit portfolio in All Other.

For reporting purposes, we allocate the allowance for credit losses across products. However, the allowance is available to absorb any credit losses without restriction. Table 56 presents our allocation by product type.

Table 56	Allocation of the Allowance for Credit Losses by Product Type

	December 31, 2011			December 31, 2010
(Dollars in millions)	Amount	Percent of Total	Percent of Loans and Leases Outstanding (1)	Amount	Percent of Total	Percent of Loans and Leases Outstanding (1)
Allowance for loan and lease losses
Residential mortgage	$5,935	17.57%	2.26%	$5,082	12.14%	1.97%
Home equity	13,094	38.76	10.50	12,887	30.77	9.34
Discontinued real estate	2,050	6.07	18.48	1,283	3.06	9.79
U.S. credit card	6,322	18.71	6.18	10,876	25.97	9.56
Non-U.S. credit card	946	2.80	6.56	2,045	4.88	7.45
Direct/Indirect consumer	1,153	3.41	1.29	2,381	5.68	2.64
Other consumer	148	0.44	5.50	161	0.38	5.67
Total consumer	29,648	87.76	4.88	34,715	82.88	5.40
U.S. commercial (2)	2,441	7.23	1.26	3,576	8.54	1.88
Commercial real estate	1,349	3.99	3.41	3,137	7.49	6.35
Commercial lease financing	92	0.27	0.42	126	0.30	0.57
Non-U.S. commercial	253	0.75	0.46	331	0.79	1.03
Total commercial (3)	4,135	12.24	1.33	7,170	17.12	2.44
Allowance for loan and lease losses	33,783	100.00%	3.68	41,885	100.00%	4.47
Reserve for unfunded lending commitments	714			1,188
Allowance for credit losses (4)	$34,497			$43,073

(1)
Ratios are calculated as allowance for loan and lease losses as a percentage of loans and leases outstanding excluding loans accounted for under the fair value option. Consumer loans accounted for under the fair value option included residential mortgage loans of $906 million and discontinued real estate of $1.3 billion at December 31, 2011. There were no consumer loans accounted for under the fair value option at December 31, 2010. Commercial loans accounted for under the fair value option included U.S. commercial loans of $2.2 billion and $1.6 billion, non-U.S. commercial loans of $4.4 billion and $1.7 billion and commercial real estate loans of $0 and $79 million at December 31, 2011 and 2010.

(2)	Includes allowance for U.S. small business commercial loans of $893 million and $1.5 billion at December 31, 2011 and 2010.

(3)	Includes allowance for loan and lease losses for impaired commercial loans of $545 million and $1.1 billion at December 31, 2011 and 2010.

(4)	Includes $8.5 billion and $6.4 billion of valuation reserves presented with the allowance for credit losses related to PCI loans at December 31, 2011 and 2010.

88 Bank of America 2011

Reserve for Unfunded Lending Commitments
In addition to the allowance for loan and lease losses, we also estimate probable losses related to unfunded lending commitments such as letters of credit, financial guarantees, unfunded bankers’ acceptances and binding loan commitments, excluding commitments accounted for under the fair value option. Unfunded lending commitments are subject to the same assessment as funded loans, including estimates of probability of default and LGD. Due to the nature of unfunded commitments, the estimate of probable losses must also consider utilization. To estimate the portion of these undrawn commitments that is likely to be drawn by a borrower at the time of estimated default, analyses of the Corporation’s historical experience are applied to the unfunded commitments to estimate the funded EAD. The expected loss for unfunded lending commitments is the product of the probability of default, the LGD and the EAD, adjusted for any qualitative factors including economic uncertainty and inherent imprecision in models.
The reserve for unfunded lending commitments at December 31, 2011 was $714 million, $474 million lower than December 31, 2010 driven by accretion of purchase accounting adjustments on acquired Merrill Lynch unfunded positions and improved credit quality in the unfunded portfolio.
Market Risk Management
Market risk is the risk that values of assets and liabilities or revenues will be adversely affected by changes in market conditions. This risk is inherent in the financial instruments associated with our operations and/or activities including loans, deposits, securities, short-term borrowings, long-term debt, trading account assets and liabilities, and derivatives. Market-sensitive assets and liabilities are generated through loans and deposits associated with our traditional banking business, customer and other trading operations, the ALM process, credit risk mitigation activities and mortgage banking activities. In the event of market volatility, factors such as underlying market movements and liquidity have an impact on the results of the Corporation.
Our traditional banking loan and deposit products are nontrading positions and are generally reported at amortized cost for assets or the amount owed for liabilities (historical cost). However, these positions are still subject to changes in economic value based on varying market conditions, primarily changes in the levels of interest rates. The risk of adverse changes in the economic value of our nontrading positions is managed through our ALM activities. We have elected to account for certain assets and liabilities under the fair value option. For further information on the fair value of certain financial assets and liabilities, see Note 22 – Fair Value Measurements to the Consolidated Financial Statements.
Our trading positions are reported at fair value with changes currently reflected in income. Trading positions are subject to various risk factors, which include exposures to interest rates and foreign exchange rates, as well as mortgage, equity, commodity, issuer, credit and market liquidity risk factors. We seek to mitigate these risk exposures by using techniques that encompass a variety of financial instruments in both the cash and derivatives markets. The following discusses the key risk components along with respective risk mitigation techniques.

Interest Rate Risk
Interest rate risk represents exposures to instruments whose values vary with the level or volatility of interest rates. These instruments include, but are not limited to, loans, debt securities, certain trading-related assets and liabilities, deposits, borrowings and derivatives. Hedging instruments used to mitigate these risks include derivatives such as options, futures, forwards and swaps.
Foreign Exchange Risk
Foreign exchange risk represents exposures to changes in the values of current holdings and future cash flows denominated in currencies other than the U.S. dollar. The types of instruments exposed to this risk include investments in non-U.S. subsidiaries, foreign currency-denominated loans and securities, future cash flows in foreign currencies arising from foreign exchange transactions, foreign currency-denominated debt and various foreign exchange derivatives whose values fluctuate with changes in the level or volatility of currency exchange rates or non-U.S. interest rates. Hedging instruments used to mitigate this risk include foreign exchange options, currency swaps, futures, forwards, foreign currency-denominated debt and deposits.
Mortgage Risk
Mortgage risk represents exposures to changes in the value of mortgage-related instruments. The values of these instruments are sensitive to prepayment rates, mortgage rates, agency debt ratings, default, market liquidity, government participation and interest rate volatility. Our exposure to these instruments takes several forms. First, we trade and engage in market-making activities in a variety of mortgage securities including whole loans, pass-through certificates, commercial mortgages and collateralized mortgage obligations including CDOs using mortgages as underlying collateral. Second, we originate a variety of MBS which involves the accumulation of mortgage-related loans in anticipation of eventual securitization. Third, we may hold positions in mortgage securities and residential mortgage loans as part of the ALM portfolio. Fourth, we create MSRs as part of our mortgage origination activities. See Note 1 – Summary of Significant Accounting Principles and Note 25 – Mortgage Servicing Rights to the Consolidated Financial Statements for additional information on MSRs. Hedging instruments used to mitigate this risk include foreign exchange options, currency swaps, futures, forwards and foreign currency-denominated debt.
Equity Market Risk
Equity market risk represents exposures to securities that represent an ownership interest in a corporation in the form of domestic and foreign common stock or other equity-linked instruments. Instruments that would lead to this exposure include, but are not limited to, the following: common stock, exchange-traded funds, American Depositary Receipts, convertible bonds, listed equity options (puts and calls), OTC equity options, equity total return swaps, equity index futures and other equity derivative products. Hedging instruments used to mitigate this risk include options, futures, swaps, convertible bonds and cash positions.

Bank of America 2011 89

Commodity Risk
Commodity risk represents exposures to instruments traded in the petroleum, natural gas, power and metals markets. These instruments consist primarily of futures, forwards, swaps and options. Hedging instruments used to mitigate this risk include options, futures and swaps in the same or similar commodity product, as well as cash positions.
Issuer Credit Risk
Issuer credit risk represents exposures to changes in the creditworthiness of individual issuers or groups of issuers. Our portfolio is exposed to issuer credit risk where the value of an asset may be adversely impacted by changes in the levels of credit spreads, by credit migration or by defaults. Hedging instruments used to mitigate this risk include bonds, CDS and other credit fixed-income instruments.
Market Liquidity Risk
Market liquidity risk represents the risk that the level of expected market activity changes dramatically and, in certain cases, may even cease. This exposes us to the risk that we will not be able to transact business and execute trades in an orderly manner which may impact our results. This impact could further be exacerbated if expected hedging or pricing correlations are compromised by disproportionate demand or lack of demand for certain instruments. We utilize various risk mitigating techniques as discussed in more detail in Trading Risk Management.

Trading Risk Management
Trading-related revenues represent the amount earned from trading positions, including market-based net interest income, which are taken in a diverse range of financial instruments and markets. Trading account assets and liabilities and derivative positions are reported at fair value. For more information on fair value, see Note 22 – Fair Value Measurements to the Consolidated Financial Statements. Trading-related revenues can be volatile and are largely driven by general market conditions and customer demand. Also, trading-related revenues are dependent on the volume and type of transactions, the level of risk assumed, and the volatility of price and rate movements at any given time within the ever-changing market environment.
The Global Markets Risk Committee (GRC), chaired by the Global Markets Risk Executive, has been designated by ALMRC as the primary governance authority for global markets risk management including trading risk management. The GRC’s focus is to take a forward-looking view of the primary credit and market risks impacting Global Markets and prioritize those that need a proactive risk mitigation strategy. Market risks that impact businesses outside of Global Markets are monitored and governed by their respective governance authorities.
The GRC monitors significant daily revenues and losses by business and the primary drivers of the revenues or losses. Thresholds are in place for each of our businesses in order to determine if the revenue or loss is considered to be significant for that business. If any of the thresholds are exceeded, an explanation of the variance is provided to the GRC. The thresholds are developed in coordination with the respective risk managers to highlight those revenues or losses that exceed what is considered to be normal daily income statement volatility.

90 Bank of America 2011

The histogram below is a graphic depiction of trading volatility and illustrates the daily level of trading-related revenue for 2011 and 2010. During 2011, positive trading-related revenue was recorded for 86 percent (214 days) of the trading days of which 66 percent (165 days) were daily trading gains of over $25 million, five percent (12 days) of the trading days had losses greater than

$25 million and the largest loss was $119 million. This is compared to 2010, where positive trading-related revenue was recorded for 90 percent (225 days) of the trading days of which 75 percent (187 days) were daily trading gains of over $25 million, four percent (nine days) of the trading days had losses greater than $25 million and the largest loss was $102 million.

To evaluate risk in our trading activities, we focus on the actual and potential volatility of individual positions as well as portfolios. VaR is a key statistic used to measure market risk. In order to manage day-to-day risks, VaR is subject to trading limits both for our overall trading portfolio and within individual businesses. All limit excesses are communicated to management for review.
A VaR model simulates the value of a portfolio under a range of hypothetical scenarios in order to generate a distribution of potential gains and losses. VaR represents the worst loss the portfolio is expected to experience based on historical trends with a given level of confidence and depends on the volatility of the positions in the portfolio and on how strongly their risks are correlated. Within any VaR model, there are significant and numerous assumptions that will differ from company to company. In addition, the accuracy of a VaR model depends on the availability and quality of historical data for each of the positions in the portfolio. A VaR model may require additional modeling assumptions for new products that do not have extensive historical price data or for illiquid positions for which accurate daily prices are not consistently available.

A VaR model is an effective tool in estimating ranges of potential gains and losses on our trading portfolios. There are, however, many limitations inherent in a VaR model as it utilizes historical results over a defined time period to estimate future performance. Historical results may not always be indicative of future results and changes in market conditions or in the composition of the underlying portfolio could have a material impact on the accuracy of the VaR model. In order for the VaR model to reflect current market conditions, we update the historical data underlying our VaR model on a bi-weekly basis and regularly review the assumptions underlying the model. Our VaR model utilizes three years of historical data. This time period was chosen to ensure that the VaR reflects both a broad range of market movements as well as being sensitive to recent changes in market volatility.
We continually review, evaluate and enhance our VaR model so that it reflects the material risks in our trading portfolio. Nevertheless, due to the limitations previously discussed, we have historically used the VaR model as only one of the components in managing our trading risk and also use other techniques such as stress testing and desk level limits. Periods of extreme market stress influence the reliability of these techniques to varying degrees.

Bank of America 2011 91

The accuracy of the VaR methodology is reviewed by backtesting, which involves comparing actual results against expectations derived from historical data, the VaR results against the daily profit and loss. Graphic representation of the backtesting results with additional explanation of backtesting excesses are reported to the GRC. Backtesting excesses occur when trading losses exceed VaR. Senior management reviews and evaluates the results of these tests. In periods of market stress, the GRC members communicate daily to discuss losses and VaR limit excesses. As a result of this process, the businesses may selectively reduce risk. Where economically feasible, positions are sold or macroeconomic hedges are executed to reduce the exposure.

Our VaR model uses a historical simulation approach based on three years of historical data and an expected shortfall methodology equivalent to a 99 percent confidence level. Statistically, this means that losses will exceed VaR, on average, one out of 100 trading days, or two to three times each year. The number of actual backtesting excesses observed is dependent on current market performance relative to historic market volatility. For most of 2011, the three years of historical market data utilized for VaR included the volatile fourth quarter of 2008. Subsequent market volatility has generally been lower, and as a result, the size of the largest trading losses experienced since then has been lower than would be expected based on the VaR measure. Actual losses did not exceed daily trading VaR in 2011 or 2010. The graph below shows daily trading-related revenue and VaR for 2011.

Table 57 presents average, high and low daily trading VaR for 2011 and 2010.

Table 57	Market Risk VaR for Trading Activities

	2011			2010
(Dollars in millions)	Average	High (1)	Low (1)	Average	High (1)	Low (1)
Foreign exchange	$20.0	$48.6	$5.6	$23.8	$73.1	$4.9
Interest rate	50.6	82.7	29.2	64.1	128.3	33.2
Credit	109.9	155.3	54.8	171.5	287.2	122.9
Real estate/mortgage	80.0	139.5	31.5	83.1	138.5	42.9
Equities	50.5	88.9	25.1	39.4	90.9	20.8
Commodities	18.9	33.8	8.4	19.9	31.7	12.8
Portfolio diversification	(163.1)	—	—	(200.5)	—	—
Total market-based trading portfolio	$166.8	$318.6	$75.0	$201.3	$375.2	$123.0

(1)	The high and low for the total portfolio may not equal the sum of the individual components as the highs or lows of the individual portfolios may have occurred on different trading days.

The $35 million decrease in average VaR during 2011 was primarily due to a reduction in risk during the year. This was driven primarily by a decrease in credit exposures where average VaR decreased $62 million compared to 2010. In addition, for 2010 and 2011, data from the more volatile periods of 2007 and 2008 were no longer included in our three-year historical dataset. These impacts were partially offset by a reduction in portfolio diversification VaR of $37 million.

92 Bank of America 2011

Counterparty credit risk is an adjustment to the mark-to-market value of our derivative exposures to reflect the impact of the credit quality of counterparties on our derivative assets. Since counterparty credit exposure is not included in the VaR component of the regulatory capital allocation, we do not include it in our trading VaR, and it is therefore not included in the daily trading-related revenue illustrated in our histogram or used for backtesting.
Trading Portfolio Stress Testing
Because the very nature of a VaR model suggests results can exceed our estimates, and is dependent on a limited lookback window, we also “stress test” our portfolio. Stress testing estimates the value change in our trading portfolio that may result from abnormal market movements. Various scenarios, categorized as either historical or hypothetical, are regularly run and reported for the overall trading portfolio and individual businesses. Historical scenarios simulate the impact of price changes that occurred during a set of extended historical market events. Generally, a 10-business-day window or longer, representing the most severe point during a crisis, is selected for each historical scenario. Hypothetical scenarios provide simulations of anticipated shocks from pre-defined market stress events. These stress events include shocks to underlying market risk variables which may be well beyond the shocks found in the historical data used to calculate VaR. As with the historical scenarios, the hypothetical scenarios are designed to represent a short-term market disruption. Scenarios are reviewed and updated as necessary in light of changing positions and new economic or political information. In addition to the value afforded by the results themselves, this information provides senior management with a clear picture of the trend of risk being taken given the relatively static nature of the shocks applied. Stress testing for the trading portfolio is also integrated with enterprise-wide stress testing and incorporated into the limits framework. A process is in place to promote consistency between the scenarios used for the trading portfolio and those used for enterprise-wide stress testing. The scenarios used for enterprise-wide stress testing purposes differ from the typical trading portfolio scenarios in that they have a longer time horizon and the results are forecasted over multiple periods for use in consolidated capital and liquidity planning. For additional information on enterprise-wide stress testing, see page 53.
Interest Rate Risk Management for Nontrading Activities
Interest rate risk represents the most significant market risk exposure to our nontrading balance sheet. Interest rate risk is measured as the potential volatility in our core net interest income caused by changes in market interest rates. Client-facing activities, primarily lending and deposit-taking, create interest rate sensitive positions on our balance sheet.
We prepare forward-looking forecasts of core net interest income. The baseline forecast takes into consideration expected future business growth, ALM positioning and the direction of interest rate movements as implied by the market-based forward curve. We then measure and evaluate the impact that alternative interest rate scenarios have on the baseline forecast in order to assess interest rate sensitivity under varied conditions. The core net interest income forecast is frequently updated for changing assumptions and differing outlooks based on economic trends, market conditions and business strategies. Thus, we continually monitor our balance sheet position in order to maintain an acceptable level of exposure to interest rate changes.
The interest rate scenarios that we analyze incorporate balance sheet assumptions such as loan and deposit growth and pricing, changes in funding mix, product repricing and maturity characteristics, but do not include the impact of hedge ineffectiveness. The prepayment impact on amortization is reflected in the period in which a prepayment is forecasted to occur. Our overall goal is to manage interest rate risk so that movements in interest rates do not adversely affect core net interest income and capital.
Periodically, we evaluate the scenarios presented to ensure that they provide a comprehensive view of the Corporation’s interest rate risk exposure and are meaningful in the context of the current rate environment. Given the low level of short-end rates, we have determined that gradual downward shifts of 50 bps applied to the short-end of the market-based forward curve provide a more realistic view of potential exposure resulting from changes in interest rates. This replaced the 100 bps downward shift scenarios applied to the short-end of the market-based forward curve previously presented. In addition, a long-end flattener of (50) bps was added for comparability purposes.
The spot and 12-month forward monthly rates used in our baseline forecast at December 31, 2011 and 2010 are presented in Table 58.

Table 58	Forward Rates

		December 31, 2011
		Federal Funds	Three-Month LIBOR	10-Year Swap
Spot rates		0.25%	0.58%	2.03%
12-month forward rates		0.25	0.75	2.29

		December 31, 2010
Spot rates		0.25%	0.30%	3.39%
12-month forward rates		0.25	0.72	3.86

Table 59 shows the pre-tax dollar impact to forecasted core net interest income over the next twelve months from December 31, 2011 and 2010, resulting from a gradual parallel increase and non-parallel shocks to the market-based forward curve. For further discussion of core net interest income, see page 15.

Table 59			Estimated Core Net Interest Income

(Dollars in millions)	Short Rate (bps)	Long Rate (bps)	December 31
Curve Change			2011	2010
+100 bps Parallel shift	+100	+100	$1,505	$601
-50 bps Parallel shift	-50	-50	(1,061)	(499)
Flatteners
Short end	+100	—	588	136
Long end	—	-50	(581)	(280)
Long end	—	-100	(1,199)	(637)
Steepeners
Short end	–50	—	(478)	(209)
Long end	—	+100	929	493

Bank of America 2011 93

The sensitivity analysis in Table 59 assumes that we take no action in response to these rate shifts over the indicated periods. Our core net interest income was asset sensitive to a parallel move in interest rates at both December 31, 2011 and 2010. As part of our ALM activities, we use securities, residential mortgages, and interest rate and foreign exchange derivatives in managing interest rate sensitivity. The significant decline in long-end rates contributed to the increase in asset sensitivity between 2011 and 2010.
Securities
The securities portfolio is an integral part of our ALM position and is primarily comprised of debt securities including MBS and to a lesser extent U.S. Treasury, corporate, municipal and other debt securities. At December 31, 2011 and 2010, we held AFS debt securities of $276.2 billion and $337.6 billion. During 2011 and 2010, we purchased AFS debt securities of $99.5 billion and $199.2 billion, sold $116.8 billion and $97.5 billion, and had maturities and received paydowns of $56.7 billion and $70.9 billion. We realized $3.4 billion and $2.5 billion in net gains on sales of debt securities during 2011 and 2010. We securitized no mortgage loans into MBS during 2011 compared to $2.4 billion in 2010, which we retained.
During 2011, we purchased approximately $35.6 billion of U.S. agency MBS which are classified as held-to-maturity securities. The purchases of these securities are part of our long-term investment activities which include holding these securities to maturity. The classification of these securities as held-to-maturity also mitigates accumulated OCI volatility and possible negative impacts on our regulatory capital requirements under the Basel III capital standards. The contractual maturities of the held-to-maturity securities are greater than 10 years and they are subject to prepayment by the issuers.
Accumulated OCI included after-tax net unrealized gains of $3.1 billion and $7.4 billion at December 31, 2011 and 2010, comprised primarily of after-tax net unrealized gains of $3.1 billion and $714 million related to AFS debt securities and after-tax net unrealized gains of $3 million and $6.7 billion related to AFS marketable equity securities. The December 31, 2010 unrealized gain on marketable equity securities was related to our investment in CCB. See Note 5 – Securities to the Consolidated Financial Statements for further discussion on marketable equity securities. The net unrealized gains in accumulated OCI related to AFS debt securities increased $3.9 billion during 2011 to $5.0 billion, primarily due to a lower interest rate environment.
We recognized $299 million of other-than-temporary impairment (OTTI) losses in earnings on AFS debt securities in 2011 compared to $970 million on AFS debt and marketable equity securities in 2010. The recognition of OTTI losses on AFS debt and marketable equity securities is based on a variety of factors, including the length of time and extent to which the market value has been less than amortized cost, the financial condition of the issuer of the security including credit ratings and any specific events affecting the operations of the issuer, underlying assets that collateralize the debt security, other industry and macroeconomic conditions, and our intent and ability to hold the security to recovery.
Residential Mortgage Portfolio
At December 31, 2011 and 2010, our residential mortgage portfolio was $262.3 billion (which excludes $906 million in residential mortgage loans accounted for under the fair value option) and $258.0 billion. For more information on consumer fair value option loans, see Consumer Credit Risk – Consumer Loans Accounted for Under the Fair Value Option on page 69. Outstanding residential mortgage loans increased $4.3 billion in 2011 as new origination volume was partially offset by paydowns, charge-offs and transfers to foreclosed properties. In addition, we repurchased $7.8 billion of delinquent FHA loans pursuant to our servicing agreements with GNMA which also increased the residential mortgage portfolio during 2011.
During 2011 and 2010, we retained $45.5 billion and $63.8 billion in first-lien mortgages originated by CRES and GWIM. We received paydowns of $42.3 billion and $38.2 billion in 2011 and 2010. There were no loans securitized in 2011 compared to $2.4 billion of loans securitized into MBS which we retained in 2010. We recognized gains of $68 million on the securitizations completed in 2010. We purchased $72 million of residential mortgages related to ALM activities in 2011 compared to none in 2010. We sold $109 million and $443 million of residential mortgages in 2011 and 2010, of which all of the 2011 sales were originated residential mortgages and $432 million of the 2010 sales were originated residential mortgages and $11 million were previously purchased from third parties. Net gains on these transactions were minimal.
Interest Rate and Foreign Exchange Derivative Contracts
Interest rate and foreign exchange derivative contracts are utilized in our ALM activities and serve as an efficient tool to manage our interest rate and foreign exchange risk. We use derivatives to hedge the variability in cash flows or changes in fair value on our balance sheet due to interest rate and foreign exchange components. For additional information on our hedging activities, see Note 4 – Derivatives to the Consolidated Financial Statements.
Our interest rate contracts are generally non-leveraged generic interest rate and foreign exchange basis swaps, options, futures and forwards. In addition, we use foreign exchange contracts, including cross-currency interest rate swaps, foreign currency forward contracts and options to mitigate the foreign exchange risk associated with foreign currency-denominated assets and liabilities.
Changes to the composition of our derivatives portfolio during 2011 reflect actions taken for interest rate and foreign exchange rate risk management. The decisions to reposition our derivatives portfolio are based upon the current assessment of economic and financial conditions including the interest rate and foreign currency environments, balance sheet composition and trends, and the relative mix of our cash and derivative positions. Table 60 includes derivatives utilized in our ALM activities including those designated as accounting and economic hedging instruments and shows the notional amount, fair value, weighted-average receive-fixed and pay-fixed rates, expected maturity and average estimated durations of our open ALM derivatives at December 31, 2011 and 2010. Our interest rate swap positions, including foreign exchange contracts, were a net receive-fixed position of $67.9 billion and $6.4 billion at December 31, 2011 and 2010. The notional amount of our foreign exchange basis swaps was $262.4 billion and $235.2 billion at December 31, 2011 and 2010. Our futures and forwards notional position, which reflects the net of long and short positions, was a long position of $12.2 billion at December 31, 2011 compared to a short position of $280 million at

94 Bank of America 2011

December 31, 2010. These changes in notional amounts are the result of ongoing interest rate and currency risk management positioning.
The fair value of net ALM contracts decreased $7.9 billion to a gain of $4.7 billion at December 31, 2011 compared to $12.6 billion at December 31, 2010. The decrease was primarily attributable to changes in the value of U.S. dollar-denominated pay-fixed interest rate swaps of $9.7 billion, foreign exchange contracts of $1.8 billion and foreign exchange basis swaps of $1.4 billion. The decrease was partially offset by a gain from the changes in the value of U.S. dollar-denominated receive-fixed interest rate swaps of $6.6 billion.

Table 60	Asset and Liability Management Interest Rate and Foreign Exchange Contracts

		December 31, 2011
		Expected Maturity
(Dollars in millions, average estimated duration in years)	Fair Value	Total	2012	2013	2014	2015	2016	Thereafter	Average Estimated Duration
Receive-fixed interest rate swaps (1, 2)	$13,989								5.99
Notional amount		$105,938	$22,422	$8,144	$7,604	$10,774	$11,660	$45,334
Weighted-average fixed-rate		4.09%	2.65%	3.70%	3.79%	4.01%	3.96%	4.98%
Pay-fixed interest rate swaps (1, 2)	(13,561)								12.17
Notional amount		$77,985	$2,150	$1,496	$1,750	$15,026	$8,951	$48,612
Weighted-average fixed-rate		3.29%	1.45%	2.68%	1.80%	2.35%	3.13%	3.76%
Same-currency basis swaps (3)	61
Notional amount		$222,641	$44,898	$83,248	$35,678	$14,134	$17,113	$27,570
Foreign exchange basis swaps (2, 4, 5)	3,409
Notional amount		262,428	60,359	49,161	55,111	20,401	43,360	34,036
Option products (6)	(1,875)
Notional amount (7)		10,413	1,500	2,950	600	300	458	4,605
Foreign exchange contracts (2, 5, 8)	2,522
Notional amount (7)		52,328	20,470	3,556	10,165	2,071	2,603	13,463
Futures and forward rate contracts	153
Notional amount (7)		12,160	12,160	—	—	—	—	—
Net ALM contracts	$4,698

		December 31, 2010
		Expected Maturity
(Dollars in millions, average estimated duration in years)	Fair Value	Total	2011	2012	2013	2014	2015	Thereafter	Average Estimated Duration
Receive-fixed interest rate swaps (1, 2)	$7,364								4.45
Notional amount		$104,949	$8	$36,201	$7,909	$7,270	$8,094	$45,467
Weighted-average fixed-rate		3.94%	1.00%	2.49%	3.90%	3.66%	3.71%	5.19%
Pay-fixed interest rate swaps (1, 2)	(3,827)								6.03
Notional amount		$156,067	$50,810	$16,205	$1,207	$4,712	$10,933	$72,200
Weighted-average fixed-rate		3.02%	2.37%	2.15%	2.88%	2.40%	2.75%	3.76%
Same-currency basis swaps (3)	103
Notional amount		$152,849	$13,449	$49,509	$31,503	$21,085	$11,431	$25,872
Foreign exchange basis swaps (2, 4, 5)	4,830
Notional amount		235,164	21,936	39,365	46,380	41,003	23,430	63,050
Option products (6)	(120)
Notional amount (7)		6,572	(1,180)	2,092	2,390	603	311	2,356
Foreign exchange contracts (2, 5, 8)	4,272
Notional amount (7)		109,544	59,508	5,427	10,048	13,035	2,372	19,154
Futures and forward rate contracts	(21)
Notional amount (7)		(280)	(280)	—	—	—	—	—
Net ALM contracts	$12,601

(1)
At both December 31, 2011 and 2010, the receive-fixed interest rate swap notional amounts that represented forward starting swaps and which will not be effective until their respective contractual start dates totaled $1.7 billion. The forward starting pay-fixed swap positions at December 31, 2011 and 2010 were $8.8 billion and $34.5 billion.

(2)
Does not include basis adjustments on either fixed-rate debt issued by the Corporation or AFS debt securities which are hedged using derivatives designated as fair value hedging instruments that substantially offset the fair values of these derivatives.

(3)
At December 31, 2011 and 2010, the notional amount of same-currency basis swaps consisted of $222.6 billion and $152.8 billion in both foreign currency and U.S. dollar-denominated basis swaps in which both sides of the swap are in the same currency.

(4)	Foreign exchange basis swaps consisted of cross-currency variable interest rate swaps used separately or in conjunction with receive-fixed interest rate swaps.

(5)	Does not include foreign currency translation adjustments on certain non-U.S. debt issued by the Corporation that substantially offset the fair values of these derivatives.

(6)
The notional amount of option products of $10.4 billion at December 31, 2011 were comprised of $30 million in purchased caps/floors, $10.4 billion in swaptions and $0 in foreign exchange options. Option products of $6.6 billion at December 31, 2010 were comprised of $160 million in purchased caps/floors, $8.2 billion in swaptions and $(1.8) billion in foreign exchange options.

(7)	Reflects the net of long and short positions.

(8)
The notional amount of foreign exchange contracts of $52.3 billion at December 31, 2011 was comprised of $40.6 billion in foreign currency-denominated and cross-currency receive-fixed swaps, $647 million in foreign currency-denominated pay-fixed swaps, and $12.4 billion in net foreign currency forward rate contracts. Foreign exchange contracts of $109.5 billion at December 31, 2010 were comprised of $57.6 billion in foreign currency-denominated and cross-currency receive-fixed swaps and $52.0 billion in net foreign currency forward rate contracts. There were no foreign currency-denominated pay-fixed swaps at December 31, 2010.

Bank of America 2011 95

We use interest rate derivative instruments to hedge the variability in the cash flows of our assets and liabilities and other forecasted transactions (collectively referred to as cash flow hedges). The net losses on both open and terminated derivative instruments recorded in accumulated OCI, net-of-tax, were $3.8 billion and $3.2 billion at December 31, 2011 and 2010. These net losses are expected to be reclassified into earnings in the same period as the hedged cash flows affect earnings and will decrease income or increase expense on the respective hedged cash flows. Assuming no change in open cash flow derivative hedge positions and no changes in prices or interest rates beyond what is implied in forward yield curves at December 31, 2011, the pre-tax net losses are expected to be reclassified into earnings as follows: $1.5 billion, or 26 percent within the next year, 55 percent in years two through five, and 12 percent in years six through ten, with the remaining seven percent thereafter. For more information on derivatives designated as cash flow hedges, see Note 4 – Derivatives to the Consolidated Financial Statements.
We hedge our net investment in non-U.S. operations determined to have functional currencies other than the U.S. dollar using forward foreign exchange contracts that typically settle in less than 180 days, cross-currency basis swaps, foreign exchange options and foreign currency-denominated debt. We recorded after-tax gains on derivatives and foreign currency-denominated debt in accumulated OCI associated with net investment hedges which were offset by losses on our net investments in consolidated non-U.S. entities at December 31, 2011.
Mortgage Banking Risk Management
We originate, fund and service mortgage loans, which subject us to credit, liquidity and interest rate risks, among others. We determine whether loans will be HFI or held-for-sale at the time of commitment and manage credit and liquidity risks by selling or securitizing a portion of the loans we originate.
Interest rate risk and market risk can be substantial in the mortgage business. Fluctuations in interest rates drive consumer demand for new mortgages and the level of refinancing activity, which in turn, affects total origination and service fee income. Typically, a decline in mortgage interest rates will lead to an increase in mortgage originations and fees and a decrease in the value of the MSRs driven by higher prepayment expectations. Hedging the various sources of interest rate risk in mortgage banking is a complex process that requires complex modeling and ongoing monitoring. IRLCs and the related residential first mortgage LHFS are subject to interest rate risk between the date of the IRLC and the date the loans are sold to the secondary market. To hedge interest rate risk, we utilize forward loan sale commitments and other derivative instruments including purchased options. These instruments are used as economic hedges of IRLCs and residential first mortgage LHFS. At December 31, 2011 and 2010, the notional amount of derivatives economically hedging the IRLCs and residential first mortgage LHFS was $14.7 billion and $129.0 billion.
MSRs are nonfinancial assets created when the underlying mortgage loan is sold to investors and we retain the right to service the loan. We use certain derivatives such as interest rate options, interest rate swaps, forward rate agreements, Eurodollar and U.S. Treasury futures, as well as mortgage-backed and U.S. Treasury securities as economic hedges of MSRs. The notional amounts of the derivative contracts and other securities designated as economic hedges of MSRs were $2.6 trillion and $46.3 billion at

December 31, 2011 compared to $1.6 trillion and $60.3 billion at December 31, 2010. In 2011, we recorded gains in mortgage banking income of $6.3 billion related to the change in fair value of these economic hedges compared to $5.0 billion for 2010. For additional information on MSRs, see Note 25 – Mortgage Servicing Rights to the Consolidated Financial Statements and for more information on mortgage banking income, see CRES on page 20.
Compliance Risk Management
Compliance risk arises from the failure to adhere to laws, rules, regulations, and internal policies and procedures. Compliance risk can expose the Corporation to reputational risks as well as fines, civil money penalties or payment of damages and can lead to diminished business opportunities and diminished ability to expand key operations. Compliance is at the core of the Corporation’s culture and is a key component of risk management discipline.
The Global Compliance organization is responsible for driving a culture of compliance, establishing compliance program standards and policies; executing, monitoring and testing of business controls; performing risk assessments on the businesses’ adherence to laws, rules and standards as well as effectiveness of business controls; delivering compliance risk reporting; and ensuring the identification, escalation, and timely mitigation of emerging and existing compliance risks. Global Compliance is also responsible for facilitating processes to effectively manage and influence the dynamic regulatory environment and build constructive relationships with regulators.
The Board provides oversight of compliance risks through its Audit Committee.
Operational Risk Management
The Corporation defines operational risk as the risk of loss resulting from inadequate or failed internal processes, people and systems or from external events. Operational risk may occur anywhere in the Corporation, not solely in operations functions, and its effects may extend beyond financial losses. Operational risk includes legal risk. Successful operational risk management is particularly important to diversified financial services companies because of the nature, volume and complexity of the financial services business. Global banking guidelines and country-specific requirements for managing operational risk were established in Basel II which require that the Corporation has internal operational risk management processes to assess and measure operational risk exposure and to set aside appropriate capital to address those exposures.
Under the Basel II Rules, an operational loss event is an event that results in a loss and is associated with any of the following seven operational loss event categories: internal fraud; external fraud; employment practices and workplace safety; clients, products and business practices; damage to physical assets; business disruption and system failures; and execution, delivery and process management. Specific examples of loss events include robberies, credit card fraud, processing errors and physical losses from natural disasters.
Under our Operational Risk Management Program, we approach operational risk management from two perspectives to best manage operational risk within the structure of the Corporation: (1) at the enterprise level to provide independent, integrated management of operational risk across the organization, and (2) at

96 Bank of America 2011

the business and enterprise control function levels to address operational risk in revenue producing and non-revenue producing units. A sound internal governance structure enhances the effectiveness of the Corporation’s Operational Risk Management Program and is accomplished at the enterprise level through formal oversight by the Board, the CRO and a variety of management committees and risk oversight groups aligned to the Corporation’s overall risk governance framework and practices. Of these, the Operational Risk Committee (ORC) oversees and approves the Corporation’s policies and processes for sound operational risk management. The ORC also serves as an escalation point for critical operational risk matters within the Corporation. The ORC reports operational risk activities to the Enterprise Risk Committee of the Board.
Within the Global Risk Management organization, the Corporate Operational Risk team develops and guides the strategies, policies, practices, controls and monitoring tools for assessing and managing operational risks across the organization and reports results to the businesses, enterprise control functions, senior management, governance committees and the Board.
The business and enterprise control functions are responsible for all the risks within the business line, including operational risks. In addition to enterprise risk management tools such as loss reporting, scenario analysis and RCSAs, operational risk executives, working in conjunction with senior business executives, have developed key tools to help identify, measure, mitigate and monitor risk in each business and enterprise control function. Examples of these include personnel management practices, data reconciliation processes, fraud management units, transaction processing monitoring and analysis, business recovery planning and new product introduction processes. The business and enterprise control functions are also responsible for consistently implementing and monitoring adherence to corporate practices.
Business and enterprise control function management uses the enterprise risk and control self-assessment process to identify and evaluate the status of risk and control issues, including mitigation plans, as appropriate. The goal of this process is to assess changing market and business conditions, to evaluate key risks impacting each business and enterprise control function and assess the controls in place to mitigate the risks. The risk and control self-assessment process is documented at periodic intervals. Key operational risk indicators for these risks have been developed and are used to help identify trends and issues on an enterprise, business and enterprise control function level. Independent review and challenge to the Corporation’s overall operational risk management framework is performed by the Corporate Operational Risk Validation Team.
The enterprise control functions participate in the operational risk management process in two ways. First, these organizations manage risk in their functional department. Second, they provide specialized risk management services (e.g., information management, vendor management) within their area of expertise to the enterprise and the businesses and other enterprise control functions they support. These groups also work with business and risk executives to develop and guide appropriate strategies, policies, practices, controls and monitoring tools for each business and enterprise control function relative to these programs.
Additionally, where appropriate, insurance policies are purchased to mitigate the impact of operational losses when and if they occur. These insurance policies are explicitly incorporated in the structural features of operational risk evaluation. As insurance recoveries, especially given recent market events, are subject to legal and financial uncertainty, the inclusion of these insurance policies is subject to reductions in their expected mitigating benefits.

Complex Accounting Estimates
Our significant accounting principles, as described in Note 1 – Summary of Significant Accounting Principles to the Consolidated Financial Statements are essential in understanding the Management’s Discussion and Analysis of Financial Condition and Results of Operations. Many of our significant accounting principles require complex judgments to estimate the values of assets and liabilities. We have procedures and processes in place to facilitate making these judgments.
The more judgmental estimates are summarized in the following discussion. We have identified and described the development of the variables most important in the estimation processes that, with the exception of accrued taxes, involve mathematical models to derive the estimates. In many cases, there are numerous alternative judgments that could be used in the process of determining the inputs to the models. Where alternatives exist, we have used the factors that we believe represent the most reasonable value in developing the inputs. Actual performance that differs from our estimates of the key variables could impact our results of operations. Separate from the possible future impact to our results of operations from input and model variables, the value of our lending portfolio and market-sensitive assets and liabilities may change subsequent to the balance sheet date, often significantly, due to the nature and magnitude of future credit and market conditions. Such credit and market conditions may change quickly and in unforeseen ways and the resulting volatility could have a significant, negative effect on future operating results. These fluctuations would not be indicative of deficiencies in our models or inputs.
Allowance for Credit Losses
The allowance for credit losses, which includes the allowance for loan and lease losses and the reserve for unfunded lending commitments, represents management’s estimate of probable losses inherent in the Corporation’s loan portfolio excluding those loans accounted for under the fair value option. Changes to the allowance for credit losses are reported in the Consolidated Statement of Income in the provision for credit losses. Our process for determining the allowance for credit losses is discussed in Note 1 – Summary of Significant Accounting Principles to the Consolidated Financial Statements. We evaluate our allowance at the portfolio segment level and our portfolio segments are home loans, credit card and other consumer, and commercial. Due to the variability in the drivers of the assumptions used in this process, estimates of the portfolio’s inherent risks and overall collectability change with changes in the economy, individual industries, countries, and borrowers’ or counterparties’ ability and willingness to repay their obligations. The degree to which any particular assumption affects the allowance for credit losses depends on the severity of the change and its relationship to the other assumptions.
Key judgments used in determining the allowance for credit losses include risk ratings for pools of commercial loans and leases, market and collateral values and discount rates for individually evaluated loans, product type classifications for consumer and commercial loans and leases, loss rates used for

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consumer and commercial loans and leases, adjustments made to address current events and conditions, considerations regarding domestic and global economic uncertainty, and overall credit conditions.
Our estimate for the allowance for loan and lease losses is sensitive to the loss rates and expected cash flows from our home loans, and credit card and other consumer portfolio segments. For each one percent increase in the loss rates on loans collectively evaluated for impairment in our home loans portfolio segment, excluding PCI loans, coupled with a one percent decrease in the discounted cash flows on those loans individually evaluated for impairment within this portfolio segment, the allowance for loan and lease losses at December 31, 2011 would have increased by $156 million. PCI loans within our home loans portfolio segment are initially recorded at fair value. Applicable accounting guidance prohibits carry-over or creation of valuation allowances in the initial accounting. However, subsequent decreases in the expected cash flows from the date of acquisition result in a charge to the provision for credit losses and a corresponding increase to the allowance for loan and lease losses. We subject our PCI portfolio to stress scenarios to evaluate the potential impact given certain events. A one percent decrease in the expected cash flows could result in a $241 million impairment of the portfolio, of which $115 million would be related to our discontinued real estate portfolio. For each one percent increase in the loss rates on loans collectively evaluated for impairment within our credit card and other consumer portfolio segment coupled with a one percent decrease in the expected cash flows on those loans individually evaluated for impairment within this portfolio segment, the allowance for loan and lease losses at December 31, 2011 would have increased by $84 million.
Our allowance for loan and lease losses is sensitive to the risk ratings assigned to loans and leases within our commercial portfolio segment. Assuming a downgrade of one level in the internal risk ratings for commercial loans and leases, except loans and leases already risk-rated Doubtful as defined by regulatory authorities, the allowance for loan and lease losses would have increased by $3.1 billion at December 31, 2011.
The allowance for loan and lease losses as a percentage of total loans and leases at December 31, 2011 was 3.68 percent and these hypothetical increases in the allowance would raise the ratio to 4.00 percent.
These sensitivity analyses do not represent management’s expectations of the deterioration in risk ratings or the increases in loss rates but are provided as hypothetical scenarios to assess the sensitivity of the allowance for loan and lease losses to changes in key inputs. We believe the risk ratings and loss severities currently in use are appropriate and that the probability of the alternative scenarios outlined above occurring within a short period of time is remote.
The process of determining the level of the allowance for credit losses requires a high degree of judgment. It is possible that others, given the same information, may at any point in time reach different reasonable conclusions.
Mortgage Servicing Rights
MSRs are nonfinancial assets that are created when a mortgage loan is sold and we retain the right to service the loan. We account for consumer MSRs at fair value with changes in fair value recorded in the Consolidated Statement of Income in mortgage banking income. Commercial-related and residential reverse mortgage

MSRs are accounted for using the amortization method, lower of amortized cost or fair value, with impairment recognized as a reduction of mortgage banking income. At December 31, 2011, our total MSR balance was $7.5 billion.
We determine the fair value of our consumer MSRs using a valuation model that calculates the present value of estimated future net servicing income. The model incorporates key economic assumptions including estimates of prepayment rates and resultant weighted-average lives of the MSRs, and the option-adjusted spread levels. These variables can, and generally do, change from quarter to quarter as market conditions and projected interest rates change. These assumptions are subjective in nature and changes in these assumptions could materially affect our operating results. For example, decreasing the prepayment rate assumption used in the valuation of our consumer MSRs by 10 percent while keeping all other assumptions unchanged could have resulted in an estimated increase of $639 million in MSRs and mortgage banking income at December 31, 2011. This impact does not reflect any hedge strategies that may be undertaken to mitigate such risk.
We manage potential changes in the fair value of MSRs through a comprehensive risk management program. The intent is to mitigate the effects of changes in the fair value of MSRs through the use of risk management instruments. To reduce the sensitivity of earnings to interest rate and market value fluctuations, securities as well as certain derivatives such as options and interest rate swaps may be used as economic hedges of the MSRs, but are not designated as accounting hedges. These instruments are carried at fair value with changes in fair value recognized in mortgage banking income. For more information, see Mortgage Banking Risk Management on page 96.
For additional information on MSRs, including the sensitivity of weighted-average lives and the fair value of MSRs to changes in modeled assumptions, see Note 25 – Mortgage Servicing Rights to the Consolidated Financial Statements.
Fair Value of Financial Instruments
We determine the fair values of financial instruments based on the fair value hierarchy under applicable accounting guidance which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. Applicable accounting guidance establishes three levels of inputs used to measure fair value. We carry trading account assets and liabilities, derivative assets and liabilities, AFS debt and marketable equity securities, certain MSRs and certain other assets at fair value. Also, we account for certain corporate loans and loan commitments, LHFS, other short-term borrowings, securities financing agreements, asset-backed secured financings, long-term deposits and long-term debt under the fair value option. For more information, see Note 22 – Fair Value Measurements and Note 23 – Fair Value Option to the Consolidated Financial Statements.
The fair values of assets and liabilities include adjustments for market liquidity, credit quality and other deal specific factors, where appropriate. Valuations of products using models or other techniques are sensitive to assumptions used for the significant inputs. Where market data is available, the inputs used for valuation reflect that information as of our valuation date. Inputs to valuation models are considered unobservable if they are supported by little or no market activity. In periods of extreme volatility, lessened liquidity or in illiquid markets, there may be

98 Bank of America 2011

more variability in market pricing or a lack of market data to use in the valuation process. In keeping with the prudent application of estimates and management judgment in determining the fair value of assets and liabilities, we have in place various processes and controls that include: a model validation policy that requires review and approval of quantitative models used for deal pricing, financial statement fair value determination and risk quantification; a trading product valuation policy that requires verification of all traded product valuations; and a periodic review and substantiation of daily profit and loss reporting for all traded products. Primarily through validation controls, we utilize both broker and pricing service inputs which can and do include both market-observable and internally-modeled values and/or valuation inputs. Our reliance on this information is tempered by the knowledge of how the broker and/or pricing service develops its data with a higher degree of reliance applied to those that are more directly observable and lesser reliance applied to those developed through their own internal modeling. Similarly, broker quotes that are executable are given a higher level of reliance than indicative broker quotes, which are not executable. These processes and controls are performed independently of the business.
Trading account assets and liabilities are carried at fair value based primarily on actively traded markets where prices are from either direct market quotes or observed transactions. Liquidity is a significant factor in the determination of the fair value of trading account assets and liabilities. Market price quotes may not be readily available for some positions, or positions within a market sector where trading activity has slowed significantly or ceased. Situations of illiquidity generally are triggered by market perception of credit uncertainty regarding a single company or a specific market sector. In these instances, fair value is determined based on limited available market information and other factors, principally from reviewing the issuer’s financial statements and changes in credit ratings made by one or more of the rating agencies.
Trading account profits, which represent the net amount earned from our trading positions, can be volatile and are largely driven by general market conditions and customer demand. Trading account profits are dependent on the volume and type of transactions, the level of risk assumed, and the volatility of price and rate movements at any given time within the ever-changing market environment. To evaluate risk in our trading activities, we focus on the actual and potential volatility of individual positions as well as portfolios. At a portfolio and corporate level, we use trading limits, stress testing and tools such as VaR modeling, which estimates a potential daily loss that we do not expect to exceed with a specified confidence level, to measure and manage market risk. For more information on VaR, see Trading Risk Management on page 90.
The fair values of derivative assets and liabilities traded in the OTC market are determined using quantitative models that require the use of multiple market inputs including interest rates, prices and indices to generate continuous yield or pricing curves and volatility factors, which are used to value the positions. The majority of market inputs are actively quoted and can be validated through external sources including brokers, market transactions and third-party pricing services. Estimation risk is greater for derivative asset and liability positions that are either option-based or have longer maturity dates where observable market inputs are less readily available or are unobservable, in which case quantitative-based extrapolations of rate, price or index scenarios are used in determining fair values. The Corporation incorporates within its fair value measurements of OTC derivatives a valuation adjustment to reflect the credit risk associated with the net position. Positions are netted by counterparty and fair value for net long exposures is adjusted for counterparty credit risk while the fair value for net short exposures is adjusted for our own credit risk. The credit adjustments are determined by reference to existing direct market reference costs of credit, or where direct references are not available, a proxy is applied consistent with direct references for other counterparties that are similar in credit risk. An estimate of severity of loss is also used in the determination of fair value, primarily based on market implied experience adjusted for any more recent name specific expectations.
Level 3 Assets and Liabilities
Financial assets and liabilities whose values are based on valuation techniques that require inputs that are both unobservable and are significant to the overall fair value measurement are classified as Level 3 under the fair value hierarchy established in applicable accounting guidance. The Level 3 financial assets and liabilities include consumer MSRs, highly structured, complex or long-dated derivative contracts and private equity investments, as well as certain loans, MBS, ABS, structured liabilities and CDOs. The fair value of these Level 3 financial assets and liabilities is determined using pricing models, discounted cash flow methodologies or similar techniques for which the determination of fair value requires significant management judgment or estimation.

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Table 61	Level 3 Asset and Liability Summary

		December 31, 2011			December 31, 2010
(Dollars in millions)		Level 3 Fair Value	As a % of Total Level 3 Assets	As a % of Total Assets	Level 3 Fair Value	As a % of Total Level 3 Assets	As a % of Total Assets
Trading account assets		$11,455	22.21%	0.54%	$15,525	19.56%	0.69%
Derivative assets		14,366	27.85	0.67	18,773	23.65	0.83
AFS securities		8,012	15.53	0.38	15,873	19.99	0.70
All other Level 3 assets at fair value		17,744	34.41	0.83	29,217	36.80	1.29
Total Level 3 assets at fair value (1)		$51,577	100.00%	2.42%	$79,388	100.00%	3.51%
		Level 3 Fair Value	As a % of Total Level 3 Liabilities	As a % of Total Liabilities	Level 3 Fair Value	As a % of Total Level 3 Liabilities	As a % of Total Liabilities
Derivative liabilities		$8,500	73.46%	0.45%	$11,028	70.90%	0.54%
Long-term debt		2,943	25.43	0.15	2,986	19.20	0.15
All other Level 3 liabilities at fair value		128	1.11	0.01	1,541	9.90	0.07
Total Level 3 liabilities at fair value (1)		$11,571	100.00%	0.61%	$15,555	100.00%	0.76%

(1)	Level 3 total assets and liabilities are shown before the impact of counterparty netting related to our derivative positions.

During 2011, we recognized net gains of $451 million on Level 3 assets and liabilities. The net gains during the year were primarily in trading account profits combined with gains on IRLCs, partially offset by losses on MSRs. There were net unrealized gains of $19 million in accumulated OCI on Level 3 assets and liabilities at December 31, 2011.
Level 3 financial instruments, such as our consumer MSRs, may be economically hedged with derivatives classified as Level 1 or 2; therefore, gains or losses associated with Level 3 financial instruments may be offset by gains or losses associated with financial instruments classified in other levels of the fair value hierarchy. The Level 3 gains and losses recorded in earnings did not have a significant impact on our liquidity or capital resources.
We conduct a review of our fair value hierarchy classifications on a quarterly basis. Transfers into or out of Level 3 are made if the significant inputs used in the financial models measuring the fair values of the assets and liabilities became unobservable or observable, respectively, in the current marketplace. These transfers are considered to be effective as of the beginning of the quarter in which they occur. For additional information on the significant transfers into and out of Level 3 during 2011, see Note 22 – Fair Value Measurements to the Consolidated Financial Statements.
Global Principal Investments
GPI is included within Equity Investments in All Other on page 31. GPI is comprised of a diversified portfolio of private equity, real estate and other alternative investments in both privately-held and publicly-traded companies. These investments are made either directly in a company or held through a fund. At December 31, 2011, this portfolio totaled $5.7 billion including $4.4 billion of non-public investments.
Certain equity investments in the portfolio are subject to investment company accounting under applicable accounting guidance, and accordingly, are carried at fair value with changes in fair value reported in equity investment income. Initially the transaction price of the investment is generally considered to be the best indicator of fair value. Thereafter, valuation of direct investments is based on an assessment of each individual investment using methodologies that include publicly-traded comparables derived by multiplying a key performance metric (e.g., earnings before interest, taxes, depreciation and amortization) of the portfolio company by the relevant valuation multiple observed for comparable companies, acquisition comparables, entry-level multiples and discounted cash flows, and are subject to appropriate discounts for lack of liquidity or marketability. Certain factors that may influence changes in fair value include but are not limited to, recapitalizations, subsequent rounds of financing and offerings in the equity or debt capital markets. For fund investments, we generally record the fair value of our proportionate interest in the fund’s capital as reported by the fund’s respective managers.
Accrued Income Taxes and Deferred Tax Assets
Accrued income taxes, reported as a component of accrued expenses and other liabilities on our Consolidated Balance Sheet, represent the net amount of current income taxes we expect to pay to or receive from various taxing jurisdictions attributable to our operations to date. We currently file income tax returns in more than 100 jurisdictions and consider many factors, including statutory, judicial and regulatory guidance, in estimating the appropriate accrued income taxes for each jurisdiction.
In applying the applicable accounting guidance, we monitor relevant tax authorities and change our estimate of accrued income taxes due to changes in income tax laws and their interpretation by the courts and regulatory authorities. These revisions of our estimate of accrued income taxes, which also may result from our income tax planning and from the resolution of income tax controversies, may be material to our operating results for any given period.
Net deferred tax assets, reported as a component of other assets on our Consolidated Balance Sheet, represent the net decrease in taxes expected to be paid in the future because of net operating loss (NOL) and tax credit carryforwards and because of future reversals of temporary differences in the bases of assets and liabilities as measured by tax laws and their bases as reported in the financial statements. NOL and tax credit carryforwards result in reductions to future tax liabilities, and many of these attributes can expire if not utilized within certain periods. We consider the need for valuation allowances to reduce net deferred tax assets to the amounts we estimate are more-likely-than-not to be realized.

100 Bank of America 2011

While we have established some valuation allowances for certain state and non-U.S. deferred tax assets, we have concluded that our estimates of future taxable income by jurisdiction will be sufficient to realize all U.S. federal and U.K. deferred tax assets, including NOL and tax credit carryforwards, that are not subject to any special limitations (such as change-in-control limitations) prior to any expiration. Significant decreases to our estimate of future taxable income by jurisdiction could materially change our conclusions about how much of our tax attributes and other deferred tax assets are more-likely-than-not to be realized prior to their expiration. See Note 21 – Income Taxes to the Consolidated Financial Statements for a table of significant tax attributes and additional information.
Goodwill and Intangible Assets
Background
The nature of and accounting for goodwill and intangible assets are discussed in Note 1 – Summary of Significant Accounting Principles and Note 10 – Goodwill and Intangible Assets to the Consolidated Financial Statements. Goodwill is reviewed for potential impairment at the reporting unit level on an annual basis, which for the Corporation is performed as of June 30, and in interim periods if events or circumstances indicate a potential impairment. A reporting unit is an operating segment or one level below. As reporting units are determined after an acquisition or evolve with changes in business strategy, goodwill is assigned to reporting units and it no longer retains its association with a particular acquisition. All of the revenue streams and related activities of a reporting unit, whether acquired or organic, are available to support the value of the goodwill.
We use the reporting units’ allocated equity as a proxy for the carrying amount of equity for each reporting unit in our goodwill impairment tests as we do not maintain a record of equity as defined under GAAP at the reporting unit level. Allocated equity includes economic capital, goodwill and a percentage of intangible assets allocated to the reporting units. The allocation of economic capital to the reporting units utilized for goodwill impairment testing has the same basis as the allocation of economic capital to our operating segments. Economic capital allocation plans are incorporated into the Corporation’s financial plan which is approved by the Board on an annual basis. Allocated equity is updated on a quarterly basis.
The Corporation’s common stock price remained volatile during 2011 and 2010 primarily due to the continued uncertainty in the economy and in the financial services industry, as well as adverse developments related to our mortgage business and increased regulation. During these periods, our market capitalization remained below our recorded book value. We estimate that the fair value of all reporting units in aggregate as of the June 30, 2011 annual goodwill impairment test was $210.2 billion and the common stock market capitalization of the Corporation as of that date was $111.1 billion ($58.6 billion at December 31, 2011). As none of our reporting units are publicly-traded, individual reporting unit fair value determinations do not directly correlate to the Corporation’s stock price. Although we believe it is reasonable to conclude that market capitalization could be an indicator of fair value over time, we do not believe that recent fluctuations in our market capitalization reflect the fair value of our individual reporting units.
Estimating the fair value of reporting units is a subjective process that involves the use of estimates and judgments,

particularly related to cash flows, the appropriate discount rates and an applicable control premium. We determined the fair values of the reporting units using a combination of valuation techniques consistent with the market approach and the income approach, and included the use of independent valuation specialists.
The market approach we used estimates the fair value of the individual reporting units by incorporating any combination of the tangible capital, book capital and earnings multiples from comparable publicly-traded companies in industries similar to that of the reporting unit. The relative weight assigned to these multiples varies among the reporting units based on qualitative and quantitative characteristics, primarily the size and relative profitability of the reporting unit as compared to the comparable publicly-traded companies. Since the fair values determined under the market approach are representative of a noncontrolling interest, a control premium was added to arrive at the reporting units’ estimated fair values on a controlling basis.
For purposes of the income approach, we calculated discounted cash flows by taking the net present value of estimated future cash flows and an appropriate terminal value. Our discounted cash flow analysis employs a capital asset pricing model in estimating the discount rate (i.e., cost of equity financing) for each reporting unit. The inputs to this model include the risk-free rate of return, beta, which is a measure of the level of non-diversifiable risk associated with comparable companies for each specific reporting unit, market equity risk premium and in certain cases an unsystematic (company-specific) risk factor. The unsystematic risk factor is the input that specifically addresses uncertainty related to our projections of earnings and growth, including the uncertainty related to loss expectations. We utilized discount rates that we believe adequately reflect the risk and uncertainty in the financial markets generally and specifically in our internally developed forecasts. We estimated expected rates of equity returns based on historical market returns and risk/return rates for similar industries of the reporting unit. We use our internal forecasts to estimate future cash flows and actual results may differ from forecasted results.
International Consumer Card Businesses
Of the $1.9 billion of goodwill associated with the international consumer card businesses, $526 million of goodwill was allocated, on a relative fair value basis, to the Canadian consumer card business which was sold on December 1, 2011.
During the three months ended December 31, 2011, a goodwill impairment test was performed for the European consumer card businesses reporting unit as it was likely that the carrying amount of the business exceeded the fair value due to a decrease in future growth projections. We concluded that goodwill was impaired, and accordingly, recorded a non-cash, non-tax deductible goodwill impairment charge of $581 million for the European consumer card businesses.
Consumer Real Estate Services
In connection with the sale of Balboa on June 1, 2011, we allocated, on a relative fair value basis, $193 million of CRES goodwill to the business in determining the gain on the sale.
During the three months ended June 30, 2011, as a consequence of the BNY Mellon Settlement entered into by the Corporation on June 28, 2011, the adverse impact of the incremental mortgage-related charges and the continued economic slowdown in the mortgage business, we performed a

Bank of America 2011 101

goodwill impairment test for the CRES reporting unit. We concluded that the remaining balance of goodwill of $2.6 billion was impaired, and accordingly, recorded a non-cash, non-tax deductible goodwill impairment charge to reduce the carrying value of the goodwill in CRES to zero.
2011 Annual Impairment Test
During the three months ended September 30, 2011, we completed our annual goodwill impairment test as of June 30, 2011 for all reporting units which had goodwill. In performing the first step of the annual goodwill impairment analysis, we compared the fair value of each reporting unit to its current carrying value, including goodwill. To determine fair value, we utilized a combination of the market approach and income approach. Under the market approach, we compared earnings and equity multiples of the individual reporting units to multiples of public companies comparable to the individual reporting units. The control premiums used in the June 30, 2011 annual goodwill impairment test ranged from 25 percent to 35 percent. Under the income approach, we updated our assumptions to reflect the current market environment. The discount rates used in the June 30, 2011 annual goodwill impairment test ranged from 11 percent to 16 percent depending on the relative risk of a reporting unit. Growth rates developed by management for individual revenue and expense items in each reporting unit ranged from 0.7 percent to 6.7 percent. For certain revenue and expense items that have been significantly affected by the current economic environment and financial reform, management developed separate long-term forecasts.
Based on the results of step one of the annual goodwill impairment test, we determined that step two was not required for any of the reporting units as their fair value exceeded their carrying value indicating there was no impairment.
2010 Impairment Tests
During the three months ended September 30, 2010, we performed a goodwill impairment test for the Card Services reporting unit within CBB due to the continued stress on the business and the uncertain debit card interchange provisions under the Financial Reform Act. We concluded that goodwill was impaired, and accordingly, recorded a non-cash, non-tax deductible goodwill impairment charge of $10.4 billion to reduce the carrying value of the goodwill in CBB.
During the three months ended December 31, 2010, we performed a goodwill impairment test for the CRES reporting unit as it was likely that there was a decline in its fair value as a result of increased uncertainties, including existing and potential litigation exposure and other related risks, higher servicing costs including those related to loss mitigation, foreclosure related issues and the redeployment of centralized sales resources. We concluded that goodwill was impaired, and accordingly, recorded a non-cash, non-tax deductible goodwill impairment charge of $2.0 billion in CRES.
Representations and Warranties
The methodology used to estimate the liability for obligations under representations and warranties related to transfers of residential mortgage loans is a function of the representations and warranties given and considers a variety of factors. Depending upon the counterparty, these factors include actual defaults, estimated future defaults, historical loss experience, estimated home prices, other economic conditions, estimated probability that we will receive a repurchase request, including consideration of whether presentation thresholds will be met, number of payments made by the borrower prior to default, estimated probability that we will be required to repurchase a loan and the experience with and the behavior of the counterparty. It also considers bulk settlements, as appropriate. The estimate of the liability for obligations under representations and warranties is based upon currently available information, significant judgment, and a number of factors, including those set forth above, that are subject to change. Changes to any one of these factors could significantly impact the estimate of our liability.
The provision for representations and warranties may vary significantly each period as the methodology used to estimate the expense continues to be refined based on the level and type of repurchase requests presented, defects identified, the latest experience gained on repurchase requests and other relevant facts and circumstances. The estimated range of possible loss related to non-GSE representations and warranties exposure has been disclosed. For the GSE claims where we have established a representations and warranties liability as discussed in Note 9 – Representations and Warranties Obligations and Corporate Guarantees to the Consolidated Financial Statements, an assumed simultaneous increase or decrease of 10 percent in estimated future defaults, loss severity and the net repurchase rate would result in an increase of approximately $850 million or decrease of approximately $800 million in the representations and warranties liability as of December 31, 2011. Viewed from the perspective of home prices, for each one percent change in home prices, the liability for representations and warranties on unsettled GSE originations is estimated to be impacted by $125 million based on projected collateral losses and defect rates. These sensitivities are hypothetical and are intended to provide an indication of the impact of a significant change in these key assumptions on the representations and warranties liability. In reality, changes in one assumption may result in changes in other assumptions, which may or may not counteract the sensitivity.
For additional information on representations and warranties, see Off-Balance Sheet Arrangements and Contractual Obligations – Representations and Warranties on page 33, as well as Note 9 – Representations and Warranties Obligations and Corporate Guarantees and Note 14 – Commitments and Contingencies to the Consolidated Financial Statements.
Litigation Reserve
In accordance with applicable accounting guidance, the Corporation establishes an accrued liability for litigation and regulatory matters when those matters present loss contingencies that are both probable and estimable. In such cases, there may be an exposure to loss in excess of any amounts accrued. When a loss contingency is not both probable and estimable, the Corporation does not establish an accrued liability. As a litigation or regulatory matter develops, the Corporation, in conjunction with any outside counsel handling the matter, evaluates on an ongoing basis whether such matter presents a loss contingency that is both probable and estimable. If, at the time of evaluation, the loss contingency related to a litigation or regulatory matter is not both probable and estimable, the matter will continue to be monitored for further developments that would make such loss contingency both probable and estimable. Once the loss contingency related to a litigation or regulatory matter is deemed to be both probable and estimable, the Corporation will establish an accrued liability

102 Bank of America 2011

with respect to such loss contingency and record a corresponding amount of litigation-related expense. The Corporation will continue to monitor the matter for further developments that could affect the amount of the accrued liability that has been previously established.
For a limited number of the matters disclosed in Note 14 – Commitments and Contingencies to the Consolidated Financial Statements for which a loss is probable or reasonably possible in future periods, whether in excess of a related accrued liability or where there is no accrued liability, we are able to estimate a range of possible loss. In determining whether it is possible to provide an estimate of loss or range of possible loss, the Corporation reviews and evaluates its material litigation and regulatory matters on an ongoing basis, in conjunction with any outside counsel handling the matter, in light of potentially relevant factual and legal developments. These may include information learned through the discovery process, rulings on dispositive motions, settlement discussions, and other rulings by courts, arbitrators or others. In cases in which the Corporation possesses sufficient information to develop an estimate of loss or range of possible loss, that estimate is aggregated and disclosed in Note 14 – Commitments and Contingencies to the Consolidated Financial Statements. For other disclosed matters for which a loss is probable or reasonably possible, such an estimate is not possible. Those matters for which an estimate is not possible are not included within this estimated range. Therefore, the estimated range of possible loss represents what we believe to be an estimate of possible loss only for certain matters meeting these criteria. It does not represent the Corporation’s maximum loss exposure. Information is provided in Note 14 – Commitments and Contingencies to the Consolidated Financial Statements regarding the nature of all of these contingencies and, where specified, the amount of the claim associated with these loss contingencies.
Consolidation and Accounting for Variable Interest Entities
In accordance with applicable accounting guidance, an entity that has a controlling financial interest in a VIE is referred to as the primary beneficiary and consolidates the VIE. The Corporation is deemed to have a controlling financial interest and is the primary beneficiary of a VIE if it has both the power to direct the activities of the VIE that most significantly impact the VIE’s economic performance and an obligation to absorb losses or the right to receive benefits that could potentially be significant to the VIE.
Determining whether an entity has a controlling financial interest in a VIE requires significant judgment. An entity must assess the purpose and design of the VIE, including explicit and implicit contractual arrangements, and the entity’s involvement in both the design of the VIE and its ongoing activities. The entity must then determine which activities have the most significant impact on the economic performance of the VIE and whether the entity has the power to direct such activities. For VIEs that hold financial assets, the party that services the assets or makes investment management decisions may have the power to direct the most significant activities of a VIE. Alternatively, a third party that has the unilateral right to replace the servicer or investment manager or to liquidate the VIE may be deemed to be the party with power. If there are no significant ongoing activities, the party that was responsible for the design of the VIE may be deemed to have power. If the entity determines that it has the power to direct the most significant activities of the VIE, then the entity must determine if it has either an obligation to absorb losses or the right to receive benefits that could potentially be significant to the VIE. Such economic interests may include investments in debt or equity instruments issued by the VIE, liquidity commitments, and explicit and implicit guarantees.
On a quarterly basis, we reassess whether we have a controlling financial interest and are the primary beneficiary of a VIE. The quarterly reassessment process considers whether we have acquired or divested the power to direct the activities of the VIE through changes in governing documents or other circumstances. The reassessment also considers whether we have acquired or disposed of a financial interest that could be significant to the VIE, or whether an interest in the VIE has become significant or is no longer significant. The consolidation status of the VIEs with which we are involved may change as a result of such reassessments. Changes in consolidation status are applied prospectively, with assets and liabilities of a newly consolidated VIE initially recorded at fair value. A gain or loss may be recognized upon deconsolidation of a VIE depending on the carrying amounts of deconsolidated assets and liabilities compared to the fair value of retained interests and ongoing contractual arrangements.

Bank of America 2011 103

2010 Compared to 2009
The following discussion and analysis provides a comparison of our results of operations for 2010 and 2009. This discussion should be read in conjunction with the Consolidated Financial Statements and related Notes. Tables 7 and 8 contain financial data to supplement this discussion.

Overview
Net Income/Loss
Net loss totaled $2.2 billion in 2010 compared to net income of $6.3 billion in 2009. Including preferred stock dividends, the net loss applicable to common shareholders was $3.6 billion, or $(0.37) per diluted share. Those results compared to a net loss applicable to common shareholders of $2.2 billion, or $(0.29) per diluted share for 2009.
Net Interest Income
Net interest income on a FTE basis increased $4.3 billion to $52.7 billion for 2010 compared to 2009. The increase was due to the impact of deposit pricing and the adoption of new consolidation guidance which contributed $10.5 billion to net interest income in 2010. The increase was partially offset by lower commercial and consumer loan levels, the sale of First Republic in 2010 and lower rates on core assets and trading assets and liabilities, including derivative exposures. The net interest yield on a FTE basis increased 13 bps to 2.78 percent for 2010 compared to 2009 due to the factors described above.
Noninterest Income
Noninterest income decreased $13.8 billion to $58.7 billion in 2010 compared to 2009. Card income decreased $245 million due to the implementation of the CARD Act partially offset by the impact of the new consolidation guidance and higher interchange income. Service charges decreased $1.6 billion largely due to the impact of overdraft policy changes in conjunction with Regulation E, which became effective in the third quarter of 2010 and the impact of our overdraft policy changes implemented in late 2009. Equity investment income decreased $4.8 billion, as net gains on the sales of certain strategic investments during 2010 were less than gains in 2009 that included a $7.3 billion gain related to the sale of a portion of our investment in CCB. Trading account profits decreased $2.2 billion due to more favorable market conditions in 2009 and investor concerns regarding sovereign debt fears and regulatory uncertainty. DVA gains, net of hedges, on derivative liabilities of $262 million for 2010 compared to losses of $662 million for 2009. Mortgage banking income decreased $6.1 billion due to an increase of $4.9 billion in representations and warranties provision and lower volume and margins. Gains on sales of debt securities decreased $2.2 billion driven by a lower volume of sales of debt securities. The decrease also included the impact of losses in 2010 related to portfolio restructuring activities. Other income (loss) improved by $2.4 billion. 2009 included a net negative fair value adjustment related to our own credit of $4.9 billion on structured liabilities compared to a net positive adjustment of $18 million in 2010, and 2009 also included a $3.8 billion gain on the contribution of our merchant services business to a joint venture. Legacy asset write-downs included in other income (loss) were $1.7 billion in 2009 compared to net gains of $256 million in 2010. Impairment losses recognized in earnings on AFS debt securities decreased $1.9 billion reflecting lower impairment write-downs on non-agency RMBS and CDOs.

Provision for Credit Losses
The provision for credit losses decreased $20.1 billion to $28.4 billion for 2010 compared to 2009 due to improving portfolio trends across the consumer and commercial portfolios. Net charge-offs totaled $34.3 billion, or 3.60 percent of average loans and leases for 2010 compared to $33.7 billion, or 3.58 percent for 2009.
Noninterest Expense
Noninterest expense increased $16.4 billion to $83.1 billion for 2010 compared to 2009 largely due to goodwill impairment charges of $12.4 billion. The increase was also driven by a $3.6 billion increase in personnel costs reflecting the build-out of several businesses, the recognition of expense on proportionally larger 2009 incentive deferrals and the U.K. payroll tax on certain year-end incentive payments, as well as a $1.6 billion increase in litigation costs. These increases were partially offset by a $901 million decline in merger and restructuring charges compared to 2009. Noninterest expense for 2009 included a special FDIC assessment of $724 million.
Income Tax Expense
Income tax expense was $915 million for 2010 compared to a benefit of $1.9 billion for 2009. The effective tax rate in 2010 was not meaningful due to the impact of non-deductible goodwill impairment charges of $12.4 billion. The effective tax rate for 2010 excluding goodwill impairment charges was 8.3 percent compared to (44.0) percent in 2009. The change in the effective tax rate from the prior year was primarily driven by an increase in pre-tax income excluding the non-deductible goodwill impairment charges. Also impacting the 2010 effective tax rate was a $392 million charge from a U.K. law change and a $1.7 billion tax benefit from the release of a portion of the deferred tax asset valuation allowance related to acquired capital loss carryforward tax benefits compared to $650 million in 2009.

Business Segment Operations
Consumer & Business Banking
CBB recorded a net loss of $5.1 billion in 2010 compared to net income of $232 million in 2009 primarily due to a $10.4 billion goodwill impairment charge, a decline in revenue and an increase in litigation expense, partially offset by lower provision for credit losses. Net interest income decreased $1.1 billion to $24.3 billion due to a decrease in average loans and yields and a lower net interest income allocation related to ALM activities, partially offset by a customer shift to more liquid deposit products and continued deposit pricing discipline. Noninterest income decreased $6.1 billion to $13.9 billion driven by the 2009 gain of $3.8 billion related to the contribution of the merchant services business into a joint venture, the impact of overdraft policy changes in conjunction with Regulation E, which was effective in the third quarter of 2010, as well as our overdraft policy changes implemented in late 2009 and lower card income primarily due to the implementation of the CARD Act. The decreases in noninterest income were partially offset by higher interchange income during 2010 and the gain on the sale of our MasterCard position. The provision for credit losses improved $16.0 billion to $11.6 billion due to lower delinquencies and bankruptcies as a result of the improved economic environment, which resulted in a reduction in

104 Bank of America 2011

the allowance for credit losses in 2010 compared to an increase in 2009. Noninterest expense increased $11.3 billion to $28.6 billion primarily due to the goodwill impairment charge and litigation expense.
Consumer Real Estate Services
CRES net loss increased $5.1 billion to a net loss of $8.9 billion in 2010 primarily due to a $4.9 billion increase in representations and warranties provision and a $2.0 billion goodwill impairment charge, partially offset by a decline in the provision for credit losses driven by improving portfolio trends. Mortgage banking income declined driven by the increased representations and warranties provision and lower production volume reflecting a drop in the overall size of the mortgage market. The provision for credit losses decreased $2.8 billion to $8.5 billion driven by improving portfolio trends which led to lower reserve additions, including those associated with the Countrywide PCI home equity portfolio. Noninterest expense increased $3.4 billion to $14.8 billion due to the goodwill impairment charge, higher litigation expense and an increase in default-related servicing expense, partially offset by lower production expense and insurance losses.
Global Banking
Net income increased $4.8 billion to $4.9 billion in 2010 driven by lower provision for credit losses. Net interest income decreased by $210 million to $10.1 billion as growth in average deposits was offset by a lower net interest income allocation related to ALM activities and a decline in average loan and lease balances. Noninterest income increased $1.3 billion to $7.7 billion primarily due to gains on legacy assets compared to losses in 2009. The provision for credit losses decreased $7.1 billion to $1.3 billion driven by improvements from stabilizing values in the commercial real estate portfolio and improved borrower credit profiles in the commercial portfolio.
Global Markets
Net income decreased $2.9 billion to $4.2 billion in 2010 driven by lower sales and trading revenue due to more favorable market conditions in 2009, partially offset by credit valuation gains on derivative liabilities and gains on legacy assets compared to losses in 2009. Sales and trading revenue, excluding DVA was $16.4 billion in 2010 compared to $17.5 billion in 2009 due to increased investor risk aversion and more favorable market conditions in 2009. Noninterest expense increased $1.7 billion to $11.8 billion driven by higher compensation costs as a result of the recognition of expense on a proportionally larger amount of prior year incentive deferrals and investments in infrastructure and personnel associated with further development of the business. Income tax expense was adversely affected by a charge related to the U.K. tax rate reduction impacting the carrying value of deferred tax assets.
Global Wealth & Investment Management
Net income decreased $346 million to $1.4 billion in 2010 driven by higher noninterest expense and the tax-related effect of the sale of the Columbia Management long-term asset management business partially offset by higher noninterest income and lower credit costs. Net interest income decreased $203 million to $5.7 billion as the positive impact of higher deposit levels was more than offset by lower revenue from corporate ALM activity. Noninterest income increased $685 million to $10.6 billion primarily due to higher asset management fees driven by stronger markets, continued long-term AUM flows and higher transactional activity. The provision for credit losses decreased $414 million to $646 million driven by improving portfolio trends and the recognition of a single large commercial charge-off in 2009. Noninterest expense increased $1.1 billion to $13.2 billion primarily due to higher revenue-related expenses, support costs and personnel costs associated with further investment in the business.
All Other
Net income increased $370 million to $1.3 billion in 2010. Net interest income decreased $1.9 billion to $3.7 billion driven by a $1.4 billion lower funding differential on certain securitizations and the impact of capital raises occurring throughout 2009 that were not allocated to the businesses. Noninterest income decreased $5.7 billion to $6.1 billion as the prior year included a $7.3 billion gain resulting from a sale of shares of CCB and an increase of $1.4 billion on net gains on the sale of debt securities. This was offset by net negative fair value adjustments related to our own credit of $4.9 billion on structured liabilities in 2009 compared to a net positive adjustment of $18 million in 2010 and higher valuation adjustments and gains on sales of select investments in GPI. Also, in 2010, we sold our investments in Itaú Unibanco and Santander resulting in a net gain of approximately $800 million, as well as the gains on CCB and BlackRock. The provision for credit losses decreased $4.9 billion to $6.3 billion due to improving portfolio trends in the residential mortgage portfolio partially offset by further deterioration in the Countrywide PCI discontinued real estate portfolio.

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Statistical Tables

Table I Average Balances and Interest Rates – FTE Basis

	2011			2010			2009
(Dollars in millions)	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate
Earning assets
Time deposits placed and other short-term investments (1)	$28,242	$366	1.29%	$27,419	$292	1.06%	$27,465	$334	1.22%
Federal funds sold and securities borrowed or purchased under agreements to resell	245,069	2,147	0.88	256,943	1,832	0.71	235,764	2,894	1.23
Trading account assets	187,340	6,142	3.28	213,745	7,050	3.30	217,048	8,236	3.79
Debt securities (2)	337,120	9,602	2.85	323,946	11,850	3.66	271,048	13,224	4.88
Loans and leases (3):
Residential mortgage (4)	265,546	11,096	4.18	245,727	11,736	4.78	249,335	13,535	5.43
Home equity	130,781	5,041	3.85	145,860	5,990	4.11	154,761	6,736	4.35
Discontinued real estate	14,730	501	3.40	13,830	527	3.81	17,340	1,082	6.24
U.S. credit card	105,478	10,808	10.25	117,962	12,644	10.72	52,378	5,666	10.82
Non-U.S. credit card	24,049	2,656	11.04	28,011	3,450	12.32	19,655	2,122	10.80
Direct/Indirect consumer (5)	90,163	3,716	4.12	96,649	4,753	4.92	99,993	6,016	6.02
Other consumer (6)	2,760	176	6.39	2,927	186	6.34	3,303	237	7.17
Total consumer	633,507	33,994	5.37	650,966	39,286	6.04	596,765	35,394	5.93
U.S. commercial	192,524	7,360	3.82	195,895	7,909	4.04	223,813	8,883	3.97
Commercial real estate (7)	44,406	1,522	3.43	59,947	2,000	3.34	73,349	2,372	3.23
Commercial lease financing	21,383	1,001	4.68	21,427	1,070	4.99	21,979	990	4.51
Non-U.S. commercial	46,276	1,382	2.99	30,096	1,091	3.62	32,899	1,406	4.27
Total commercial	304,589	11,265	3.70	307,365	12,070	3.93	352,040	13,651	3.88
Total loans and leases	938,096	45,259	4.82	958,331	51,356	5.36	948,805	49,045	5.17
Other earning assets	98,792	3,506	3.55	117,189	3,919	3.34	130,063	5,105	3.92
Total earning assets (8)	1,834,659	67,022	3.65	1,897,573	76,299	4.02	1,830,193	78,838	4.31
Cash and cash equivalents (1)	112,616	186		174,621	368		196,237	379
Other assets, less allowance for loan and lease losses	349,047			367,412			416,638
Total assets	$2,296,322			$2,439,606			$2,443,068
Interest-bearing liabilities
U.S. interest-bearing deposits:
Savings	$40,364	$100	0.25%	$36,649	$157	0.43%	$33,671	$215	0.64%
NOW and money market deposit accounts	470,519	1,060	0.23	441,589	1,405	0.32	358,712	1,557	0.43
Consumer CDs and IRAs	110,922	1,045	0.94	142,648	1,723	1.21	218,041	5,054	2.32
Negotiable CDs, public funds and other time deposits	17,227	120	0.70	17,683	226	1.28	37,796	473	1.25
Total U.S. interest-bearing deposits	639,032	2,325	0.36	638,569	3,511	0.55	648,220	7,299	1.13
Non-U.S. interest-bearing deposits:
Banks located in non-U.S. countries	20,563	138	0.67	18,102	144	0.80	18,688	145	0.78
Governments and official institutions	1,985	7	0.35	3,349	10	0.28	6,270	16	0.26
Time, savings and other	61,851	532	0.86	55,059	332	0.60	57,045	347	0.61
Total non-U.S. interest-bearing deposits	84,399	677	0.80	76,510	486	0.64	82,003	508	0.62
Total interest-bearing deposits	723,431	3,002	0.42	715,079	3,997	0.56	730,223	7,807	1.07
Federal funds purchased, securities loaned or sold under agreements to repurchase and other short-term borrowings	324,269	4,599	1.42	430,329	3,699	0.86	488,644	5,512	1.13
Trading account liabilities	84,689	2,212	2.61	91,669	2,571	2.80	72,207	2,075	2.87
Long-term debt	421,229	11,807	2.80	490,497	13,707	2.79	446,634	15,413	3.45
Total interest-bearing liabilities (8)	1,553,618	21,620	1.39	1,727,574	23,974	1.39	1,737,708	30,807	1.77
Noninterest-bearing sources:
Noninterest-bearing deposits	312,371			273,507			250,743
Other liabilities	201,238			205,290			209,972
Shareholders’ equity	229,095			233,235			244,645
Total liabilities and shareholders’ equity	$2,296,322			$2,439,606			$2,443,068
Net interest spread			2.26%			2.63%			2.54%
Impact of noninterest-bearing sources			0.21			0.13			0.08
Net interest income/yield on earning assets (1)		$45,402	2.47%		$52,325	2.76%		$48,031	2.62%

(1)
For this presentation, fees earned on overnight deposits placed with the Federal Reserve are included in the cash and cash equivalents line, consistent with the Corporation’s Consolidated Balance Sheet presentation of these deposits. Net interest income and net interest yield in the table are calculated excluding these fees.

(2)	Yields on AFS debt securities are calculated based on fair value rather than the cost basis. The use of fair value does not have a material impact on net interest yield.

(3)
Nonperforming loans are included in the respective average loan balances. Income on these nonperforming loans is recognized on a cash basis. PCI loans were recorded at fair value upon acquisition and accrete interest income over the remaining life of the loan.

(4)	Includes non-U.S. residential mortgage loans of $91 million, $410 million and $622 million in 2011, 2010 and 2009, respectively.

(5)	Includes non-U.S. consumer loans of $8.5 billion, $7.9 billion and $8.0 billion in 2011, 2010 and 2009, respectively.

(6)
Includes consumer finance loans of $1.8 billion, $2.1 billion and $2.4 billion; other non-U.S. consumer loans of $878 million, $731 million and $657 million; and consumer overdrafts of $93 million, $111 million and $217 million in 2011, 2010 and 2009, respectively.

(7)
Includes U.S. commercial real estate loans of $42.1 billion, $57.3 billion and $70.7 billion; and non-U.S. commercial real estate loans of $2.3 billion, $2.7 billion and $2.7 billion in 2011, 2010 and 2009, respectively.

(8)
Interest income includes the impact of interest rate risk management contracts, which decreased interest income on the underlying assets $2.6 billion, $1.4 billion and $456 million in 2011, 2010 and 2009, respectively. Interest expense includes the impact of interest rate risk management contracts, which decreased interest expense on the underlying liabilities $2.6 billion, $3.5 billion and $3.0 billion in 2011, 2010 and 2009, respectively. For further information on interest rate contracts, see Interest Rate Risk Management for Nontrading Activities on page 93.

106 Bank of America 2011

Table II Analysis of Changes in Net Interest Income – FTE Basis

	From 2010 to 2011			From 2009 to 2010
	Due to Change in (1)			Due to Change in (1)
(Dollars in millions)	Volume	Rate	Net Change	Volume	Rate	Net Change
Increase (decrease) in interest income
Time deposits placed and other short-term investments (2)	$7	$67	$74	$1	$(43)	$(42)
Federal funds sold and securities borrowed or purchased under agreements to resell	(92)	407	315	266	(1,328)	(1,062)
Trading account assets	(868)	(40)	(908)	(135)	(1,051)	(1,186)
Debt securities	489	(2,737)	(2,248)	2,585	(3,959)	(1,374)
Loans and leases:
Residential mortgage	957	(1,597)	(640)	(192)	(1,607)	(1,799)
Home equity	(615)	(334)	(949)	(391)	(355)	(746)
Discontinued real estate	34	(60)	(26)	(219)	(336)	(555)
U.S. credit card	(1,337)	(499)	(1,836)	7,097	(119)	6,978
Non-U.S. credit card	(487)	(307)	(794)	903	425	1,328
Direct/Indirect consumer	(317)	(720)	(1,037)	(198)	(1,065)	(1,263)
Other consumer	(11)	1	(10)	(27)	(24)	(51)
Total consumer			(5,292)			3,892
U.S. commercial	(131)	(418)	(549)	(1,106)	132	(974)
Commercial real estate	(517)	39	(478)	(436)	64	(372)
Commercial lease financing	(3)	(66)	(69)	(24)	104	80
Non-U.S. commercial	584	(293)	291	(121)	(194)	(315)
Total commercial			(805)			(1,581)
Total loans and leases			(6,097)			2,311
Other earning assets	(619)	206	(413)	(511)	(675)	(1,186)
Total interest income			$(9,277)			$(2,539)
Increase (decrease) in interest expense
U.S. interest-bearing deposits:
Savings	$17	$(74)	$(57)	$20	$(78)	$(58)
NOW and money market deposit accounts	101	(446)	(345)	342	(494)	(152)
Consumer CDs and IRAs	(381)	(297)	(678)	(1,745)	(1,586)	(3,331)
Negotiable CDs, public funds and other time deposits	(5)	(101)	(106)	(252)	5	(247)
Total U.S. interest-bearing deposits			(1,186)			(3,788)
Non-U.S. interest-bearing deposits:
Banks located in non-U.S. countries	21	(27)	(6)	(4)	3	(1)
Governments and official institutions	(4)	1	(3)	(7)	1	(6)
Time, savings and other	39	161	200	(11)	(4)	(15)
Total non-U.S. interest-bearing deposits			191			(22)
Total interest-bearing deposits			(995)			(3,810)
Federal funds purchased, securities loaned or sold under agreements to repurchase and other short-term borrowings	(910)	1,810	900	(649)	(1,164)	(1,813)
Trading account liabilities	(200)	(159)	(359)	556	(60)	496
Long-term debt	(1,955)	55	(1,900)	1,509	(3,215)	(1,706)
Total interest expense			(2,354)			(6,833)
Net increase (decrease) in interest income (2)			$(6,923)			$4,294

(1)
The changes for each category of interest income and expense are divided between the portion of change attributable to the variance in volume and the portion of change attributable to the variance in rate for that category. The unallocated change in rate or volume variance is allocated between the rate and volume variances.

(2)
For this presentation, fees earned on overnight deposits placed with the Federal Reserve are included in the cash and cash equivalents line, consistent with the Corporation's Consolidated Balance Sheet presentation of these deposits. Net interest income in the table is calculated excluding these fees.

Bank of America 2011 107

Table III Preferred Stock Cash Dividend Summary (as of February 23, 2012)

	December 31, 2011
Preferred Stock	Outstanding Notional Amount (in millions)	Declaration Date	Record Date	Payment Date	Per Annum Dividend Rate	Dividend Per Share
Series B (1)	$1	January 11, 2012	April 11, 2012	April 25, 2012	7.00%	$1.75
		November 18, 2011	January 11, 2012	January 25, 2012	7.00	1.75
		August 22, 2011	October 11, 2011	October 25, 2011	7.00	1.75
		May 11, 2011	July 11, 2011	July 25, 2011	7.00	1.75
		January 26, 2011	April 11, 2011	April 25, 2011	7.00	1.75
Series D (2)	$654	January 4, 2012	February 29, 2012	March 14, 2012	6.204%	$0.38775
		October 4, 2011	November 30, 2011	December 14, 2011	6.204	0.38775
		July 5, 2011	August 31, 2011	September 14, 2011	6.204	0.38775
		April 4, 2011	May 31, 2011	June 14, 2011	6.204	0.38775
		January 4, 2011	February 28, 2011	March 14, 2011	6.204	0.38775
Series E (2)	$340	January 4, 2012	January 31, 2012	February 15, 2012	Floating	$0.25556
		October 4, 2011	October 31, 2011	November 15, 2011	Floating	0.25556
		July 5, 2011	July 29, 2011	August 15, 2011	Floating	0.25556
		April 4, 2011	April 29, 2011	May 16, 2011	Floating	0.24722
		January 4, 2011	January 31, 2011	February 15, 2011	Floating	0.25556
Series H (2)	$2,862	January 4, 2012	January 15, 2012	February 1, 2012	8.20%	$0.51250
		October 4, 2011	October 15, 2011	November 1, 2011	8.20	0.51250
		July 5, 2011	July 15, 2011	August 1, 2011	8.20	0.51250
		April 4, 2011	April 15, 2011	May 2, 2011	8.20	0.51250
		January 4, 2011	January 15, 2011	February 1, 2011	8.20	0.51250
Series I (2)	$365	January 4, 2012	March 15, 2012	April 2, 2012	6.625%	$0.41406
		October 4, 2011	December 15, 2011	January 2, 2012	6.625	0.41406
		July 5, 2011	September 15, 2011	October 3, 2011	6.625	0.41406
		April 4, 2011	June 15, 2011	July 1, 2011	6.625	0.41406
		January 4, 2011	March 15, 2011	April 1, 2011	6.625	0.41406
Series J (2)	$951	January 4, 2012	January 15, 2012	February 1, 2012	7.25%	$0.45312
		October 4, 2011	October 15, 2011	November 1, 2011	7.25	0.45312
		July 5, 2011	July 15, 2011	August 1, 2011	7.25	0.45312
		April 4, 2011	April 15, 2011	May 2, 2011	7.25	0.45312
		January 4, 2011	January 15, 2011	February 1, 2011	7.25	0.45312
Series K (3, 4)	$1,544	January 4, 2012	January 15, 2012	January 30, 2012	Fixed-to-floating	$40.00
		July 5, 2011	July 15, 2011	August 1, 2011	Fixed-to-floating	40.00
		January 4, 2011	January 15, 2011	January 31, 2011	Fixed-to-floating	40.00
Series L	$3,080	December 16, 2011	January 1, 2012	January 30, 2012	7.25%	$18.125
		September 16, 2011	October 1, 2011	October 31, 2011	7.25	18.125
		June 17, 2011	July 1, 2011	August 1, 2011	7.25	18.125
		March 17, 2011	April 1, 2011	May 2, 2011	7.25	18.125
Series M (3, 4)	$1,310	October 4, 2011	October 31, 2011	November 15, 2011	Fixed-to-floating	$40.625
		April 4, 2011	April 30, 2011	May 16, 2011	Fixed-to-floating	40.625
Series T (1)	$5,000	December 16, 2011	December 26, 2011	January 10, 2012	6.00%	$1,500.00
		September 21, 2011	September 25, 2011	October 11, 2011	6.00	650.00

(1)	Dividends are cumulative.

(2)	Dividends per depositary share, each representing a 1/1,000th interest in a share of preferred stock.

(3)	Initially pays dividends semi-annually.

(4)	Dividends per depositary share, each representing a 1/25th interest in a share of preferred stock.

108 Bank of America 2011

Table III Preferred Stock Cash Dividend Summary (as of February 23, 2012) (continued)

	December 31, 2011
Preferred Stock	Outstanding Notional Amount (in millions)	Declaration Date	Record Date	Payment Date	Per Annum Dividend Rate	Dividend Per Share
Series 1 (5)	$109	January 4, 2012	February 15, 2012	February 28, 2012	Floating	$0.19167
		October 4, 2011	November 15, 2011	November 28, 2011	Floating	0.19167
		July 5, 2011	August 15, 2011	August 30, 2011	Floating	0.19167
		April 4, 2011	May 15, 2011	May 31, 2011	Floating	0.18542
		January 4, 2011	February 15, 2011	February 28, 2011	Floating	0.19167
Series 2 (5)	$363	January 4, 2012	February 15, 2012	February 28, 2012	Floating	$0.19167
		October 4, 2011	November 15, 2011	November 28, 2011	Floating	0.19167
		July 5, 2011	August 15, 2011	August 30, 2011	Floating	0.19167
		April 4, 2011	May 15, 2011	May 31, 2011	Floating	0.18542
		January 4, 2011	February 15, 2011	February 28, 2011	Floating	0.19167
Series 3 (5)	$653	January 4, 2012	February 15, 2012	February 28, 2012	6.375%	$0.39843
		October 4, 2011	November 15, 2011	November 28, 2011	6.375	0.39843
		July 5, 2011	August 15, 2011	August 29, 2011	6.375	0.39843
		April 4, 2011	May 15, 2011	May 31, 2011	6.375	0.39843
		January 4, 2011	February 15, 2011	February 28, 2011	6.375	0.39843
Series 4 (5)	$323	January 4, 2012	February 15, 2012	February 28, 2012	Floating	$0.25556
		October 4, 2011	November 15, 2011	November 28, 2011	Floating	0.25556
		July 5, 2011	August 15, 2011	August 30, 2011	Floating	0.25556
		April 4, 2011	May 15, 2011	May 31, 2011	Floating	0.24722
		January 4, 2011	February 15, 2011	February 28, 2011	Floating	0.25556
Series 5 (5)	$507	January 4, 2012	February 1, 2012	February 21, 2012	Floating	$0.25556
		October 4, 2011	November 1, 2011	November 21, 2011	Floating	0.25556
		July 5, 2011	August 1, 2011	August 22, 2011	Floating	0.25556
		April 4, 2011	May 1, 2011	May 23, 2011	Floating	0.24722
		January 4, 2011	February 1, 2011	February 22, 2011	Floating	0.25556
Series 6 (6)	$60	January 4, 2012	March 15, 2012	March 30, 2012	6.70%	$0.41875
		October 4, 2011	December 15, 2011	December 30, 2011	6.70	0.41875
		July 5, 2011	September 15, 2011	September 30, 2011	6.70	0.41875
		April 4, 2011	June 15, 2011	June 30, 2011	6.70	0.41875
		January 4, 2011	March 15, 2011	March 30, 2011	6.70	0.41875
Series 7 (6)	$17	January 4, 2012	March 15, 2012	March 30, 2012	6.25%	$0.39062
		October 4, 2011	December 15, 2011	December 30, 2011	6.25	0.39062
		July 5, 2011	September 15, 2011	September 30, 2011	6.25	0.39062
		April 4, 2011	June 15, 2011	June 30, 2011	6.25	0.39062
		January 4, 2011	March 15, 2011	March 30, 2011	6.25	0.39062
Series 8 (5)	$2,673	January 4, 2012	February 15, 2012	February 28, 2012	8.625%	$0.53906
		October 4, 2011	November 15, 2011	November 28, 2011	8.625	0.53906
		July 5, 2011	August 15, 2011	August 29, 2011	8.625	0.53906
		April 4, 2011	May 15, 2011	May 31, 2011	8.625	0.53906
		January 4, 2011	February 15, 2011	February 28, 2011	8.625	0.53906

(5)	Dividends per depositary share, each representing a 1/1,200th interest in a share of preferred stock.

(6)	Dividends per depositary share, each representing a 1/40th interest in a share of preferred stock.

Bank of America 2011 109

Table IV Outstanding Loans and Leases

	December 31
(Dollars in millions)	2011	2010 (1)	2009	2008	2007
Consumer
Residential mortgage (2)	$262,290	$257,973	$242,129	$248,063	$274,949
Home equity	124,699	137,981	149,126	152,483	114,820
Discontinued real estate (3)	11,095	13,108	14,854	19,981	n/a
U.S. credit card	102,291	113,785	49,453	64,128	65,774
Non-U.S. credit card	14,418	27,465	21,656	17,146	14,950
Direct/Indirect consumer (4)	89,713	90,308	97,236	83,436	76,538
Other consumer (5)	2,688	2,830	3,110	3,442	4,170
Total consumer loans	607,194	643,450	577,564	588,679	551,201
Consumer loans accounted for under the fair value option (6)	2,190	—	—	—	—
Total consumer	609,384	643,450	577,564	588,679	551,201
Commercial
U.S. commercial (7)	193,199	190,305	198,903	219,233	208,297
Commercial real estate (8)	39,596	49,393	69,447	64,701	61,298
Commercial lease financing	21,989	21,942	22,199	22,400	22,582
Non-U.S. commercial	55,418	32,029	27,079	31,020	28,376
Total commercial loans	310,202	293,669	317,628	337,354	320,553
Commercial loans accounted for under the fair value option (6)	6,614	3,321	4,936	5,413	4,590
Total commercial	316,816	296,990	322,564	342,767	325,143
Total loans and leases	$926,200	$940,440	$900,128	$931,446	$876,344

(1)	2011 and 2010 periods are presented in accordance with new consolidation guidance.

(2)
Includes non-U.S. residential mortgages of $85 million, $90 million and $552 million at December 31, 2011, 2010 and 2009, respectively. There were no material non-U.S. residential mortgage loans prior to January 1, 2009.

(3)
Includes $9.9 billion, $11.8 billion, $13.4 billion and $18.2 billion of pay option loans, and $1.2 billion, $1.3 billion, $1.5 billion and $1.8 billion of subprime loans at December 31, 2011, 2010, 2009 and 2008, respectively. We no longer originate these products.

(4)
Includes dealer financial services loans of $43.0 billion, $43.3 billion, $41.6 billion, $40.1 billion and $37.2 billion; consumer lending loans of $8.0 billion, $12.4 billion, $19.7 billion, $28.2 billion and $24.4 billion; U.S. securities-based lending margin loans of $23.6 billion, $16.6 billion, $12.9 billion, $0 and $0; student loans of $6.0 billion, $6.8 billion, $10.8 billion, $8.3 billion and $4.7 billion; non-U.S. consumer loans of $7.6 billion, $8.0 billion, $8.0 billion, $1.8 billion and $3.4 billion; and other consumer loans of $1.5 billion, $3.2 billion, $4.2 billion, $5.0 billion and $6.8 billion at December 31, 2011, 2010, 2009, 2008 and 2007, respectively.

(5)
Includes consumer finance loans of $1.7 billion, $1.9 billion, $2.3 billion, $2.6 billion and $3.0 billion, other non-U.S. consumer loans of $929 million, $803 million, $709 million, $618 million and $829 million, and consumer overdrafts of $103 million, $88 million, $144 million, $211 million and $320 million at December 31, 2011, 2010, 2009, 2008 and 2007, respectively.

(6)
Certain consumer loans are accounted for under the fair value option and include residential mortgage loans of $906 million and discontinued real estate loans of $1.3 billion at December 31, 2011. There were no consumer loans accounted for under the fair value option prior to 2011. Certain commercial loans are accounted for under the fair value option and include U.S. commercial loans of $2.2 billion, $1.6 billion, $3.0 billion, $3.5 billion and $3.5 billion, commercial real estate loans of $0, $79 million, $90 million, $203 million and $304 million and non-U.S. commercial loans of $4.4 billion, $1.7 billion, $1.9 billion, $1.7 billion and $790 million at December 31, 2011, 2010, 2009, 2008 and 2007, respectively.

(7)
Includes U.S. small business commercial loans, including card-related products, of $13.3 billion, $14.7 billion, $17.5 billion, $19.1 billion and $19.3 billion at December 31, 2011, 2010, 2009, 2008 and 2007, respectively.

(8)
Includes U.S. commercial real estate loans of $37.8 billion, $46.9 billion, $66.5 billion, $63.7 billion and $60.2 billion, and non-U.S. commercial real estate loans of $1.8 billion, $2.5 billion, $3.0 billion, $979 million and $1.1 billion at December 31, 2011, 2010, 2009, 2008 and 2007, respectively.

n/a = not applicable

110 Bank of America 2011

Table V Nonperforming Loans, Leases and Foreclosed Properties (1)

	December 31
(Dollars in millions)	2011	2010	2009	2008	2007
Consumer
Residential mortgage	$15,970	$17,691	$16,596	$7,057	$1,999
Home equity	2,453	2,694	3,804	2,637	1,340
Discontinued real estate	290	331	249	77	n/a
Direct/Indirect consumer	40	90	86	26	8
Other consumer	15	48	104	91	95
Total consumer (2)	18,768	20,854	20,839	9,888	3,442
Commercial
U.S. commercial	2,174	3,453	4,925	2,040	852
Commercial real estate	3,880	5,829	7,286	3,906	1,099
Commercial lease financing	26	117	115	56	33
Non-U.S. commercial	143	233	177	290	19
	6,223	9,632	12,503	6,292	2,003
U.S. small business commercial	114	204	200	205	152
Total commercial (3)	6,337	9,836	12,703	6,497	2,155
Total nonperforming loans and leases	25,105	30,690	33,542	16,385	5,597
Foreclosed properties	2,603	1,974	2,205	1,827	351
Total nonperforming loans, leases and foreclosed properties (4)	$27,708	$32,664	$35,747	$18,212	$5,948

(1)
Balances do not include PCI loans even though the customer may be contractually past due. Loans accounted for as PCI loans were written down to fair value upon acquisition and accrete interest income over the remaining life of the loan. In addition, the fully insured loan portfolio is also excluded from nonperforming loans and foreclosed properties since the principal repayments are insured.

(2)
In 2011, $2.6 billion in interest income was estimated to be contractually due on consumer loans classified as nonperforming at December 31, 2011 provided that these loans had been paying according to their terms and conditions, including TDRs of which $15.7 billion were performing at December 31, 2011 and not included in the table above. Approximately $985 million of the estimated $2.6 billion in contractual interest was received and included in earnings for 2011.

(3)
In 2011, $379 million in interest income was estimated to be contractually due on commercial loans and leases classified as nonperforming at December 31, 2011 provided that these loans and leases had been paying according to their terms and conditions, including TDRs of which $1.8 billion were performing at December 31, 2011 and not included in the table above. Approximately $123 million of the estimated $379 million in contractual interest was received and included in earnings for 2011.

(4)
Balances do not include loans accounted for under the fair value option. At December 31, 2011, there were $786 million of loans accounted for under the fair value option that were 90 days or more past due and not accruing interest.

n/a = not applicable

Table VI Accruing Loans and Leases Past Due 90 Days or More (1)

	December 31
(Dollars in millions)	2011	2010	2009	2008	2007
Consumer
Residential mortgage (2)	$21,164	$16,768	$11,680	$372	$237
U.S. credit card	2,070	3,320	2,158	2,197	1,855
Non-U.S. credit card	342	599	515	368	272
Direct/Indirect consumer	746	1,058	1,488	1,370	745
Other consumer	2	2	3	4	4
Total consumer	24,324	21,747	15,844	4,311	3,113
Commercial
U.S. commercial	75	236	213	381	119
Commercial real estate	7	47	80	52	36
Commercial lease financing	14	18	32	23	25
Non-U.S. commercial	—	6	67	7	16
	96	307	392	463	196
U.S. small business commercial	216	325	624	640	427
Total commercial	312	632	1,016	1,103	623
Total accruing loans and leases past due 90 days or more (3)	$24,636	$22,379	$16,860	$5,414	$3,736

(1)
Our policy is to classify consumer real estate-secured loans as nonperforming at 90 days past due, except the Countrywide PCI loan portfolio, the fully-insured loan portfolio and loans accounted for under the fair value option as referenced in footnote 3.

(2)	Balances are fully-insured loans.

(3)
Balances do not include loans accounted for under the fair value option. At December 31, 2011 and 2010 there were no loans past due 90 days or more still accruing interest accounted for under the fair value option. At December 31, 2009, there was $87 million of loans past due 90 days or more and still accruing interest accounted for under the fair value option.

Bank of America 2011 111

Table VII Allowance for Credit Losses

(Dollars in millions)	2011	2010	2009	2008	2007
Allowance for loan and lease losses, January 1 (1)	$41,885	$47,988	$23,071	$11,588	$9,016
Loans and leases charged off
Residential mortgage	(4,195)	(3,779)	(4,436)	(964)	(78)
Home equity	(4,990)	(7,059)	(7,205)	(3,597)	(286)
Discontinued real estate	(106)	(77)	(104)	(19)	n/a
U.S. credit card	(8,114)	(13,818)	(6,753)	(4,469)	(3,410)
Non-U.S. credit card	(1,691)	(2,424)	(1,332)	(639)	(453)
Direct/Indirect consumer	(2,190)	(4,303)	(6,406)	(3,777)	(1,885)
Other consumer	(252)	(320)	(491)	(461)	(346)
Total consumer charge-offs	(21,538)	(31,780)	(26,727)	(13,926)	(6,458)
U.S. commercial (2)	(1,690)	(3,190)	(5,237)	(2,567)	(1,135)
Commercial real estate	(1,298)	(2,185)	(2,744)	(895)	(54)
Commercial lease financing	(61)	(96)	(217)	(79)	(55)
Non-U.S. commercial	(155)	(139)	(558)	(199)	(28)
Total commercial charge-offs	(3,204)	(5,610)	(8,756)	(3,740)	(1,272)
Total loans and leases charged off	(24,742)	(37,390)	(35,483)	(17,666)	(7,730)
Recoveries of loans and leases previously charged off
Residential mortgage	363	109	86	39	22
Home equity	517	278	155	101	12
Discontinued real estate	14	9	3	3	n/a
U.S. credit card	838	791	206	308	347
Non-U.S. credit card	522	217	93	88	74
Direct/Indirect consumer	714	967	943	663	512
Other consumer	50	59	63	62	68
Total consumer recoveries	3,018	2,430	1,549	1,264	1,035
U.S. commercial (3)	500	391	161	118	128
Commercial real estate	351	168	42	8	7
Commercial lease financing	37	39	22	19	53
Non-U.S. commercial	3	28	21	26	27
Total commercial recoveries	891	626	246	171	215
Total recoveries of loans and leases previously charged off	3,909	3,056	1,795	1,435	1,250
Net charge-offs	(20,833)	(34,334)	(33,688)	(16,231)	(6,480)
Provision for loan and lease losses	13,629	28,195	48,366	26,922	8,357
Other (4)	(898)	36	(549)	792	695
Allowance for loan and lease losses, December 31	33,783	41,885	37,200	23,071	11,588
Reserve for unfunded lending commitments, January 1	1,188	1,487	421	518	397
Provision for unfunded lending commitments	(219)	240	204	(97)	28
Other (5)	(255)	(539)	862	—	93
Reserve for unfunded lending commitments, December 31	714	1,188	1,487	421	518
Allowance for credit losses, December 31	$34,497	$43,073	$38,687	$23,492	$12,106

(1)	The 2010 balance includes $10.8 billion of allowance for loan and lease losses related to the adoption of new consolidation guidance.

(2)	Includes U.S. small business commercial charge-offs of $1.1 billion, $2.0 billion, $3.0 billion, $2.0 billion and $931 million in 2011, 2010, 2009, 2008 and 2007, respectively.

(3)	Includes U.S. small business commercial recoveries of $106 million, $107 million, $65 million, $39 million and $51 million in 2011, 2010, 2009, 2008 and 2007, respectively.

(4)
The 2011 amount includes a $449 million reserve reduction in the allowance for loan and lease losses related to Canadian consumer card loans that were transferred to LHFS. The 2009 amount includes a $750 million reduction in the allowance for loan and lease losses related to credit card loans of $8.5 billion which were exchanged for $7.8 billion in held-to-maturity debt securities that were issued by the Corporation’s U.S. Credit Card Securitization Trust and retained by the Corporation. The 2008 amount includes the $1.2 billion addition to the Countrywide allowance for loan losses as of July 1, 2008. The 2007 amount includes $750 million of additions to the allowance for loan losses for certain acquisitions.

(5)
The 2011 and 2010 amounts primarily represent accretion of the Merrill Lynch purchase accounting adjustment and the impact of funding previously unfunded positions. The 2009 amount includes the remaining balance of the acquired Merrill Lynch reserve excluding those commitments accounted for under the fair value option, net of accretion, and the impact of funding previously unfunded positions. The 2007 amount includes a $124 million addition for reserve for unfunded lending commitments for a prior acquisition.

n/a = not applicable

112 Bank of America 2011

Table VII Allowance for Credit Losses (continued)

(Dollars in millions)	2011	2010	2009	2008	2007
Loan and allowance ratios:
Loans and leases outstanding at December 31 (5)	$917,396	$937,119	$895,192	$926,033	$871,754
Allowance for loan and lease losses as a percentage of total loans and leases outstanding at December 31 (5)	3.68%	4.47%	4.16%	2.49%	1.33%
Consumer allowance for loan and lease losses as a percentage of total consumer loans outstanding at December 31 (6)	4.88	5.40	4.81	2.83	1.23
Commercial allowance for loan and lease losses as a percentage of total commercial loans and leases outstanding at December 31 (7)	1.33	2.44	2.96	1.90	1.51
Average loans and leases outstanding (5)	$929,661	$954,278	$941,862	$905,944	$773,142
Net charge-offs as a percentage of average loans and leases outstanding (5)	2.24%	3.60%	3.58%	1.79%	0.84%
Allowance for loan and lease losses as a percentage of total nonperforming loans and leases at December 31 (5, 8)	135	136	111	141	207
Ratio of the allowance for loan and lease losses at December 31 to net charge-offs	1.62	1.22	1.10	1.42	1.79
Amounts included in allowance for loan and lease losses that are excluded from nonperforming loans and leases at December 31 (9)	$17,490	$22,908	$17,690	$11,679	$6,520
Allowance for loan and lease losses as a percentage of total nonperforming loans and leases excluding amounts included in the allowance for loan and lease losses that are excluded from nonperforming loans and leases at December 31 (9)	65%	62%	58%	70%	91%
Loan and allowance ratios excluding purchased credit-impaired loans:
Allowance for loan and lease losses as a percentage of total loans and leases outstanding at December 31 (5)	2.86%	3.94%	3.88%	2.53%	n/a
Consumer allowance for loan and lease losses as a percentage of total consumer loans outstanding at December 31 (6)	3.68	4.66	4.43	2.91	n/a
Commercial allowance for loan and lease losses as a percentage of total commercial loans and leases outstanding at December 31 (7)	1.33	2.44	2.96	1.90	n/a
Net charge-offs as a percentage of average loans and leases outstanding (5)	2.32	3.73	3.71	1.83	n/a
Allowance for loan and lease losses as a percentage of total nonperforming loans and leases at December 31 (5, 8)	101	116	99	136	n/a
Ratio of the allowance for loan and lease losses at December 31 to net charge-offs	1.22	1.04	1.00	1.38	n/a

(5)
Outstanding loan and lease balances and ratios do not include loans accounted for under the fair value option. Loans accounted for under the fair value option were $8.8 billion, $3.3 billion, $4.9 billion, $5.4 billion and $4.6 billion at December 31, 2011, 2010, 2009, 2008 and 2007, respectively. Average loans accounted for under the fair value option were $8.4 billion, $4.1 billion, $6.9 billion, $4.9 billion and $3.0 billion for 2011, 2010, 2009, 2008 and 2007, respectively.

(6)	Excludes consumer loans accounted for under the fair value option of $2.2 billion at December 31, 2011. There were no consumer loans accounted for under the fair value option prior to 2011.

(7)
Excludes commercial loans accounted for under the fair value option of $6.6 billion, $3.3 billion, $4.9 billion, $5.4 billion and $4.6 billion at December 31, 2011, 2010, 2009, 2008 and 2007, respectively.

(8)	For more information on our definition of nonperforming loans, see pages 69 and 77.

(9)	Primarily includes amounts allocated to the U.S. credit card and unsecured consumer lending portfolios in CBB, PCI loans and the non-U.S. credit portfolio in All Other.
n/a = not applicable

Bank of America 2011 113

Table VIII Allocation of the Allowance for Credit Losses by Product Type

	December 31
	2011		2010		2009		2008		2007
(Dollars in millions)	Amount	Percent of Total	Amount	Percent of Total	Amount	Percent of Total	Amount	Percent of Total	Amount	Percent of Total
Allowance for loan and lease losses
Residential mortgage	$5,935	17.57%	$5,082	12.14%	$4,773	12.83%	$1,382	5.99%	$207	1.79%
Home equity	13,094	38.76	12,887	30.77	10,116	27.19	5,385	23.34	963	8.31
Discontinued real estate	2,050	6.07	1,283	3.06	867	2.33	658	2.85	n/a	n/a
U.S. credit card	6,322	18.71	10,876	25.97	6,017	16.18	3,947	17.11	2,919	25.19
Non-U.S. credit card	946	2.80	2,045	4.88	1,581	4.25	742	3.22	441	3.81
Direct/Indirect consumer	1,153	3.41	2,381	5.68	4,227	11.36	4,341	18.81	2,077	17.92
Other consumer	148	0.44	161	0.38	204	0.55	203	0.88	151	1.30
Total consumer	29,648	87.76	34,715	82.88	27,785	74.69	16,658	72.20	6,758	58.32
U.S. commercial (1)	2,441	7.23	3,576	8.54	5,152	13.85	4,339	18.81	3,194	27.56
Commercial real estate	1,349	3.99	3,137	7.49	3,567	9.59	1,465	6.35	1,083	9.35
Commercial lease financing	92	0.27	126	0.30	291	0.78	223	0.97	218	1.88
Non-U.S. commercial	253	0.75	331	0.79	405	1.09	386	1.67	335	2.89
Total commercial (2)	4,135	12.24	7,170	17.12	9,415	25.31	6,413	27.80	4,830	41.68
Allowance for loan and lease losses	33,783	100.00%	41,885	100.00%	37,200	100.00%	23,071	100.00%	11,588	100.00%
Reserve for unfunded lending commitments	714		1,188		1,487		421		518
Allowance for credit losses (3)	$34,497		$43,073		$38,687		$23,492		$12,106

(1)	Includes allowance for U.S. small business commercial loans of $893 million, $1.5 billion, $2.4 billion, $2.4 billion and $1.4 billion at December 31, 2011, 2010, 2009, 2008 and 2007, respectively.

(2)
Includes allowance for loan and lease losses for impaired commercial loans of $545 million, $1.1 billion, $1.2 billion, $691 million and $123 million at December 31, 2011, 2010, 2009, 2008 and 2007, respectively.

(3)
Includes $8.5 billion, $6.4 billion, $3.9 billion and $750 million of valuation reserves presented with the allowance for credit losses related to PCI loans at December 31, 2011, 2010, 2009 and 2008, respectively.

n/a = not applicable

Table IX Selected Loan Maturity Data (1, 2)

	December 31, 2011
(Dollars in millions)	Due in One Year or Less	Due After One Year Through Five Years	Due After Five Years	Total
U.S. commercial	$57,572	$94,860	$42,955	$195,387
U.S. commercial real estate	14,073	19,164	4,533	37,770
Non-U.S. and other (3)	53,636	8,257	707	62,600
Total selected loans	$125,281	$122,281	$48,195	$295,757
Percent of total	42%	41%	17%	100%
Sensitivity of selected loans to changes in interest rates for loans due after one year:
Fixed interest rates		$11,480	$24,553
Floating or adjustable interest rates		110,801	23,642
Total		$122,281	$48,195

(1)	Loan maturities are based on the remaining maturities under contractual terms.

(2)	Includes loans accounted for under the fair value option.

(3)	Includes other consumer, commercial real estate and non-U.S. commercial loans.

114 Bank of America 2011

Table X Non-exchange Traded Commodity Contracts

	December 31, 2011
(Dollars in millions)	Asset Positions	Liability Positions
Net fair value of contracts outstanding, January 1, 2011	$4,773	$4,677
Effects of legally enforceable master netting agreements	10,756	10,756
Gross fair value of contracts outstanding, January 1, 2011	15,529	15,433
Contracts realized or otherwise settled	(9,976)	(10,300)
Fair value of new contracts	5,770	5,907
Other changes in fair value	2,584	1,944
Gross fair value of contracts outstanding, December 31, 2011	13,907	12,984
Effects of legally enforceable master netting agreements	(8,399)	(8,399)
Net fair value of contracts outstanding, December 31, 2011	$5,508	$4,585

Table XI Non-exchange Traded Commodity Contract Maturities

	December 31, 2011
(Dollars in millions)	Asset Positions	Liability Positions
Less than one year	$9,052	$8,219
Greater than or equal to one year and less than three years	2,624	2,723
Greater than or equal to three years and less than five years	861	900
Greater than or equal to five years	1,370	1,142
Gross fair value of contracts outstanding	13,907	12,984
Effects of legally enforceable master netting agreements	(8,399)	(8,399)
Net fair value of contracts outstanding	$5,508	$4,585

Bank of America 2011 115

Table XII Selected Quarterly Financial Data

	2011 Quarters				2010 Quarters
(In millions, except per share information)	Fourth	Third	Second	First	Fourth	Third	Second	First
Income statement
Net interest income	$10,701	$10,490	$11,246	$12,179	$12,439	$12,435	$12,900	$13,749
Noninterest income	14,187	17,963	1,990	14,698	9,959	14,265	16,253	18,220
Total revenue, net of interest expense	24,888	28,453	13,236	26,877	22,398	26,700	29,153	31,969
Provision for credit losses	2,934	3,407	3,255	3,814	5,129	5,396	8,105	9,805
Goodwill impairment	581	—	2,603	—	2,000	10,400	—	—
Merger and restructuring charges	101	176	159	202	370	421	508	521
All other noninterest expense (1)	18,840	17,437	20,094	20,081	18,494	16,395	16,745	17,254
Income (loss) before income taxes	2,432	7,433	(12,875)	2,780	(3,595)	(5,912)	3,795	4,389
Income tax expense (benefit)	441	1,201	(4,049)	731	(2,351)	1,387	672	1,207
Net income (loss)	1,991	6,232	(8,826)	2,049	(1,244)	(7,299)	3,123	3,182
Net income (loss) applicable to common shareholders	1,584	5,889	(9,127)	1,739	(1,565)	(7,647)	2,783	2,834
Average common shares issued and outstanding	10,281	10,116	10,095	10,076	10,037	9,976	9,957	9,177
Average diluted common shares issued and outstanding (2)	11,125	10,464	10,095	10,181	10,037	9,976	10,030	10,005
Performance ratios
Return on average assets	0.36%	1.07%	n/m	0.36%	n/m	n/m	0.50%	0.51%
Four quarter trailing return on average assets (3)	0.06	n/m	n/m	n/m	n/m	n/m	0.21	0.21
Return on average common shareholders’ equity	3.00	11.40	n/m	3.29	n/m	n/m	5.18	5.73
Return on average tangible common shareholders’ equity (4)	4.72	18.30	n/m	5.28	n/m	n/m	9.19	9.79
Return on average tangible shareholders’ equity (4)	5.20	17.03	n/m	5.54	n/m	n/m	8.98	9.55
Total ending equity to total ending assets	10.81	10.37	9.83%	10.15	10.08%	9.85%	9.85	9.80
Total average equity to total average assets	10.34	9.66	10.05	9.87	9.94	9.83	9.36	9.14
Dividend payout	6.60	1.73	n/m	6.06	n/m	n/m	3.63	3.57
Per common share data
Earnings (loss)	$0.15	$0.58	$(0.90)	$0.17	$(0.16)	$(0.77)	$0.28	$0.28
Diluted earnings (loss) (2)	0.15	0.56	(0.90)	0.17	(0.16)	(0.77)	0.27	0.28
Dividends paid	0.01	0.01	0.01	0.01	0.01	0.01	0.01	0.01
Book value	20.09	20.80	20.29	21.15	20.99	21.17	21.45	21.12
Tangible book value (4)	12.95	13.22	12.65	13.21	12.98	12.91	12.14	11.70
Market price per share of common stock
Closing	$5.56	$6.12	$10.96	$13.33	$13.34	$13.10	$14.37	$17.85
High closing	7.35	11.09	13.72	15.25	13.56	15.67	19.48	18.04
Low closing	4.99	6.06	10.50	13.33	10.95	12.32	14.37	14.45
Market capitalization	$58,580	$62,023	$111,060	$135,057	$134,536	$131,442	$144,174	$179,071
Average balance sheet
Total loans and leases	$932,898	$942,032	$938,513	$938,966	$940,614	$934,860	$967,054	$991,615
Total assets	2,207,567	2,301,454	2,339,110	2,338,538	2,370,258	2,379,397	2,494,432	2,516,590
Total deposits	1,032,531	1,051,320	1,035,944	1,023,140	1,007,738	973,846	991,615	981,015
Long-term debt	389,557	420,273	435,144	440,511	465,875	485,588	497,469	513,634
Common shareholders’ equity	209,324	204,928	218,505	214,206	218,728	215,911	215,468	200,380
Total shareholders’ equity	228,235	222,410	235,067	230,769	235,525	233,978	233,461	229,891
Asset quality (5)
Allowance for credit losses (6)	$34,497	$35,872	$38,209	$40,804	$43,073	$44,875	$46,668	$48,356
Nonperforming loans, leases and foreclosed properties (7)	27,708	29,059	30,058	31,643	32,664	34,556	35,598	35,925
Allowance for loan and lease losses as a percentage of total loans and leases outstanding (7)	3.68%	3.81%	4.00%	4.29%	4.47%	4.69%	4.75%	4.82%
Allowance for loan and lease losses as a percentage of total nonperforming loans and leases (7)	135	133	135	135	136	135	137	139
Allowance for loan and lease losses as a percentage of total nonperforming loans and leases excluding the purchased credit-impaired loan portfolio (6)	101	101	105	108	116	118	121	124
Amounts included in allowance that are excluded from nonperforming loans (8)	$17,490	$18,317	$19,935	$22,110	$22,908	$23,661	$24,338	$26,199
Allowance as a percentage of total nonperforming loans and leases excluding the amounts included in the allowance that are excluded from nonperforming loans (8)	65%	63%	63%	60%	62%	62%	63%	61%
Net charge-offs	$4,054	$5,086	$5,665	$6,028	$6,783	$7,197	$9,557	$10,797
Annualized net charge-offs as a percentage of average loans and leases outstanding (7)	1.74%	2.17%	2.44%	2.61%	2.87%	3.07%	3.98%	4.44%
Nonperforming loans and leases as a percentage of total loans and leases outstanding (7)	2.74	2.87	2.96	3.19	3.27	3.47	3.48	3.46
Nonperforming loans, leases and foreclosed properties as a percentage of total loans, leases and foreclosed properties (7)	3.01	3.15	3.22	3.40	3.48	3.71	3.73	3.69
Ratio of the allowance for loan and lease losses at period end to annualized net charge-offs	2.10	1.74	1.64	1.63	1.56	1.53	1.18	1.07
Capital ratios (period end)
Risk-based capital:
Tier 1 common	9.86%	8.65%	8.23%	8.64%	8.60%	8.45%	8.01%	7.60%
Tier 1	12.40	11.48	11.00	11.32	11.24	11.16	10.67	10.23
Total	16.75	15.86	15.65	15.98	15.77	15.65	14.77	14.47
Tier 1 leverage	7.53	7.11	6.86	7.25	7.21	7.21	6.68	6.44
Tangible equity (4)	7.54	7.16	6.63	6.85	6.75	6.54	6.14	6.02
Tangible common equity (4)	6.64	6.25	5.87	6.10	5.99	5.74	5.35	5.22

(1)	Excludes merger and restructuring charges and goodwill impairment charges.

(2)
Due to a net loss applicable to common shareholders for the second quarter of 2011 and the fourth and third quarters of 2010, the impact of antidilutive equity instruments was excluded from diluted earnings (loss) per share and average diluted common shares.

(3)	Calculated as total net income for four consecutive quarters divided by average assets for the period.

(4)
Tangible equity ratios and tangible book value per share of common stock are non-GAAP financial measures. Other companies may define or calculate these measures differently. For additional information on these ratios and corresponding reconciliations to GAAP financial measures, see Supplemental Financial Data on page 15 and Table XVII.

(5)	For more information on the impact of the PCI loan portfolio on asset quality, see Consumer Portfolio Credit Risk Management on page 58 and Commercial Portfolio Credit Risk Management on page 71.

(6)	Includes the allowance for loan and lease losses and the reserve for unfunded lending commitments.

(7)
Balances and ratios do not include loans accounted for under the fair value option. For additional exclusions on nonperforming loans, leases and foreclosed properties, see Nonperforming Consumer Loans and Foreclosed Properties Activity on page 69 and corresponding Table 36, and Nonperforming Commercial Loans, Leases and Foreclosed Properties Activity on page 77 and corresponding Table 45.

(8)
Amounts included in allowance that are excluded from nonperforming loans primarily include amounts allocated to the U.S. credit card and unsecured consumer lending portfolios in CBB, PCI loans and the non-U.S. credit card portfolio in All Other.

n/m = not meaningful

116 Bank of America 2011

Table XIII Quarterly Average Balances and Interest Rates – FTE Basis

	Fourth Quarter 2011			Third Quarter 2011
(Dollars in millions)	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate
Earning assets
Time deposits placed and other short-term investments (1)	$27,688	$85	1.19%	$26,743	$87	1.31%
Federal funds sold and securities borrowed or purchased under agreements to resell	237,453	449	0.75	256,143	584	0.90
Trading account assets	161,848	1,354	3.33	180,438	1,543	3.40
Debt securities (2)	332,990	2,245	2.69	344,327	1,744	2.02
Loans and leases (3):
Residential mortgage (4)	266,144	2,596	3.90	268,494	2,856	4.25
Home equity	126,251	1,207	3.80	129,125	1,238	3.81
Discontinued real estate	14,073	128	3.65	15,923	134	3.36
U.S. credit card	102,241	2,603	10.10	103,671	2,650	10.14
Non-U.S. credit card	15,981	420	10.41	25,434	697	10.88
Direct/Indirect consumer (5)	90,861	863	3.77	90,280	915	4.02
Other consumer (6)	2,751	41	6.14	2,795	43	6.07
Total consumer	618,302	7,858	5.06	635,722	8,533	5.34
U.S. commercial	196,778	1,798	3.63	191,439	1,809	3.75
Commercial real estate (7)	40,673	343	3.34	42,931	360	3.33
Commercial lease financing	21,278	204	3.84	21,342	240	4.51
Non-U.S. commercial	55,867	395	2.80	50,598	349	2.73
Total commercial	314,596	2,740	3.46	306,310	2,758	3.58
Total loans and leases	932,898	10,598	4.52	942,032	11,291	4.77
Other earning assets	91,109	904	3.95	91,452	814	3.54
Total earning assets (8)	1,783,986	15,635	3.49	1,841,135	16,063	3.47
Cash and cash equivalents (1)	94,287	36		102,573	38
Other assets, less allowance for loan and lease losses	329,294			357,746
Total assets	$2,207,567			$2,301,454
Interest-bearing liabilities
U.S. interest-bearing deposits:
Savings	$39,609	$16	0.16%	$41,256	$21	0.19%
NOW and money market deposit accounts	454,249	192	0.17	473,391	248	0.21
Consumer CDs and IRAs	103,488	220	0.84	108,359	244	0.89
Negotiable CDs, public funds and other time deposits	22,413	34	0.60	18,547	5	0.12
Total U.S. interest-bearing deposits	619,759	462	0.30	641,553	518	0.32
Non-U.S. interest-bearing deposits:
Banks located in non-U.S. countries	20,454	29	0.55	21,037	34	0.65
Governments and official institutions	1,466	1	0.36	2,043	2	0.32
Time, savings and other	57,814	124	0.85	64,271	150	0.93
Total non-U.S. interest-bearing deposits	79,734	154	0.77	87,351	186	0.85
Total interest-bearing deposits	699,493	616	0.35	728,904	704	0.38
Federal funds purchased, securities loaned or sold under agreements to repurchase and other short-term borrowings	284,766	921	1.28	303,234	1,152	1.51
Trading account liabilities	70,999	411	2.29	87,841	547	2.47
Long-term debt	389,557	2,764	2.80	420,273	2,959	2.82
Total interest-bearing liabilities (8)	1,444,815	4,712	1.29	1,540,252	5,362	1.39
Noninterest-bearing sources:
Noninterest-bearing deposits	333,038			322,416
Other liabilities	201,479			216,376
Shareholders’ equity	228,235			222,410
Total liabilities and shareholders’ equity	$2,207,567			$2,301,454
Net interest spread			2.20%			2.08%
Impact of noninterest-bearing sources			0.24			0.23
Net interest income/yield on earning assets (1)		$10,923	2.44%		$10,701	2.31%

(1)
For this presentation, fees earned on overnight deposits placed with the Federal Reserve are included in the cash and cash equivalents line, consistent with the Corporation’s Consolidated Balance Sheet presentation of these deposits. Net interest income and net interest yield in the table are calculated excluding these fees.

(2)	Yields on AFS debt securities are calculated based on fair value rather than the cost basis. The use of fair value does not have a material impact on net interest yield.

(3)
Nonperforming loans are included in the respective average loan balances. Income on these nonperforming loans is recognized on a cash basis. PCI loans were recorded at fair value upon acquisition and accrete interest income over the remaining life of the loan.

(4)
Includes non-U.S. residential mortgage loans of $88 million, $91 million, $94 million and $92 million in the fourth, third, second and first quarters of 2011, and $96 million in the fourth quarter of 2010, respectively.

(5)
Includes non-U.S. consumer loans of $8.4 billion, $8.6 billion, $8.7 billion and $8.2 billion in the fourth, third, second and first quarters of 2011, and $7.9 billion in the fourth quarter of 2010, respectively.

(6)
Includes consumer finance loans of $1.7 billion, $1.8 billion, $1.8 billion and $1.9 billion in the fourth, third, second and first quarters of 2011, and $2.0 billion in the fourth quarter of 2010, respectively; other non-U.S. consumer loans of $959 million, $932 million, $840 million and $777 million in the fourth, third, second and first quarters of 2011, and $791 million in the fourth quarter of 2010, respectively; and consumer overdrafts of $107 million, $107 million, $79 million and $76 million in the fourth, third, second and first quarters of 2011, and $34 million in the fourth quarter of 2010, respectively.

(7)
Includes U.S. commercial real estate loans of $38.7 billion, $40.7 billion, $43.4 billion and $45.7 billion in the fourth, third, second and first quarters of 2011, and $49.0 billion in the fourth quarter of 2010, respectively; and non-U.S. commercial real estate loans of $1.9 billion, $2.2 billion, $2.3 billion and $2.7 billion in the fourth, third, second and first quarters of 2011, and $2.6 billion in the fourth quarter of 2010, respectively.

(8)
Interest income includes the impact of interest rate risk management contracts, which decreased interest income on the underlying assets by $427 million, $1.0 billion, $739 million and $388 million in the fourth, third, second and first quarters of 2011, and $29 million in the fourth quarter of 2010, respectively. Interest expense includes the impact of interest rate risk management contracts, which decreased interest expense on the underlying liabilities by $763 million, $631 million, $625 million and $621 million in the fourth, third, second and first quarters of 2011, and $672 million in the fourth quarter of 2010, respectively. For further information on interest rate contracts, see Interest Rate Risk Management for Nontrading Activities on page 93.

Bank of America 2011 117

Table XIII Quarterly Average Balances and Interest Rates – FTE Basis (continued)

	Second Quarter 2011			First Quarter 2011			Fourth Quarter 2010
(Dollars in millions)	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate
Earning assets
Time deposits placed and other short-term investments (1)	$27,298	$106	1.56%	$31,294	$88	1.14%	$28,141	$75	1.07%
Federal funds sold and securities borrowed or purchased under agreements to resell	259,069	597	0.92	227,379	517	0.92	243,589	486	0.79
Trading account assets	186,760	1,576	3.38	221,041	1,669	3.05	216,003	1,710	3.15
Debt securities (2)	335,269	2,696	3.22	335,847	2,917	3.49	341,867	3,065	3.58
Loans and leases (3):
Residential mortgage (4)	265,420	2,763	4.16	262,049	2,881	4.40	254,051	2,857	4.50
Home equity	131,786	1,261	3.83	136,089	1,335	3.96	139,772	1,410	4.01
Discontinued real estate	15,997	129	3.22	12,899	110	3.42	13,297	118	3.57
U.S. credit card	106,164	2,718	10.27	109,941	2,837	10.47	112,673	3,040	10.70
Non-U.S. credit card	27,259	760	11.18	27,633	779	11.43	27,457	815	11.77
Direct/Indirect consumer (5)	89,403	945	4.24	90,097	993	4.47	91,549	1,088	4.72
Other consumer (6)	2,745	47	6.76	2,753	45	6.58	2,796	45	6.32
Total consumer	638,774	8,623	5.41	641,461	8,980	5.65	641,595	9,373	5.81
U.S. commercial	190,479	1,827	3.85	191,353	1,926	4.08	193,608	1,894	3.88
Commercial real estate (7)	45,762	382	3.35	48,359	437	3.66	51,617	432	3.32
Commercial lease financing	21,284	235	4.41	21,634	322	5.95	21,363	250	4.69
Non-U.S. commercial	42,214	339	3.22	36,159	299	3.35	32,431	289	3.53
Total commercial	299,739	2,783	3.72	297,505	2,984	4.06	299,019	2,865	3.81
Total loans and leases	938,513	11,406	4.87	938,966	11,964	5.14	940,614	12,238	5.18
Other earning assets	97,616	866	3.56	115,336	922	3.24	113,325	923	3.23
Total earning assets (8)	1,844,525	17,247	3.75	1,869,863	18,077	3.92	1,883,539	18,497	3.90
Cash and cash equivalents (1)	115,956	49		138,241	63		136,967	63
Other assets, less allowance for loan and lease losses	378,629			330,434			349,752
Total assets	$2,339,110			$2,338,538			$2,370,258
Interest-bearing liabilities
U.S. interest-bearing deposits:
Savings	$41,668	$31	0.30%	$38,905	$32	0.34%	$37,145	$35	0.36%
NOW and money market deposit accounts	478,690	304	0.25	475,954	316	0.27	464,531	333	0.28
Consumer CDs and IRAs	113,728	281	0.99	118,306	300	1.03	124,855	338	1.07
Negotiable CDs, public funds and other time deposits	13,842	42	1.22	13,995	39	1.11	16,334	47	1.16
Total U.S. interest-bearing deposits	647,928	658	0.41	647,160	687	0.43	642,865	753	0.46
Non-U.S. interest-bearing deposits:
Banks located in non-U.S. countries	19,234	37	0.77	21,534	38	0.72	16,827	38	0.91
Governments and official institutions	2,131	2	0.38	2,307	2	0.35	1,560	2	0.42
Time, savings and other	64,889	146	0.90	60,432	112	0.76	58,746	101	0.69
Total non-U.S. interest-bearing deposits	86,254	185	0.86	84,273	152	0.73	77,133	141	0.73
Total interest-bearing deposits	734,182	843	0.46	731,433	839	0.46	719,998	894	0.49
Federal funds purchased, securities loaned or sold under agreements to repurchase and other short-term borrowings	338,692	1,342	1.59	371,573	1,184	1.29	369,738	1,142	1.23
Trading account liabilities	96,108	627	2.62	83,914	627	3.03	81,313	561	2.74
Long-term debt	435,144	2,991	2.75	440,511	3,093	2.84	465,875	3,254	2.78
Total interest-bearing liabilities (8)	1,604,126	5,803	1.45	1,627,431	5,743	1.43	1,636,924	5,851	1.42
Noninterest-bearing sources:
Noninterest-bearing deposits	301,762			291,707			287,740
Other liabilities	198,155			188,631			210,069
Shareholders’ equity	235,067			230,769			235,525
Total liabilities and shareholders’ equity	$2,339,110			$2,338,538			$2,370,258
Net interest spread			2.30%			2.49%			2.48%
Impact of noninterest-bearing sources			0.19			0.17			0.18
Net interest income/yield on earning assets (1)		$11,444	2.49%		$12,334	2.66%		$12,646	2.66%
For footnotes see page 117.

118 Bank of America 2011

Table XIV Quarterly Supplemental Financial Data (1)

	2011 Quarters				2010 Quarters
(Dollars in millions, except per share information)	Fourth	Third	Second	First	Fourth	Third	Second	First
Fully taxable-equivalent basis data
Net interest income	$10,959	$10,739	$11,493	$12,397	$12,709	$12,717	$13,197	$14,070
Total revenue, net of interest expense	25,146	28,702	13,483	27,095	22,668	26,982	29,450	32,290
Net interest yield (2)	2.45%	2.32%	2.50%	2.67%	2.69%	2.72%	2.77%	2.93%
Efficiency ratio	77.64	61.37	n/m	74.86	92.04	100.87	58.58	55.05
Performance ratios, excluding goodwill impairment charges (3)
Per common share information
Earnings (loss)	$0.21		$(0.65)		$0.04	$0.27
Diluted earnings (loss)	0.20		(0.65)		0.04	0.27
Efficiency ratio	75.33%		n/m		83.22%	62.33%
Return on average assets	0.46		n/m		0.13	0.52
Four quarter trailing return on average assets (4)	0.20		n/m		0.42	0.38
Return on average common shareholders’ equity	4.10		n/m		0.79	5.06
Return on average tangible common shareholders’ equity	6.46		n/m		1.27	8.67
Return on average tangible shareholders’ equity	6.72		n/m		1.96	8.54

(1)
Supplemental financial data on a FTE basis and performance measures and ratios excluding the impact of goodwill impairment charges are non-GAAP financial measures. Other companies may define or calculate these measures differently. For additional information on these performance measures and ratios, see Supplemental Financial Data on page 15 and for corresponding reconciliations to GAAP financial measures, see Table XVII.

(2)
Calculation includes fees earned on overnight deposits placed with the Federal Reserve of $36 million, $38 million, $49 million and $63 million for the fourth, third, second and first quarters of 2011, and $63 million, $107 million, $106 million and $92 million for the fourth, third, second and first quarters of 2010, respectively.

(3)
Performance ratios are calculated excluding the impact of the goodwill impairment charges of $581 million and $2.6 billion recorded during the fourth and second quarters of 2011 and $2.0 billion and $10.4 billion recorded during the fourth and third quarters of 2010, respectively.

(4)	Calculated as total net income for four consecutive quarters divided by average assets for the period.
n/m = not meaningful

Bank of America 2011 119

Table XV Five Year Reconciliations to GAAP Financial Measures (1)

(Dollars in millions, except per share information)	2011	2010	2009	2008	2007
Reconciliation of net interest income to net interest income on a fully taxable-equivalent basis
Net interest income	$44,616	$51,523	$47,109	$45,360	$34,441
Fully taxable-equivalent adjustment	972	1,170	1,301	1,194	1,749
Net interest income on a fully taxable-equivalent basis	$45,588	$52,693	$48,410	$46,554	$36,190
Reconciliation of total revenue, net of interest expense to total revenue, net of interest expense on a fully taxable-equivalent basis
Total revenue, net of interest expense	$93,454	$110,220	$119,643	$72,782	$66,833
Fully taxable-equivalent adjustment	972	1,170	1,301	1,194	1,749
Total revenue, net of interest expense on a fully taxable-equivalent basis	$94,426	$111,390	$120,944	$73,976	$68,582
Reconciliation of total noninterest expense to total noninterest expense, excluding goodwill impairment charges
Total noninterest expense	$80,274	$83,108	$66,713	$41,529	$37,524
Goodwill impairment charges	(3,184)	(12,400)	—	—	—
Total noninterest expense, excluding goodwill impairment charges	$77,090	$70,708	$66,713	$41,529	$37,524
Reconciliation of income tax expense (benefit) to income tax expense (benefit) on a fully taxable-equivalent basis
Income tax expense (benefit)	$(1,676)	$915	$(1,916)	$420	$5,942
Fully taxable-equivalent adjustment	972	1,170	1,301	1,194	1,749
Income tax expense (benefit) on a fully taxable-equivalent basis	$(704)	$2,085	$(615)	$1,614	$7,691
Reconciliation of net income (loss) to net income, excluding goodwill impairment charges
Net income (loss)	$1,446	$(2,238)	$6,276	$4,008	$14,982
Goodwill impairment charges	3,184	12,400	—	—	—
Net income, excluding goodwill impairment charges	$4,630	$10,162	$6,276	$4,008	$14,982
Reconciliation of net income (loss) applicable to common shareholders to net income (loss) applicable to common shareholders, excluding goodwill impairment charges
Net income (loss) applicable to common shareholders	$85	$(3,595)	$(2,204)	$2,556	$14,800
Goodwill impairment charges	3,184	12,400	—	—	—
Net income (loss) applicable to common shareholders, excluding goodwill impairment charges	$3,269	$8,805	$(2,204)	$2,556	$14,800
Reconciliation of average common shareholders’ equity to average tangible common shareholders’ equity
Common shareholders’ equity	$211,709	$212,686	$182,288	$141,638	$133,555
Common Equivalent Securities	—	2,900	1,213	—	—
Goodwill	(72,334)	(82,600)	(86,034)	(79,827)	(69,333)
Intangible assets (excluding MSRs)	(9,180)	(10,985)	(12,220)	(9,502)	(9,566)
Related deferred tax liabilities	2,898	3,306	3,831	1,782	1,845
Tangible common shareholders’ equity	$133,093	$125,307	$89,078	$54,091	$56,501
Reconciliation of average shareholders’ equity to average tangible shareholders’ equity
Shareholders’ equity	$229,095	$233,235	$244,645	$164,831	$136,662
Goodwill	(72,334)	(82,600)	(86,034)	(79,827)	(69,333)
Intangible assets (excluding MSRs)	(9,180)	(10,985)	(12,220)	(9,502)	(9,566)
Related deferred tax liabilities	2,898	3,306	3,831	1,782	1,845
Tangible shareholders’ equity	$150,479	$142,956	$150,222	$77,284	$59,608
Reconciliation of year-end common shareholders’ equity to year-end tangible common shareholders’ equity
Common shareholders’ equity	$211,704	$211,686	$194,236	$139,351	$142,394
Common Equivalent Securities	—	—	19,244	—	—
Goodwill	(69,967)	(73,861)	(86,314)	(81,934)	(77,530)
Intangible assets (excluding MSRs)	(8,021)	(9,923)	(12,026)	(8,535)	(10,296)
Related deferred tax liabilities	2,702	3,036	3,498	1,854	1,855
Tangible common shareholders’ equity	$136,418	$130,938	$118,638	$50,736	$56,423
Reconciliation of year-end shareholders’ equity to year-end tangible shareholders’ equity
Shareholders’ equity	$230,101	$228,248	$231,444	$177,052	$146,803
Goodwill	(69,967)	(73,861)	(86,314)	(81,934)	(77,530)
Intangible assets (excluding MSRs)	(8,021)	(9,923)	(12,026)	(8,535)	(10,296)
Related deferred tax liabilities	2,702	3,036	3,498	1,854	1,855
Tangible shareholders’ equity	$154,815	$147,500	$136,602	$88,437	$60,832
Reconciliation of year-end assets to year-end tangible assets
Assets	$2,129,046	$2,264,909	$2,230,232	$1,817,943	$1,715,746
Goodwill	(69,967)	(73,861)	(86,314)	(81,934)	(77,530)
Intangible assets (excluding MSRs)	(8,021)	(9,923)	(12,026)	(8,535)	(10,296)
Related deferred tax liabilities	2,702	3,036	3,498	1,854	1,855
Tangible assets	$2,053,760	$2,184,161	$2,135,390	$1,729,328	$1,629,775
Reconciliation of year-end common shares outstanding to year-end tangible common shares outstanding
Common shares outstanding	10,535,938	10,085,155	8,650,244	5,017,436	4,437,885
Assumed conversion of common equivalent shares (2)	—	—	1,286,000	—	—
Tangible common shares outstanding	10,535,938	10,085,155	9,936,244	5,017,436	4,437,885

(1)
Presents reconciliations of non-GAAP financial measures to GAAP financial measures. We believe the use of these non-GAAP financial measures provides additional clarity in assessing the results of the Corporation. Other companies may define or calculate non-GAAP financial measures differently. For more information on non-GAAP financial measures and ratios we use in assessing the results of the Corporation, see Supplemental Financial Data on page 15.

(2)	On February 24, 2010, the common equivalent shares converted into common shares.

120 Bank of America 2011

Table XVI Two Year Reconciliations to GAAP Financial Measures (1)

(Dollars in millions)	2011	2010
Consumer & Business Banking
Reported net income (loss)	$7,452	$(5,134)
Adjustment related to intangibles (2)	20	81
Goodwill impairment charge	—	10,400
Adjusted net income	$7,472	$5,347

Average allocated equity	$52,908	$64,578
Adjustment related to goodwill and a percentage of intangibles	(30,635)	(37,718)
Average economic capital	$22,273	$26,860

Consumer Real Estate Services
Reported net loss	$(19,473)	$(8,897)
Adjustment related to intangibles (2)	—	3
Goodwill impairment charges	2,603	2,000
Adjusted net loss	$(16,870)	$(6,894)

Average allocated equity	$16,202	$26,016
Adjustment related to goodwill and a percentage of intangibles (excluding MSRs)	(1,350)	(4,802)
Average economic capital	$14,852	$21,214

Global Banking
Reported net income	$6,047	$4,891
Adjustment related to intangibles (2)	6	10
Adjusted net income	$6,053	$4,901

Average allocated equity	$47,384	$53,056
Adjustment related to goodwill and a percentage of intangibles	(24,623)	(24,992)
Average economic capital	$22,761	$28,064

Global Markets
Reported net income	$985	$4,246
Adjustment related to intangibles (2)	12	13
Adjusted net income	$997	$4,259

Average allocated equity	$22,670	$32,630
Adjustment related to goodwill and a percentage of intangibles	(4,625)	(3,698)
Average economic capital	$18,045	$28,932

Global Wealth & Investment Management
Reported net income	$1,672	$1,353
Adjustment related to intangibles (2)	30	86
Adjusted net income	$1,702	$1,439

Average allocated equity	$17,790	$18,070
Adjustment related to goodwill and a percentage of intangibles	(10,696)	(10,778)
Average economic capital	$7,094	$7,292

(1)
Presents reconciliations of non-GAAP financial measures to GAAP financial measures. We believe the use of these non-GAAP financial measures provides additional clarity in assessing the results of the Corporation. Other companies may define or calculate non-GAAP financial measures differently. For more information on non-GAAP financial measures and ratios we use in assessing the results of the Corporation, see Supplemental Financial Data on page 15.

(2)	Represents cost of funds, earnings credit and certain expenses related to intangibles.

Bank of America 2011 121

Table XVI Two Year Reconciliations to GAAP Financial Measures (continued) (1)

(Dollars in millions)	2011	2010
Consumer & Business Banking
Deposits
Reported net income	$1,227	$1,391
Adjustment related to intangibles (2)	3	11
Adjusted net income	$1,230	$1,402

Average allocated equity	$23,735	$24,222
Adjustment related to goodwill and a percentage of intangibles	(17,949)	(17,975)
Average economic capital	$5,786	$6,247

Card Services
Reported net income (loss)	$5,811	$(6,962)
Adjustment related to intangibles (2)	17	70
Goodwill impairment charges	—	10,400
Adjusted net income	$5,828	$3,508

Average allocated equity	$21,127	$32,416
Adjustment related to goodwill and a percentage of intangibles	(10,589)	(17,644)
Average economic capital	$10,538	$14,772

Business Banking
Reported net income	$414	$437
Adjustment related to intangibles (2)	—	—
Adjusted net income	$414	$437

Average allocated equity	$8,046	$7,940
Adjustment related to goodwill and a percentage of intangibles	(2,097)	(2,099)
Average economic capital	$5,949	$5,841
For footnotes see page 121.

122 Bank of America 2011

Table XVII Quarterly Reconciliations to GAAP Financial Measures (1)

	2011 Quarters				2010 Quarters
(Dollars in millions, except per share information)	Fourth	Third	Second	First	Fourth	Third	Second	First
Reconciliation of net interest income to net interest income on a fully taxable-equivalent basis
Net interest income	$10,701	$10,490	$11,246	$12,179	$12,439	$12,435	$12,900	$13,749
Fully taxable-equivalent adjustment	258	249	247	218	270	282	297	321
Net interest income on a fully taxable-equivalent basis	$10,959	$10,739	$11,493	$12,397	$12,709	$12,717	$13,197	$14,070
Reconciliation of total revenue, net of interest expense to total revenue, net of interest expense on a fully taxable-equivalent basis
Total revenue, net of interest expense	$24,888	$28,453	$13,236	$26,877	$22,398	$26,700	$29,153	$31,969
Fully taxable-equivalent adjustment	258	249	247	218	270	282	297	321
Total revenue, net of interest expense on a fully taxable-equivalent basis	$25,146	$28,702	$13,483	$27,095	$22,668	$26,982	$29,450	$32,290
Reconciliation of total noninterest expense to total noninterest expense, excluding goodwill impairment charges
Total noninterest expense	$19,522	$17,613	$22,856	$20,283	$20,864	$27,216	$17,253	$17,775
Goodwill impairment charges	(581)	—	(2,603)	—	(2,000)	(10,400)	—	—
Total noninterest expense, excluding goodwill impairment charges	$18,941	$17,613	$20,253	$20,283	$18,864	$16,816	$17,253	$17,775
Reconciliation of income tax expense (benefit) to income tax expense (benefit) on a fully taxable-equivalent basis
Income tax expense (benefit)	$441	$1,201	$(4,049)	$731	$(2,351)	$1,387	$672	$1,207
Fully taxable-equivalent adjustment	258	249	247	218	270	282	297	321
Income tax expense (benefit) on a fully taxable-equivalent basis	$699	$1,450	$(3,802)	$949	$(2,081)	$1,669	$969	$1,528
Reconciliation of net income (loss) to net income (loss), excluding goodwill impairment charges
Net income (loss)	$1,991	$6,232	$(8,826)	$2,049	$(1,244)	$(7,299)	$3,123	$3,182
Goodwill impairment charges	581	—	2,603	—	2,000	10,400	—	—
Net income (loss), excluding goodwill impairment charges	$2,572	$6,232	$(6,223)	$2,049	$756	$3,101	$3,123	$3,182
Reconciliation of net income (loss) applicable to common shareholders to net income (loss) applicable to common shareholders, excluding goodwill impairment charges
Net income (loss) applicable to common shareholders	$1,584	$5,889	$(9,127)	$1,739	$(1,565)	$(7,647)	$2,783	$2,834
Goodwill impairment charges	581	—	2,603	—	2,000	10,400	—	—
Net income (loss) applicable to common shareholders, excluding goodwill impairment charges	$2,165	$5,889	$(6,524)	$1,739	$435	$2,753	$2,783	$2,834
Reconciliation of average common shareholders’ equity to average tangible common shareholders’ equity
Common shareholders’ equity	$209,324	$204,928	$218,505	$214,206	$218,728	$215,911	$215,468	$200,380
Common Equivalent Securities	—	—	—	—	—	—	—	11,760
Goodwill	(70,647)	(71,070)	(73,748)	(73,922)	(75,584)	(82,484)	(86,099)	(86,334)
Intangible assets (excluding MSRs)	(8,566)	(9,005)	(9,394)	(9,769)	(10,211)	(10,629)	(11,216)	(11,906)
Related deferred tax liabilities	2,775	2,852	2,932	3,035	3,121	3,214	3,395	3,497
Tangible common shareholders’ equity	$132,886	$127,705	$138,295	$133,550	$136,054	$126,012	$121,548	$117,397

(1)
Presents reconciliations of non-GAAP financial measures to GAAP financial measures. We believe the use of these non-GAAP financial measures provides additional clarity in assessing the results of the Corporation. Other companies may define or calculate non-GAAP financial measures differently. For more information on non-GAAP financial measures and ratios we use in assessing the results of the Corporation, see Supplemental Financial Data on page 15.

Bank of America 2011 123

Table XVII Quarterly Reconciliations to GAAP Financial Measures (1) (continued)

	2011 Quarters				2010 Quarters
(Dollars in millions, except per share information)	Fourth	Third	Second	First	Fourth	Third	Second	First
Reconciliation of average shareholders’ equity to average tangible shareholders’ equity
Shareholders’ equity	$228,235	$222,410	$235,067	$230,769	$235,525	$233,978	$233,461	$229,891
Goodwill	(70,647)	(71,070)	(73,748)	(73,922)	(75,584)	(82,484)	(86,099)	(86,334)
Intangible assets (excluding MSRs)	(8,566)	(9,005)	(9,394)	(9,769)	(10,211)	(10,629)	(11,216)	(11,906)
Related deferred tax liabilities	2,775	2,852	2,932	3,035	3,121	3,214	3,395	3,497
Tangible shareholders’ equity	$151,797	$145,187	$154,857	$150,113	$152,851	$144,079	$139,541	$135,148
Reconciliation of period-end common shareholders’ equity to period-end tangible common shareholders’ equity
Common shareholders’ equity	$211,704	$210,772	$205,614	$214,314	$211,686	$212,391	$215,181	$211,859
Goodwill	(69,967)	(70,832)	(71,074)	(73,869)	(73,861)	(75,602)	(85,801)	(86,305)
Intangible assets (excluding MSRs)	(8,021)	(8,764)	(9,176)	(9,560)	(9,923)	(10,402)	(10,796)	(11,548)
Related deferred tax liabilities	2,702	2,777	2,853	2,933	3,036	3,123	3,215	3,396
Tangible common shareholders’ equity	$136,418	$133,953	$128,217	$133,818	$130,938	$129,510	$121,799	$117,402
Reconciliation of period-end shareholders’ equity to period-end tangible shareholders’ equity
Shareholders’ equity	$230,101	$230,252	$222,176	$230,876	$228,248	$230,495	$233,174	$229,823
Goodwill	(69,967)	(70,832)	(71,074)	(73,869)	(73,861)	(75,602)	(85,801)	(86,305)
Intangible assets (excluding MSRs)	(8,021)	(8,764)	(9,176)	(9,560)	(9,923)	(10,402)	(10,796)	(11,548)
Related deferred tax liabilities	2,702	2,777	2,853	2,933	3,036	3,123	3,215	3,396
Tangible shareholders’ equity	$154,815	$153,433	$144,779	$150,380	$147,500	$147,614	$139,792	$135,366
Reconciliation of period-end assets to period-end tangible assets
Assets	$2,129,046	$2,219,628	$2,261,319	$2,274,532	$2,264,909	$2,339,660	$2,368,384	$2,344,634
Goodwill	(69,967)	(70,832)	(71,074)	(73,869)	(73,861)	(75,602)	(85,801)	(86,305)
Intangible assets (excluding MSRs)	(8,021)	(8,764)	(9,176)	(9,560)	(9,923)	(10,402)	(10,796)	(11,548)
Related deferred tax liabilities	2,702	2,777	2,853	2,933	3,036	3,123	3,215	3,396
Tangible assets	$2,053,760	$2,142,809	$2,183,922	$2,194,036	$2,184,161	$2,256,779	$2,275,002	$2,250,177
For footnotes see page 123.

124 Bank of America 2011

Glossary
Alt-A Mortgage – A type of U.S. mortgage that, for various reasons, is considered riskier than A-paper, or “prime,” and less risky than “subprime,” the riskiest category. Alt-A interest rates, which are determined by credit risk, therefore tend to be between those of prime and subprime home loans. Typically, Alt-A mortgages are characterized by borrowers with less than full documentation, lower credit scores and higher LTVs.
Assets in Custody – Consist largely of custodial and non-discretionary trust assets excluding brokerage assets administered for clients. Trust assets encompass a broad range of asset types including real estate, private company ownership interest, personal property and investments.
Assets Under Management (AUM) – The total market value of assets under the investment advisory and discretion of GWIM which generate asset management fees based on a percentage of the assets’ market values. AUM reflects assets that are generally managed for institutional, high net-worth and retail clients, and are distributed through various investment products including mutual funds, other commingled vehicles and separate accounts.
Carrying Value (with respect to loans) – The amount at which a loan is recorded on the balance sheet. For loans recorded at amortized cost, carrying value is the unpaid principal balance net of unamortized deferred loan origination fees and costs, and unamortized purchase premium or discount. For loans that are or have been on nonaccrual status, the carrying value is also reduced by any net charge-offs that have been recorded and the amount of interest payments applied as a reduction of principal under the cost recovery method. For PCI loans, the carrying value equals fair value upon acquisition adjusted for subsequent cash collections and yield accreted to date. For credit card loans, the carrying value also includes interest that has been billed to the customer. For loans classified as held-for-sale, carrying value is the lower of carrying value as described in the sentences above, or fair value. For loans for which we have elected the fair value option, the carrying value is fair value.
Client Brokerage Assets – Include client assets which are held in brokerage accounts. This includes non-discretionary brokerage and fee-based assets which generate brokerage income and asset management fee revenue.
Committed Credit Exposure – Includes any funded portion of a facility plus the unfunded portion of a facility on which the lender is legally bound to advance funds during a specified period under prescribed conditions.
Core Net Interest Income – Net interest income on a FTE basis excluding the impact of market-based activities.
Credit Card Accountability Responsibility and Disclosure Act of 2009 (CARD Act) – Legislation signed into law on May 22, 2009 that changes credit card industry practices including significantly restricting credit card issuers’ ability to change interest rates and assess fees to reflect individual consumer risk, changes the way payments are applied and changes consumer credit card disclosures. The majority of the provisions became effective on February 22, 2010, while certain provisions became effective in the third quarter of 2010.
Credit Derivatives – Contractual agreements that provide protection against a credit event on one or more referenced obligations. The nature of a credit event is established by the protection purchaser and protection seller at the inception of the transaction, and such events generally include bankruptcy or insolvency of the referenced credit entity, failure to meet payment obligations when due, as well as acceleration of indebtedness and payment repudiation or moratorium. The purchaser of the credit derivative pays a periodic fee in return for a payment by the protection seller upon the occurrence, if any, of such a credit event. A credit default swap is a type of a credit derivative.
Interest Rate Lock Commitment (IRLC) – Commitment with a loan applicant in which the loan terms, including interest rate and price, are guaranteed for a designated period of time subject to credit approval.
Letter of Credit – A document issued on behalf of a customer to a third party promising to pay the third party upon presentation of specified documents. A letter of credit effectively substitutes the issuer’s credit for that of the customer.
Loan-to-value (LTV) – A commonly used credit quality metric that is reported in terms of ending and average LTV. Ending LTV is calculated as the outstanding carrying value of the loan at the end of the period divided by the estimated value of the property securing the loan. Estimated property values are primarily determined by utilizing the Case-Schiller Home Index, a widely used index based on data from repeat sales of single family homes. Case-Schiller indices are updated quarterly and are reported on a three-month or one-quarter lag. An additional metric related to LTV is combined loan-to-value (CLTV) which is similar to the LTV metric, yet combines the outstanding balance on the residential mortgage loan and the outstanding carrying value on the home equity loan or available line of credit, both of which are secured by the same property, divided by the estimated value of the property. A LTV of 100 percent reflects a loan that is currently secured by a property valued at an amount exactly equal to the carrying value or available line of the loan. Under certain circumstances, estimated values can also be determined by utilizing an automated valuation method (AVM) or Mortgage Risk Assessment Corporation (MRAC) index. An AVM is a tool that estimates the value of a property by reference to large volumes of market data including sales of comparable properties and price trends specific to the MSA in which the property being valued is located. The MRAC index is similar to the Case-Schiller Home Index in that it is an index that is based on data from repeat sales of single family homes and is reported on a lag.
Mortgage Servicing Right (MSR) – The right to service a mortgage loan when the underlying loan is sold or securitized. Servicing includes collections for principal, interest and escrow payments from borrowers and accounting for and remitting principal and interest payments to investors.

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Net Interest Yield – Net interest income divided by average total interest-earning assets.
Nonperforming Loans and Leases – Includes loans and leases that have been placed on nonaccrual status, including nonaccruing loans whose contractual terms have been restructured in a manner that grants a concession to a borrower experiencing financial difficulties (TDRs). Loans accounted for under the fair value option, PCI loans and LHFS are not reported as nonperforming loans and leases. Consumer credit card loans, business card loans, consumer loans not secured by real estate, and consumer loans secured by real estate, which include loans insured by the FHA and individually insured long-term credit protection agreements with FNMA and FHLMC (fully-insured loan portfolio), are not placed on nonaccrual status and are, therefore, not reported as nonperforming loans and leases.
Purchased Credit-impaired (PCI) Loan – A loan purchased as an individual loan, in a portfolio of loans or in a business combination with evidence of deterioration in credit quality since origination for which it is probable, upon acquisition, that the investor will be unable to collect all contractually required payments. These loans are recorded at fair value upon acquisition.
Subprime Loans – Although a standard industry definition for subprime loans (including subprime mortgage loans) does not exist, the Corporation defines subprime loans as specific product offerings for higher risk borrowers, including individuals with one or a combination of high credit risk factors, such as low FICO scores, high debt to income ratios and inferior payment history.
Super Senior CDO Exposure – Represents the most senior class of commercial paper or notes that are issued by CDO vehicles. These financial instruments benefit from the subordination of all other securities, including AAA-rated securities, issued by CDO vehicles.

Tier 1 Common Capital – Tier 1 capital including any CES, less preferred stock, qualifying trust preferred securities, hybrid securities and qualifying noncontrolling interest in subsidiaries.
Troubled Debt Restructurings (TDRs) – Loans whose contractual terms have been restructured in a manner that grants a concession to a borrower experiencing financial difficulties. Certain consumer loans for which a binding offer to restructure has been extended are also classified as TDRs. Concessions could include a reduction in the interest rate to a rate that is below market on the loan, payment extensions, forgiveness of principal, forbearance or other actions intended to maximize collection. TDRs are generally reported as nonperforming loans and leases while on nonaccrual status. Nonperforming TDRs may be returned to accrual status when, among other criteria, payment in full of all amounts due under the restructured terms is expected and the borrower has demonstrated a sustained period of repayment performance, typically six months. TDRs that are on accrual status are reported as performing TDRs through the end of the calendar year in which the restructuring occurred or the year in which they are returned to accrual status. In addition, if accruing TDRs bear less than a market rate of interest at the time of modification, they are reported as performing TDRs throughout their remaining lives unless and until they cease to perform in accordance with their modified contractual terms, at which time they would be placed on nonaccrual status and reported as nonperforming TDRs.
Value-at-Risk (VaR) – VaR represents the worst loss a portfolio is expected to experience based on historical trends with a given level of confidence, and depends on the volatility of the positions in the portfolio and on how strongly their risks are correlated. A VaR model is an effective tool in estimating ranges of potential gains and losses on our trading portfolios and is a key statistic used to measure and manage market risk.

126 Bank of America 2011

Acronyms

ABS	Asset-backed securities
AFS	Available-for-sale
ALM	Asset and liability management
ALMRC	Asset Liability Market Risk Committee
ARM	Adjustable-rate mortgage
CDO	Collateralized debt obligation
CES	Common Equivalent Securities
CMBS	Commercial mortgage-backed securities
CRA	Community Reinvestment Act
CRC	Credit Risk Committee
DVA	Debit valuation adjustment
EAD	Exposure at default
EMEA	Europe, Middle East and Africa
EU	European Union
FDIC	Federal Deposit Insurance Corporation
FFIEC	Federal Financial Institutions Examination Council
FHA	Federal Housing Administration
FHLMC	Freddie Mac
FICC	Fixed income, currencies and commodities
FICO	Fair Isaac Corporation (credit score)
FNMA	Fannie Mae
FTE	Fully taxable-equivalent
GAAP	Accounting principles generally accepted in the United States of America
GNMA	Government National Mortgage Association
GRC	Global Markets Risk Committee
GSE	Government-sponsored enterprise
HFI	Held-for-investment
HPI	Home Price Index
HUD	U.S. Department of Housing and Urban Development
IPO	Initial public offering
LCR	Liquidity Coverage Ratio
LGD	Loss given default
LHFS	Loans held-for-sale
LIBOR	London InterBank Offered Rate
MBS	Mortgage-backed securities
MD&A	Management’s Discussion and Analysis of Financial Condition and Results of Operations
MI	Mortgage insurance
MSA	Metropolitan statistical area
NSFR	Net Stable Funding Ratio
OCC	Office of the Comptroller of the Currency
OCI	Other comprehensive income
ORC	Operational Risk Committee
OTC	Over-the-counter
OTTI	Other-than-temporary impairment
RMBS	Residential mortgage-backed securities
ROTE	Return on average tangible shareholders’ equity
SBLCs	Standby letters of credit
SEC	Securities and Exchange Commission
TLGP	Temporary Liquidity Guarantee Program
VA	U.S. Department of Veterans Affairs

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